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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NEW WINDSOR BANCORP, INC.

As filed with the Securities and Exchange Commission on March 6, 2017

Registration No. 333-215914

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO THE

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACNB Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	23-2233457 I.R.S. Employer Identification No.)

16 Lincoln Square
Gettysburg, Pennsylvania 17325
(717) 334-3161
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Thomas A. Ritter
President and Chief Executive Officer
ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325
(717) 334-3161
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:
Erik Gerhard, Esquire Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043 (717) 731-1700	Tom N. Rasmussen President and Chief Executive Officer New Windsor Bancorp, Inc. 222 E. Baltimore Street Taneytown, MD 21787 (410) 756-1580	Noel M. Gruber, Esquire BuckleySandler LLP 1250 24th Street, Suite 700 Washington, DC 20037 (202) 349-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger of New Windsor Bancorp, Inc. with and into ACNB Corporation

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

          Exchange Act Rule 13e-4(i) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $2.50 par value per share	950,000	N/A	$26,846,673	$3,112

(1)
Represents the estimated maximum number of shares of common stock issuable by ACNB Corporation upon the consummation of the merger with New Windsor Bancorp, Inc. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(f) and 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the product of (A) the average of the bid and asked prices of New Windsor Bancorp, Inc. common stock on February 2, 2017 ($31.00) as reported on the OTC Pink market and (B) 1,013,082, the estimated maximum number of shares of New Windsor Bancorp, Inc. common stock to be received by ACNB Corporation in the merger, less $4,558,869 (the amount of cash expected to be paid by ACNB Corporation in the merger).

(3)
Previously paid.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. ACNB may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

Subject to completion, dated March 6, 2017

Merger Proposal—Your Vote Is Very Important

To the Stockholders of New Windsor Bancorp, Inc.:

         The board of directors of New Windsor Bancorp, Inc. ("New Windsor") invites you to attend a special meeting of stockholders to be held on [    •    ], 2017, at [    •    ]  .m. at [    •    ],[    •    ] , MD 21787. At the special meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, as amended (the "reorganization agreement") under which New Windsor will merge into a wholly-owned subsidiary of ACNB Corporation ("ACNB"), with the ACNB subsidiary being the surviving entity. This is referred to in this proxy statement/prospectus as the "merger." Concurrently with, and pursuant to, the reorganization agreement, New Windsor State Bank, the wholly owned subsidiary of New Windsor, and ACNB Bank, the wholly owned subsidiary of ACNB, entered into a bank plan of merger pursuant to which New Windsor State Bank will merge with and into ACNB Bank, with ACNB Bank as the surviving entity. This is referred to in this proxy statement/prospectus as the "bank merger."

         If the merger is completed, each share of New Windsor common stock will be converted into the right to receive either 1.10 shares of ACNB common stock or $30.00 in cash. The stock exchange ratio will also be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, common stock reclassification, or other similar event regarding ACNB common stock before completion of the merger. New Windsor stockholders also will receive cash instead of any fractional shares they would have otherwise received in the merger.

         As of November 21, 2016, the last trading day before public announcement of the merger, the total merger consideration was valued at approximately $33.3 million, and as of March     , 2017, the total merger consideration was valued at approximately $        .

         You will be able to elect to receive ACNB common stock, cash, or a combination of ACNB common stock and cash for your shares of New Windsor common stock. Regardless of your choice, however, elections will be limited by the requirement that 85% of the total shares of New Windsor common stock be exchanged for ACNB common stock and 15% be exchanged for cash. Therefore, all allocations of New Windsor common stock and cash that you receive will depend on the elections of other New Windsor stockholders. The federal income tax consequences of the merger to you will depend on whether you receive stock, cash or a combination of stock and cash in exchange for your shares of New Windsor common stock. If you do not elect whether to receive stock and/or cash, you will lose the right to elect and will receive the consideration as set forth on page 71. ACNB estimates that it will issue approximately 950,000 shares of ACNB common stock, $2.50 par value per share, in the merger.

         ACNB common stock is quoted on The NASDAQ Capital Market under the symbol "ACNB." On [    •    ], 2017, the closing price of ACNB common stock was $[    •    ]. The price of ACNB common stock will fluctuate between now and the closing of the merger. New Windsor is quoted on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol "NWID." On [    •    ], 2017, the closing price of New Windsor common stock was $[    •    ]. The price of New Windsor common stock will fluctuate between now and the closing of the merger. Based on the closing price of ACNB common stock on November 21, 2016, the last trading day before public announcement of the merger, of $30.60, the 1.10 exchange ratio represented approximately $33.66 in value for each share of New Windsor common stock. Based on ACNB's closing price on March     , 2017, of $            , the 1.10 exchange ratio represented approximately $            in value for each share of New Windsor common stock. You are urged to obtain current market quotations for both ACNB and New Windsor common stock.

         New Windsor stockholders have the right under Maryland law to dissent from the merger and to demand and receive a cash payment of a statutorily determined "fair value" of their New Windsor common stock in the event that the merger is consummated. The statutorily determined "fair value" could be more or less than the value of the merger consideration. For more information regarding appraisal rights, refer to "Q: Am I entitled to appraisal rights?" on page 3 and "Proposal 1: The Merger—Appraisal Rights" beginning on page 44.

         After careful consideration, the board of directors of New Windsor has unanimously determined that the merger is in the best interests of stockholders and recommends that New Windsor stockholders vote "FOR" the proposal to approve and adopt the reorganization agreement. The merger requires the receipt of bank regulatory approvals by ACNB and the approval of the reorganization agreement and merger by holders of at least two-thirds of the outstanding shares of New Windsor common stock entitled to vote at the special meeting of stockholders. The board of directors of New Windsor strongly supports this strategic combination between ACNB and New Windsor and appreciates your prompt attention to this very important matter.

         All stockholders of New Windsor are invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to ensure your shares are voted by submitting a proxy, either by following the instructions for internet or telephone submission or by mailing the enclosed proxy card.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

         The shares of ACNB common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

         Investing in ACNB common stock involves risks that are described in "Risk Factors" beginning on page 24.

         This proxy statement/prospectus is dated [    •    ], 2017 and is first being mailed to stockholders of New Windsor on or about [    •    ], 2017.

HOW TO OBTAIN MORE INFORMATION

        This document incorporates by reference important business and financial information about ACNB that is not included in or delivered with this document. You can obtain free copies of this information through the SEC website at http://www.sec.gov or by writing or calling:

    ACNB Corporation
    16 Lincoln Square
    P.O. Box 3129
    Gettysburg, PA 17325
    Telephone Number (717) 334-3161
    Attention: Lynda L. Glass, Executive Vice President/Secretary & Chief Governance Officer

        In order to obtain timely delivery of the documents, you must request the information no later than five business days before the date of New Windsor's special meeting. Therefore, you must request the information no later than [    •    ], 2017.

        See "Where You Can Find More Information" on page 148 and "Incorporation of Certain Information by Reference" on page 149.

        All information concerning ACNB and its subsidiaries has been furnished by ACNB and all information concerning New Windsor and its subsidiaries has been furnished by New Windsor.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus when evaluating the reorganization agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [    •    ], 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders of New Windsor nor the issuance of shares of ACNB common stock as contemplated by the reorganization agreement shall create any implication to the contrary.

New Windsor Bancorp, Inc.
222 E. Baltimore Street
Taneytown, Maryland 21787

Notice of Special Meeting of Stockholders

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of New Windsor Bancorp, Inc. will be held at [    •    ] a.m., local time, on [    •    ], 2017 at [    •    ],[    •    ] , Maryland 21787, for the following purposes:

  1.
  To approve and adopt the Agreement and Plan of Reorganization, dated as of November 21, 2016, as amended, by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, New Windsor Bancorp, Inc. and New Windsor State Bank which provides, among other things, for the merger of New Windsor with and into ACNB South Acquisition Subsidiary, and the conversion of each share of New Windsor common stock immediately outstanding prior to the merger into either 1.10 shares of ACNB common stock or $30.00 in cash, all as described in the accompanying documents, and the transactions in connection therewith;

  2.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of stockholders, if more time is needed, to allow New Windsor to solicit additional votes in favor of the reorganization agreement; and

  3.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The New Windsor board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the reorganization agreement and the merger and "FOR" the proposal to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying proxy statement/prospectus.

        Stockholders of record of the New Windsor common stock at the close of business on [    •    ], 2017 are entitled to vote at the New Windsor special meeting and any adjournment or postponement of the special meeting.

        Your vote is important regardless of the number of shares you own. New Windsor cannot complete the merger unless the reorganization agreement is approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of New Windsor common stock entitled to vote at the New Windsor special meeting. If a New Windsor stockholder does not vote by proxy or by attending the New Windsor special meeting of stockholders and voting in person, it will have the same effect as voting against the merger.

        Whether or not you plan to attend the special meeting, the New Windsor board of directors urges you to submit your proxy as soon as possible, either by following the internet and telephone instructions included in the attached materials or by completing, signing, dating, and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting in person at the special meeting, but it will assure that your vote is counted if you are unable to attend. If you are a stockholder whose shares are registered in street name, you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote in person at the special meeting.

By Order of the Board of Directors,
D. Arthur Seibel, Jr. Chairman of the Board of Directors

Taneytown, Maryland
[    •    ], 2017

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q-1:
WHY AM I RECEIVING THIS DOCUMENT?

A:
You are receiving this document because ACNB and New Windsor signed an Agreement and Plan of Reorganization, dated as of November 21, 2016, as amended, which provides, among other things, for the merger of New Windsor with and into a subsidiary of ACNB, and the conversion of each share of New Windsor common stock outstanding immediately prior to the consummation of the merger into 1.10 shares of ACNB common stock or $30.00 in cash, subject to allocation as described in this document. A copy of the reorganization agreement is included in this proxy statement/prospectus as Annex A.

Q-2:
WHAT IS THE PURPOSE OF THIS DOCUMENT?

A:
This document serves as both a proxy statement of New Windsor and a prospectus of ACNB. This document serves as a proxy statement because the New Windsor board of directors is soliciting your proxy for use at the New Windsor special meeting of stockholders called to consider and vote on the reorganization agreement. This document serves as a prospectus because ACNB is issuing shares of ACNB common stock to stockholders of New Windsor in exchange for their shares of New Windsor common stock.

Q-3:
WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:
Holders of New Windsor common stock at the close of business on [                  ], 2017, the record date for the special meeting, are entitled to receive notice of the special meeting and to vote their shares at the special meeting and any related adjournment or postponement.

Q-4:
WHY IS MY VOTE IMPORTANT?

A:
The reorganization agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of New Windsor common stock entitled to vote at the special meeting. Therefore, the failure of a New Windsor stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. In addition, if you do not return your proxy card or vote your shares by telephone or over the internet at or before the special meeting, it will be more difficult for New Windsor to obtain the necessary quorum to hold the special meeting and to approve the reorganization agreement.

Q-5:
WHAT ITEMS OF BUSINESS WILL NEW WINDSOR ASK STOCKHOLDERS TO CONSIDER AT THE SPECIAL MEETING?

A:
At the New Windsor special meeting, stockholders are asked to vote in favor of approval and adoption of the reorganization agreement and the merger with ACNB. In addition, stockholders will be asked to vote in favor of a proposal to adjourn or postpone New Windsor's special meeting, if necessary, to solicit additional proxies if New Windsor has not received sufficient votes to approve and adopt the reorganization agreement at the time of its special meeting.

Q-6:
WHY ARE ACNB AND NEW WINDSOR PROPOSING TO MERGE?

A:
New Windsor believes that the proposed merger will provide New Windsor stockholders with substantial benefits, and ACNB believes that the merger will further its strategic growth plans. As a larger company, ACNB can provide the capital and resources that New Windsor needs to compete more effectively and to offer a broader array of products and services to better serve its customers. The merger also involves certain risks, which are described under "Risk Factors" beginning on page 24.

Q-7:
WHAT DOES THE NEW WINDSOR BOARD OF DIRECTORS RECOMMEND?

A:
The New Windsor board of directors has approved the reorganization agreement and the merger, and believes that the merger is in the best interests of New Windsor and its stockholders. Accordingly, the New Windsor board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the reorganization agreement and the merger and "FOR" the proposal to adjourn or postpone the special meeting, if necessary.

Q-8:
WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:
New Windsor and ACNB expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of New Windsor stockholders, and the approval of the applicable regulatory agencies. ACNB and New Windsor anticipate this will occur late in the second quarter or early third quarter of 2017. ACNB and New Windsor cannot assure you that they will obtain the necessary New Windsor stockholder approval and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

Q-9:
WHAT WILL NEW WINDSOR STOCKHOLDERS RECEIVE IN THE MERGER?

A:
Under the reorganization agreement, each share of New Windsor common stock will be converted into the right to receive either 1.10 shares of ACNB common stock or $30.00 in cash. The stock exchange ratio will also be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, common stock reclassification, or other similar event regarding ACNB common stock before completion of the merger.

You will be able to elect to receive ACNB common stock, cash, or a combination of ACNB common stock and cash for your shares of New Windsor common stock. Regardless of your choice, however, elections will be limited by the requirement that 85% of New Windsor common stock be exchanged for ACNB common stock and 15% be exchanged for cash. Therefore, the allocation of ACNB common stock and cash that you will receive will depend on the elections of other New Windsor stockholders. The allocation of the consideration payable to New Windsor stockholders will not be known until the exchange agent tallies the results of the stock/cash elections made by New Windsor's stockholders. If you do not make an election, the type of consideration you will receive will depend on the consideration elected by other New Windsor stockholders.

ACNB will not issue any fractional shares of common stock. Rather, ACNB will pay cash (without interest) for any fractional share that a New Windsor stockholder would have otherwise be entitled to receive in the merger. See "Proposal 1: The Merger" beginning on page 44.

Q-10:
ARE THERE REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A:
Yes. The merger must be approved, or have approval waived, by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and approved by the Federal Deposit Insurance Corporation (the "FDIC"), the Pennsylvania Department of Banking and Securities, and the Commissioner of Financial Regulation for the State of Maryland (the "Maryland Commissioner"). As of the date of this proxy statement/prospectus, appropriate applications have been filed with these regulatory authorities.

Furthermore, the merger will only be completed if neither ACNB nor New Windsor is in material breach of any of its representations, warranties, or obligations under the reorganization agreement. The merger is also subject to the condition that ACNB and New Windsor each receive an opinion from their respective counsel that the merger will be treated as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the

  "Code"). The merger is also subject to certain other specified conditions. See "Proposal 1: The Merger—Terms of the Merger—Conditions to Merger," beginning at page 83.

Q-11:
WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A:
New Windsor stockholders must approve and adopt the reorganization agreement in accordance with Maryland General Corporation Law (the "MGCL"), its articles of incorporation and bylaws. The affirmative vote of the holders of at least two-thirds of the outstanding shares of New Windsor common stock entitled to vote at the special meeting on the record date is necessary to approve and adopt the reorganization agreement.

Q-12:
AM I ENTITLED TO APPRAISAL RIGHTS?

A:
Yes. Maryland law provides you with objecting stockholder's rights of appraisal in the merger. This means that you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger. To preserve your rights as an objecting stockholder, you must (i) deliver to New Windsor a written objection to the merger at or before the special meeting of New Windsor stockholders, (ii) not vote in favor of the merger, and (iii) within 20 days of the date that articles of merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand on ACNB for payment of the fair value of your stock, stating the number and class of shares for which you demand payment. Written objections should be addressed to New Windsor's Corporate Secretary and sent to 222 E. Baltimore Street, Taneytown, Maryland 21787. Your failure to follow exactly the procedures specified under Maryland law will result in the loss of your rights as an objecting stockholder. A copy of the sections of the MGCL pertaining to objecting stockholder's rights of appraisal is provided as Annex C to this proxy statement/prospectus. See "Proposal 1: The Merger—Appraisal Rights" beginning on page 98.

You also are encouraged to consult with your own legal advisor as to your appraisal rights under Maryland law. Failure to strictly comply with these procedures will result in the loss of these appraisal rights and your ability to receive cash for the fair value of your common stock of New Windsor.

Q-13:
WHAT DO I NEED TO DO NOW?

A:
After you have carefully read these materials, you can submit your proxy by following the internet or telephone instructions included in the following materials and on your proxy card. Alternatively, indicate on the enclosed proxy card how you want to vote your shares of New Windsor. Then sign, date, and mail the proxy card in the enclosed postage-paid envelope as soon as possible so your shares will be represented and voted at the New Windsor special meeting.

Q-14:
SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:
No. New Windsor stockholders should not send in their stock certificates at this time. New Windsor stockholders will receive instructions from the exchange agent in the future. See "Proposal 1—The Merger—Terms of the Merger—Election and Exchange Procedures" on page 72.

Please do not send any stock certificates to ACNB, New Windsor, or the exchange agent until you receive instructions.

Q-15:
HOW WILL MY SHARES BE VOTED?

A:
If you are a stockholder of record and submit a valid proxy, the persons named as proxies will vote your shares of New Windsor common stock at the special meeting as you direct. If you submit a valid proxy but do not indicate how you want your shares voted, the persons named as proxies will vote your shares (i) "FOR" approval of the reorganization agreement, and (ii) "FOR" the proposal, if necessary, to adjourn the special meeting to solicit additional votes in favor of the reorganization agreement.

Q-16:
CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:
Yes. There are three ways for you to revoke your proxy and change your vote:

1.
You may submit a later dated proxy before New Windsor's special meeting.

2.
You may revoke your proxy by written notice delivered at any time prior to the vote on the merger, including delivery at the special meeting of stockholders. New Windsor stockholders should deliver this notice to the Corporate Secretary.

3.
You may attend the New Windsor special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-17:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO NEW WINDSOR STOCKHOLDERS?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the holders of New Windsor common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of New Windsor common stock for shares of ACNB common stock in the merger, except with respect to any cash received in lieu of fractional shares of ACNB common stock. New Windsor stockholders that receive only cash in exchange for their New Windsor common stock will recognize gain or loss on the transaction, and New Windsor stockholders that receive a combination of cash and ACNB common stock in exchange for their shares of New Windsor common stock will typically recognize gain (but not loss) on the transaction. New Windsor stockholders will recognize a gain or loss in connection with cash received in lieu of fractional shares of ACNB common stock. This tax treatment may not apply to all New Windsor stockholders.

It is a condition to the closing of the merger that ACNB receive the opinion of its special counsel, Bybel Rutledge LLP, and that New Windsor receive the opinion of its special counsel, Miles & Stockbridge P.C., substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ACNB and New Windsor), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, ACNB and New Windsor will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

ACNB and New Windsor urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "Proposal 1—The Merger—Material U.S. Federal Income Tax Consequences of the Merger," beginning at page 95.

Q-18:
WHAT HAPPENS IF MY STOCK CERTIFICATES ARE HELD IN "STREET NAME" BY MY BROKER, BANK, OR OTHER NOMINEE?

A:
Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

Q-19:
WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?

A:
If you have questions about your special meeting of stockholders or if you need additional copies of this document, you should contact:

    Debra L. Shaughney
    Corporate Secretary
    New Windsor Bancorp, Inc.
    222 E. Baltimore Street
    Taneytown, MD 21787
    (410) 549-1414

SUMMARY

        This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. Together these documents will give you a more complete description of the proposed transaction. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.

The Special Meeting of Stockholders

New Windsor special meeting of stockholders to be held [    •    ], 2017 (see page 42).

        New Windsor will hold a special meeting of stockholders on [    •    ], 2017, at [    •    ] a.m., local time, at [    •    ],[    •    ] , Maryland 17325.

New Windsor record date set at [    •    ], 2017; one vote per share of New Windsor common stock (see page 42).

        If you owned shares of New Windsor common stock at the close of business on [    •    ], 2017, you are entitled to notice of, and to vote at, the special meeting of stockholders. You will have one vote at the special meeting for each share of New Windsor common stock you owned on [    •    ], 2017. On [    •    ], 2017, there were [    •    ] shares of New Windsor common stock outstanding.

The Companies

  ACNB Corporation
  16 Lincoln Square
  Gettysburg, Pennsylvania 17325
  (717) 334-3161

        ACNB Corporation, with assets of $1.2 billion as of September 30, 2016, is the financial holding company for ACNB Bank. ACNB stock is quoted on The NASDAQ Capital Market under the symbol "ACNB." For more information, visit the ACNB Bank website at www.acnb.com. The information on ACNB's website is not incorporated into this proxy statement/prospectus.

  New Windsor Bancorp, Inc.
  222 E. Baltimore Street
  Taneytown, MD 21787
  (410) 549-1414

        New Windsor Bancorp, Inc., with assets of $311.1 million as of September 30, 2016, is the holding company for New Windsor State Bank. New Windsor stock is quoted on the OTC Pink market place under the symbol "NWID." For more information, visit the New Windsor website at www.newwindsorbank.com. The information on New Windsor's website is not incorporated into this proxy statement/prospectus.

We propose that New Windsor merge into a wholly owned subsidiary of ACNB (see page 44).

        Under the terms of the reorganization agreement, ACNB will acquire New Windsor by merging New Windsor with and into a wholly owned subsidiary of ACNB. New Windsor will cease to exist as a separate entity. Following the merger, New Windsor State Bank will merge with and into ACNB Bank. The subsidiary surviving the New Windsor merger will also dissolve and liquidate into ACNB, so that all of the assets and liabilities of New Windsor will become assets and liabilities of ACNB. A copy of the reorganization agreement is attached to this document as Annex A and a copy of the bank plan of merger is attached to the reorganization agreement as Exhibit G.

New Windsor stockholders will receive 1.10 shares of ACNB common stock or $30.00 for each share of New Windsor common stock (see page 70).

        If the merger is completed, each share of New Windsor common stock will be converted into the right to receive either 1.10 shares of ACNB common stock or $30.00 in cash. The stock exchange ratio will also be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, common stock reclassification, or other similar event regarding ACNB common stock before completion of the merger. New Windsor stockholders also will receive cash instead of any fractional shares they would have otherwise received in the merger.

        Each holder of New Windsor common stock will be able to elect to receive ACNB common stock, cash, or a combination of cash and ACNB common stock for his or her shares of New Windsor common stock. Regardless of your choice, however, elections will be limited by the requirement that 85% of the shares of New Windsor common stock be exchanged for ACNB common stock and 15% be exchanged for cash. Therefore, the allocation of ACNB common stock and cash that you receive will depend on the elections of other New Windsor stockholders.

        Immediately following the merger, former New Windsor stockholders are expected to own approximately 13.5% of total outstanding ACNB common stock.

New Windsor's board of directors has received an opinion from its financial advisor regarding the merger consideration to be received by the holders of New Windsor common stock (see page 55).

        In connection with the merger, the board of directors of New Windsor received a written opinion from New Windsor's financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the holders of New Windsor common stock. The full text of the opinion of Sandler O'Neill, dated November 21, 2016, is included in this document as Annex B. New Windsor encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Sandler O'Neill. The opinion of Sandler O'Neill is directed to New Windsor's board of directors and does not constitute a recommendation to any stockholder as to how to vote with respect to the merger, what form of consideration to elect in the merger, or any other matter relating to the proposed merger.

New Windsor stockholder vote required (see page 42).

        Approval and Adoption of the Reorganization Agreement.    The affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of New Windsor common stock on the record date is required to approve and adopt the reorganization agreement.

        Discretionary Authority to Adjourn or Postpone the Special Meeting.    In accordance with New Windsor's bylaws, the affirmative vote of a majority of New Windsor shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the reorganization agreement.

        Each holder of shares of New Windsor common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the reorganization agreement is a percentage of all outstanding shares of New Windsor common stock. Therefore, abstentions will have the same effect as a vote against the reorganization agreement and the merger. Brokers who hold New Windsor common stock as nominees on your behalf will not have authority to vote your shares with respect to the reorganization agreement or the merger unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the reorganization agreement.

New Windsor directors and executive officers have agreed to vote in favor of the merger (see page 93).

        On [        ], 2017, the directors and executive officers of New Windsor had sole or shared voting power over [        ] shares, or [        ]%, of the outstanding shares of New Windsor common stock. Certain of these directors and executive officers of New Windsor having voting power over        % of the outstanding shares of New Windsor common stock have agreed with ACNB to vote these shares of New Windsor common stock in favor of approving and adopting the reorganization agreement.

New Windsor directors and executive officers may have interests in the merger that differ from your interests (see page 89).

        In considering the information contained in this proxy statement/prospectus, you should be aware that New Windsor's directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of New Windsor stockholders generally. These interests include, among other things:

  •
  Tom N. Rasmussen, President and Chief Executive Officer of New Windsor, will receive a new employment agreement providing for certain benefits, an increase in base salary, and a formulaic bonus structure;

  •
  Lisa Monthley, Chief Deposit Officer of New Windsor State Bank, will receive a two year change in control agreement providing for certain benefits upon a change in control of ACNB and a release agreement providing for certain benefits upon the termination of Ms. Monthley within two years of the merger without cause;

  •
  New Windsor may award retention bonuses to certain employees;

  •
  the accelerated vesting of company contributions to the New Windsor Bancorp, Inc. 2005 Deferred Compensation Plan;

  •
  certain employees will receive ongoing life insurance with a $15,000 death benefit;

  •
  the right of certain executive officers to receive cash severance under their employment or change in control agreements with New Windsor if their employment is involuntarily terminated without cause or the executive terminates for good reason;

  •
  the right to continued indemnification and liability insurance coverage for New Windsor's current directors by ACNB after the merger for acts or omissions occurring before the merger; and

  •
  the appointment Todd L. Herring and D. Arthur Seibel, Jr. to ACNB's board of directors following completion of the merger, and any related compensation for such services.

        None of ACNB's executives and employees will receive change in control related payments or benefits since the merger does not constitute a "change in control" for purposes of ACNB's employment agreements, change in control agreements, equity incentive plan, and the 2009 ACNB Corporation Restricted Stock Plan.

        New Windsor's board of directors was aware of these interests and considered them in approving and recommending the reorganization agreement. These and certain other additional interests of New Windsor's directors and executive officers are described in detail in "Proposal 1—The Merger—Interests of Directors and Executive Officers in the Merger," found elsewhere in this document. These circumstances may cause some of New Windsor's directors and executive officers to view the proposed merger differently than you view it.

ACNB and New Windsor must obtain regulatory approval and satisfy other conditions before the merger is complete (see page 87).

        ACNB's and New Windsor's obligations to complete the merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval from the Federal Reserve Board, the FDIC, the Pennsylvania Department of Banking and Securities, and the Maryland Commissioner. As of the date of this document, appropriate applications for approval have been filed. In addition to the required regulatory approvals, the merger will only be completed if certain conditions are met. See "Proposal 1—The Merger—Terms of the Merger—Conditions to Merger."

Amendment or termination of the reorganization agreement is possible (see page 84).

        ACNB and New Windsor can agree to amend the reorganization agreement in any way, except that, after approval by New Windsor stockholders at its special meeting, ACNB and New Windsor cannot change the amount of merger consideration New Windsor stockholders will receive in the transaction from what is provided in the reorganization agreement.

        ACNB and New Windsor may agree to terminate the reorganization agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the reorganization agreement in certain circumstances. This includes, among others, the failure to complete the merger by November 30, 2017, unless the terminating company's breach is the reason the merger has not been completed. See "Proposal 1—The Merger—Terms of the Merger—Termination."

Rights of New Windsor stockholders differ from those of ACNB shareholders (see page 137).

        When the merger is complete, New Windsor stockholders who receive shares of ACNB common stock will become ACNB shareholders by operation of law. The rights of New Windsor stockholders differ from the rights of ACNB shareholders in certain important ways. Many of these differences have to do with provisions in New Windsor's articles of incorporation and bylaws that differ from those of ACNB. See "Comparison of Shareholders' Rights."

Material U.S. federal income tax consequences of the merger (see page 94).

        The merger is intended to qualify as a tax free "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, New Windsor stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of New Windsor common stock for shares of ACNB common stock in the merger, except with respect to any cash received in lieu of fractional shares of ACNB common stock. New Windsor stockholders that receive only cash in exchange for their New Windsor common stock will recognize gain or loss on the transaction, and New Windsor stockholders that receive a combination of cash and ACNB common stock in exchange for their shares of New Windsor common stock will typically recognize gain (but not loss) on the transaction. New Windsor stockholders will recognize gain or loss in connection with cash received in lieu of fractional shares of ACNB. This tax treatment may not apply to all New Windsor stockholders.

        It is a condition to the closing of the merger that ACNB receive the opinion of its special counsel, Bybel Rutledge LLP, and that New Windsor receive the opinion of its special counsel, Miles & Stockbridge P.C., substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ACNB and New Windsor), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, ACNB and New Windsor will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

        New Windsor and ACNB urge you to consult your tax advisor for a full understanding of the specific tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "Proposal 1—The Merger—Material U.S. Federal Income Tax Consequences," beginning at page 94.

New Windsor stockholders are entitled to appraisal rights (see page 98).

        New Windsor stockholders may object to the merger and, upon complying with the requirements of Maryland law, receive cash in the amount of the fair value of their shares instead of shares of ACNB common stock and/or the cash consideration specified in the reorganization agreement. A copy of the section of the MGCL pertaining to objecting stockholders' rights of appraisal is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. The failure to comply with the statute exactly will result in the loss of your rights as an objecting stockholder.

New Windsor offices will maintain the New Windsor name after the merger (see page 83).

        For at least two years after the effective time of the merger, the former New Windsor State Bank branches will operate under the name "NWSB Bank, a division of ACNB Bank" unless the board of directors of ACNB shall determine otherwise upon approval of at least 80% of the ACNB board in connection with an acquisition of a Maryland bank or the acquisition of ACNB.

Market Price and Dividend Information

  ACNB

        A substantial source of ACNB's income from which it can pay dividends is the receipt of dividends from ACNB Bank. The availability of dividends from ACNB Bank is limited by various statutes and regulations. It also is possible, depending on the financial condition of ACNB Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that ACNB Bank is unable to pay dividends to ACNB, ACNB may not be able to pay dividends on its common stock. As of the date of this proxy statement/prospectus, ACNB has no such restrictions.

        ACNB common stock is listed on The NASDAQ Capital Market under the symbol "ACNB." The following table shows, for the indicated periods, the high and low sales prices per share for ACNB common stock as reported on The NASDAQ Capital Market and dividends declared per share of ACNB common stock. These prices may include retail markups, markdowns, or commissions.

	High		Low		Dividend Declared
2017
First Quarter (through )	$		$		$
2016
First Quarter		$22.65		$21.10		$0.20
Second Quarter		25.35		21.81		0.20
Third Quarter		27.48		24.98		0.20
Fourth Quarter		32.50		25.75		0.20
2015
First Quarter		$21.35		$19.80		$0.20
Second Quarter		20.89		20.04		0.20
Third Quarter		21.75		19.65		0.20
Fourth Quarter		22.14		20.63		0.20

        On November 21, 2016, the last full trading day before the public announcement of the execution of the reorganization agreement, and on                , 2017, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for ACNB common stock were as follows:

	November 21, 2016			, 2017
	High	Low	Closing	High	Low	Closing
ACNB Common Stock	$31.45	$30.10	$30.60	$	$	$

  New Windsor

        As of [    •    ] 2017, there were           shares of New Windsor common stock outstanding which were held by approximately          holders of record. The number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

        New Windsor common stock is listed on the OTC Pink market place under the symbol "NWID." There is a limited public trading market for New Windsor common stock. The following table shows, for the indicated periods, the high and low sales prices per share for New Windsor common stock as reported on the OTC Pink market place in each case as adjusted for the 5% stock dividend paid on February 13, 2015. These prices may include retail markups, markdowns, or commissions.

	High		Low		Dividend Declared
2017
First Quarter (through )	$		$		$
2016
First Quarter		$16.10		$15.50		$0.06
Second Quarter		18.50		16.01		0.06
Third Quarter		24.95		17.30		0.06
Fourth Quarter		34.00		19.80		0.06
2015
First Quarter		$14.95		$13.33		$0.03
Second Quarter		16.00		14.75		0.06
Third Quarter		16.30		15.75		0.06
Fourth Quarter		16.00		15.35		0.06

        New Windsor reinstated the payment of a cash dividend in the first quarter of 2015. There can be no assurance that future earnings will be sufficient to allow New Windsor to maintain or increase the amount of the cash dividend. New Windsor State Bank is the primary operating subsidiary of New Windsor and the source of earnings from which a dividend may be paid. Future dividend payments will depend largely upon the ability of New Windsor State Bank to declare and pay dividends to New Windsor. Payment of dividends on New Windsor common stock will therefore depend upon New Windsor State Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to New Windsor and New Windsor State Bank.

        Under Maryland law, dividends may only be paid out of retained earnings. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies. At December 31, 2016, New Windsor State Bank could pay dividends to New Windsor to the extent of its retained earnings so long as it maintained required capital ratios.

        The Federal Reserve Board has established requirements with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that New Windsor may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. New Windsor State Bank currently is not in default under any of its obligations to the FDIC.

        On November 21, 2016, the last full trading day before the public announcement of the execution of the reorganization agreement, and on                , 2017, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for New Windsor common stock were as follows:

	November 21, 2016			, 2017
	High	Low	Closing	High	Low	Closing
New Windsor Common Stock	$19.80	$19.80	$19.80	$	$	$

        Pursuant to the reorganization agreement, ACNB and New Windsor have agreed to coordinate with one another with respect to regular quarterly dividends to ensure that holders of New Windsor common stock do not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of New Windsor common stock and any shares of ACNB common stock received in the merger.

Comparative Market Value

        The following table sets forth the market value per share of ACNB and New Windsor common stock and the equivalent market value per share of New Windsor common stock on November 21, 2016 (the last trading day prior to the date of the public announcement of the merger) and                , 2017 (the latest practicable trading day prior to the date of this document). The equivalent market value is based upon the exchange ratio of 1.10 shares of ACNB common stock multiplied by the closing sales price of ACNB common stock on the specified date.

	ACNB Historical		New Windsor Historical		New Windsor Equivalent Market Value
November 21, 2016		$30.60		$19.80		$33.66
, 2017	$		$		$

Adjournment or Postponement Proposal (Page 148)

        You are being asked to approve a proposal to grant the New Windsor boards of director discretionary authority to adjourn or postpone the special meeting, if necessary, to solicit additional proxies for the merger proposal in the event there are insufficient votes to approve and adopt the reorganization agreement and the merger.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        Presented below for ACNB and New Windsor are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2015, and as of and for the nine months ended September 30, 2016. The information presented below should be read together with the historical consolidated financial statements of ACNB and New Windsor, including the related notes. The New Windsor financial statements are included in this proxy statement/prospectus beginning at page F-1. The ACNB financial statements are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 149.

        The unaudited pro forma information gives effect to the merger as if the merger had been effective on December 31, 2015 or September 30, 2016 in the case of the book value data, and as if the merger had been effective as of January 1, 2015 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of New Windsor into ACNB's consolidated financial statements. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2015.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that ACNB and New Windsor management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of New Windsor will be reflected in the consolidated financial statements of ACNB on a prospective basis.

	ACNB Historical	New Windsor Historical	Pro Forma Combined	Per Equivalent New Windsor Share
For the nine months ended September 30, 2016:
Earnings Per Share
Basic and diluted earnings per share	$1.37	$1.15	$1.32	$1.45
Cash Dividends Per Share	$0.60	$0.18	$0.60	$0.66
Book Value per common share as of September 30, 2016	$19.92	$22.78	$20.47	$22.51

        The pro forma combined book value per share of ACNB is based upon the pro forma combined common stockholders' equity for ACNB and New Windsor divided by the total pro forma common shares of the combined entity and reflects New Windsor shares at the exchange ratio of 1.10.

	ACNB Historical	New Windsor Historical	Pro Forma Combined	Per Equivalent New Windsor Share
For the year ended December 31, 2015
Earnings Per Share
Basic and diluted earnings per share	$1.83	$2.19	$1.96	$2.16
Cash Dividends Per Share	$0.80	$0.21	$0.80	$0.88
Book Value per common share as of December 31, 2015	$18.99	$21.79	$19.66	$21.63

        The pro forma combined book value per share of ACNB is based upon the pro forma combined common stockholders' equity for ACNB and New Windsor divided by the total pro forma common shares of the combined entity and reflects New Windsor shares at the exchange ratio of 1.10.

 SELECTED FINANCIAL AND OTHER DATA OF ACNB

        The following summary presents Selected Consolidated Financial Data of ACNB as of and for the periods indicated. The financial data as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 has been derived from ACNB's audited consolidated financial statements. The financial data as of and for the nine months ended September 30, 2016 and 2015 has been derived from ACNB's unaudited consolidated financial statements. The information as of and for the nine months ended September 30, 2016 and 2015 is unaudited and reflects only normal recurring adjustments that are, in the opinion of ACNB's management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the nine months ended September 30, 2016 are not necessarily indicative of the results to be achieved by ACNB for all of 2016 or for any other period.

	Nine Months ended September 30,
			For the Year Ended December 31
	2016 (unaudited)	2015 (unaudited)
(Dollars in thousands, except share data)			2015	2014	2013	2012	2011
RESULTS OF OPERATIONS
Interest income	$30,155	$29,573	$39,464	$37,526	$37,601	$40,439	$41,832
Interest expense	2,933	2,918	3,858	3,646	3,989	6,095	7,462

Net interest income	27,222	26,655	35,606	33,880	33,612	34,344	34,370

Provision for loan losses	—	—	—	150	1,450	4,675	5,435

Non-interest income	9,984	9,322	12,406	11,904	11,703	11,867	11,737

Non-interest expense	26,101	25,025	33,234	32,264	32,015	30,331	30,016

Income before income taxes	11,105	10,952	14,778	13,370	11,850	11,205	10,656

Income tax expense	2,808	2,787	3,761	3,080	2,535	2,319	2,154

Net income	$8,297	$8,165	$11,017	$10,290	$9,315	$8,886	$8,502

PER SHARE DATA
Basic and diluted earnings	$1.37	$1.36	$1.83	$1.71	$1.56	$1.49	$1.43
Cash dividends	0.60	0.60	0.80	0.77	0.76	0.76	0.76
Book value	19.92	18.98	18.99	18.29	17.83	16.98	16.39
Weighted average
Common shares outstanding—weighted average	6,048,216	6,023,090	6,026,224	6,002,240	5,976,960	5,953,723	5,936,030
FINANCIAL CONDITION
Total assets	$1,208,869	$1,132,543	$1,147,925	$1,089,808	$1,046,047	$1,049,995	$1,004,823
Loans, Gross	872,023	825,252	852,960	799,272	728,648	708,136	694,468
Allowance for loan losses	14,488	14,762	14,747	15,172	16,091	16,825	15,482
Deposits	965,547	895,369	912,980	844,876	800,643	834,176	782,795
Borrowings	112,003	113,224	111,702	126,636	131,755	107,257	117,153
Stockholders' equity	120,754	114,545	114,715	110,022	106,802	101,264	97,474
SELECTED RATIOS
Return on average stockholders' equity(1)	9.40%	9.50%	9.77%	9.32%	9.00%	8.91%	8.80%
Return on average assets(1)	0.94	0.95	0.99	0.97	0.90	0.86	0.85
Average equity to average assets	10.05	10.05	10.10	10.43	9.95	9.61	9.72
Loans to deposits	90.31	92.17	93.43	94.60	91.01	84.89	88.72
Dividend payout ratio	43.71	44.25	43.75	44.92	48.76	50.91	53.15

(1)
Ratios for the nine months ended September 30, 2016 and 2015 are presented on an annualized basis.

SELECTED FINANCIAL AND OTHER DATA OF NEW WINDSOR

        The following summary presents Selected Consolidated Financial Data of New Windsor as of and for each of the five years ended December 31, 2015 (which has been derived from New Windsor's audited consolidated financial statement), and as of and for the nine months ended September 30, 2016 and 2015. You should read this table together with the historical consolidated financial information contained in New Windsor's consolidated financial statements and related notes which are included as part of this proxy statement/prospectus. Information for the nine month periods ended September 30, 2016 and 2015 is derived from New Windsor's unaudited interim financial statements and has been prepared on the same basis as its audited financial statements and includes, in the opinion of New Windsor's management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the nine month period ended September 30, 2016 do not necessarily indicate the results which may be expected for any future period or for the full year.

	Nine Months ended September 30,
			For the Year Ended December 31
	2016 (unaudited)	2015 (unaudited)
(Dollars in thousands, except share data)			2015	2014	2013	2012	2011
RESULTS OF OPERATIONS
Interest income	$9,063	$8,730	$11,789	$11,172	$10,510	$11,135	$11,946
Interest expense	1,077	1,402	1,778	2,157	2,935	3,489	3,979

Net interest income	7,986	7,328	10,011	9,015	7,575	7,646	7,967

Provision for loan losses	—	—	—	110	145	731	3,465

Non-interest income	2,016	1,799	2,410	2,059	2,267	2,429	2,738

Non-interest expense	8,092	7,228	9,864	8,974	8,689	8,488	10,448

Income before income taxes	1,910	1,899	2,557	1,990	1,008	856	(3,208)

Income tax expense	754	777	1,041	795	406	349	(1,240)

Net income	$1,156	$1,122	$1,516	$1,195	$602	$507	$(1,968)

PER SHARE DATA
Basic and diluted earnings	$1.15	$1.81	$2.19	$1.95	$0.98	$0.83	$(3.23)
Cash dividends	0.18	0.15	0.21	—	—	—	0.11
Book value	22.78	22.65	21.79	24.54	22.01	22.00	20.73
Weighted average
Common shares outstanding—weighted average(1)	1,003,646	620,795	692,250	612,950	611,754	610,655	609,594
FINANCIAL CONDITION
Total assets	$311,064	$293,570	$294,765	$282,643	$279,194	$269,217	$262,453
Loans, Gross	262,168	246,974	250,890	231,751	214,663	198,987	195,499
Allowance for loan losses	2,826	3,093	2,982	3,487	3,465	3,618	4,322
Deposits	272,938	242,990	249,036	240,064	245,465	244,671	238,501
Borrowings	14,500	30,596	23,000	27,180	20,132	11,037	11,137
Stockholders' equity	22,879	19,051	21,803	14,326	12,835	12,799	12,043
SELECTED RATIOS
Return on average stockholders' equity(2)	6.91%	9.97%	9.30%	8.77%	4.73%	4.09%	(14.23)%
Return on average assets(2)	0.52	0.53	0.53	0.42	0.22	0.19	(0.75)
Average equity to average assets	7.50	5.29	5.70	4.82	4.65	4.63	5.30
Loans to deposits	96.05	101.64	100.74	96.54	87.45	81.33	81.97
Dividend payout ratio	15.62	8.15	9.69	—	—	—	n/a

(1)
Average shares and per share amounts have been restated to reflect the 5% stock dividend declared on January 20, 2015 and payable on February 13, 2015.

(2)
Ratios for the nine months ended September 30, 2016 and 2015 are presented on an annualized basis.

 UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

        The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been prepared using the acquisition method of accounting, giving effect to the merger. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical information of ACNB and of New Windsor as of September 30, 2016 and assumes that the merger was completed on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income combine the historical financial information of ACNB and of New Windsor and give effect to the merger as if it had been completed as of January 1, 2015. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information is presented for illustrative purposes only and is not necessarily indicative of the results of income or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of income in future periods or the future financial condition and results of income of the combined entities. The financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to New Windsor's historical financial information in order to conform to ACNB's presentation of financial information.

        The actual value of ACNB's common stock to be recorded as consideration in the merger will be based on the value as of the closing date of the merger. The proposed merger is targeted for completion in either late in the second or early third quarter of 2017. There can be no assurance that the merger will be completed as anticipated. For purposes of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information, the fair value of ACNB's common stock to be issued in connection with the merger was based on ACNB's closing stock price of $30.15 as of January 12, 2017.

        The Unaudited Pro Forma Combined Condensed Consolidated Financial Information includes estimated adjustments, including adjustments to record New Windsor's assets and liabilities at their respective fair values, and represents ACNB's pro forma estimates based on available fair value information as of the date of the reorganization agreement.

        The pro forma adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of New Windsor's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the Unaudited Pro Forma Combined Condensed Consolidated Financial Information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact ACNB's statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to New Windsor's stockholders' equity, including results of operations from September 30, 2016 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

        We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

        The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of ACNB and of New Windsor, which are incorporated by reference or appear elsewhere in this proxy statement/prospectus.

COMBINED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF FINANCIAL CONDITION (Unaudited)

	As of September 30, 2016*
	ACNB Historical	New Windsor Historical	Pro Forma Adjustments		Pro Forma Combined
	(In Thousands)
Assets
Cash and cash equivalents	$55,391	$9,892	$(10,442)	(1)	$54,841
Investment securities	201,502	24,573	—		226,075
Loans held for sale	1,877	2,545	—		4,422
Loans receivable	872,023	262,168	(8,177)	(2)	1,126,014
Allowance for loan losses	(14,488)	(2,826)	2,826	(2)	(14,488)

Net loans	857,535	259,342	(5,351)	(2)	1,111,526

Restricted stock	4,191	809	—		5,000
Premises and equipment, net	18,224	8,151	868	(3)	27,243
Other real estate owned	309	—	—		309
Bank owned life insurance (BOLI)	40,476	3,043	—		43,519
Intangible assets, net	774	—	1,442	(4)	2,216
Goodwill	6,308	—	12,206	(5)	18,514
Other assets	22,282	2,709	1,059	(6)	26,050

Total assets	$1,208,869	$311,064	$(218)		$1,519,715

Liabilities
Non-interest-bearing deposits	$186,035	$72,006	$—		$258,041
Interest-bearing deposits	779,512	200,932	300	(7)	980,744

Total deposits	965,547	272,938	300		1,238,785

Federal Home Loan Bank advances	76,500	9,500	—		86,000
Repurchase agreements	35,503	—	—		35,503
Subordinated debt	—	5,000	(315)	(8)	4,685
Other liabilities	10,565	747	—		11,312

Total liabilities	1,088,115	288,185	(15)		1,376,285

Stockholders' Equity
Preferred stock	—	—	—		—
Common equity	120,754	22,879	(203)	(9)	143,430

Total stockholders' equity	120,754	22,879	(203)		143,430

Total liabilities and stockholders' equity	$1,208,869	$311,064	$(218)		$1,519,715

*
Assumes that the merger was completed as of September 30, 2016 utilizing the acquisition method of accounting. Estimated fair value adjustments for loans, investment securities, core deposit intangible, deposits and borrowed funds were determined by the management of ACNB. Actual fair value adjustments, where appropriate, will be determined by a specialist, engaged by management, as of the merger completion date. Such actual fair value adjustments are sensitive to changes in interest rates and credit quality and will vary from management's current estimates.

(1)
The adjustment includes cash consideration of $4.6 million paid to New Windsor stockholders, and approximately $685 thousand paid to New Windsor executives in connection with change of control arrangements. Additionally, it is assumed that cash and cash equivalents will be used to pay $5.04 million for one-time merger expenses related to New Windsor (which includes the compensation paid to New Windsor executives) and approximately $844 thousand for other one-time merger expenses of ACNB.

Estimated New Windsor shares outstanding*	1,013,082
Estimated shares paid cash consideration	151,962
Cash consideration (per New Windsor share)	$30.00
Estimated cash portion of purchase price	$4,558,869
Estimated New Windsor shares outstanding*	1,013,082
Estimated shares paid stock consideration	861,120
Exchange ratio	1.10
Total ACNB shares issued	947,232
ACNB's share price for purposes of calculation**	$30.15
Equity portion of purchase price	$28,559,045
Total estimated consideration to be paid	$33,117,914

*
Represents the shares outstanding as of September 30, 2016 plus shares which would vest or be issued upon a change in control.

**
Represents ACNB's share price as of January 12, 2017.
(2)
The pro forma adjustment of $8.177 million includes a negative $7.821 million credit component and a negative $356 thousand interest component. Of the $5.283 million general credit component, all $5.283 million will be amortized or accreted into income. Of the $2.538 million specific credit component, $1.878 million will be non-amortizing and $660 thousand will be amortized or accreted into income. Of the $356 thousand interest rate component, all will be amortized and accreted into income. The existing New Windsor allowance for loan losses of $2.826 million is prohibited to be carried over according to GAAP.

(3)
Represents the estimated fair value adjustment on premises and equipment acquired.

(4)
Represents the recognition of the fair value of the core deposit intangible asset, which is assumed to be 0.76% of core deposit liabilities assumed. Core deposits are defined as total deposits less time deposits. The Core Deposit intangible has a weighted average remaining useful life of 10 years and is being amortized into income using the level yield method.

(5)
Calculated to reflect the acquisition accounting adjustments related to the merger. The consideration paid to acquire New Windsor consists of cash of $4.56 million and the issuance of 947,232 shares of ACNB common stock based upon the fixed exchange rate of 1.10 applied to 861,120 of the 1,013,082 shares of New Windsor common stock outstanding as of the effective time of the merger. As of September 30, 2016, there were 1,004,391 shares of New Windsor common stock outstanding. An additional 8,691 shares of New Windsor common stock will be issued or have been issued pursuant to the terms of New Windsor's various stock plans. Acquisition accounting adjustments assume that New Windsor's stockholders' equity is eliminated and the purchase price, goodwill and intangible assets are reflected on the ACNB's financial statements pursuant to the application of acquisition accounting.

  The following table shows the pro forma allocation of the consideration paid for New Windsor's common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction (unaudited, dollars in thousands):

Pro Forma Allocation of Purchase Price
Total Pro Forma Purchase Price		$33,118
Fair value of Assets Acquired
Cash and cash equivalents	9,892
Investment securities	24,573
Loans held for sale	2,545
Loans receivable	253,991
Restricted stock	809
Premises and equipment, net	9,019
Intangible assets, net	1,442
Other assets	6,811

Total assets	309,082
Fair value of Liabilities Assumed
Non-interest-bearing deposits	72,006
Interest-bearing deposits	201,232
Federal Home Loan Bank advances	9,500
Subordinated debt	4,685
Other liabilities	747

Total liabilities	288,170
Net assets acquired		20,912

Preliminary Pro Forma Goodwill		$12,206

  The purchase price and resulting goodwill will vary based upon the market price of ACNB's common shares upon the consummation of the merger. The following chart summarizes estimated purchase price and goodwill changes based upon estimated changes in the price of ACNB's common stock:

Share Price Sensitivity (unaudited in thousands)	Purchase Price	Estimated Goodwill
As presented in the pro forma	$33,118	$12,206
10% increase in ACNB's stock price	$35,979	$15,067
10% decrease in ACNB's stock price	$30,267	$9,355
(6)
Represents adjustments in the net deferred tax assets resulting from the fair value adjustments (a) related to the acquired assets and assumed liabilities, identifiable intangibles and other deferred tax items, and (b) owned and leased premises.

(7)
Represents the recognition of the fair value of the deposits.

(8)
Represents the recognition of the fair value of the trust preferred securities.

(9)
Reflects the elimination of New Windsor's equity accounts, issuance of 947,232 of shares of ACNB's common stock and additional merger-related transaction costs as follows (dollars in thousands):

Total consideration	$33,118
Stock consideration	85%
Total stock consideration	$28,559
New Windsor's equity	$(22,879)
Merger-related costs	$(5,883)

Adjustments to equity	(203)

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
(Unaudited)

For the Nine Months Ended September 30, 2016(1)
(Dollars in thousands, Except Per Share Data)

	ACNB Historical	New Windsor Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Interest and fees on loans	$27,054	$8,766	$1,077	(2)	$36,897
Interest and dividends on investment securities	3,015	288	—		3,303
Interest on cash and cash equivalents	86	9	—		95

Total interest and dividend income	30,155	9,063	1,077		40,295

Interest Expense:
Deposits	1,730	796	(177)	(2)	2,349
Borrowings	1,203	281	7	(2)	1,491

Total interest expense	2,933	1,077	(170)		3,840

Net interest income	27,222	7,986	1,247		36,455
Provision for loan losses	—	—	—		—

Net interest income after provision for loan losses	27,222	7,986	1,247		36,455
Other Income:
Service charges on deposit accounts	1,734	585	—		2,319
Income from fiduciary activities and asset management	1,244	191	—		1,435
Earnings on investment in bank-owned life insurance	834	43	—		877
Net gains on sales or calls of securities	—	126	—		126
Gain on sale of premises and equipment	449	—	—		449
Service charges on ATM and debit card transactions	1,127	366	—		1,493
Commission from insurance sales	3,700	—	—		3,700
Other	896	705	—		1,601

Total Other Income	9,984	2,016	—		12,000

Other Expense:(3)
Salaries and employee benefits	16,609	4,483	—		21,092
Net occupancy	1,553	737	—		2,290
Equipment	2,212	544	—		2,756
Other operating	5,727	2,328	93	(6)	8,148

Total Other Expenses	26,101	8,092	93	(3)	34,286

Income before income tax expense	11,105	1,910	1,154		14,169
Income tax expense	2,808	754	404	(5)	4,959

Net income	$8,297	$1,156	$750		$9,210

Earnings per common share:(4)
Basic and Diluted	$1.37	$1.15	—		$1.32
Weighted average common shares outstanding:(4)
Basic and Diluted	6,048,216	1,003,646	—		6,995,448

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
(Unaudited)

For the Year Ended December 31, 2015(1)
(Dollars in thousands, Except Per Share Data)

	ACNB Historical	New Windsor Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Interest and fees on loans	$35,090	$11,362	$1,704	(2)	$48,156
Interest and dividends on investment securities	4,287	423	—		4,710
Interest on cash and cash equivalents	87	5	—		92

Total interest and dividend income	39,464	11,790	1,704		52,958

Interest Expense:
Deposits	2,120	1,075	(340)	(2)	2,855
Borrowings	1,738	704	8	(2)	2,450

Total interest expense	3,858	1,779	(332)		5,305

Net interest income	35,606	10,011	2,036		47,653
Provision for loan losses	—	—	—		—

Net interest income after provision for loan losses	35,606	10,011	2,036		47,653
Other Income:
Service charges on deposit accounts	2,308	800	—		3,108
Income from fiduciary activities and asset management	1,589	312	—		1,901
Earnings on investment in bank-owned life insurance	1,100	—	—		1,100
Net gains on sales or calls of securities	261	—	—		261
Service charges on ATM and debit card transactions	1,456	463	—		1,919
Commission from insurance sales	4,634	—	—		4,634
Other	1,058	835	—		1,893

Total Other Income	12,406	2,410	—		14,816

Other Expense:(3)
Salaries and employee benefits	20,932	5,343	—		26,275
Net occupancy	2,170	985	—		3,155
Equipment	3,007	665	—		3,672
Other operating	7,125	2,871	262	(6)	10,258

Total Other Expenses	33,234	9,864	262	(3)	43,360

Income before income tax expense	14,778	2,557	1,774		19,109
Income tax expense	3,761	1,041	621	(5)	5,423

Net income	$11,017	$1,516	$1,153		$13,686

Earnings per common share:(4)
Basic and Diluted	$1.83	$2.19	—		$1.96
Weighted average common shares outstanding:(4)
Basic and Diluted	6,026,224	692,250	—		6,973,456

(1)
Assumes that the merger was completed as of January 1, 2015 utilizing the acquisition method of accounting. Estimated fair value adjustments for loans, core deposit intangible, time deposits and subordinated debt were determined by the management of ACNB using an outside consultant.

(2)
The resulting premiums and discounts for purposes of the unaudited combined condensed consolidated pro forma financial data, are being amortized and accreted into income over the estimated remaining lives of the respective assets and liabilities using the level yield method. The estimated weighted average remaining useful lives of time deposits is 2.5 years and the weighted average remaining useful life of the core deposit intangible is 10 years.

(3)
Other expenses do not reflect anticipated costs savings. Other expenses also do not include one-time merger and integration expenses to be incurred by ACNB and New Windsor. Those amounts, on a pre-tax basis, total approximately $5.9 million. The remaining costs to be incurred by ACNB and New Windsor are not included in Unaudited Pro Forma Combined Condensed Consolidated Financial Information net income. ACNB expects to incur approximately $774,325, on an after-tax basis, in other transaction costs as a result of the proposed merger. Through September 30, 2016, pre-tax transaction costs of $84,000 have been recognized by ACNB. New Windsor did not recognize any pre-transaction costs prior to September 30, 2016. A summary of ACNB's estimated other transaction costs is as follows:

Professional fees	$802,694
Other merger related expenses	40,813
Estimated pre-tax transaction costs	843,507
Less related tax benefit	69,182

Estimated transaction costs, net of taxes	$774,325

  Professional fees include investment banking, legal, accounting and other professional fees and expenses associated with the merger. Other merger related expenses include printing, mailing, integration, and other expenses. The foregoing estimates may be refined after the completion of the merger.

(4)
Basic and diluted weighted average common shares outstanding were determined by adding the number of shares issuable to New Windsor's stockholders to ACNB's historical weighted average basic and diluted outstanding common shares. The stock consideration paid to New Windsor's stockholders consists of the issuance of 947,232 shares of ACNB's common stock based upon the fixed exchange rate of 1.10 applied to 861,120 of the 1,013,082 shares of common stock that will be outstanding at the time of the merger.

(5)
Reflects the tax impact of the pro forma acquisition adjustments of ACNB's statutory income tax rate of 35%.

(6)
For the September 30, 2016 Pro Forma Statement of Income, the adjustment represents the elimination of the actual, out of pocket, due diligence and merger-related expenses totaling $84,000, primarily professional fees incurred in the third quarter of 2016 by ACNB and $0 incurred by New Windsor; and the amortization of the core deposit intangible at $177,000. For the December 31, 2015 Pro Forma Statement of Income, the adjustment represents the amortization of the core deposit intangible at $262,000 as there were no actual due diligence and merger-related expenses in 2015.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in "A Warning About Forward-Looking Information," on page 41, New Windsor stockholders should carefully consider the matters described below to determine whether to approve and adopt the reorganization agreement. You should read these risk factors together with the risk factors contained in ACNB's Annual Report on Form 10-K for the year ended December 31, 2015, and any changes to those risk factors included in ACNB's Quarterly Reports on Form 10-Q, or other documents filed with the SEC, after the date of the Form 10-K.

Risks Relating to the Merger

Because the market price of ACNB common stock will fluctuate, New Windsor stockholders cannot be sure of the trading price of the merger consideration they will receive.

        Upon completion of the merger, each share of New Windsor common stock will be converted into the right to receive merger consideration consisting of shares of ACNB common stock and/or cash pursuant to the reorganization agreement. The exchange ratio in the reorganization agreement will not be adjusted in the event of any change in the stock prices of ACNB or New Windsor prior to the merger. However, in the event that a significant decline in ACNB's stock price occurs that is greater than the relative decline in the KBW Nasdaq Bank Index, New Windsor may determine to terminate the reorganization agreement. There also will be a period of time between the date when stockholders of New Windsor vote on the reorganization agreement and the date when the merger is completed. The relative prices of ACNB and New Windsor common stock may vary between the date of this proxy statement/prospectus, the date of the special meeting, and the date of completion of the merger. The market price of ACNB and New Windsor common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of ACNB or New Windsor and are not necessarily related to a change in the financial performance or condition of ACNB or New Windsor. As ACNB and New Windsor market share prices fluctuate, based on numerous factors, the value of the shares of ACNB common stock that a New Windsor stockholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of ACNB common stock after completion of the merger. Accordingly, the prices of ACNB and New Windsor common stock on the date of the New Windsor special meeting may not be indicative of their prices immediately prior to completion of the merger and the price of ACNB common stock after the merger is completed. ACNB urges you to obtain current market quotations for ACNB common stock. See "Summary—Market Price and Dividend Information."

The combined company will incur significant transaction and merger-related costs in connection with the merger.

        ACNB and New Windsor expect to incur costs associated with combining the operations of the two companies. ACNB and New Windsor have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of ACNB and New Windsor. Whether or not the merger is consummated, ACNB and New Windsor will incur substantial expenses, such as legal, accounting, printing, contract termination fees, and financial advisory fees, in pursuing the merger. Although ACNB and New Windsor expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Some of the conditions to closing of the merger may result in delay or prevent completion of the merger, which may adversely affect the value of ACNB's and New Windsor's securities.

        Completion of the merger is conditioned upon the receipt of certain governmental consents and approvals, including consents and approvals required by the Federal Reserve Board, the FDIC and the Pennsylvania Department of Banking and Securities and the Maryland Commissioner. Failure to obtain these consents would prevent consummation of the merger. Even if the approvals are obtained, the effort involved may delay consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect the combined company's operations after the merger. However, neither ACNB nor New Windsor is required to take any action or agree to any condition or restriction in connection with obtaining any approvals that would reasonably be expected to have a material adverse effect on New Windsor, ACNB or the combined company.

The merger may distract ACNB's and New Windsor's management teams from their other responsibilities.

        The merger could cause the management of the companies to focus their time and energies on matters related to the merger that otherwise would be directed to the companies' business and operations. Any such distraction on the part of management, if significant, could affect management's ability to service existing business and develop new business and adversely affect the combined company's business and earnings following the merger.

New Windsor directors and executive officers may have interests in the merger that differ from your interests.

        In considering the information contained in this proxy statement/prospectus, you should be aware that New Windsor's directors and executive officers have financial and other interests in the merger that are different from, or in addition to, the interests of New Windsor stockholders generally. These interests include, among other things:

  •
  Tom N. Rasmussen, President of New Windsor, will receive a new employment agreement providing for certain benefits, an increase in base salary, and a formulaic bonus structure;

  •
  Lisa Monthley, Chief Deposit Officer of New Windsor State Bank, will receive a two year change in control agreement providing for certain benefits upon a change in control of ACNB and a release agreement providing for certain benefits upon the termination of Ms. Monthley within two years of the merger without cause;

  •
  New Windsor may award retention bonuses to certain employees;

  •
  the accelerated vesting of company contributions to the New Windsor Bancorp, Inc. 2005 Deferred Compensation Plan;

  •
  certain employees will receive ongoing life insurance with a $15,000 death benefit;

  •
  the right to receive cash severance under New Windsor's amended employment and change in control agreements if their employment is involuntarily terminated without cause or the executive terminates for good reason;

  •
  the right to continued indemnification and liability insurance coverage for New Windsor's current directors by ACNB after the merger for acts or omissions occurring before the merger; and

  •
  the appointment of Todd L. Herring and D. Arthur Seibel, Jr. to ACNB's board of directors following completion of the merger, and any related compensation for such services.

        New Windsor's board of directors was aware of these interests and considered them in approving and recommending the reorganization agreement. These circumstances may cause some of New Windsor's directors and executive officers to view the proposed merger differently than you view it.

        These and certain other additional interests of New Windsor's directors and executive officers are described in detail in "Proposal 1—The Merger—Interests of Directors and Executive Officers in the Merger," found elsewhere in this document.

The fairness opinion received by the board of directors of New Windsor from its financial advisor prior to the execution of the reorganization agreement will not reflect changes in circumstances after the date of the fairness opinion.

        Sandler O'Neill, New Windsor's financial advisor in connection with the merger, delivered to the board of directors of New Windsor, its fairness opinion on November 21, 2016. New Windsor stockholders should be aware that the opinion does not speak as of any date other than November 21, 2016. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of ACNB or New Windsor, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of ACNB and New Windsor, may materially alter or affect the value of ACNB or New Windsor or the sale prices of shares of ACNB common stock and New Windsor common stock.

The unaudited pro forma financial data included in this proxy statement/prospectus are for illustrative purposes, and based upon preliminary estimates, and ACNB's actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

        The unaudited pro forma financial data in this proxy statement/prospectus are presented for illustrative purposes only and are not indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record ACNB's identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of ACNB as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

After the merger is complete, New Windsor stockholders will become ACNB shareholders and will have different rights than their current rights.

        Upon completion of the merger, New Windsor stockholders will become ACNB shareholders. New Windsor is incorporated in Maryland and ACNB is incorporated in Pennsylvania. Differences in state law as well as New Windsor's articles of incorporation and bylaws and ACNB's articles of incorporation and bylaws will result in changes to the rights of New Windsor stockholders who become ACNB shareholders. For more information, see "Comparison of Shareholders' Rights," beginning on page 137. Stockholders of New Windsor may conclude that their current rights under New Windsor's articles of incorporation and bylaws are more advantageous than the rights they may have as an ACNB shareholder under ACNB's articles of incorporation and bylaws.

If the merger is not completed, New Windsor will have incurred substantial expenses without realizing the expected benefits.

        New Windsor will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. New Windsor cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of New Windsor because it would not have realized the expected benefits from the merger.

        In addition, if the merger is not completed, New Windsor may experience negative reactions from the financial markets and from its customers and employees. New Windsor also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against New Windsor to perform its obligations under the reorganization agreement. If the merger is not completed, New Windsor cannot assure its stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock price of New Windsor.

Failure to complete the merger could negatively affect the market price of New Windsor's common stock.

        If the merger is not completed for any reason, New Windsor will be subject to a number of material risks, including the following:

  •
  the market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

  •
  costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

  •
  the diversion of management's attention from the day-to-day business operations and the potential disruption to New Windsor's employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

  •
  if New Windsor's board of directors seeks another merger or business combination, New Windsor's shareholders cannot be certain that New Windsor will be able to find a party willing to pay an equivalent or greater consideration than that which ACNB has agreed to pay in the merger.

The reorganization agreement limits the ability of New Windsor to pursue alternatives to the merger.

        The reorganization agreement contains "no shop" provisions that, subject to specified exceptions, limit the ability of New Windsor to solicit, encourage, discuss, recommend or commit to alternative acquisition proposals, as well as a termination fee that is payable by New Windsor under certain circumstances. These provisions might discourage potential competing transaction partners that might have an interest in acquiring all or a significant part of New Windsor from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing transaction partner proposing to pay a lower per share price to acquire New Windsor than it might otherwise have proposed to pay.

Failure to complete the merger in certain circumstances could require New Windsor to pay a termination fee.

        If the merger should fail to occur in certain circumstances that relate to a possible combination of New Windsor with another acquirer, New Windsor may be obligated to pay ACNB $1.3 million as a termination fee. See "Proposal 1—The Merger—Terms of the Merger—Termination Fee."

Risks Relating to ACNB and Its Business

Post-merger integration and change of ACNB's historical business model may fail to achieve expected results.

        The success of the transaction depends heavily on a smooth integration and post-merger operations of the combined ACNB Bank. Benefits of the transaction to shareholders may not be realized if the post-merger integration is not well executed or well received by each company's historical customers.

ACNB may fail to realize the cost savings it expects to achieve from the merger.

        The success of the merger will depend, in part, on ACNB's ability to realize the estimated cost savings from combining the businesses of ACNB and New Windsor. While ACNB believes that the cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than ACNB anticipates. ACNB's cost savings estimates also depend on its ability to combine the businesses of ACNB and New Windsor in a manner that permits those cost savings to be realized. If ACNB's estimates are incorrect or it is unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining ACNB and New Windsor may be more difficult, costly or time-consuming than expected.

        ACNB and New Windsor have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company's ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company's ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause ACNB and New Windsor to lose customers or cause customers to withdraw their deposits from ACNB or New Windsor, or other unintended consequences that could have a material adverse effect on ACNB's results of operations or financial condition.

Changes in interest rates could adversely impact ACNB's financial condition and results of operations.

        ACNB's earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond ACNB's control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the amount of interest ACNB receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) ACNB's ability to originate loans and obtain deposits, (ii) the fair value of ACNB's financial assets and liabilities, and (iii) the average duration of ACNB's mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, ACNB's net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

        Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on ACNB's results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on ACNB's financial condition and results of operations.

If ACNB has higher loan losses than it has allowed for, ACNB's earnings could materially decrease.

        ACNB maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management's best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management's continuing evaluation of the following: industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions; and, unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires ACNB to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of ACNB's control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review ACNB's allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Further, if charge-offs in future periods exceed the allowance for loan losses, ACNB will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income, and possibly capital, and may have a material adverse effect on ACNB's financial condition and results of operations.

A new accounting standard will likely require us to increase our allowance for loan losses and may have a material adverse effect on our financial condition and results of operations.

        The Financial Accounting Standards Board has adopted a new accounting standard that will be effective for the ACNB and ACNB Bank after December 15, 2019. This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of providing allowances for loan losses that are probable, which would likely require us to increase our allowance for loan losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for loan losses. Any increase in our allowance for loan losses or expenses incurred to determine the appropriate level of the allowance for loan losses may have a material adverse effect on our financial condition and results of operations.

Competition from other financial institutions may adversely affect ACNB's profitability.

        ACNB's banking subsidiary faces substantial competition in originating both commercial and consumer loans. This competition comes principally from other banks, credit unions, mortgage banking companies, and other lenders. Many of its competitors enjoy advantages, including greater financial resources with higher lending limits, wider geographic presence, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. This competition could reduce ACNB's net income by decreasing the number and size of loans that its banking subsidiary originates and the interest rates it may charge on these loans.

        In attracting business and consumer deposits, its banking subsidiary faces substantial competition from other insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of ACNB's competitors enjoy advantages, including greater financial resources, wider geographic presence, more aggressive marketing campaigns, better brand recognition, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. These competitors may offer higher interest rates than ACNB, which could decrease the deposits that it attracts or require it to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect the subsidiary's ability to generate the funds necessary for lending operations. As a result, it may need to seek other sources of funds that may be more expensive to obtain and could increase its cost of funds.

        ACNB's banking subsidiary also competes with nonbank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies, and governmental organizations which may offer more favorable terms. Some of its nonbank competitors are not subject to the same extensive regulations that govern ACNB's banking operations. As a result, such nonbank competitors may have advantages over ACNB's banking subsidiary in providing certain products and services. This competition may reduce or limit ACNB's margins on banking services, reduce its market share, and adversely affect its earnings and financial condition.

The Basel III capital requirements may require ACNB to maintain higher levels of capital, which could reduce ACNB's profitability.

        Basel III targets higher levels of base capital, certain capital buffers, and a migration toward common equity as the key source of regulatory capital. Although the new capital requirements are phased in over the next decade and may change substantially before final implementation, Basel III signals a growing effort by domestic and international bank regulatory agencies to require financial institutions, including depository institutions, to maintain higher levels of capital. The direction of the Basel III implementation activities or other regulatory viewpoints could require additional capital to support ACNB's business risk profile prior to final implementation of the Basel III standards. If ACNB and the subsidiary bank are required to maintain higher levels of capital, ACNB and the subsidiary bank may have fewer opportunities to invest capital into interest-earning assets, which could limit the profitable business operations available to ACNB and the subsidiary bank and adversely impact ACNB's financial condition and results of operations.

ACNB's operations of its business, including its transactions with customers, are increasingly done via electronic means, and this has increased its risks related to cybersecurity.

        ACNB is exposed to the risk of cyber-attacks in the normal course of business. In addition, ACNB is exposed to cyber-attacks on vendors and merchants that affect ACNB and its customers. In general, cyber incidents can result from deliberate attacks or unintentional events. ACNB has observed an increased level of attention in the industry focused on cyber-attacks that include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. To combat against these attacks, policies and procedures are in place to prevent or limit the effect of the possible security breach of its information systems. While ACNB maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. While ACNB has not incurred any material losses related to cyber-attacks, nor is it aware of any specific or threatened cyber incidents as of the date of this report, it may incur substantial costs and suffer other negative consequences if it falls victim to successful cyber-attacks. Such negative consequences could include remediation costs that may include liability for stolen assets or information and repairing system damage that may have been caused; deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants; lost revenues resulting from unauthorized use of proprietary information or the failure to retain or attract customers following an attack; disruption or failures of physical infrastructure, operating systems or networks that support ACNB's business and customers resulting in the loss of customers and business opportunities; additional regulatory scrutiny and possible regulatory penalties; litigation; and, reputational damage adversely affecting customer or investor confidence.

ACNB's controls and procedures may fail or be circumvented and have a material adverse effect on its business, financial condition, and results of operations.

        Management regularly reviews and updates ACNB's internal controls, disclosure controls and procedures, as well as corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of ACNB's controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on its business, financial condition, and results of operations.

ACNB's ability to pay dividends depends primarily on dividends from its banking subsidiary, which are subject to regulatory limits and the banking subsidiary's performance.

        ACNB is a financial holding company and its operations are conducted by its subsidiaries. Its ability to pay dividends depends on its receipt of dividends from its subsidiaries. Dividend payments from its banking subsidiary are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of its subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures, and other cash flow requirements. There is no assurance that its subsidiaries will be able to pay dividends in the future or that ACNB will generate adequate cash flow to pay dividends in the future. ACNB's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

ACNB's profitability depends significantly on economic conditions in the Commonwealth of Pennsylvania and the State of Maryland.

        ACNB's success depends primarily on the general economic conditions of the Commonwealth of Pennsylvania, the State of Maryland, and the specific local markets in which ACNB operates. Unlike larger national or other regional banks that are more geographically diversified, ACNB provides banking and financial services to customers primarily in the southcentral Pennsylvania and northern Maryland region of the country. The local economic conditions in these areas have a significant impact on the demand for ACNB's products and services, as well as the ability of ACNB's customers to repay loans, the value of the collateral securing the loans, and the stability of ACNB's deposit funding sources. A significant decline in general economic conditions caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets, or other factors could impact these local economic conditions and, in turn, have a material adverse effect on ACNB's financial condition and results of operations.

The earnings of financial services companies are significantly affected by general business and economic conditions.

        ACNB's operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance, and the strength of the U.S. economy and the local economies in which ACNB operates, all of which are beyond ACNB's control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values, and a decrease in demand for ACNB's products and services, among other things, any of which could have a material adverse impact on ACNB's financial condition and results of operations.

        The regulatory environment for the financial services industry is being significantly impacted by financial regulatory reform initiatives in the United States and elsewhere, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, and regulations promulgated to implement it.

        Dodd-Frank, which was signed into law on July 21, 2010, comprehensively reforms the regulation of financial institutions, products and services. Dodd-Frank requires various federal regulatory agencies to implement numerous rules and regulations. Because the federal agencies are granted broad discretion in drafting these rules and regulations, many of the details and the impact of Dodd-Frank may not be known for many months or years.

        While much of how the Dodd-Frank and other financial industry reforms will change ACNB's current business operations depends on the specific regulatory reforms and interpretations, many of which have yet to be released or finalized, it is clear that the reforms, both under Dodd-Frank and otherwise, will have a significant effect on the entire industry. Although Dodd-Frank and other reforms will affect a number of the areas in which ACNB does business, it is not clear at this time the full extent of the adjustments that will be required and the extent to which ACNB will be able to adjust its businesses in response to the requirements. Although it is difficult to predict the magnitude and extent of these effects at this stage, ACNB believes compliance with Dodd-Frank and implementing its regulations and initiatives will negatively impact revenue and increase the cost of doing business, both in terms of transition expenses and on an ongoing basis, and it may also limit ACNB's ability to pursue certain business opportunities.

New lines of business or new products and services may subject ACNB to additional risks.

        From time to time, ACNB may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, ACNB may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of ACNB's system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and new products or services could have a material adverse effect on ACNB's business, financial condition, and results of operations.

ACNB may not be able to attract and retain skilled people.

        ACNB's success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by ACNB can be intense, and ACNB may not be able to hire people or to retain them. The unexpected loss of services of one or more of ACNB's key personnel could have a material adverse impact on ACNB's business because the Corporation would no longer have the benefit of their skills, knowledge of ACNB's market, as well as years of industry experience, and it would be difficult to promptly find qualified replacement personnel. ACNB currently has employment agreements, including covenants not to compete, with the following named executive officers: its President & Chief Executive Officer; Executive Vice President, Secretary & Chief Governance Officer; Executive Vice President, Treasurer & Chief Financial Officer; the President of ACNB Bank; and, the President & Chief Executive Officer of Russell Insurance Group, Inc.

ACNB is subject to claims and litigation pertaining to fiduciary responsibility.

        From time to time, customers make claims and take legal action pertaining to ACNB's performance of its fiduciary responsibilities. Whether customer claims and legal action related to ACNB's performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to ACNB, they may result in significant financial liability and/or adversely affect the market perception of ACNB and its products and services, as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on ACNB's business, which, in turn, could have a material adverse effect on ACNB's financial condition and results of operations.

The trading volume in ACNB's common stock is less than that of other larger financial services companies.

        ACNB's common stock trades on NASDAQ, and the trading volume in its common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of ACNB's common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which ACNB has no control. Given the lower trading volume of ACNB's common stock, significant sales of ACNB's common stock, and the expectation of these sales, could cause ACNB's stock price to fall.

ACNB operates in a highly regulated environment and may be adversely affected by changes in federal, state and local laws and regulations.

        ACNB, primarily through its banking subsidiary, is subject to extensive regulation, supervision and/or examination by federal and state banking authorities. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on ACNB and its operations. Additional legislation and regulations that could significantly affect ACNB's powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on its financial condition and results of operations. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank and financial holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on ACNB's financial condition and results of operations.

        Like other financial holding companies and financial institutions, ACNB must comply with significant anti-money laundering and anti-terrorism laws. Under these laws, ACNB is required, among other things, to enforce a customer identification program and file currency transaction and suspicious activity reports with the federal government. Government agencies have substantial discretion to impose significant monetary penalties on institutions which fail to comply with these laws or make required reports. While ACNB has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

The soundness of other financial institutions may adversely affect ACNB.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. ACNB has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and institutional clients. Many of these transactions expose ACNB to credit risk in the event of a default by a counterparty or client. In addition, ACNB's credit risk may be exacerbated when the collateral held by ACNB cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit exposure due to ACNB. Any such losses could have a material adverse effect on ACNB's financial condition and results of operations.

Market volatility may have materially adverse effects on ACNB's liquidity and financial condition.

        The capital and credit markets have experienced extreme volatility and disruption. Over the last several years, in some cases, the markets have exerted downward pressure on stock prices, security prices, and credit capacity for certain issuers without regard to those issuers' underlying financial strength. If the market disruption and volatility returns, there can be no assurance that ACNB will not experience adverse effects, which may be material, on its liquidity, financial condition, and profitability.

ACNB may need or be compelled to raise additional capital in the future which could dilute shareholders or be unavailable when needed or at unfavorable terms.

        ACNB's regulators or market conditions may require it to increase its capital levels. If ACNB raises capital through the issuance of additional shares of its common stock or other securities, it would likely dilute the ownership interests of current investors and would likely dilute the per share book value and earnings per share of its common stock. Furthermore, it may have an adverse impact on ACNB's stock price. New investors may also have rights, preferences and privileges senior to ACNB's current shareholders, which may adversely impact its current shareholders. ACNB's ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, ACNB cannot be assured of its ability to raise additional capital on terms and time frames acceptable to it or to raise additional capital at all. If ACNB cannot raise additional capital in sufficient amounts when needed, its ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect ACNB's operations, financial condition, and results of operations.

ACNB's future acquisitions could dilute shareholder ownership and may cause it to become more susceptible to adverse economic events.

        ACNB may use its common stock to acquire other companies or make investments in banks and other complementary businesses in the future. ACNB may issue additional shares of common stock to pay for future acquisitions, which would dilute current investors' ownership interest in ACNB. Future business acquisitions could be material to ACNB, and the degree of success achieved in acquiring and integrating these businesses into ACNB could have a material effect on the value of ACNB's common stock. In addition, any acquisition could require it to use substantial cash or other liquid assets or to incur debt. In those events, ACNB could become more susceptible to economic downturns and competitive pressures.

Pennsylvania business corporation law and various anti-takeover provisions under ACNB's articles could impede the takeover of ACNB.

        Various Pennsylvania laws affecting business corporations may have the effect of discouraging offers to acquire ACNB, even if the acquisition would be advantageous to shareholders. In addition, ACNB has various anti-takeover measures in place under its articles of incorporation and bylaws, including a supermajority vote requirement for mergers, a staggered board of directors, and the absence of cumulative voting. Any one or more of these measures may impede the takeover of ACNB without the approval of the board of directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of ACNB common stock.

If ACNB concludes that the decline in value of any of its investment securities is an other-than-temporary impairment, ACNB is required to write down the value of that security through a charge to earnings.

        ACNB reviews its investment securities portfolio at each quarter-end to determine whether the fair value is below the current carrying value. When the fair value of any of its investment securities has declined below its carrying value, ACNB is required to assess whether the decline is an other-than-temporary impairment. If ACNB determines that the decline is an other-than-temporary impairment, it is required to write down the value of that security through a charge to earnings for credit related impairment. Non-credit related reductions in the value of a security do not require a write down of the value through earnings unless ACNB intends to, or is required to, sell the security. Changes in the expected cash flows related to the credit related piece of the investment of a security in ACNB's investment portfolio or a prolonged price decline may result in ACNB's conclusion in future periods that an impairment is other than temporary, which would require a charge to earnings to write down the security to fair value. Due to the complexity of the calculations and assumptions used in determining whether an asset has an impairment that is other than temporary, the impairment disclosed may not accurately reflect the actual impairment in the future.

ACNB is subject to potential impairment of goodwill and intangibles.

        ACNB's subsidiary, Russell Insurance Group, Inc. ("RIG") has certain long-lived assets including purchased intangible assets subject to amortization, such as insurance books of business, and associated goodwill assets which are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statement of condition and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

        Goodwill, which has an indefinite useful life, is evaluated pursuant to ASC Topic 350, Intangibles—Goodwill and Other, for impairment annually and is evaluated for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. The goodwill impairment analysis currently used by the Corporation is a two-step test. The first step, used to identify potential impairment, involves comparing the reporting unit's estimated fair value to its carrying value, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. If required, the second step involves calculating an implied fair value of goodwill for the reporting unit for which the first step indicated potential impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit to a group of likely buyers whose cash flow estimates could differ from those of the reporting entity, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to the reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. Subsequent reversal of goodwill impairment losses is not permitted. ACNB performs an annual evaluation to determine if there is goodwill impairment.

ACNB is subject to environmental liability risk associated with lending activities.

        A significant portion of ACNB's banking subsidiary loan portfolio is secured by real property. During the ordinary course of business, ACNB may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, ACNB may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require ACNB to incur substantial expense and may materially reduce the affected property's value or limit ACNB's ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase ACNB's exposure to environmental liability. Although ACNB has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on ACNB's financial condition and results of operations.

The severity and duration of a future economic downturn and the composition of the banking subsidiary's loan portfolio could impact the level of loan charge-offs and provision for loan losses and may affect ACNB's net income or loss.

        Lending money is a substantial part of ACNB's business through its banking subsidiary. However, every loan that ACNB makes carries a certain risk of non-payment. ACNB cannot assure that its allowance for loan losses will be sufficient to absorb actual loan losses. ACNB also cannot assure that it will not experience significant losses in its loan portfolio that may require significant increases to the allowance for loan losses in the future.

        Although ACNB evaluates every loan that it makes against its underwriting criteria, ACNB may experience losses by reasons of factors beyond its control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of ACNB's borrowers.

        ACNB determines the adequacy of its allowance for loan losses by considering various factors, including:

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  An analysis of the risk characteristics of various classifications of loans;

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  Previous loan loss experience;

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  Specific loans that would have loan loss potential;

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  Delinquency trends;

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  Estimated fair value of the underlying collateral;

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  Current economic conditions;

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  The views of ACNB's regulators;

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  Reports of internal auditors;

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  Reports of external auditors;

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  Reports of loan reviews conducted by independent organizations; and

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  Geographic and industry loan concentrations.

        Local economic conditions could impact the loan portfolio of ACNB. For example, an increase in unemployment, a decrease in real estate values, or increases in interest rates, as well as other factors, could weaken the economies of the communities ACNB serves. Weakness in the market areas served by ACNB could depress ACNB's earnings and, consequently, its financial condition because:

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  Borrowers may not be able to repay their loans;

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  The value of the collateral securing ACNB's loans to borrowers may decline; and/or,

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  The quality of ACNB's loan portfolio may decline.

        Although, based on the aforementioned procedures implemented by ACNB, management believes the current allowance for loan losses is adequate, ACNB may have to increase its provision for loan losses should local economic conditions deteriorate which could negatively impact its financial condition and results of operations.

Changes in real estate values may adversely impact ACNB's banking subsidiary loans that are secured by real estate.

        A significant portion of ACNB's banking subsidiary loan portfolio consists of residential and commercial mortgages, as well as consumer loans, secured by real estate. These properties are concentrated in Adams County, Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates, the availability of loans to potential purchasers, changes in the tax laws and other government statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in ACNB's market area, the value of the real estate collateral securing ACNB's loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material adverse impact on ACNB's financial condition and results of operations.

ACNB's information systems may experience an interruption or breach in security.

        ACNB relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in ACNB's customer relationship management, general ledger, deposit, loan and other systems. While ACNB has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Although ACNB maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. The occurrence of any failures, interruptions or security breaches of ACNB's information systems could damage ACNB's reputation, adversely affecting customer or investor confidence, result in a loss of customer business, subject ACNB to additional regulatory scrutiny and possible regulatory penalties, or expose ACNB to civil litigation and possible financial liability, any of which could have a material adverse effect on ACNB's financial condition and results of operations.

ACNB's financial performance may suffer if its information technology is unable to keep pace with growth or industry developments.

        The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. ACNB's future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in ACNB's operations. Many of ACNB's competitors have substantially greater resources to invest in technological improvements. ACNB may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on ACNB's business and, in turn, ACNB's financial condition and results of operations.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

        In deciding whether to extend credit or enter into other transactions, ACNB may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. ACNB may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports, or other financial information could have a material adverse impact on ACNB's business and, in turn, ACNB's financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

        Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as "disintermediation", could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on ACNB's financial condition and results of operations.

Future economic conditions may adversely affect secondary sources of liquidity.

        In addition to primary sources of liquidity in the form of deposits and principal and interest payments on outstanding loans and investments, ACNB maintains secondary sources that provide it with additional liquidity. These secondary sources include secured and unsecured borrowings from sources such as the Federal Reserve Bank, Federal Home Loan Bank of Pittsburgh, and third-party commercial banks. However, market liquidity conditions have been negatively impacted by past disruptions in the capital markets and could, in the future, have a negative impact on ACNB's secondary sources of liquidity.

Severe weather, natural disasters, acts of war or terrorism, and other external events could significantly impact ACNB's business.

        The unpredictable nature of events such as severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on ACNB's ability to conduct business. If any of its financial, accounting, network or other information processing systems fail or have other significant shortcomings due to external events, ACNB could be materially adversely affected. Third parties with which ACNB does business could also be sources of operational risk to ACNB, including the risk that the third parties' own network and information processing systems could fail. Any of these occurrences could materially diminish ACNB's ability to operate one or more of the Corporation's businesses, or result in potential liability to clients, reputational damage, and regulatory intervention, any of which could materially adversely affect ACNB. Such events could affect the stability of ACNB's deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, impair ACNB's liquidity, cause significant property damage, result in loss of revenue, and/or cause ACNB to incur additional expenses.

        ACNB may be subject to disruptions or failures of the financial, accounting, network and other information processing systems arising from events that are wholly or partially beyond ACNB's control, which may include, for example, computer viruses, electrical or telecommunications outages, natural disasters, disease pandemics, damage to property or physical assets, or terrorist acts. ACNB has developed a comprehensive business continuity plan which includes plans to maintain or resume operations in the event of an emergency, such as a power outage or disease pandemic, and contingency plans in the event that operations or systems cannot be resumed or restored. The business continuity plan is updated as needed, periodically reviewed, and components are regularly tested. ACNB also reviews and evaluates the business continuity plans of critical third-party service providers. While ACNB believes its business continuity plan and efforts to evaluate the business continuity plans of critical third-party service providers help mitigate risks, disruptions or failures affecting any of these systems may cause interruptions in service to customers, damage to ACNB's reputation, and loss or liability to ACNB.

The recent change in control of the United States government and issues relating to debt and the deficit may adversely affect ACNB.

        Due to the Republican Party gaining control of the White House, as well as the Republican Party maintaining control of both the House of Representatives and Senate of the United States in the congressional election, could result in significant changes (or uncertainty) in governmental policies, regulatory environments, spending sentiment and many other factors and conditions, some of which could adversely impact ACNB's business, financial condition and results of operations.

        In addition, as a result of past difficulties of the federal government to reach agreement over federal debt and issues connected with the debt ceiling, certain rating agencies placed the United States government's long-term sovereign debt rating on their equivalent of negative watch and announced the possibility of a rating downgrade. The rating agencies, due to constraints related to the rating of the United States, also placed government-sponsored enterprises in which ACNB invests and receives lines of credit on negative watch and a downgrade of the United States government's credit rating would trigger a similar downgrade in the credit rating of these government-sponsored enterprises. Furthermore, the credit rating of other entities, such as state and local governments, may also be downgraded should the United States government's credit rating be downgraded. The impact that a credit rating downgrade may have on the national and local economy could have an adverse effect on ACNB's financial condition and results of operations.

ACNB's banking subsidiary may be required to pay higher FDIC premiums or special assessments which may adversely affect its earnings.

        Poor economic conditions and the resulting bank failures have increased the costs of the FDIC and adversely impacted its Deposit Insurance Fund. Additional bank failures may prompt the FDIC to increase its premiums or to issue special assessments. ACNB is generally unable to control the amount of premiums or special assessments that its banking subsidiary is required to pay for FDIC insurance. Any future changes in the calculation or assessment of FDIC insurance premiums may have a material adverse effect on ACNB's financial condition and results of operations.

Income taxation could have negative effects on results of operations and asset values.

        Discussions of proposed major overhauls of the federal corporate tax code could result in unknown and unpredictable effects on ACNB's results of operations and value of assets. Proposals that would lower the corporate tax rate and, at the same time, reduce certain deductions from taxable income are aimed to increase overall revenue from corporate taxation. For example, reducing the tax deductibility of state and local government investments and loans would increase income tax expense and could perhaps decrease the value of those assets. Lowering tax rates would decrease the value of certain deferred tax assets. In addition, changes to individual income tax laws could have the effect of lowering demand for important sources of lending and revenue to ACNB, such as residential mortgages.

The increasing use of social media platforms presents new risks and challenges and the inability or failure to recognize, respond to, and effectively manage the accelerated impact of social media could materially adversely impact ACNB's business.

        There has been a marked increase in the use of social media platforms, including weblogs (blogs), social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Social media practices in the banking industry are evolving, which creates uncertainty and risk of noncompliance with regulations applicable to ACNB's business. Consumers value readily available information concerning businesses and their goods and services and often act on such information without further investigation and without regard to its accuracy. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to ACNB's interests and/or may be inaccurate. The dissemination of information online could harm ACNB's business, prospects, financial condition, and results of operations, regardless of the information's accuracy. The harm may be immediate without affording ACNB an opportunity for redress or correction.

        Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about ACNB's business, exposure of personally identifiable information, fraud, out-of-date information, and improper use by employees and customers. The inappropriate use of social media by ACNB's customers or employees could result in negative consequences such as remediation costs including training for employees, additional regulatory scrutiny and possible regulatory penalties, litigation, or negative publicity that could damage ACNB's reputation adversely affecting customer or investor confidence.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

        This document, including information incorporated by reference in this document, contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations, and business of each of ACNB, ACNB Bank, New Windsor, and New Windsor State Bank. These include statements relating to revenues, cost savings, and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as "believes," "intends," "expects," "anticipates," "estimates," "projects," "should," "may" or similar words or expressions.

        These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  •
  the ability to obtain required regulatory and stockholder approvals and meet other closing conditions to the transaction;

  •
  the ability to complete the merger as expected and within the expected timeframe;

  •
  disruptions to customer and employee relationships and business operations caused by the merger;

  •
  the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all;

  •
  changes in local and national economies, or market conditions;

  •
  changes in interest rates;

  •
  regulations and accounting principles;

  •
  changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

  •
  changes in policies or guidelines;

  •
  loan demand and asset quality, including real estate values and collateral values;

  •
  deposit flow; and

  •
  the impact of competition from traditional or new sources.

        Additional factors can be found under "Risk Factors," beginning on page 24 of this document and "Risk Factors" in ACNB's Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed be ACNB with the SEC.

        Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. ACNB and New Windsor caution New Windsor stockholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

        All written or oral forward-looking statements attributable to ACNB or New Windsor or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither ACNB nor New

Windsor undertakes any obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE NEW WINDSOR SPECIAL MEETING OF STOCKHOLDERS

General

        The New Windsor special meeting of stockholders will be held at [    •    ],[    •    ] , Maryland        , at [    •    ]:00 a.m., local time, on [    •    ], 2017.

Record Date and Shares Outstanding and Entitled to Vote

        The record date for the New Windsor special meeting of stockholders is [    •    ], 2017. On the record date, there were [    •    ] shares issued and outstanding. Only stockholders of record at the close of business on the New Windsor record date will be entitled to receive notice of and to vote at the special meeting.

Matters to be Considered at the Special Meeting

        Holders of New Windsor common stock will consider and vote upon:

  •
  Proposal 1—a proposal to approve and adopt the reorganization agreement which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference;

  •
  Proposal 2—a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the reorganization agreement.

Quorum

        The holders of a majority of the shares of New Windsor common stock outstanding and entitled to vote as of the record date must be present at the New Windsor special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on the reorganization agreement, the adjournment or postponement proposal, and any other matter to be considered at the New Windsor special meeting.

Votes Required

        Approve and Adopt the Reorganization Agreement.    In accordance with Maryland law, the approval and adoption of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the shares of New Windsor common stock outstanding on the record date.

        Discretionary Authority to Adjourn or Postpone the Special Meeting.    The affirmative vote of a majority of New Windsor shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

        Each holder of shares of New Windsor common stock outstanding on the record date will be entitled to one vote for each share held of record at the New Windsor special meeting of stockholders. The directors of New Windsor and Thomas J. Paholsky, New Windsor's Senior Vice President and Chief Financial Officer, have agreed to vote all shares of New Windsor common stock that they own on the record date in favor of the approval and adoption of the reorganization agreement. On the record date, these persons owned approximately [    •    ] shares of New Windsor common stock, or approximately [    •    ]% of the outstanding shares of New Windsor common stock.

Voting

        The New Windsor board of directors is soliciting proxies to request that you allow your shares of New Windsor common stock to be represented at the special meeting by the persons named on the enclosed New Windsor proxy card. All shares of New Windsor common stock represented at the special meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by New Windsor's board of directors.

        The New Windsor board of directors recommends that you vote:

  •
  FOR the proposal to approve and adopt the reorganization agreement; and

  •
  FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

        If any matters incident to the conduct of the meeting and not described in this proxy statement are properly presented at the special meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.

        If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares on any matter related to the merger or on other non-discretionary matters, and may elect not to vote your shares on other matters. A "broker non-vote" occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals.

        Broker non-votes are considered "present," and as a result, will have the same effect as a vote against the merger proposal and each proposal for which the affirmative vote of a majority of shares represented at the special meeting is required.

        If you return a valid proxy or attend the meeting in person, New Windsor will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

        Abstentions are considered to be present and, as a result, will have the same effect as a vote against the merger proposal and each proposal for which the affirmative vote of a majority of shares represented at the special meeting is required.

Revocation of Proxies

        Any New Windsor stockholder may revoke a proxy at any time before or at the New Windsor special meeting in one or more of the following ways:

  1.
  Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the special meeting of stockholders to the Corporate Secretary of New Windsor;

  2.
  Submitting a later-dated proxy prior to the vote at the special meeting of stockholders; or

  3.
  Attending the special meeting of stockholders and voting in person after giving written notice to the Corporate Secretary of New Windsor.

        A New Windsor shareholder should send any written notice of revocation or subsequent proxy to:

    New Windsor Bancorp, Inc.
    Attention: Corporate Secretary
    222 E. Baltimore Street
    Taneytown, MD 21787

        You also may hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary before the taking of the vote at the special meeting of stockholders. Attendance at the special meeting of stockholders will not by itself constitute a revocation or proxy. If your shares are held in "street name," you will need to follow the voting instructions from your broker or nominee in order to change your vote. If your shares are held in "street name," you also will need a signed proxy from your broker or nominee in order to attend the special meeting and vote in person.

Appraisal Rights

        Any New Windsor stockholder who objects to the merger and follows the specific procedures set forth in Title 3, Subtitle 2 of the MGCL will be entitled to receive payment in cash of the fair value of their shares of New Windsor common stock. If you want to demand payment of the fair value of your common stock, you must fully comply with the procedures set out in the MGCL. The statutorily determined "fair value" cannot be predicted and could be more or less than the value of the merger consideration. Failure to take any of the steps required under MGCL a timely basis may result in the loss of appraisal rights. A copy of Title 3, Subtitle 2 of the MGCL included as Annex C to this proxy statement/prospectus. See "Proposal 1—The Merger—Appraisal Rights."

Solicitation of Proxies

        New Windsor will bear the cost of the solicitation of proxies from its stockholders, but ACNB and New Windsor will equally share the cost of printing and mailing this proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of New Windsor and their subsidiaries may solicit proxies from New Windsor stockholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. New Windsor also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. New Windsor will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

        To assist in the solicitation of proxies in connection with the special meeting, New Windsor may retain a proxy solicitation firm, although it has not done so as of the date of this proxy statement/prospectus. If engaged, the proxy solicitor may contact New Windsor stockholders personally or by telephone, facsimile or other means of communication. The cost of any proxy solicitation firm which may be hired will be paid by New Windsor.

PROPOSAL 1:
THE MERGER

        The following information describes the material terms and provisions of the merger. This description is not complete. ACNB and New Windsor qualify this discussion in its entirety by reference to the reorganization agreement which is incorporated by reference in this proxy statement/prospectus. A copy of the reorganization agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described in the reorganization agreement, it is not intended to provide factual information about the parties. The representations and warranties contained in the reorganization agreement were made only for purposes of the reorganization agreement and as of specific dates, were solely for the benefit of the parties to the reorganization agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. ACNB and New Windsor urge you to read the full text of the reorganization agreement carefully.

General

        On November 22, 2016, ACNB and New Windsor jointly announced the execution of the reorganization agreement. Pursuant to the reorganization agreement, New Windsor will merge with and into a subsidiary of ACNB. After the merger, New Windsor State Bank will merge with and into ACNB Bank. The mergers are expected to be completed late in the second or early third quarter of 2017.

        In the merger, New Windsor stockholders will receive either 1.10 shares of ACNB common stock or $30.00 in cash for each share of New Windsor common stock they hold on the effective time of the merger.

        ACNB will not issue fractional shares of common stock to New Windsor stockholders pursuant to this merger; consequently, New Windsor stockholders who receive ACNB common stock in the merger will receive cash in lieu of any fractional shares they would have otherwise received according to the terms of the reorganization agreement.

        The approval and adoption of the reorganization agreement requires the affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares entitled to vote at the New Windsor special meeting of stockholders.

Background of the Merger

        As part of its ongoing consideration and evaluation of New Windsor's long-term prospects and strategy, the board of directors and senior management of New Windsor periodically reviewed and assessed strategic opportunities and challenges facing New Windsor and New Windsor State Bank. In February 2016, the board of directors and senior management held a retreat at which it received a presentation from a bank consultant, and engaged in a wide ranging discussion, on economic and regulatory trends affecting community banking, and mergers and acquisitions within the community banking industry. A representative of BuckleySandler LLP ("BuckleySandler"), New Windsor's legal counsel, also participated in the discussion and provided a review of the fiduciary duty of the board of directors in considering potential merger transactions. The board of directors discussed the advantages and disadvantages of various alternative strategies, including maintaining its course as an independent bank and seeking meaningful organic growth and increased profitability, including through increased hiring, expanded product offerings and increased efficiencies; a sale of the company; and the possibility for a merger of equals with one or more other community banking companies, to enable the combined company to reach a size, at least $1 billion, where it could increase operating efficiencies, achieve higher revenues, attract additional highly qualified personnel, and attract additional interest in the combined company's common stock, facilitating trading liquidity and capital raising.

        New Windsor's board of directors discussed the prospects for specific merger of equals opportunities with other Maryland community banks in nearby markets, regarding which Tom N. Rasmussen, President and Chief Executive Officer of New Windsor and New Windsor State Bank, and D. Arthur Seibel, Jr., the Chairman of the board of directors of New Windsor and New Windsor State Bank, had engaged in informal discussions over the prior year. They also considered the potential for transactions with larger banking companies, including ACNB, which had made formal or informal overtures indicating interest in possibly acquiring New Windsor. Following the presentation and extensive discussions at the retreat, the board of directors directed Messrs. Rasmussen and Seibel to proactively engage in discussions with the other Maryland community banks with respect to a merger of equals among them, which the board of directors believed was in the best interests of New Windsor, its stockholders and the employee and community constituencies they served. Ultimately, these discussions were not able to obtain momentum, or overcome the many social and valuation obstacles to a merger of equals.

        The board of directors of ACNB has periodically reviewed and discussed ACNB's business, strategic direction, performance and prospects in context of developments in the banking industry and competitive landscape. Among other things, these discussions have included review of possible strategic directions available to ACNB, including from time to time, possible acquisitions or business combinations involving other financial institutions.

        During 2014 and 2015, ACNB had expressed an interest in a transaction with New Windsor, including a March 13, 2014 confidential non-binding indication of interest proposing a merger of New Windsor into ACNB for consideration equal to 105% of book value, or approximately $23.00 per share in a transaction to be structured as a combination of stock and cash. During those years Mr. Rasmussen had occasional meetings with Thomas A. Ritter, President and Chief Executive Officer of ACNB, to discuss in broad outlines the possibility of a transaction, but the New Windsor board of directors did not believe, at that time, that a sale of the company was in the best interests of the New Windsor or its stockholders.

        On May 12, 2016, Messrs. Rasmussen and Seibel met with Mr. Ritter. The meeting was primarily social, in order to allow the parties to get to know one another, and the details of a possible transaction were not discussed.

        On May 20, 2016, New Windsor contacted Sandler O'Neill & Partners, L. P. ("Sandler O'Neill"), a nationally recognized investment banking firm whose principal business specialty is financial institutions, with which New Windsor had previously consulted, in order to assist New Windsor in connection with any potential merger or sale activity. Sandler O'Neill was subsequently engaged to act as New Windsor's financial advisor.

        In early June 2016, Mr. Rasmussen contacted Mr. Ritter regarding arranging a meeting to discuss a potential combination of the two companies. The parties agreed to meet on June 20, 2016.

        On June 14, 2016, at a meeting of ACNB's Strategic Planning Committee, the committee discussed the upcoming meeting with New Windsor scheduled for June 20. The discussion included review of fundamental issues regarding a potential transaction with New Windsor including the cultures of the two companies, board representation and management integration, and the organizational and governance structure issues of a transaction between the two companies.

        On June 15, 2016, Mr. Ritter, James P. Helt, President of ACNB Bank, Lynda L. Glass, Executive Vice President/Secretary & Chief Governance Officer of ACNB, David W. Cathell, Executive Vice President/Treasurer & Chief Financial Officer of ACNB, and Mr. Seibel attended the Bybel Rutledge LLP 2016 M&A and Capital Raising Seminar at Hershey Country Club, Hershey, Pennsylvania. In the afternoon, Messrs. Ritter, Cathell and Seibel played golf together.

        On June 20, 2016, Messrs. Rasmussen and Seibel met with Messrs. Ritter and Helt. The meeting was largely social, although the cultures, footprints and clients of each institution were discussed, as well as issues facing the banking industry in general. Also discussed at this meeting was ACNB's desire to expand into Maryland, and to capitalize on a merger with New Windsor as a platform with which to engage in further expansion into Maryland, the potential synergies of combining ACNB and New Windsor, and the financial attractiveness of a transaction between ACNB and New Windsor. Following this meeting, social issues relating to a potential transaction were also discussed.

        On June 21, 2016, at the regularly scheduled board meeting of New Windsor, Messrs. Seibel and Rasmussen discussed their meeting with representatives of ACNB, and the board of directors authorized New Windsor to engage in preliminary diligence and investigations into a potential transaction with ACNB.

        That same day, Messrs. Ritter and Helt reported on the discussions at the meeting on previous day with New Windsor to the board of directors of ACNB at its regular meeting. Following the meeting, Mr. Ritter contacted ACNB's special counsel, Bybel Rutledge LLP ("Bybel Rutledge"), to provide legal representation in this matter.

        On July 6, 2016, Frank Elsner, III, Chairman of the board of ACNB had an informal lunch with Mr. Seibel for general discussions.

        On July 19, 2016, at a regular meeting of ACNB's board of directors, Mr. Ritter and Nicholas Bybel, Jr. of Bybel Rutledge discussed with the board of directors issues to be considered in connection with a transaction such as the proposed combination with New Windsor. The board of directors reviewed certain historical financial information and recent mergers and acquisitions data regarding financial institutions, as well as selective publically-available financial information regarding New Windsor and an analysis of a potential transaction and its effect on ACNB. Following review and discussion of the presentation materials, the board of directors authorized management to submit a confidential non-binding indication of interest to acquire New Windsor. In addition, Bybel Rutledge reviewed the board's and management's fiduciary duties.

        On July 21, 2016, Messrs. Ritter and Helt met with Messrs. Rasmussen and Seibel and delivered a confidential non-binding indication of interest dated July 19, 2016, to acquire all of the issued and outstanding shares of New Windsor for approximately $25.00 per share or $25.1 million in the aggregate. Shares of New Windsor common stock would be exchanged for shares of ACNB common stock at a fixed exchange ratio of 0.998. The proposal indicated that 80% of the consideration would be paid in ACNB common stock and 20% in cash.

        Following the meeting, Messrs. Rasmussen and Seibel, along with Thomas J. Paholsky, Senior Vice President and Chief Financial Officer of New Windsor and New Windsor State Bank, discussed this indication with representatives of Sandler O'Neill and BuckleySandler. Following these consultations, Messrs. Rasmussen and Seibel advised ACNB that they would present the indication of interest at the next meeting of the Board of Directors, although they did not believe that the consideration offered was sufficient to obtain board approval.

        On July 28, 2016, Mr. Ritter received a telephone call from Mr. Rasmussen regarding the confidential non-binding indication of interest dated July 19, 2016. Among other things, Mr. Rasmussen indicated that New Windsor did not consider the pricing sufficient and insisted that New Windsor's core processing system could be retained.

        On August 9, 2016, ACNB's Strategic Planning Committee held a meeting which Mr. Bybel of Bybel Rutledge attended. Mr. Ritter reported on the July 28 telephone call from Mr. Rasmussen and New Windsor's response to the indication of interest. Following discussion, the committee directed Messrs. Ritter and Helt to contact Mr. Rasmussen in order to determine New Windsor's desired objectives for a potential transaction. In addition, the committee reaffirmed that New Windsor's core processing system would not ultimately be retained in a potential transaction.

        On August 16, 2016, at its regularly scheduled meeting, New Windsor's board of directors met with representatives of Sandler O'Neill and BuckleySandler to discuss ACNB's indication of interest. The board discussed with Sandler O'Neill the market for bank merger and acquisition activity, as well as the financial aspects of ACNB's proposal, and the financial aspects of New Windsor maintaining its status as an independent entity. The discussion with Sandler O'Neill included possible transactions with certain other potential acquirors, including those which had previously indicated an interest in considering a transaction with New Windsor. Sandler O'Neill reviewed with the board of directors the amount of consideration that each potential merger partner could have the financial capacity to offer, and the potential impact of a transaction on stockholder liquidity and dividends. The board of directors also discussed the potential impact of alternative transactions on the employees and customers of New Windsor.

        During the course of the meeting, New Windsor's board of directors considered that while New Windsor had made significant strides in asset quality and earnings over the past several years, it was finding that significant organic growth, hiring of quality personnel to permit that growth, and increased operating efficiencies were turning out to be more difficult to achieve as a result of limitations on the size and economic growth of New Windsor's primary market areas, salary structures in adjoining markets, increased regulatory burdens, difficulties in raising the additional capital needed to support growth, and high levels of competition for customer and personnel from other community banking organizations and regional and nationwide banks operating in New Windsor's markets and adjoining markets. As such, the board of directors considered that continued independence would not be in the best long-term interests of New Windsor and its stockholders.

        The board of directors considered that a transaction with ACNB could be highly attractive based upon: ACNB's performance; its attractive dividend; the greater trading liquidity of ACNB's stock and its inclusion in the Russell 3000; the similar corporate cultures and markets of the two companies; the contiguous nature of ACNB's and New Windsor's market areas; the expectation that ACNB would utilize an acquisition of New Windsor as a platform for continued expansion in Maryland and the potential impact that Maryland expansion could have on the value of ACNB's stock; ACNB's willingness to continue use of the New Windsor name; and the relatively lower adverse impact on employees and the communities New Windsor serves as compared to the impact that could be expected in a transaction with another party, although it also believed that the consideration proposed by ACNB in its July 19, 2016 letter was inadequate. However, based upon the foregoing factors, and the board's consideration as to the capacity of ACNB to pay an increased level of consideration; the levels of consideration which other likely potential interested acquirors had the financial capacity to offer; the expected impacts on the customers, employees and communities served by New Windsor; and the anticipated impact a combination with the other potential acquirors could have on the value of a transaction to New Windsor's stockholders, the board of directors believed that it was in the best interests of New Windsor, its stockholders, and the other constituencies served by New Windsor that New Windsor continue to pursue a transaction only with ACNB, to see if an adequate proposal could be obtained. As such, the board of directors directed Mr. Rasmussen to decline the proposal, while continuing discussions with ACNB to seek to obtain a higher proposal.

        Also, on August 16, 2016, at a regular meeting of the ACNB board of directors, the board discussed the status of conversations regarding a potential acquisition of New Windsor and New Windsor's desire to remain independent.

        During the next several weeks Messrs. Rasmussen and Seibel consulted frequently with representatives of ACNB, and ACNB conducted further due diligence and refined its financial analyses of a potential transaction with New Windsor. Messrs. Rasmussen and Seibel advised ACNB that the board of directors was not prepared to go forward with a proposed transaction unless the transaction promised to provide consideration equal to at $30.00 per share, or more, at signing.

        On September 13, 2016, ACNB's Strategic Planning Committee met to review the status of negotiations with New Windsor. Also present at the meeting were representatives of Bybel Rutledge. At the meeting, the committee discussed negotiations with New Windsor to date. Mr. Bybel discussed with the committee certain cultural and organizational aspects of the proposed transaction and the impact to ACNB of a "fixed" exchange ratio. Commonwealth Advisors, Inc. ("Commonwealth Advisors") provided a financial analysis based upon certain transaction cost savings and certain analyses for the potential financial impacts for the combined institution including earnings per share, capital ratios, and book value pursuant to a combination of stock and cash consideration. The committee discussion included efficiency ratio impacts, viability of other and/or future acquisition opportunities, significance of combined cost savings, and future dividends to shareholders. In addition, the committee discussed the core benefits of the proposed transaction including enhanced scale for rising infrastructure costs, increased income potential, and positive loan growth. The committee agreed that a revised confidential non-binding indication of interest be submitted to the board of directors and considered at the special meeting of the board of directors.

        Immediately following the conclusion of the Strategic Planning Committee meeting, ACNB held a special meeting of the board of directors to discuss and act on the submission of a revised confidential non-binding indication of interest to acquire New Windsor. Messrs. Elsner and Ritter presented a chronology of events and the status of negotiations regarding the potential acquisition of New Windsor since the last board meeting and management's recommendations. Commonwealth Advisors presented an overview of the financial aspects of the proposed transaction, and Bybel Rutledge reviewed a revised confidential non-binding indication of interest with the board. In addition, Bybel Rutledge reviewed the board's and management's fiduciary duties. Following discussion of the revised indication of interest, the board authorized management to submit the revised indication of interest to acquire New Windsor.

        Following the meeting, ACNB submitted a revised confidential non-binding indication of interest dated September 13, 2016, to acquire all of the issued and outstanding shares of New Windsor offering a fixed exchange ratio of 1.10 shares of ACNB common stock for each share of New Windsor common stock, or a transaction value as of the date of the letter of approximately $29.78 per share, or $29.9 million in the aggregate. The proposal indicated that 85% of the consideration would be paid in ACNB common stock and 15% in cash.

        New Windsor's board of directors met to discuss the revised proposal at its regularly scheduled meeting on September 20, 2016. Also present at the meeting were representatives of Sandler O'Neill and BuckleySandler. Sandler O'Neill reviewed financial aspects of the proposal, and the alternative merger transactions which might be available to New Windsor. A representative of BuckleySandler provided a review of the fiduciary duty of the directors. Following an extensive discussion of the proposal and merits and demerits of seeking additional proposals from other parties, the board of directors directed Messrs. Rasmussen and Seibel to respond to ACNB's proposal, and to seek a minimum signing date value of $31.00, and to address certain other clarifications and additions to the indication of interest regarding certain social and employee related issues.

        Also, on September 20, 2016, at a regular meeting of the board of directors of ACNB, management reviewed with the board the status of discussions with New Windsor.

        Over the next several weeks, ACNB, New Windsor, their respective legal counsel and Sandler O'Neill continued to negotiate the terms of the indication of interest and proposed transaction.

        On October 6, 2016, ACNB's board of directors held a special meeting to discuss the potential acquisition of New Windsor. At the meeting, Messrs. Elsner and Ritter updated the board regarding the chronology of events and status of negotiations with New Windsor since the last board meeting. Representatives of Commonwealth Advisors presented an overview of the updated financial aspects of the proposed acquisition of New Windsor. The board discussed certain aspects of the potential acquisition of New Windsor including, but not limited to, assumptions in the financial analysis, necessary cost savings, due diligence requirements and priorities, core processing early termination and deconversion fees, initial transaction costs, stock price concerns and retention of certain key officers. Following discussion, the board authorized management to submit a revised indication of interest to New Windsor and negotiate a definitive agreement subject to due diligence and final approval of the definitive agreement by the board. Bybel Rutledge reviewed the terms of a proposed revised indication of interest with the board.

        Based on the discussions at the October 6 special board meeting, ACNB submitted a revised confidential non-binding indication of interest dated October 7, 2016, which provided for consideration of at least $30.00 per share of New Windsor common stock, with a minimum exchange ratio of 1.10 shares of ACNB common stock for each share of New Windsor common stock, and a maximum exchange ratio, subject to the achievement of certain financial conditions, of 1.15 shares of ACNB common stock for each share of New Windsor common stock.

        At a special meeting of the New Windsor board of directors on October 11, the board of directors discussed a revised indication of interest dated October 7, 2016. Following extensive discussion of the exchange ratio, including consultation with Sandler O'Neill, and discussion of certain social and employee related aspects of the transaction, the board of directors directed Messrs. Rasmussen and Seibel and counsel to make additional revisions to the indication of interest, and authorized Mr. Rasmussen to execute the indication of interest as revised. Following additional discussions with ACNB and its counsel, an executed indication of interest was delivered on October 13, 2016.

        On October 14, 2016, ACNB commenced formal due diligence on New Windsor through the launch of a virtual data room.

        On October 18, 2016, ACNB's board of directors held a regular meeting. At the meeting, Mr. Ritter provided the board with copies of the signed confidential non-binding indication of interest dated October 13, 2016, and updated the board on discussions with New Windsor since the last board meeting.

        On October 20, 2016, Bybel Rutledge sent the initial draft of the reorganization agreement and certain ancillary documents to BuckleySandler, counsel for New Windsor.

        Following review of the initial drafts of the reorganization agreement and receipt of the initial comments and markup of the draft agreement from counsel, Messrs. Rasmussen, Seibel and Paholsky engaged in discussions with representatives of BuckleySandler and Sandler O'Neill to discuss the proposed response to the draft agreement. After discussing the amount and structure of the offer, which were consistent with the prior discussions with ACNB, the participants focused on the provisions regarding the appointment of New Windsor representatives to ACNB's board of directors, certain restrictions on the operations of New Windsor and New Windsor State Bank pending closing, provisions relating to employee and severed employee compensation, and certain termination provisions and termination payments as the areas of primary concern.

        Over the next several weeks, Messrs. Rasmussen and Seibel, BuckleySandler and Sandler O'Neill conferred frequently as they reviewed and discussed revisions to the draft reorganization agreement and ancillary agreements. Comments were communicated to ACNB and Bybel Rutledge, and the terms of the agreements negotiated.

        On November 2, 2016, ACNB management conducted due diligence on New Windsor which included management interviews of the senior officers of New Windsor.

        On November 8, 2016, the Executive Committee of the ACNB and ACNB Bank boards of directors held a meeting, which was attended by ACNB's executive officers and ACNB Bank executive staff members. Mr. Ritter provided the committee with an update regarding the negotiations with New Windsor including the key issues of senior management retention, necessary cost savings, and the significant early termination fees associated with the core processing system.

        On November 11, 2016, Messrs. Elsner and Seibel met for lunch to discuss potential New Windsor directors to be nominated to the ACNB board of directors in connection the merger.

        From November 11 through November 21, 2016, Bybel Rutledge and BuckleySandler LLP exchanged comments and revised drafts of the reorganization agreement and the exhibits and ancillary documents including the bank plan of merger, employment agreements, change of control and noncompetition agreements, and affiliate agreements.

        On November 15, 2016, a special meeting of the New Windsor board of directors was held, at which the board of directors discussed the proposed transaction with New Windsor's management and financial and legal advisors. At the meeting, (i) Sandler O'Neill and BuckleySandler reviewed the process effected to date, the status of the negotiations and changes to the definitive reorganization agreement since the initial draft and to the ancillary agreements; (ii) BuckleySandler provided a review of the fiduciary duties of the directors; (iii) the board of directors discussed with BuckleySandler and the executive officers who participated in the reverse due diligence on ACNB, information about ACNB and its activities learned during the reverse due diligence examination. Following this discussion, the board of directors provided Messrs. Rasmussen and Seibel and counsel with directions to seek further changes to certain provisions of the agreement, if possible.

        Also, on November 15, 2016, the boards of directors of ACNB and ACNB Bank held a joint regular meeting, which was attended by ACNB's and ACNB Bank's executive officers, Bybel Rutledge and Commonwealth Advisors to review the current status of the draft reorganization agreement and the schedules, exhibits and annexes thereto, as well as their duties under the law. The boards heard reports from ACNB's management regarding the proposed transaction including a report on the due diligence review of New Windsor by the executive officers of ACNB, and Commonwealth Advisors reported with respect to certain financial analyses which included a transaction and pro forma transaction overview, material transaction terms, transaction rationale, pro forma market share, pro forma deposit mix, pro forma loan portfolio mix, pro forma net interest margin, expected financial impact, pro forma capital ratios, and a comparable transactions analysis. Bybel Rutledge reviewed the terms of the reorganization agreement and the ancillary agreement with the boards of directors. Bybel Rutledge also reviewed fiduciary duties with the boards of directors.

        Over the next several days, Messrs. Rasmussen and Seibel, BuckleySandler and Sandler O'Neill conferred frequently as they reviewed, analyzed, and discussed revisions to the draft reorganization agreement and ancillary agreements, including the employment agreement to be entered into by Mr. Rasmussen, and the waiver and change in control agreements to be entered into by Ms. Monthley and a senior lender. Comments were communicated to ACNB and counsel for ACNB, and the terms of the agreements negotiated.

        On November 17, 2016, New Windsor and its advisors conducted on-site due diligence at the executive offices of ACNB.

        On November 18, 2016, the New Windsor board of directors again met in a special meeting to discuss the status of the transaction. At the meeting, Sandler O'Neill and BuckleySandler reviewed the status of the negotiations and changes to the definitive reorganization agreement and ancillary agreements since the prior draft. The board of directors discussed with BuckleySandler and the executive officers who participated in the on-site reverse due diligence, information about ACNB and its activities learned during the examination. Sandler O'Neill provided an update on the financial terms of the proposed merger, including a comparison of the terms of the merger with other announced merger transactions, a discussion of the potential financial capacity of other companies to effect an acquisition of New Windsor; and a comparison of the price performance of ACNB's common stock with comparable companies, and informed the board of directors that it believed that assuming no material changes in the relevant circumstances, Sandler O'Neill would be in a position to provide a favorable opinion regarding the fairness, from a financial point of view, of the consideration to be received by New Windsor's stockholders. After a lengthy discussion of the terms of the definitive reorganization agreement and related documents, including discussion and consideration of questions posed to New Windsor's financial and legal advisors, the meeting was adjourned.

        On November 21, 2016, the New Windsor board of directors convened a special meeting to consider the approval of the reorganization agreement. After a brief discussion, and delivery by Sandler O'Neill of its oral opinion to New Windsor's board of directors, which was subsequently confirmed in writing on November 21, 2016, to the effect that, as of such date, the merger consideration provided for in the reorganization agreement was fair to the holders of New Windsor common stock from a financial point of view, the board of directors unanimously approved the proposed merger and the definitive reorganization agreement in its final form, and authorized Mr. Rasmussen to execute and deliver the definitive reorganization agreement on behalf of New Windsor and the subsidiary bank merger agreement on behalf of New Windsor State Bank.

        On November 21, 2016, the boards of directors of ACNB and ACNB Bank held a joint special meeting at which time Commonwealth Advisors reviewed updated presentation materials, Bybel Rutledge discussed revisions to the reorganization agreement and ancillary documents, and Commonwealth Advisors delivered its fairness opinion. Following the presentations, the boards of directors discussed, considered, approved and adopted the terms of the transaction and the reorganization agreement and the schedules, exhibits and annexes thereto and the bank plan of merger and the exhibits and schedules thereto.

        Following their respective boards of directors meetings, ACNB and New Windsor executed the reorganization agreement and the schedules, exhibits and annexes thereto.

        On November 22, 2016, ACNB and New Windsor publically announced the transaction before the markets opened.

Certain Non-Public, Unaudited, Forward-Looking Information Exchanged by ACNB and New Windsor

        In the course of their merger discussions, ACNB and New Windsor each provided copies of certain internal financial projections for future periods prepared by senior management to the other and to Sandler O'Neill and Commonwealth Advisors, financial advisors for New Windsor and ACNB, respectively, for them to use in preparing the analyses performed in connection with their respective fairness opinions.

        ACNB, Sandler O'Neill and Commonwealth Advisors obtained from New Windsor a copy of New Windsor's internal 2016 profit plan, which included forecasted operating results for 2016. New Windsor and Sandler O'Neill obtained from ACNB a copy of ACNB's internal 2016 profit plan, which included forecasted operating results for 2016, ACNB's draft strategic plan (2016-2019), dated December 31, 2015, and capital plan, dated December 31, 2015. Further, Sandler O'Neill and Commonwealth Advisors obtained additional projections for ACNB and New Windsor prepared by the senior management of each company.

        New Windsor's internal 2016 profit plan provided to ACNB, which had been prepared in 2015 and updated to reflect 2016 actual results through June 30, 2016, included projected net income for the year ending December 31, 2016 of approximately $1.588 million. Projections through the year ending December 31, 2017 was based on the strategic plan provided by management of New Windsor, which projected net income for the year ending December 31, 2017 of $1.715 million. Management guidance for the years ending December 31, 2018 through December 31, 2020 included a 6.0% growth in net income per annum, resulting in projected net income of $1.818 million, $1.927 million and $2.043 million, respectively. There was no assumed change to the current dividend rate.

        ACNB's internal 2016 profit plan provided to New Windsor, which had been prepared in 2015 and updated to reflect 2016 actual results through June 30, 2016, included projected net income for the year ending December 31, 2016 of approximately $10.6 million. ACNB management provided guidance for the years ending December 31, 2016 through December 31, 2020 that was used to derive net income for the projected years. Those assumptions provided by management of ACNB to Sandler O'Neill was balance sheet growth of 6.0% per annum; loan growth of 5.0% per annum; NIM of 3.36%

for the year ending December 31, 2016, 3.26% for the year ending December 31, 2017 and 3.23% for the year ending December 31, 2018; noninterest expense growth of 3.5% per year; noninterest growth of 2.5% per year; and estimate net charge-offs equal to 5 bps on average loans per year. Using these assumptions resulted in net income for the years ending December 31, 2017 through December 31, 2020 of $11.952 million, $12.782 million and $13.729 million, respectively. There was no assumed change to the current dividend rate.

        The foregoing projections are provided for the sole purpose of describing certain projections exchanged between the parties. The inclusion of the projections in this document should not be interpreted as an indication that either New Windsor or ACNB considers this information to be necessarily predictive of actual future results of operations for New Windsor, ACNB or the combined company, and this information should not be relied upon for that purpose or for any other purpose.

        The referenced plans and projections involve significant assumptions regarding, among other things, interest rates, projected loan, deposit and asset growth, dividends, asset quality and allowance for loan losses, loan-to-deposit ratios and return on assets which were based on historical data, trends and interim results along with any known information that would potentially cause future results to differ from prior results. Because the projections were based on numerous variables and assumptions, including factors related to general economic and competitive conditions, which are inherently uncertain; accordingly, actual results could vary significantly from those set forth in the projections.

        The senior management of both companies developed their 2016 operating budgets prior to and without regard for the proposed merger, and New Windsor and ACNB do not publicly disclose internal management projections of the type provided to Sandler O'Neill and Commonwealth Advisors, or any other earnings guidance or financial projections. As a result, such projections were not prepared with a view towards public disclosure.

        Further, such projections are not intended to comply with the guidelines for financial forecasts established by the American Institute of Certified Public Accountants or any other established guidelines regarding projections or forecasts.

        The reports of the independent registered public accounting firms of ACNB and New Windsor included in or incorporated by reference into this document relate solely to the historical financial information of the respective companies as referred to therein. Such reports do not extend to the above discussion of the ACNB and New Windsor projections and should not be read as doing so.

New Windsor's Reasons for the Merger

        In reaching the conclusion that the reorganization agreement and merger are in the best interests of and advisable for New Windsor and its stockholders, and in approving the reorganization agreement and merger, New Windsor's board of directors considered, and reviewed with management and New Windsor's financial and legal advisors a number of factors, including the following:

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  The consideration offered by ACNB, at 1.10 shares of ACNB common stock for 85% of New Windsor's common stock, valued at $33.66 as of the close of trading on November 21, 2016, and $30.00 in cash for 15% of New Windsor's common stock, equals or exceeds the prices paid in recent comparable transactions for institutions similar to New Windsor that were reviewed by the board of directors, and as of that date, the stock portion of the consideration represented a 70% premium over the market value of New Windsor's common stock as of November 15, 2016, the date of the most recent trade reported prior to the date of the reorganization agreement and the cash portion of the consideration represented a 51.5% premium over the most recent trade price.

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  New Windsor stockholders will receive ACNB common stock for a portion of their shares of New Windsor common stock, enabling them to participate in any growth opportunities of the combined company.

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  Information concerning the business, financial condition, results of operations and prospects of New Windsor and ACNB.

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  The belief of the New Windsor board of directors that the relative market valuation of ACNB common stock was reasonable compared to peer companies, offering the potential for increased value in respect of the stock portion of the consideration.

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  The belief of the New Windsor board of directors that the consideration offered by ACNB likely equals or exceeds the value which New Windsor could reasonably expect to achieve if it maintained independent operations.

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  The belief of the New Windsor board of directors that the consideration offered by ACNB likely equals or exceeds the price which could be expected to be offered by other likely acquirors.

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  The estimated impact which a merger of New Windsor with ACNB could have on the resulting company and its valuation, as compared to the impact a merger of New Windsor could have on other companies.

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  The risks to stockholder value in continued independent operations, including risks relating to the inherent uncertainties about future growth, performance and economic conditions, management and board succession, the ability of New Windsor to raise additional capital, and to attract qualified personnel, and the impact and costs of increased regulatory compliance obligations.

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  The illiquidity and relatively low market valuation of New Windsor common stock, and the improbability of any events which would result in an increase in liquidity or market valuation in the foreseeable future.

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  The condition of the capital markets for community banking companies, and the ability of New Windsor to raise additional capital, other than from existing significant stockholders, on terms which are not highly dilutive.

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  ACNB common stock is traded on The NASDAQ Stock Market, and has substantially greater liquidity than that of New Windsor common stock.

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  ACNB common stock is included in the Russell 3000 index, and has potential to see increased demand for its common stock as additional institutional investors seek to invest in companies in that index.

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  ACNB common stock currently pays a dividend at a rate of $0.80 per year (or approximately $0.88 per share of New Windsor common stock), as compared to $0.24 on New Windsor common stock.

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  ACNB's earnings potential and current level of dividend payout, which provides potential for further increases in dividends.

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  The belief of the New Windsor board of directors that a merger with ACNB makes strategic sense for New Windsor and its customers, in light of the higher lending limits, wider array of products and services, and the increasingly competitive environment in which New Windsor operates.

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  The banking philosophy and community orientation of ACNB and New Windsor are very similar, and the markets of the two companies are geographically contiguous.

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  ACNB is a stable, profitable, well managed, community bank.

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  ACNB expects to retain substantially all customer contact employees, enabling customers to continue banking with the same people, while enjoying a wider and more diversified array of products than New Windsor State Bank offers; and ACNB has a backlog of unfilled positions which will enable them to minimize terminations of other employees.

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  The agreement of ACNB to continue to use the New Windsor name in Maryland.

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  Sandler O'Neill's opinion, dated November 21, 2016, to the effect that, as of such date, the consideration to be received by the holders of New Windsor common stock was fair from a financial point of view to such holders, as more fully described under "Opinion of New Windsor's Financial Advisor."

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  The merger will generally allow stockholders to defer recognition of taxable gain, to the extent they receive ACNB common stock.

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  The three year employment agreement between ACNB and Mr. Rasmussen, and the retention in positions of authority in New Windsor's market of Ms. Monthley and a senior lender, which will maximize the ability of ACNB to retain existing customers and employees of New Windsor.

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  The interests of officers and directors that are different from, or in addition to, the interest of stockholders generally.

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  The fact that Mr. Seibel is the brother of Douglas Seibel, the chief lending and revenue officer of ACNB Bank.

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  The likelihood of the merger being approved by regulatory authorities without burdensome conditions or delay and in accordance with the terms proposed.

        The New Windsor board of directors also considered potential risks associated with the merger in connection with its consideration of the proposed transaction, including:

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  The challenges of combining the businesses of the two companies, which could affect the post-merger success of the combined company, and the ability to achieve anticipated cost savings and other potential synergies.

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  The interests of certain executive officers and directors of New Windsor with respect to the merger apart from their interest as holders of New Windsor common stock, and the risk that these interests might influence their decision with respect to the merger.

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  The risk that the terms of the reorganization agreement, including the provisions generally prohibiting New Windsor from soliciting, engaging in discussions or providing information with respect to alternative transactions, and those relating to the payment of a termination fee under specified circumstances, which were required by ACNB as a condition to its willingness to enter into the transaction, could have the effect of discouraging other parties that might be interested in a transaction with New Windsor from proposing such a transaction.

        The above discussion of the information and factors considered by New Windsor's board of directors is not intended to be exhaustive, but indicate the material matters considered by New Windsor's board of directors. In reaching its determination to approve the reorganization agreement, New Windsor's board of directors did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual directors may have considered various factors differently. New Windsor's board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate determination. New Windsor's board of directors based its determination on the totality of the information presented.

Recommendation of the New Windsor Board of Directors

        The New Windsor board of directors has unanimously determined that the reorganization agreement and the merger is in the best interests of New Windsor and its stockholders. Accordingly, the New Windsor board of directors recommends that New Windsor stockholders vote "FOR" approval and adoption of the reorganization agreement and the merger and "FOR" approval of the proposal to adjourn or postpone the special meeting, if necessary, to allow the solicitation of additional votes in favor of the reorganization agreement.

Opinion of New Windsor's Financial Advisor

        New Windsor retained Sandler O'Neill to act as financial advisor to New Windsor's board of directors in connection with New Windsor's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to New Windsor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the reorganization agreement. At the November 18, 2016 meeting at which New Windsor's board of directors considered and discussed the terms of the reorganization agreement and the merger, Sandler O'Neill informed the board of directors that it believed that assuming no material changes in the relevant circumstances, Sandler O'Neill would be in a position to provide a favorable opinion regarding the fairness, from a financial point of view, of the consideration to be received by New Windsor's stockholders. On November 21, 2016, Sandler O'Neill delivered its oral opinion to New Windsor's board of directors, which was substantially confirmed in writing on November 21, 2016, to the effect that, as of such date, the merger consideration provided for in the reorganization agreement was fair to the holders of New Windsor common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of New Windsor common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to New Windsor's board of directors in connection with its consideration of the reorganization agreement and the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of New Windsor's common stock and does not address the allocation of the merger consideration between cash and ACNB Common Stock or the relative fairness of the per share stock consideration and the per share cash consideration. Sandler O'Neill's opinion does not constitute a recommendation to any shareholder of New Windsor as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the reorganization agreement and the merger or what election to make regarding the per share stock consideration, the per share cash consideration or any combination thereof. Sandler O'Neill's opinion does not address the underlying business decision of New Windsor to engage in the merger, the form or structure of the merger or any other transactions contemplated in the reorganization agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for New Windsor or the effect of any other transaction in which New Windsor might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any of New Windsor's or ACNB's officers, directors or employees, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by the holders of New Windsor common stock. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

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  an execution copy of the reorganization agreement;

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  certain financial statements and other historical financial information of New Windsor and New Windsor State Bank that Sandler O'Neill deemed relevant;

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  certain publicly available financial statements and other historical financial information of ACNB and ACNB Bank that Sandler O'Neill deemed relevant;

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  certain internal financial projections for New Windsor as provided by the senior management of New Windsor;

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  certain internal financial projections for ACNB as provided by the senior management of ACNB;

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  the pro forma financial impact of the merger on ACNB based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ACNB;

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  the publicly reported historical price and trading activity for New Windsor common stock and ACNB common stock, including a comparison of certain stock market information for New Windsor common stock and ACNB common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

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  a comparison of certain financial information for New Windsor and ACNB with similar institutions for which information is publicly available;

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  the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

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  the current market environment generally and the banking environment in particular; and

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  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of New Windsor the business, financial condition, results of operations and prospects of New Windsor and held similar discussions with certain members of the senior management of ACNB regarding the business, financial condition, results of operations and prospects of ACNB.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by New Windsor or ACNB, or their respective representatives, or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill relied on the assurances of the respective managements of New Windsor and ACNB that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information, and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of New Windsor or ACNB or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of New Windsor or ACNB or any of their respective subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of New Windsor or ACNB, or of the combined entity after the merger, and Sandler O'Neill did not review any individual credit files relating to New Windsor or ACNB. Sandler O'Neill assumed, with New Windsor's consent, that the respective allowances for loan losses for both New Windsor and ACNB are adequate to cover losses inherent in the respective loan portfolios and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for New Windsor as provided by the senior management of New Windsor, as well as certain internal financial projections for ACNB as provided by the senior management of ACNB. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ACNB. With respect to the foregoing information, the respective senior managements of New Windsor and ACNB confirmed to Sandler O'Neill that such information reflected the best currently available estimates and judgments of those respective senior managements as to the future financial performance of New Windsor and ACNB, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of New Windsor or ACNB since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that New Windsor and ACNB would remain as going concerns for all periods relevant to its analyses.

        Sandler O'Neill also assumed, with New Windsor's consent, that (i) each of the parties to the reorganization agreement would comply in all material respects with all material terms and conditions of the reorganization agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived; (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on New Windsor, ACNB or the merger or any related transaction; (iii) the merger and any related transactions would be consummated in accordance with the terms of the reorganization agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements; and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with New Windsor's consent, Sandler O'Neill relied upon the advice that New Windsor received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the reorganization agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of its opinion. Events occurring after the date of the opinion could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O'Neill expressed no opinion as to the trading values of New Windsor common stock or ACNB common stock at any time or what the value of ACNB common stock would be once shares of ACNB common stock are actually received by the holders of New Windsor common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to New Windsor's board of directors, but is a summary of all material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to New Windsor or ACNB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of New Windsor and ACNB and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of New Windsor, ACNB and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to New Windsor's board of directors at its November 18, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of New Windsor common stock or the prices at which New Windsor common stock or ACNB common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by New Windsor's board of directors in making its determination to approve the reorganization agreement, and the analyses described below should not be viewed as determinative of the decision of New Windsor's board of directors or management with respect to the fairness of the merger.

        Summary of Proposed Merger Consideration and Implied Transaction Metrics.    Sandler O'Neill reviewed the financial terms of the proposed merger. Sandler O'Neill calculated an implied transaction price per share of $32.64, or an aggregate implied transaction value of approximately $32.8 million, consisting of (i) the implied value of the per share stock consideration of 1.10 shares of ACNB common stock based on the closing price of ACNB common stock on November 18, 2016 multiplied by 85% and (ii) the per share cash consideration of $30.00 multiplied by 15%. Based upon financial information for New Windsor as of or for the last twelve months ("LTM") ended September 30, 2016, Sandler O'Neill calculated the following implied transaction metrics:

Implied Transaction Price Per Share / LTM Earnings Per Share:	20.5x
Implied Transaction Price Per Share / Book Value Per Share:	143.3%
Implied Transaction Price Per Share / Tangible Book Value Per Share:	143.3%
Core Deposit Premium(1):	4.5%
Market Premium as of November 18, 2016:	64.9%

(1)
Tangible book premium to core deposits calculated as deal value less tangible common equity, as a percentage of core deposits (defined as total deposits less time deposits with balances over $100,000).

        Stock Trading History.    Sandler O'Neill reviewed the historical share price performance of New Windsor common shares and ACNB common shares for both the year-to-date and three-year period ended November 18, 2016. Sandler O'Neill then compared the relationship between the share price performance of New Windsor's common shares and ACNB's common shares, respectively, to share price movements in their respective peer groups (as described below) as well as certain share indices.

New Windsor Year-to-Date Share Price Performance

	Beginning January 1, 2016	Ending November 18, 2016
New Windsor	100%	128.57%
New Windsor Peer Group	100%	102.52%
NASDAQ Bank Index	100%	124.46%
S&P 500 Index	100%	106.75%

New Windsor Three-Year Share Price Performance

	Beginning November 18, 2013	Ending November 18, 2016
New Windsor	100%	148.50%
New Windsor Peer Group	100%	120.51%
NASDAQ Bank Index	100%	143.71%
S&P 500 Index	100%	121.79%

ACNB Year-to-Date Share Price Performance

	Beginning January 1, 2016	Ending November 18, 2016
ACNB	100%	141.31%
ACNB Peer Group	100%	113.49%
NASDAQ Bank Index	100%	124.46%
S&P 500 Index	100%	106.75%

 ACNB Three-Year Share Price Performance

	Beginning November 18, 2013	Ending November 18, 2016
ACNB	100%	162.79%
ACNB Peer Group	100%	119.57%
NASDAQ Bank Index	100%	143.71%
S&P 500 Index	100%	121.79%

        Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for New Windsor with a group of financial institutions selected by Sandler O'Neill (the "New Windsor Peer Group"). The New Windsor Peer Group consisted of publicly-traded banks headquartered in Maryland, Washington D.C., and Virginia with assets between $250 million and $400 million and non-performing assets/total assets less than 4.34%, excluding announced merger targets and Delmarva Bancshares, Inc., which was excluded due to lack of liquidity. The New Windsor Peer Group consisted of the following companies:

Glen Burnie Bancorp	PSB Holding Corporation
Frederick County Bancorp, Inc.	Harford Bank
Farmers and Merchants Bancshares, Inc.	DCB Bancshares, Inc.
Southwest Virginia Bankshares, Inc.	Blue Ridge Bankshares, Inc.
Citizens Bancorp of Virginia, Inc.	Harbor Bankshares Corporation
Bank of Botetourt

        The analysis compared financial information for New Windsor provided by New Windsor as of or for the twelve months ended September 30, 2016 with the corresponding publicly available data for the New Windsor Peer Group as of or for the twelve months ended September 30, 2016 (unless otherwise noted), with pricing data as of November 18, 2016. The table below sets forth the data for New Windsor and the median, mean, high and low data for the New Windsor Peer Group.

New Windsor Comparable Company Analysis

	New Windsor	New Windsor Peer Group Median	New Windsor Peer Group Mean	New Windsor Peer Group High	New Windsor Peer Group Low
Total assets (in millions)	$311	$353	$340	$392	$252
Loans/Deposits	96.1%	91.2%	85.4%	100.0%	62.7%
Non-performing assets(1)/Total assets(2)	0.79%	1.94%	1.82%	4.34%	0.17%
Tangible common equity/Tangible assets(3)	7.35%	9.52%	9.79%	13.63%	7.87%
Leverage ratio(4)	9.39%	9.79%	9.89%	13.74%	7.85%
Total risk-based capital ratio(4)	12.01%	13.13%	15.03%	26.59%	11.35%
CRE/Total risk based capital(5)	252.1%	148.7%	163.5%	446.8%	22.5%
LTM Return on average assets(3)	0.52%	0.56%	0.56%	1.21%	(0.35)%
LTM Return on average equity(3)	7.11%	6.42%	5.46%	11.40%	(3.50)%
LTM Net interest margin(3)	3.70%	3.64%	3.62%	4.13%	2.94%
LTM Efficiency ratio(3)	81.8%	73.2%	77.3%	112.2%	56.5%
Price/Tangible book value(6)	87%	94%	93%	134%	65%
Price/LTM Earnings per share(7)	12.5x	15.4x	16.4x	24.9x	9.8x
Current Dividend Yield	1.2%	2.0%	1.8%	3.9%	0.0%
LTM Dividend ratio	15.1%	27.4%	28.7%	73.2%	0.0%
Market value (in millions)	$20	$30	$29	$50	$2

Note: Financial data for Farmers and Merchants Bancshares, Inc., Southwest Virginia Bankshares, Inc., PSB Holding Corporation, DCB Bancshares, Inc., Blue Ridge Bankshares, Inc., and Harbor Bankshares Corporation is as of or for the twelve months ended June 30, 2016.

(1)
Non-performing assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(2)
Bank level regulatory data used for New Windsor, Citizens Bancorp of Virginia, Inc., Blue Ridge Bankshares, Inc., and Harbor Bankshares Corporation.

(3)
Bank level regulatory data used for Harbor Bankshares Corporation.

(4)
Information not available for Blue Ridge Bankshares, Inc. Bank level regulatory data used for New Windsor and Harbor Bankshares Corporation.

(5)
Information not available for Blue Ridge Bankshares, Inc. Bank level regulatory data used for all other institutions except Bank of Botetourt and Harford Bank.

(6)
Information not available for Harbor Bankshares Corporation.

(7)
Information not available for Southwest Virginia Bankshares, Inc. and Harbor Bankshares Corporation.

        Sandler O'Neill used publicly available information to perform a similar analysis for ACNB and a group of financial institutions as selected by Sandler O'Neill (the "ACNB Peer Group"). The ACNB Peer Group consisted of U.S. banks and thrifts located in Pennsylvania and Maryland whose securities are traded on the NASDAQ, NYSE, or NYSE MKT with total assets between $1.0 billion and $1.5 billion, excluding announced merger targets. The ACNB Peer Group consisted of the following companies:

Orrstown Financial Services, Inc.	Shore Bancshares, Inc.
Penns Woods Bancorp, Inc.	AmeriServ Financial, Inc.
First United Corporation	Norwood Financial Corp.
Community Financial Corporation	Mid Penn Bancorp, Inc.
Citizens & Northern Corporation	Howard Bancorp, Inc.

        The analysis compared financial information for ACNB provided by ACNB as of or for the twelve months ended September 30, 2016, with pricing data as of November 18, 2016. The analysis also reviewed market price to 2016 earnings per share and market price to 2017 earnings per share multiples of the ACNB Peer Group. The table below sets forth the data for ACNB and the median, mean, high and low data for the ACNB Peer Group.

ACNB Comparable Company Analysis

	ACNB	ACNB Peer Group Median	ACNB Peer Group Mean	ACNB Peer Group High	ACNB Peer Group Low
Total assets (in millions)	$1,209	$1,202	$1,205	$1,354	$1,015
Loans/Deposits	90.3%	89.1%	88.5%	104.0%	74.7%
Non-performing assets(1)/Total assets	0.88%	1.22%	1.37%	2.73%	0.17%
Tangible common equity/Tangible assets	9.46%	8.61%	9.27%	14.48%	6.31%
Leverage ratio	10.13%	9.49%	10.03%	14.17%	6.70%
Total risk-based capital ratio	16.32%	14.42%	14.94%	23.56%	10.71%
CRE/Total risk based capital(2)	150.0%	188.9%	211.8%	327.7%	75.2%
LTM Return on average assets	0.96%	0.67%	0.71%	1.27%	0.22%
LTM Return on average equity	9.52%	6.44%	6.81%	10.66%	2.41%
LTM Net interest margin	3.40%	3.52%	3.52%	3.87%	3.11%
LTM Efficiency ratio	68.4%	69.2%	70.8%	85.0%	56.9%
Price/Tangible book value	160%	121%	123%	179%	75%
Price/LTM Earnings per share	16.4x	19.0x	19.0x	26.9x	7.8x
Price/Median Analyst 2016E Earnings per share(3)	NA	18.8x	19.0x	24.3x	16.0x
Price/Median Analyst 2017E Earnings per share(3)	NA	16.0x	16.8x	19.4x	14.5x
Current Dividend Yield	2.7%	1.8%	2.1%	4.3%	0.0%
LTM Dividend ratio	43.5%	34.3%	40.6%	102.5%	0.0%
Market value (in millions)	$182	$121	$142	$294	$66

(1)
Non-performing assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(2)
Bank level regulatory data used for Mid Penn Bancorp, Inc. and Howard Bancorp, Inc.

(3)
Based on median analyst earnings per share estimates as reported by FactSet. Information not available for ACNB, Penns Woods Bancorp, Inc., First United Corporation, AmeriServ Financial, Inc., Norwood Financial Corp., and Mid Penn Bancorp, Inc.

        Selected Merger Transactions Analyses.    Sandler O'Neill reviewed a nationwide group of selected merger and acquisition transactions (the "Nationwide Precedent Transactions"). The Nationwide Precedent Transactions group consisted of transactions with announced deal values announced between January 1, 2016 and November 18, 2016 involving commercial banks and thrifts where the target had total assets between $200 million and $400 million, excluding bankruptcy transactions. The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
Little Bank Inc.	Union Banc Corp.
Glacier Bancorp Inc.	TFB Bancorp Inc.
Trustmark Corp.	RB Bancorp.
T Acquisition Inc.	T Bancshares Inc.
Carolina Financial Corp.	Greer Bancshares Inc.
Seacoast Banking Corp. of FL	GulfShore Bancshares Inc.
Bay Banks of Virginia Inc.	Virginia BanCorp Inc.
First Bancshares Inc.	Iberville Bank
Salem Five Bancorp	Georgetown Bancorp Inc.
HomeTrust Bancshares Inc.	TriSummit Bancorp Inc.
United Community Financial Corp.	Ohio Legacy Corp
National Commerce Corp.	Private Bancshares Inc.
Stonegate Bank	Insignia Bank
First Defiance Financial	Commercial Bancshares Inc.
Monona Bankshares Inc.	MCB Bankshares Inc.
Middlefield Banc Corp.	Liberty Bank NA
Arbor Bancorp Inc.	Birmingham Bloomfield Bancshares
United Community Bancorp Inc.	Illini Corp.
Prudential Bancorp Inc.	Polonia Bancorp, Inc.
RCB Holding Co.	Cornerstone Alliance Ltd.
First Citizens BancShares Inc.	Cordia Bancorp Inc.
Sunshine Bancorp Inc.	FBC Bancorp Inc.
Stonegate Bank	Regent Bancorp Inc.
First Interstate BancSystem	Flathead Bank of Bigfork Montana
State Bank Financial Corp.	NBG Bancorp Inc.
DNB Financial Corp.	East River Bank
Independent Bank Corp.	New England Bancorp Inc.
Norwood Financial Corp.	Delaware Bancshares Inc.
County Bank Corp	Capac Bancorp Inc.
Lakeland Bancorp	Harmony Bank
State Bank Corp	Country Bank

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics (to the extent publicly available): transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, core deposit premium, and, in the case of 13 transactions involving publicly-traded targets, 1-day market premium. Sandler O'Neill compared the indicated transaction multiples for the merger to the median, mean, high and low multiples of the Nationwide Precedent Transactions group (excluding, as not meaningful, the transaction price to last-twelve-months earnings per share multiples for two transactions, the transaction price to book value per share and transaction price to tangible book value per share multiples for another transaction and the core deposit premium of another transaction).

	ACNB/ New Windsor	Nationwide Precedent Transactions Median	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low
Transaction price/LTM earnings per share:	20.5x	20.1x	22.5x	47.5x	0.8x
Transaction price/Book value per share:	143%	137%	137%	177%	72%
Transaction price/Tangible book value per share:	143%	138%	141%	179%	90%
Core deposit premium(1):	4.5%	6.0%	6.6%	15.1%	0.3%
1-Day market premium:	64.9%	25.2%	28.1%	79.7%	0.8%

(1)
Bank level regulatory data used for two transactions.

        Sandler O'Neill also reviewed a regional group of selected merger and acquisition transactions (the "Regional Precedent Transactions"). The Regional Precedent Transactions group consisted of transactions with announced deal values announced between January 1, 2015 and November 18, 2016 involving commercial banks and thrifts where the target had total assets between $100 million and $500 million and was located in Maryland, Washington D.C., or Virginia. The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
Bay Banks of Virginia Inc.	Virginia BanCorp Inc.
First Citizens BancShares Inc.	Cordia Bancorp Inc.
Blue Ridge Bancshares Inc.	River Bancorp Inc.
Summit Financial Group Inc.	Highland County Bankshares Inc.
Bay Bancorp Inc.	Hopkins Bancorp Inc.
Southern BancShares (NC)	Heritage Bankshares Inc.
Revere Bank	BlueRidge Bank
Hamilton Bancorp Inc.	Fraternity Community Bancorp
Old Line Bancshares Inc.	Regal Bancorp Inc.
Delmarva Bancshares Inc.	Easton Bancorp Inc.
Howard Bancorp Inc.	Patapsco Bancorp Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last twelve months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, core deposit premium, and, in the case of six transactions involving publicly-traded targets, 1-day market premium (discount). Sandler O'Neill compared the indicated transaction multiples for the merger to the median, mean, high and low multiples of the Regional Precedent Transactions group (excluding, as not meaningful, the transaction price to last-twelve-months earnings per share multiples for five transactions, the transaction price to book value per share and transaction price to tangible book value per share multiples for another transaction and the core deposit premium of another transaction).

	ACNB/ New Windsor	Regional Precedent Transactions Median	Regional Precedent Transactions Mean	Regional Precedent Transactions High	Regional Precedent Transactions Low
Transaction price/LTM earnings per share:	20.5x	13.2x	17.0x	38.8x	0.8x
Transaction price/Book value per share:	143%	117%	119%	145%	98%
Transaction price/Tangible book value per share:	143%	117%	120%	145%	98%
Core deposit premium:	4.5%	2.2%	3.9%	13.5%	0.0%
1-Day market premium:	64.9%	30.5%	86.7%	464.6%	(88.7)%

        Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of New Windsor common stock assuming New Windsor performed in accordance with internal financial projections of New Windsor as provided by the senior management of New Windsor. To approximate the terminal value of New Windsor common stock at December 31, 2020, Sandler O'Neill applied price to 2020 earnings per share multiples ranging from 9.0x to 16.5x and multiples of December 31, 2020 tangible book value per share ranging from 70% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of New Windsor common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of New Windsor common shares of $11.21 to $23.16 when applying multiples of earnings per share and $12.62 to $24.51 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
10.0%	$12.99	$15.03	$17.06	$19.09	$21.12	$23.16
11.0%	12.52	14.47	16.43	18.38	20.34	22.29
12.0%	12.06	13.94	15.83	17.71	19.59	21.47
13.0%	11.63	13.44	15.25	17.06	18.88	20.69
14.0%	11.21	12.96	14.70	16.45	18.19	19.94

Tangible Book Value Per Share Multiples

Discount Rate	70%	80%	90%	100%	110%	120%
10.0%	$14.63	$16.61	$18.58	$20.56	$22.53	$24.51
11.0%	14.09	15.99	17.89	19.79	21.70	23.60
12.0%	13.58	15.41	17.24	19.07	20.90	22.73
13.0%	13.09	14.85	16.61	18.37	20.13	21.90
14.0%	12.62	14.31	16.01	17.71	19.41	21.10

        Sandler O'Neill also considered and discussed with the New Windsor board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming New Windsor's net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for New Windsor common stock, applying the price to 2020 earnings per share multiples range of 9.0x to 16.5x referred to above and a discount rate of 12.63%.

Earnings Per Share Multiples

Annual Budget Variance	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
(15.0)%	$10.13	$11.69	$13.26	$14.82	$16.38	$17.94
(10.0)%	10.68	12.34	13.99	15.64	17.30	18.95
(5.0)%	11.23	12.98	14.73	16.47	18.22	19.96
0.0%	11.78	13.62	15.46	17.30	19.14	20.98
5.0%	12.34	14.27	16.20	18.13	20.06	21.99
10.0%	12.89	14.91	16.93	18.95	20.98	23.00
15.0%	13.44	15.55	17.67	19.78	21.89	24.01

        Sandler O'Neill also performed an analysis that estimated the net present value per share of ACNB common stock assuming that ACNB performed in accordance with internal financial projections of ACNB as provided by the senior management of ACNB. To approximate the terminal value of ACNB common stock at December 31, 2020, Sandler O'Neill applied price to 2020 earnings per share multiples ranging from 12.0x to 20.0x and multiples of December 31, 2020 tangible book value per share ranging from 100% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ACNB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of ACNB common shares of $18.67 to $34.14 when applying earnings per share multiples and $16.84 to $31.98 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$21.58	$24.72	$27.86	$31.00	$34.14
10.0%	20.80	23.82	26.84	29.86	32.88
11.0%	20.06	22.96	25.87	28.78	31.69
12.0%	19.35	22.15	24.95	27.74	30.54
13.0%	18.67	21.37	24.06	26.76	29.45

Tangible Book Value Per Share Multiples

Discount Rate	100%	115%	130%	145%	160%	175%
9.0%	$19.44	$21.95	$24.46	$26.96	$29.47	$31.98
10.0%	18.75	21.16	23.57	25.98	28.39	30.80
11.0%	18.08	20.40	22.72	25.04	27.36	29.68
12.0%	17.45	19.68	21.91	24.15	26.38	28.61
13.0%	16.84	18.99	21.14	23.29	25.44	27.59

        Sandler O'Neill also considered and discussed with the New Windsor board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming ACNB's net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for ACNB common stock, applying the price to 2020 earnings per share multiples range of 12.0x to 20.0x referred to above and a discount rate of 12.63%.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
(15.0)%	$16.46	$18.78	$21.10	$23.43	$25.75
(10.0)%	17.28	19.74	22.20	24.66	27.12
(5.0)%	18.10	20.69	23.29	25.89	28.48
0.0%	18.92	21.65	24.38	27.12	29.85
5.0%	19.74	22.61	25.48	28.35	31.21
10.0%	20.56	23.56	26.57	29.58	32.58
15.0%	21.38	24.52	27.66	30.80	33.95

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the second calendar quarter of 2017. In performing this analysis, Sandler O'Neill utilized the following information and assumptions: (i) certain internal financial projections for New Windsor as provided by the senior management of New Windsor; (ii) certain internal financial projections for ACNB as provided by the senior management of ACNB; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ACNB. The analysis indicated that the merger could be accretive to ACNB's earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2017 through 2020, dilutive to ACNB's estimated tangible book value per share at closing and at December 31, 2017 and December 31, 2018, and accretive to ACNB's estimated tangible book value per share at December 31, 2019 and December 31, 2020.

        In connection with this analysis, Sandler O'Neill considered and discussed with the New Windsor board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Relationship.    Sandler O'Neill has acted as financial advisor to New Windsor in connection with the merger and will receive a fee for such services in an amount equal to 1.25% of the aggregate purchase price, which fee is currently estimated to be approximately $400,000 and is contingent upon the closing of the merger. Sandler O'Neill also received a $125,000 fee upon rendering its fairness opinion to the New Windsor Board of Directors, which opinion fee will be credited in full towards the transaction fee becoming due and payable to Sandler O'Neill on the day of closing of the merger. New Windsor has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its legal counsel. New Windsor has also agreed to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law. In connection with its engagement, Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction with New Windsor from other parties.

        Sandler O'Neill has not provided any investment banking services to New Windsor or ACNB in the two years preceding the date of its opinion. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to New Windsor and its affiliates. Sandler O'Neill may also actively trade the equity and debt securities of New Windsor and ACNB and their respective affiliates for its own account and for the accounts of Sandler O'Neill's customers.

ACNB's Reasons for the Merger

        ACNB's board of directors considered the terms of the reorganization agreement, the long-term and short-term strategic and economic benefits of the proposed merger, the short and long-term pro forma financial impact and the pro forma ownership percentages of the and potential effects on the outstanding common stock of the combined company which would be held by the present holders of ACNB and New Windsor common stock and determined that it is advisable and in the best interests of ACNB for ACNB to enter into the reorganization agreement with New Windsor.

        In the course of making its decision to approve the transaction with New Windsor, ACNB's board of directors evaluated the transaction in consultation with ACNB's executive management and ACNB's financial and legal advisors. ACNB's board of directors considered, among other things, the following factors:

  •
  ACNB's board of directors reviewed its own strategic opportunities, business, operations, financial condition, earnings, and prospects and also reviewed New Windsor's business, operations, financial condition, earnings, and prospects, including geographic positions. After concluding its review, ACNB concluded that the merger would enhance its competitive strategic position, potential prospective business opportunities, operations, management, prospective financial condition, future earnings and business prospects. Specifically, ACNB believes that the merger will enhance its business opportunities in Northern Maryland due to the combined company having a greater market share, market presence and the ability to offer more diverse (i.e. Trust Services) and more profitable products, as well as a broader based and geographically diversified branch system to enhance deposit collection and potentially improve funding costs. The greater market share, market diversity and enhanced products and services in the target's market should lead to prospects of enhancing customer relationships, lower operating costs, increased earnings, and enhanced profitability from better and more diversified sources and higher yielding products in target's market with lower funding costs elsewhere in the branch system which should enhance overall performance and profitability. The board of directors of ACNB viewed these items as favorable factors, supporting the decision to proceed with the merger;

  •
  The similarity of the Northern Maryland market to the Gettysburg and Adams County market for efficiency of integration, continuity of current marketing strategies through the extension of the banking franchise into contiguous market with a strong market shares were seen as favorable;

  •
  Its understanding of the current and prospective environment in which ACNB and New Windsor operate, including regional and local economic conditions, the competitive environment for financial institutions generally, and continuing prospects for mergers in the financial services industry, and the likely effect of these factors on ACNB and New Windsor, in light of, and in absence of, the proposed business combination;

  •
  The board's review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents including the board's assessment of merger consideration and the impact thereof on the combined company;

  •
  The acquisition is expected to lead to EPS accretion of greater than 6% in 2017 and 13% in 2018, which is above ACNB's expected ordinary EPS growth rate of single digits;

  •
  The combination could result in potential annualized cost savings of nearly 27%, as well as the potential for incremental revenue opportunities enabling a potential material increase in long-term future earnings accretion, improving long-term investor value, and creating a stronger franchise. The potential cost savings are expected to be derived from the reconfiguration of duplicate internal operations and administrative functions and the elimination of redundant external contractual services. The board of directors of ACNB viewed these items as favorable factors, supporting the decision to proceed with the merger;

  •
  The review by the ACNB board of directors of the structure and terms of the merger, including the merger consideration and the expectation that the merger would qualify as a type of transaction that is generally tax-free to shareholders for United States federal income tax purposes. The board of directors of ACNB reviewed the tax-free treatment for federal income tax purposes as favorable because the board believes that it would provide the shareholders of New Windsor with more value than a taxable transaction on similar terms and the merger consideration resulting company with clarity of tax status;

  •
  The fact that certain provisions of the reorganization agreement prohibit or limit New Windsor from soliciting or responding to proposals for alternative transactions, New Windsor's obligation to pay a termination fee if the reorganization agreement is terminated due to New Windsor accepting another offer, and New Windsor's obligation to pay damages in the event that the reorganization agreement is terminated due to New Windsor's breach;

  •
  The merger aligns with ACNB's acquisition strategy of prudent and selective growth into markets with similar demographics and with companies and managements with similar philosophies, culture and business models;

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  The fact that, pursuant to the reorganization agreement, New Windsor must generally conduct its business in the ordinary course and New Windsor is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the reorganization agreement;

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  The financial information and analyses presented by Commonwealth Advisors to the board of directors, and the presentation and opinion of Commonwealth Advisors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration in the proposed merger was fair to the shareholders of ACNB from a financial point of view;

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  The likelihood that the regulatory approvals necessary to complete the merger would be obtained; and

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  The merger will not result in any immediate branch closures by either ACNB or New Windsor because the market areas are tangential and not overlapping. This was viewed as a positive factor by the ACNB board of directors.

        The board of directors of ACNB also considered the fact that the combined institution would result in a financial institution with more than $1.52 billion in assets, total deposits of $1.24 billion, and loans of $1.11 billion.

        ACNB's board of directors also considered the following:

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  The fact that ACNB shares to be issued to holders of New Windsor stock to complete the merger will result in ownership dilution to existing ACNB shareholders;

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  The fact that capital charges are expected to be greater than in most deals of a similar size was considered a matter of concern, but it is anticipated that ACNB will earn back such charges in five years or less;

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  The addition of two current members of New Windsor's board to the ACNB board following consummation of the merger;

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  The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

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  The fact that, pursuant to the reorganization agreement, ACNB must generally conduct its business in the ordinary course and will commit sufficient resources to the merger and subsequent integration, which may delay or prevent ACNB undertaking business opportunities which may arise pending completion of the merger;

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  The risk that integration of ACNB and New Windsor will not occur as desired and the potential impact of integration if not successful on the expected benefits of the merger;

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  The risk that potential benefits (strategic, operational, financial) cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of ACNB and New Windsor;

  •
  The risk that certain tax attributes of ACNB and New Windsor may be affected by the transaction; and

  •
  The potential for diversion of management and employee attention during the period prior to the completion of the merger and the potential effect on ACNB's business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

        The foregoing discussion of the factors considered by the ACNB board of directors in evaluating the reorganization agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the ACNB board of directors. ACNB's board of directors evaluated the factors described above, including asking questions of ACNB's legal and financial advisors. In reaching its decision to approve the agreement and the merger, the ACNB board of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors.

        ACNB board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The ACNB board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the reorganization agreement.

Terms of the Merger:

Effect of the Merger

        Upon completion of the merger, New Windsor will merge with and into a subsidiary of ACNB. ACNB and New Windsor will use their commercially reasonable best efforts to cause New Windsor State Bank to merge with and into ACNB Bank. The articles of incorporation and the bylaws of ACNB will continue to govern ACNB.

Merger Consideration

New Windsor Common Stock

        Stockholders of New Windsor will receive 1.10 fully paid and non-assessable shares of ACNB common stock or $30.00 in cash for each share of New Windsor common stock they own immediately prior to the effective time of the merger. See "Proposal 1: The Merger—Terms of the Merger—Election and Exchange Procedures."

        The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, common stock reclassification, or other similar event regarding ACNB common stock before completion of the merger. By way of illustration, if ACNB declares and pays a stock dividend of 5% on or prior to the effective time of the merger, the exchange ratio will be adjusted upward by 5%. Under this hypothetical, New Windsor stockholders entitled to receive ACNB common stock pursuant to the reorganization agreement would receive 1.155 shares of ACNB common stock, adjusted up from 1.10 shares, for each share of New Windsor common stock they owned immediately prior to the effective time of the merger.

        ACNB will not issue fractional shares of its common stock in connection with the merger. Each holder of New Windsor common stock who otherwise would have been entitled to a fraction of a share of ACNB common stock will receive cash in lieu of the fractional share of ACNB common stock (without interest) in an amount calculated pursuant to the reorganization agreement. The reorganization agreement calculates the cash amount by multiplying the fractional share to which the holder would otherwise be entitled (after taking into account all shares of New Windsor common stock owned by the holder at the effective time of the merger) by $30.00.

ACNB Common Stock

        Each share of ACNB common stock outstanding immediately prior to completion of the merger will remain outstanding after the merger.

Election and Exchange Procedures

        ACNB shall appoint Computershare as its exchange agent for the payment of the merger consideration or another agent experienced in providing such services that is also independent of and unaffiliated with ACNB and New Windsor (the "exchange agent").

        Subject to the allocation process described in the next section, each New Windsor stockholder may elect to receive with respect to his or her shares of New Windsor common stock, all ACNB common stock, all cash or a combination of ACNB common stock and cash.

        Stock Election Shares.    New Windsor stockholders who validly elect to receive 1.10 shares of ACNB common stock for some or all of their shares will receive the per share stock consideration for that portion of the stockholder's shares of New Windsor common stock equal to the stockholder's stock election subject to the allocation process discussed below. In our discussion below, we refer to shares held by stockholders who have made stock elections as "stock election shares."

        Cash Election Shares.    New Windsor stockholders who validly elect to receive cash for some or all of their shares will receive $30.00 in cash per share for that portion of the stockholder's shares of New Windsor common stock equal to the stockholder's cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by New Windsor stockholders who have made cash elections as "cash election shares."

        No-Election Shares.    Shares held by New Windsor stockholders (i) who do not submit a properly completed election form before the election deadline; (ii) who revoke an election form prior to the election deadline and do not resubmit a properly completed election form prior to the election deadline; or (iii) who fail to perfect his, her or its appraisal rights shall be deemed "No Election Shares." No Election Shares will be converted into stock consideration, cash consideration or a mix of stock and cash consideration, depending on the elections of other New Windsor stockholders.

        A limited amount of ACNB common stock and cash consideration will be paid to New Windsor stockholders, as described above. Accordingly, there is no assurance that a New Windsor stockholder will receive the form of merger consideration that such stockholder elects to receive with respect to any or all of his or her shares of New Windsor common stock. If the stock consideration or the cash consideration elections of New Windsor stockholders would exceed the specified limits, then the procedures for allocating ACNB common stock and cash to be received by New Windsor stockholders will be followed by ACNB's exchange agent. See "Proposal: The Merger—Allocation of ACNB Common Stock and Cash" below.

        Election Form.    Not less than forty-five (45) business days prior to the anticipated completion of the merger, or on such other date as agreed to by ACNB and New Windsor, the exchange agent will mail to New Windsor stockholders an election form with instructions on electing to receive ACNB common stock or cash or a combination of stock and cash for their New Windsor common stock. The deadline for making your election will be 5:00 p.m. on the day that is thirty-three (33) days after the materials are first mailed. You must carefully follow the instructions from ACNB's exchange agent. Your election will be properly made only if by the deadline date, you have submitted to ACNB's exchange agent at its designated office, a properly completed and signed election form. If your election is not properly made, your shares of New Windsor common stock will be treated as "No Election Shares." Neither ACNB nor its exchange agent will be under any obligation to notify any person of any defects in an election form.

        As soon as reasonably practicable after the effective time (and in any case no later than five (5) business days thereafter), ACNB shall cause the exchange agent to mail to each record holder of a certificate representing shares of New Windsor common stock (a "New Windsor certificate") a letter of transmittal which shall specify that delivery of the New Windsor certificates shall be effected, and risk of loss and title to the New Windsor certificates shall pass, only upon delivery of the New Windsor certificates to the exchange agent, and which letter shall be in customary form and have such other provisions as ACNB may reasonably specify and instructions for effecting the surrender of such New Windsor certificates in exchange for the merger consideration. Upon surrender of a New Windsor certificate to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, the holder of such New Windsor certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of ACNB common stock that such holder has the right to receive and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive. No interest will be paid or will accrue on any cash payment.

        As soon as reasonably practicable after the effective date of the merger, ACNB's exchange agent will mail certificates representing shares of ACNB common stock and/or checks representing the merger consideration for shares of New Windsor common stock, together with cash in lieu of fractional share interests, to former stockholders of New Windsor who have timely submitted an effective transmittal form along with their New Windsor stock certificates.

        Certificates representing shares of ACNB common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of an ACNB shareholder from the effective date. Until the certificates representing New Windsor common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on the ACNB common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. ACNB has the right to withhold dividends or any other distributions on its shares until the New Windsor stock certificates are surrendered for exchange.

        Until surrendered, each New Windsor stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will ACNB, New Windsor, or the exchange agent be liable to any former New Windsor stockholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

        ACNB will not issue fractional shares of ACNB common stock to New Windsor stockholders. Any former New Windsor stockholder who would otherwise be entitled to receive a fraction of a share of ACNB common stock shall receive cash in lieu of the fractional share of ACNB's common stock (without interest) in an amount calculated by multiplying $30.00 and the fractional share, calculated to the nearest ten-thousandth of the share of ACNB common stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of New Windsor common stock owned by a New Windsor stockholder shall be combined so as to calculate the maximum number of whole shares of ACNB common stock issuable to such New Windsor stockholders. (See "Proposal: The Merger—Allocation of ACNB Common Stock and Cash" below.)

Allocation of ACNB Common Stock and Cash

        Notwithstanding the election of New Windsor stockholders to receive cash, ACNB common stock or a combination of stock and cash in the merger (i) the number of shares of New Windsor common stock to be converted into the right to receive ACNB common stock on the completion of the merger shall be equal to eighty five percent (85%) of the total number of shares of New Windsor common stock issued and outstanding on the completion of the merger and (ii) the number of shares of New Windsor common stock to be converted into the right to receive the cash consideration on the completion of the merger shall be equal to fifteen percent (15%) of the total number of shares of New Windsor common stock issued and outstanding at the completion of the merger, minus (x) the number of dissenting New Windsor shares, if any, and (y) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares.

        Aggregate Stock Consideration Overelected.    If the number of stock election shares exceeds eighty five percent (85%) of the total number of shares of New Windsor common stock issued and outstanding on the effective time, then:

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  All cash election shares and No Election Shares shall be converted into the right to receive the cash consideration;

  •
  The exchange agent shall convert, on a pro rata basis described below, a sufficient number of stock election shares into cash election shares ("Reallocated Cash Shares") such that the number of stock election shares, excluding the Reallocated Cash Shares, shall equal eighty five percent (85%) of the total number of shares of New Windsor common stock issued and outstanding on the effective time, and the Reallocated Cash Shares will be converted into the right to receive the cash consideration; and

  •
  The stock election shares which are not Reallocated Cash Shares shall be converted into the right to receive the stock consideration.

        Aggregate Cash Consideration Overelected.    If the number of cash election shares, including any dissenting New Windsor shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares exceeds fifteen percent (15%) of the total number of shares of New Windsor common stock issued and outstanding on the effective time, then:

  •
  All stock election shares and No Election Shares shall be converted into the right to receive the stock consideration;

  •
  The exchange agent shall convert, on a pro rata basis described below, a sufficient number of cash election shares, excluding dissenting New Windsor shares, into stock election shares ("Reallocated Stock Shares") such that the number of cash election shares, excluding the Reallocated Stock Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, shall equal fifteen percent (15%) of the total number of shares of New Windsor common stock issued and outstanding at the effective time, and the Reallocated Stock Shares will be converted into the right to receive the stock consideration; and

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  The cash election shares which are not reallocated common stock shares shall be converted into the right to receive the cash consideration.

        Pro Rata Reallocations.    If the exchange agent is required to convert some stock election shares into Reallocated Cash Shares, each holder of stock election shares shall be allocated a pro rata portion of the total Reallocated Cash Shares in accordance with the number of stock election shares held by such holder. If the exchange agent is required to convert some cash election shares into Reallocated Stock Shares, each holder of cash election shares shall be allocated a pro rata portion of the total Reallocated Stock Shares in accordance with the number of cash election shares held by such holder.

        Because the United States federal income tax consequences of receiving ACNB common stock, cash, or both ACNB common stock and cash will differ, New Windsor stockholders are urged to read carefully the information included under the caption "Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences" and to consult their tax advisors for a full understanding of the merger's tax consequences to them. In addition, because ACNB common stock can fluctuate in value during the election period, the economic value per share received by New Windsor stockholders who receive stock may, as of the date of receipt by them, be more or less than the $30.00 cash per share received by New Windsor stockholders who receive cash.

Effective Time

        Subject to the provisions of the reorganization agreement, the statement of merger shall be duly prepared, executed and delivered for filing with the Pennsylvania Department of State and the Maryland State Department of Assessments and Taxation, as required, on the closing date of the merger. The merger shall become effective at such time, on such date, as the statement of merger is filed with the Pennsylvania Department of State and the Maryland State Department of Assessments and Taxation, or at such date and time as may be specified in the statement of merger. See "Proposal 1: The Merger—Terms of the Merger—Conditions to the Merger" and "Proposal 1: The Merger—Terms of the Merger—Regulatory Approvals."

Representations and Warranties

        The reorganization agreement contains customary representations and warranties relating to, among other things, the following:

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  Organization of ACNB and New Windsor and their respective subsidiaries;

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  Capital structures of ACNB and New Windsor;

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  Due authorization, execution, delivery, performance, and enforceability of the reorganization agreement;

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  Receipt of consents or approvals of governmental entities or third parties necessary to complete the merger;

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  Preparation of regulatory reports and financial statements consistent with generally accepted accounting principles ("GAAP");

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  Filing of tax returns and payment of taxes;

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  Absence of a material adverse effect (as defined in the reorganization agreement) since December 31, 2014, for either ACNB or New Windsor;

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  Material contracts;

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  Quality of title to assets and properties;

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  Maintenance of adequate insurance;

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  Absence of undisclosed material pending or threatened litigation;

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  Compliance with applicable laws and regulations;

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  Employee and director benefit plans;

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  Labor matters;

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  Brokers, finders and financial advisors;

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  Environmental matters;

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  Allowance for loan losses;

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  Absence of certain related party transactions;

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  Validity and binding nature of loans reflected as assets in the financial statements of ACNB and New Windsor;

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  Deposits;

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  Quality of information regarding ACNB and New Windsor for the registration statement and regulatory applications;

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  ACNB Bank and New Windsor State Bank as "well capitalized";

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  ACNB having sufficient financing;

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  Quality of investment securities;

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  Absence of undisclosed equity plans and agreements;

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  Receipt of a fairness opinion from ACNB's and New Windsor's financial advisors;

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  ACNB's securities documents;

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  Intellectual property;

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  Anti-takeover laws and required vote;

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  ACNB's acquisition subsidiary;

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  Trust accounts;

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  Compliance with Bank Secrecy Act, Foreign Corrupt Practices Act and USA Patriot Act; and

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  Quality of representations.

Conduct of Business Pending Merger

        In the reorganization agreement, New Windsor agreed to use its commercially reasonable efforts to preserve its business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business. In addition, New Windsor agreed to conduct its business and to engage in transactions only in the ordinary course of business consistent with past practice and policies, except as otherwise required by the reorganization agreement or the written consent of ACNB.

        New Windsor also agreed in the reorganization agreement that it will not do any of the following and will not permit any of its subsidiaries to do any of the following, except as disclosed, contemplated by the reorganization agreement or as consented to by ACNB:

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  Amend or change any provision of its articles of incorporation or bylaws;

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  Sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares except that New Windsor may issue shares of New Windsor common stock in connection with the vesting of stock awards to the directors and employees of New Windsor and its subsidiaries;

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  Issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to their authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock. Provided however, New Windsor in accordance with applicable law may continue to pay regular quarterly cash dividends not to exceed $0.06 per share of common stock, and New Windsor State Bank shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions out of funds legally available therefore to the extent required to fund the payment by New Windsor of interest in New Windsor's junior subordinated debentures held by New Windsor Capital Trust I and New Windsor Capital Trust I shall be permitted to make distributions on its capital securities in accordance with the terms thereof;

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  Except with respect to certain retention payments, grant any severance or termination pay or benefits to, or enter into any new, renew or amend any offer, employment, consulting, severance, "change in control" or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other person associated with New Windsor, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any New Windsor benefit plan;

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  Increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that New Windsor may pay (A) stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with ACNB, (B) salary or wage increases for noncontract employees not to exceed 2.5% in the aggregate, and (C) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing) not in excess of $140,000 in the aggregate;

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  Merge or consolidate any subsidiary with any other corporation;

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  Sell or lease all or any substantial portion of the assets or business;

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  Make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement;

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  Enter into a purchase and assumption transaction with respect to deposits and liabilities;

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  Permit the revocation or surrender by any subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

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  Sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) other than with respect to transactions involving investment securities, that do not exceed $50,000 in the aggregate, or sell, transfer or otherwise dispose of all or any portion of interest in any loan (other than an Small Business Association loan) having an original principal value of more than $100,000;

  •
  Take any action which would result in any of its representations and warranties set forth in the reorganization agreement becoming untrue, or in any of the conditions to close not being satisfied, except in each case as may be required by applicable law;

  •
  Change any method, practice or principle of accounting or tax accounting, except as may be required from time to time by GAAP or any governmental entity;

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  Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any subsidiary is a party;

  •
  Implement any new pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement, or, materially amend any existing plan or arrangement, except in accordance with applicable law;

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  Materially amend or otherwise modify the underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable bank regulator and New Windsor lending policy, except as otherwise required by the applicable bank regulator or pursuant to regulatory agreement;

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  Enter into, renew, extend or modify any other transaction with any affiliate;

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  Change deposit or loan rates other than in the ordinary course of business consistent with past practice;

  •
  Enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

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  Take any action that would give rise to a right of a continuing payment to any individual under any agreement;

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  Make, change or revoke any material tax election or enter into any material agreement or arrangement with respect to taxes;

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  Enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the effective time or March 31, 2017;

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  Enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit (A) which is in excess of $500,000 or (B) which is not in accordance with applicable law, regulations, and New Windsor State Bank's lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice;

  •
  Take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to preclude the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

  •
  Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, other than New Windsor except for (A) borrowings having a maturity of not more than 90 days under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of New Windsor or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice;

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  Make any capital contributions to, or investments in, any person other than its wholly owned subsidiaries;

  •
  Incur any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

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  Pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by New Windsor (taking into account applicable insurance) not in excess of $50,000 individually or $150,000 in the aggregate;

  •
  Issue any broadly distributed communication regarding the merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of ACNB (which approval will not be unreasonably delayed or withheld);

  •
  Take any action that would be reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals of any bank regulator or other governmental entity required for the transactions the reorganization agreement contemplates;

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  Engage in any new loan transaction with an officer or director or principal stockholder, it being acknowledged and agreed by New Windsor that each such loan transaction that New Windsor presents to ACNB for approval pursuant to this section shall be required to comply with Regulation O (as interpreted and enforced by the FDIC);

  •
  Purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of New Windsor as in effect as of the date hereof, for the purpose of providing collateral for Federal Home Loan Bank borrowings, customer repurchase agreements, and municipal deposits in the ordinary course of New Windsor State Bank's business consistent with past practice;

  •
  Convert the data processing and related information and/or accounting systems of New Windsor before the earlier of (i) the consummation of the merger or (ii) the termination of the reorganization agreement in accordance with its terms; or

  •
  Agree to do any of the foregoing.

        ACNB also agreed in the reorganization agreement that it will not do any of the following and will not permit any of its subsidiaries to do any of the following, except as disclosed, contemplated by the reorganization agreement or as consented to by New Windsor:

  •
  Take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

  •
  Take any action that is intended or may reasonably be expected to result in any of the conditions close not being satisfied;

  •
  Take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any governmental entity required for the consummation of the transactions contemplated hereby;

  •
  Take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in reorganization agreement being or becoming untrue in any material respect;

  •
  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; or

  •
  Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited above.

        ACNB and New Windsor also agree to:

  •
  Provide ACNB with reasonable access to its properties, assets, books, and records, personnel subject to certain confidentiality provisions and limitations;

  •
  Prepare and provide accurate information for this proxy statement/prospectus and various regulatory filings, including the registration statement filed with the Securities and Exchange Commission by ACNB covering the securities to be issued in this merger;

  •
  Cooperate with each other and use their reasonable best efforts to promptly obtain and comply with all governmental approvals required for the merger, provided that such efforts do not require it to take any action that would reasonably be expected to have a material adverse effect, as defined in the reorganization agreement;

  •
  Use their reasonable best efforts to take all action necessary or desirable to permit completion of the merger as soon as practicable;

  •
  Not to take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the merger;

  •
  Advise the other of any change or event having a material adverse effect on it (as defined in the reorganization agreement) or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants set forth in the reorganization agreement;

  •
  Cause one or more of its designated representatives to confer on a weekly or such other basis as mutually determined, regarding their financial condition, operations and business and matters relating to the completion of the transactions contemplated by the reorganization agreement;

  •
  Within 90 days of the date of the reorganization agreement, permit ACNB, at its own expense, to cause a "Phase I Environmental Audit" to be performed at any physical location owned or occupied by New Windsor;

  •
  New Windsor will take all action necessary to properly call, convene and hold a special meeting of its stockholders to consider and vote upon a proposal to approve and adopt the reorganization agreement and the transactions contemplated thereby;

  •
  New Windsor's board of directors will recommend that its stockholders approve and adopt the reorganization agreement and the transactions contemplated thereby and not withdraw, modify or change in any manner adverse to ACNB such favorable recommendation. However, New Windsor's board of directors may withdraw, modify or qualify such recommendation if it determines, in good faith after consultation with its legal and financial advisers, that the failure to do so would constitute a breach of its fiduciary duties;

  •
  Cooperate in the preparation and distribution of any press release related to the reorganization agreement and the transactions contemplated thereby, and any other public disclosures.

    However, nothing shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

  •
  Maintain, and cause its subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

  •
  Maintain, and cause its subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with the reorganization agreement;

  •
  Timely file all federal, state, and local tax returns required to be filed by it or its respective subsidiaries and timely pay all taxes due, and New Windsor shall terminate all tax sharing agreements or arrangements among it and its subsidiaries as of the effective time of the merger;

  •
  New Windsor shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the effective time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with ACNB;

  •
  ACNB shall take all commercially reasonable actions necessary for the shares of ACNB common stock to be issued to the holders of New Windsor common stock upon consummation of the merger to have been authorized for listing on NASDAQ, subject to official notice of issuance, provided ACNB shall have used its reasonable best efforts to cause such authorization of listing on NASDAQ;

  •
  ACNB acknowledges that New Windsor Capital Trust I holds $5 million in 6.39% fixed rate junior subordinated debentures issued by New Windsor and has issued preferred securities which are intended to be "qualified trust preferred securities" as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities (the "New Windsor Debt"). ACNB agrees to execute and deliver one or more supplemental indentures, guarantees, and other instruments required for the due assumption to the extent required by the terms of such debt, guarantees, securities and other agreements;

  •
  ACNB's Board of Director's undertakes to propose and recommend to its shareholders at the 2017 annual meeting of shareholders an increase in the number of directors that constitutes the whole board of directors of ACNB, in accordance with its articles of incorporation and bylaws, by an amount sufficient for the appointment or election of the New Windsor nominees, Messrs. Herring and Seibel, immediately after the effective time of the merger; and

  •
  If the shareholders of ACNB do not approve the increase in the number of ACNB board members at the 2017 annual meeting as provided above, and in an amount necessary to accommodate the New Windsor nominees, Messrs. Herring and Seibel, then the board of directors of ACNB shall take commercially reasonable steps that are consistent with Pennsylvania law, and ACNB's articles of incorporation, bylaws, and Nominating and Corporate Governance Committee Charter in order for the New Windsor nominees, Messrs. Herring and Seibel, to be elected or appointed to the board of directors of ACNB as promptly as commercially possible under law in furtherance of the terms of the reorganization agreement to commence as directors, immediately after the effective time of the merger.

Indemnification and Insurance

        Subject to certain limitations and unless restricted by law, statute, or regulatory order or pronouncement, ACNB has agreed for six years after the merger's effective time to indemnify each person entitled to indemnification formerly from and of New Windsor and/or New Windsor State Bank against all indemnifiable liability arising out of actions or omissions occurring at or prior to the effective time, under ACNB's articles of incorporation and bylaws.

        ACNB has also agreed to make an application for and purchase, to the extent a policy can be obtained, a directors' and officers' liability insurance policy providing coverage amounts not less than the coverage amounts provided under the New Windsor directors' and officers' liability insurance policy in effect as of November 21, 2016 and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the New Windsor insurance policies for a period of four (4) years after the effective time of the merger. However, ACNB shall not be obligated to make annual premium payments for such four (4) year period which exceed 200% of the annual premium payment as of November 21, 2016 (the "maximum amount"). If the amount of the premiums necessary to procure such insurance coverage exceeds the maximum amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the maximum amount.

No Solicitations of Other Transactions

        So long as the reorganization agreement remains in effect, New Windsor shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly:

  1.
  solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an acquisition proposal;

  2.
  recommend or endorse an acquisition proposal;

  3.
  participate in any discussions or negotiations regarding an acquisition proposal;

  4.
  provide any third party (other than the other party to the reorganization agreement or an affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an acquisition proposal; or

  5.
  enter into an agreement with any other party with respect to an acquisition proposal.

        New Windsor will notify ACNB if any inquiries or proposals relating to an acquisition proposal are received or any such negotiations or discussions are sought to be initiated or continued.

        Notwithstanding the foregoing, the board of directors of New Windsor may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an acquisition proposal, in each case, if the New Windsor board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties.

        Under the terms of the reorganization agreement, an "acquisition proposal" means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any person or group of persons, except ACNB and its subsidiaries, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any:

  1.
  merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving New Windsor or any of its subsidiaries, where the assets, revenue or income of such subsidiary constitutes more than 25% of the consolidated assets, net revenue or net income of New Windsor;

  2.
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any New Windsor subsidiary and the capital stock of any entity surviving any merger or business combination involving any New Windsor subsidiary) and/or liabilities where the assets being disposed of constitute 25% or more of the consolidated assets or revenue of New Windsor or any of its subsidiaries taken as a whole, either in a single transaction or series of transactions; or

  3.
  any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a person or group of persons acting in concert beneficially owning 25% or more (excluding any person or group of persons beneficially owning 25% on the date of the reorganization agreement, but only in connection with shares beneficially owned as of such date and not shares that may be acquired after such date, when added to shares previously held, the total shares would exceed the 25% beneficial ownership amount) of the outstanding shares of the common stock of New Windsor or any of its subsidiaries where the subsidiary represents more than 25% of the consolidated assets or revenue of New Windsor.

Dividends and Authorization to Pay Dividends

        Prior to the effective time of the merger, New Windsor and ACNB will coordinate the declaration, payment and record dates of any regular quarterly dividends so that holders of New Windsor common stock do not receive two dividends, or fail to receive one dividend, for any quarter.

Corporate and Bank Name Following Merger

        For at least two (2) years after the effective time of the merger, ACNB will operate the former New Windsor State Bank branches as "NWSB Bank, a division of ACNB Bank" unless the board of directors of ACNB shall determine otherwise upon approval of at least 80% of the Board of Directors of ACNB in connection with an acquisition of a Maryland bank, or the acquisition of ACNB.

Conditions to Merger

        ACNB's and New Windsor's obligations to complete the merger are subject to the satisfaction of various conditions at or prior to the closing date of the merger, including the following:

  •
  New Windsor's stockholders must approve and adopt the reorganization agreement;

  •
  The representations and warranties of each party to the reorganization agreement must be true and correct in all material respects as of November 21, 2016, and as of the closing date of the merger;

  •
  All obligations required to be performed by each party under the reorganization agreement have been performed in all material respects at or prior to the closing date of the merger;

  •
  All requisite approvals and consents must be obtained and any related regulatory waiting periods must have expired and no such approval or consent shall have imposed any materially burdensome regulatory condition;

  •
  There must be no order, decree, or injunction in effect preventing the completion of the transactions contemplated by the reorganization agreement, and no statute, rule, regulation, order, injunction or decree which prohibits or makes illegal the completion the merger;

  •
  Opinions from ACNB's and New Windsor's respective special legal counsels that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code have been received. See "Terms of the Merger—Material U.S. Federal Income Tax Consequences";

  •
  The registration statement must be effective and any required approvals of state securities agencies must have been obtained and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the registration statement;

  •
  ACNB shall have executed and delivered all supplemental and other documents required to effect the assumption of the New Windsor Debt;

  •
  The shares of ACNB common stock to be issued in the merger shall have been approved for listing on NASDAQ;

  •
  All requisite corporate action shall have been taken by ACNB such that the New Windsor nominees can commence as directors of ACNB immediately after the effective time of the merger;

  •
  All consents and authorizations of landlords and other third parties that are necessary to permit the merger to be consummated without the violation of any lease or other material agreement must have been received;

  •
  No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any bank regulator upon New Windsor, New Windsor State Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied;

  •
  ACNB shall have received an affiliate letter from each of the New Windsor nominees, which letter shall be in customary form and have such other provisions as ACNB may reasonably require;

  •
  ACNB shall have received executed acknowledgement and releases from certain executives, an employment agreement with Mr. Rasmussen, change in control agreements with certain executives delineated, and noncompetition agreements with certain executives;

  •
  The holders of no more than 8% of New Windsor's issued and outstanding shares seek to perfect their appraisal rights; and

  •
  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of ACNB and New Windsor or either's subsidiaries, which has had or would reasonably be likely to have, individually or in the aggregate, a material adverse effect shall have occurred.

        Under the terms of the reorganization agreement, a "material adverse effect" means with respect to a party to the reorganization agreement, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that:

  1.
  has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of such party on a consolidated basis, or

  2.
  would materially impair the ability of such party or its subsidiary to perform its respective obligations under the reorganization agreement or otherwise materially threaten or materially impede the consummation of the merger and other transactions contemplated hereby by the reorganization agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to:

  a.
  changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect New Windsor or ACNB when compared to other banking institutions;

    b.
    any change in GAAP or applicable law, regulation or the interpretation thereof by courts or governmental entities that does not disproportionately affect such party and its subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry;

    c.
    any action or omission of a party (or any of its subsidiaries) taken pursuant to the terms of the reorganization agreement or taken or omitted to be taken with the express written permission of the other party;

    d.
    any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of the reorganization agreement;

    e.
    reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by New Windsor or ACNB in connection with the negotiation, execution and delivery of the reorganization agreement and the consummation of the transactions contemplated hereby; and

    f.
    any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any bank regulator, including, but not limited to, a consent order or cease and desist order, except for an enforcement action related to or resulting from either party's management rating.

          Except for the requirements of New Windsor stockholder approval, regulatory approvals, and the absence of any order, decree, or injunction preventing the transactions contemplated by the reorganization agreement, ACNB and New Windsor each may waive each of the conditions described above in the manner and to the extent described in "Proposal 1: The Merger—Terms of the Merger—Amendment; Waiver."

Amendment; Waiver

        Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the reorganization agreement, ACNB and New Windsor may:

  1.
  amend the reorganization agreement;

  2.
  extend the time for the performance of any of the obligations or other acts of either ACNB or New Windsor;

  3.
  waive any inaccuracies in the representations and warranties contained in the reorganization agreement or in any document delivered pursuant to the reorganization agreement; or

  4.
  waive compliance with any of the agreements or conditions contained in the provisions of the reorganization agreement relating to the covenants of ACNB and New Windsor.

        However, any amendment, extension or waiver granted or executed after stockholders of New Windsor have approved the reorganization agreement shall not modify either the amount or the form of the merger consideration to be provided hereby to holders of New Windsor common stock upon consummation of the merger or otherwise materially adversely affect the stockholders of New Windsor or ACNB without the approval of the stockholders who would be so affected.

Termination

        The reorganization agreement may be terminated on or at any time prior to the closing date of the merger:

  1.
  by the mutual written consent of the parties to the reorganization agreement;

  2.
  by ACNB or New Windsor:

  a.
  if the merger has not occurred on or before November 30, 2017, unless the failure of the merger to occur is due to the failure of the party seeking to terminate the reorganization agreement to perform its covenants and agreements required by the reorganization agreement;

  b.
  if any governmental agency issues a final unappealable administrative order which would not permit satisfaction of the conditions to the merger under the reorganization agreement, unless it is due to the failure of the party seeking to terminate the reorganization agreement to perform its covenants and agreements required by the reorganization agreement;

  3.
  by New Windsor if ACNB has, or by ACNB if New Windsor has, breached (i) any covenant or undertaking contained in the reorganization agreement or (ii) any representation or warranty contained in the reorganization agreement, which would have a material adverse effect (as defined in the reorganization agreement) on the breaching party, and such breach has not been substantially cured by the earlier of 30 days after the written notice of the breach is given to the breaching party or the effective time of the merger unless the breach no longer causes a material adverse effect;

  4.
  by either party if New Windsor's stockholders did not approve and adopt the reorganization agreement at its special meeting unless prior to such stockholder vote, the board of directors of New Windsor withdrew, modified or changed in a manner adverse to ACNB its approval or recommendation of the reorganization agreement; or

  5.
  by either party, subject to certain conditions, if New Windsor's board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors including, without limitation all legal, financial, regulatory and other aspects of an unsolicited acquisition proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the acquisition proposal and terminate the reorganization agreement would result in a breach of the fiduciary duties of New Windsor's board of directors under applicable law. However, the reorganization agreement may only be terminated by New Windsor after giving notice to ACNB and negotiating with ACNB in good faith to make adjustments to the reorganization agreement;

  6.
  By New Windsor, if at any time during the five (5) business day period commencing with the determination date (the seventh calendar day immediately preceding the closing date), if both of the following conditions are satisfied:

  a.
  the closing price of ACNB's common stock on the determination date, is less than $21.84; and

  b.
  (A) the number obtained by dividing the closing price of ACNB's common stock on the determination date by $27.30 is less than (B) the number obtained by dividing closing price of the KBW Bank Index as of the determination date by the closing price of the KBW Bank Index as of November 18, 2016, minus 0.15.

        If the merger is terminated pursuant the reorganization agreement, the reorganization agreement will be void except for provisions relating to the confidentiality of information furnished to either ACNB or New Windsor during the course of the merger and provisions relating to the expenses associated with the merger. There will be no further liability on the part of ACNB or New Windsor to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in the reorganization agreement or any fraudulent breach of a representation or warranty.

Expenses

        Except as described below, each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the reorganization agreement, including fees and expenses of its own financial consultants, accountants and counsel.

        However, if the reorganization agreement is terminated as a result of any breach of a representation, warranty, covenant, or other agreement of ACNB or New Windsor, the terminating party will be liable to the other party for actual out-of-pocket costs and expenses, including the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by the other party up to a maximum amount of $400,000. The payment of expenses will be the exclusive remedy and upon delivery of such payment, the non-terminating party will have no further obligations to the terminating party pursuant to the reorganization agreement.

Termination Fee

        If New Windsor fails to complete the merger after the occurrence of one of the following events, and ACNB is not in material breach of the reorganization agreement, New Windsor will pay ACNB a fee of $1.3 million:

  1.
  New Windsor concludes in good faith, after consultation with its legal and financial advisers, that it must agree to or endorse an acquisition proposal (as defined in the reorganization agreement) and terminate the reorganization agreement in order to comply with its fiduciary responsibilities;

  2.
  another person, other than ACNB, enters into an agreement, letter of intent, or memorandum of understanding with New Windsor which relates to an acquisition proposal;

  3.
  New Windsor authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an acquisition proposal;

  4.
  New Windsor's stockholders fail to approve the reorganization agreement, or the special meeting of stockholders is cancelled, if prior to the stockholder vote or cancellation:

  a.
  New Windsor's board of directors recommends that the New Windsor stockholders approve or accept an acquisition proposal with any other person other than ACNB; or

  b.
  New Windsor's board of directors fails to call, give notice of, convene and hold a special meeting of stockholders to vote on the merger and reorganization agreement; and

    in the case of both a and b above, prior to the stockholder vote or cancellation, any person, publicly announces its intention to make an acquisition proposal of that party and has not publicly withdrawn the announcement at least twenty (20) days prior to the New Windsor meeting of stockholders.

Regulatory Approvals

        Completion of the transaction is subject to the prior receipt of all consents or approvals of federal and state regulatory authorities required to complete the merger of ACNB and New Windsor. As of the date of this proxy statement/prospectus, appropriate applications for approval have been filed with the appropriate regulatory authorities. ACNB and New Windsor have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. Approvals must be obtained from the Federal Reserve Board; the FDIC, the primary federal regulator of state-chartered banks that are not members of the Federal Reserve System; the Pennsylvania Department of Banking and Securities, the primary regulator of Pennsylvania-chartered deposit-taking institutions; and the Maryland Commissioner, the primary regulator of Maryland-chartered deposit-taking institutions. The merger cannot proceed in the absence of the required regulatory approvals.

Management After the Merger

        In accordance with the Amended and Restated Articles of Incorporation of ACNB in effect as of November 21, 2016, at the 2017 annual meeting of ACNB shareholders (the "2017 annual meeting"), ACNB shall recommend to its shareholders that the total number of persons that shall constitute the whole board of directors of ACNB be increased from thirteen (13) to sixteen (16). If such recommendation to increase the number of members that shall constitute the whole board of directors of ACNB is approved by the requisite majority of ACNB shareholders at the 2017 annual meeting, then the total number of persons that shall constitute the whole board of directors of ACNB shall be increased from thirteen (13) to sixteen (16). At the effective time of the merger (subject to the terms and conditions of the reorganization agreement), thirteen (13) of the sixteen (16) directors shall be the directors of ACNB serving immediately prior to the effective time of the merger and two (2) of the sixteen (16) directors shall be Todd L. Herring and D. Arthur Seibel, Jr. who shall commence service after the effective time of the merger. One (1) seat shall be reserved for a future President of ACNB if not standing for election at the 2017 annual meeting. If so standing for election at the 2017 Annual Meeting the reference to thirteen (13) above shall be changed to fourteen (14) for purposes of this paragraph. On January 26, 2017, ACNB announced that James P. Helt, President of ACNB Bank, would succeed Thomas A. Ritter as President and Chief Executive Officer of ACNB upon Mr. Ritter's retirement effective the close of business on May 5, 2017. ACNB expects to nominate Mr. Helt to stand for election at the ACNB 2017 Annual Meeting. If the recommendation to increase the number that shall constitute the whole of the board of directors of ACNB to sixteen (16) is approved by the requisite majority of ACNB shareholders at the 2017 annual meeting, and if the merger closing shall then occur then Messrs. Herring and Seibel shall be appointed as Class 1 and Class 2 directors, respectively, by the ACNB board of directors, in accordance with the ACNB bylaws such appointment to be effective at the effective time of the merger. Due to a director retirement, it is anticipated that one ACNB director seat will be vacant at the effective time. ACNB intends to fill the vacant director seat should a suitable candidate be identified either before or after the effective time. The executive officers of ACNB immediately prior to the effective time of the merger shall be the executive officers of ACNB after the effective time. The executive officers of ACNB Bank immediately prior to the effective time of the merger and the those officers of New Windsor who have been appointed officers of ACNB Bank shall be the executive officers of ACNB Bank after the effective time.

        The following directors and executive officers of ACNB are expected to serve as directors of ACNB on the effective time of the transaction: Richard L. Alloway II, James P. Helt, Frank Elsner, III, Scott L. Kelley, James J. Lott, Donna M. Newell, J. Emmett Patterson, Daniel W. Potts, Thomas A. Ritter, Marian B. Schultz, David L. Sites, Alan J. Stock, and James E. Williams. The following directors of New Windsor are expected to become directors of ACNB on the effective time of the transaction: Todd L. Herring and D. Arthur Seibel, Jr.

        For more information, see "Proposal 1: The Merger—Interests of Directors and Executive Officers in the Merger."

Employment; Severance

        ACNB will use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Subject to execution of a customary form of release, ACNB agrees to provide severance pay to any active employee of New Windsor and New Windsor State Bank whose employment is terminated within twelve (12) months after the effective time as a result of the merger.

        The severance pay will be made if (1) the employee's position is eliminated or (2) such employee is not offered or retained in comparable employment. ACNB will not pay severance pay to any employee (1) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement (other than the New Windsor Change in Control Protection Plan (the "protection plan")), (2) whose employment is terminated for cause, or (3) who voluntarily leaves employment with New Windsor or New Windsor State Bank or ACNB Bank. ACNB shall honor the protection plan that existed as of July 1, 2016. Additionally, for those employees not subject to individual change in control or employment agreements and who are not entitled to twenty-six (26) weeks or more of severance under the protection plan, ACNB shall provide up to one (1) additional week of severance for each year of service, (in addition to the benefits under the existing protection plan) in order for the employee to receive the customary benefit of two (2) weeks of severance for each year of service up to twenty-six (26) weeks of severance in total, provided that the twenty-six (26) week limitation shall not result in the reduction of amounts payable under the protection plan based on years of service in excess of twenty-six (26) years. Employees not subject to New Windsor severance plans shall receive severance equal to two (2) weeks' pay for each full year of continuous service with a minimum severance benefit of four (4) weeks' pay and a maximum severance benefit of twenty-six (26) weeks' pay. Terminated employees will have the right to continue coverage under COBRA. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, ACNB will continue to pay the employer's share of medical benefits that it pays for its employees generally, provided that the COBRA coverage period shall run concurrently with the period that ACNB or its subsidiaries pay the employer's share of health coverage.

Employee Benefits

        ACNB or its subsidiaries shall:

  1.
  provide New Windsor's and New Windsor State Bank's employees who become employees of ACNB or its subsidiaries credit for all years of service with New Windsor or any of its subsidiaries and predecessors for the purpose of eligibility to participate and vesting; and

  2.
  cause to be credited any deductibles incurred by New Windsor State Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of ACNB after the effective time with the objective that there be no double counting during the year in which the effective time occurs of such deductible.

        ACNB and its subsidiaries agree to honor all vested or accrued benefit obligations to, and contractual rights of New Windsor's current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by the reorganization agreement (either alone or in combination with any other event). New Windsor or New Windsor State Bank shall amend, freeze, merge or terminate any New Windsor benefit plan effective before the effective time of the merger at the request of ACNB, provided any such action shall be in compliance with applicable laws.

Interests of Directors and Executive Officers in the Merger

        When considering the recommendation of the New Windsor board of directors recommendations in connection with the reorganization agreement proposal, you should be aware that some of New Windsor's executive officers and directors have interests that are in addition to, or different from, the interests of New Windsor's stockholders generally, which are described below. The New Windsor board of directors was aware of these factors and considered them, among other matters in approving the reorganization agreement and the transactions contemplated by the reorganization agreement. Except as described below, to the knowledge of New Windsor, the officers and directors of New Windsor do not have any material interest in the merger apart from their interests as stockholders of New Windsor.

Share Ownership

        As of [    •    ], 2017, the record date for the special meeting of New Windsor stockholders, the directors and executive officers of New Windsor may be deemed to be the beneficial owners of [    •    ] shares, representing [    •    ]% of the outstanding shares of New Windsor common stock.

Treatment of Restricted Stock

        The reorganization agreement provides that at the effective time of the merger, each unvested share of restricted stock issued and outstanding at the effective time of the merger, or subject to issuance, will fully vest pursuant to the terms of the New Windsor equity plans and convert into the right to receive the same merger consideration that all other shares of New Windsor common stock are entitled to receive in the merger. As of                        , 2017, there were        unvested shares of New Windsor common stock subject to issuance under New Windsor's 2005 Deferred Compensation Plan.

Merger-Related Executive Compensation for New Windsor's Named Executive Officers

        This section sets forth the information regarding compensation for each executive officer of New Windsor that is based on or otherwise relates to the merger. The following table sets forth the estimated value of each executive officers' change in control payment, if terminated without cause or the executive terminates for good reason, and the anticipated vesting of previously awarded restricted stock in connection with a change in control and assumes that the merger closed on February 2, 2017, the last practicable date prior to the date of these materials. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other	Total ($)(3)
Tom N. Rasmussen(4) President & CEO	N/A	$61,510	—	N/A	—	—	$61,510
Thomas E. Alessi SVP/Chief Credit Officer	$144,127	$41,027	—	$10,661	—	—	$195,815
Lisa Monthley(5) SVP/Chief Deposit Officer	N/A	$22,494	—	N/A	—	—	$22,494
Thomas J. Paholsky SVP/CFO	$149,693	$40,006	—	$10,661	—	—	$200,360
Louna S. Primm EVP/Chief Lending Officer	$391,304	$33,323	—	$26,653	—	—	$451,280

(1)
The estimated payment is based upon the existing change in control and employment agreements, under which payments are made under circumstances meeting the requirements of the applicable change in control agreement, provided the executive executes a release agreement releasing New Windsor and its successors of any claims the executive may have against them.

Name/Title	Base Salary or Base Amount	3 Year Average Bonus	Multiple	Change in Control Payment
Tom N. Rasmussen President & CEO	N/A	N/A	2.99x	N/A
Thomas E. Alessi SVP/ Chief Credit Officer	$133,744	$10,483	1.00x	$144,127
Lisa Monthley SVP/Chief Deposit Officer	N/A	N/A	1.00x	N/A
Thomas J. Paholsky SVP/CFO	$140,110	$9,683	1.00x	$149,693
Louna S. Primm EVP/Chief Lending Officer	$150,792	$6,358	2.49x	$391,304
(2)
The executive officers' restricted stock awards contained in their deferred compensation accounts will fully vest upon a change in control. The amount listed in this column sets forth the value of the non-vested restricted stock awards that will become vested, assuming a per share price of $ 30.9406, which is the average closing price per New Windsor share over the first five business days following announcement of the reorganization agreement. The number of unvested shares of New Windsor common stock credited to each officer is as follows: Mr. Rasmussen: 1,988; Mr. Alessi: 1,326; Ms., Monthley: 727; Mr. Paholsky: 1,293; and Ms. Primm: 1,077.

(3)
Amounts are subject to reduction, if necessary, to limit the payment to the maximum amount payable under Section 280G of the Code without the imposition of an excise tax under Section 4999 of the Code.

(4)
Under Mr. Rasmussen's employment agreement with New Windsor, he would be entitled to 2.99 times his base amount (as calculated for purposes of Section 280G of the Code) in the event of an involuntary termination of employment other than for cause or his voluntary termination for good reason during the two years following a change in control. Mr. Rasmussen waived his rights under his New Windsor employment agreement and entered into an employment agreement with ACNB Bank under which he will be entitled to a base salary of $230,000; a $100,000 signing bonus upon the completion of the systems conversion; a $50,000 bonus on the second anniversary date of the closing date of the merger; an annual bonus for the first three years of $30,000 per year if certain performance metrics are met; and ACNB will contribute $35,000 per year into an executive deferred retirement plan on his behalf.

(5)
Under Ms. Monthley's change in control agreement with New Windsor, she would be entitled to 1.0 times her base annual salary and average bonus paid during the calendar year of her termination and the two preceding calendar years, in the event of an involuntary termination of employment other than for cause or her voluntary termination for good reason following a change in control. Ms. Monthley waived her rights under her New Windsor change in control agreement and entered into two year change in control agreement, which in the event of a change in control of ACNB and termination of her employment without cause during the term of the agreement, would provide her with a payment of two times her base salary, initially $127,878 per year. The agreement under which Ms. Monthley waived her rights under her change in control agreement with New Windsor also provides that if she is terminated without cause within two years after the effectiveness of the merger, she will be entitled to a payment of 1.0 times her base annual salary and average bonus paid during the calendar year of her termination and the two preceding calendar years. Ms. Monthley is also entitled to a $10,000 bonus upon closing of the merger. Ms. Monthley has also entered into a noncompetition agreement with ACNB which has a two year term, and will limit her ability to compete with ACNB for a period of two years following her termination of employment.

Current Employment Agreement and Change in Control Agreements

        Each of New Windsor's executive officers referenced in the chart above, other than Mr. Rasmussen, is a party to a change in control agreement, dated as of May 17, 2016. Each agreement provides for the payment of one times (except Ms. Primm who receives 2.49 times) the officer's then current base salary and average bonus paid during the calendar year of executive's termination and the two preceding calendar years, in the event of an involuntary termination of employment, other than for cause (as defined in the agreement) or the officer's voluntary termination for good reason within the one year period after the effective date of a change in control. The merger constitutes a change in control for purposes of these agreements. Under the change in control agreements "good reason" means a termination by the officer if any of the following events occurs without the officer's express written consent: (i) a material reduction in officer's base salary as in effect immediately before the change in control; (ii) a material reduction in the officer's authority, duties or responsibilities from the position and attributes associated with the officer's position; (iii) a relocation of the officer's principal place of employment by more than thirty (30) miles from the principal place of employment as of the date of the Change in control agreement; or (iv) the liquidation, dissolution, merger, consolidation or reorganization of New Windsor State Bank, or the transfer of all or substantially all of its assets, unless the successor assumes the duties and obligations of the bank under the employment or change in control agreement. Each officer, other than Ms. Primm, would also be entitled to payment of up to one year of health and dental premiums. Ms. Primm would be entitled to up to two and one-half years of health and dental premiums. As described below, Ms. Monthley has agreed to the termination of her change in control agreement and entered into a new change in control agreement and a release agreement with ACNB.

        Mr. Rasmussen is a party to an employment agreement, dated May 17, 2016, with New Windsor State Bank pursuant to which he serves as President and Chief Executive Officer. His employment agreement provides that he will be entitled to a lump sum payment of 2.99 times his base amount (as calculated for purposes of Section 280G of the Internal Revenue Code) following his involuntary termination of employment without cause (as defined) or voluntary termination following for good reason during the two years following a change in control. The merger constitutes a change in control for purposes of these agreements. Under the change in control agreements "good reason" means a termination by Mr. Rasmussen for failure to reappoint him as Chief Executive Officer and President; (ii) a material change in his functions, duties or responsibilities with the bank or its affiliates, which change would cause his position to become one of lesser responsibility, importance or scope the relocation of his principal place of employment by more than thirty (30) miles from its location at the effective date of the employment agreement; (iv) a material reduction in the benefits and perquisites provided to him or a material breach of the employment agreement by the bank. Mr. Rasmussen would also be entitled to payment of up to one year of health and dental premiums. As described below, Mr. Rasmussen has agreed to the termination of his employment agreement and entered into a new employment agreement with ACNB.

New Employment and Change in Control Agreements

Tom N. Rasmussen Employment Agreement

        Tom N. Rasmussen entered into a three year evergreen employment agreement with ACNB Bank which will become effective upon the effective date of the merger whereby he will be paid a base salary of $230,000 per year minus applicable withholdings and deductions and is subject to a formulaic bonus structure, whereby he will be paid an initial sign on bonus of $100,000 upon completion of the systems conversion; a $50,000 bonus on the second anniversary date of the closing date of the merger; and an annual bonus for the first three years of $30,000 per year if certain performance metrics are met. He will also be eligible to participate in ACNB's Executive Deferred Retirement Plan and ACNB shall contribute $35,000 per year on his behalf. After the third anniversary date of the merger, Mr. Rasmussen will be eligible to participate in ACNB Bank's senior executive management bonus performance plan. In the employment agreement, Mr. Rasmussen also agrees to terminate his current supplemental executive retirement plan and any rights he may have under his employment agreement with New Windsor State Bank and the New Windsor State Bank Amended and Restated Change in Control Protection Plan.

        The agreement automatically terminates if Mr. Rasmussen is terminated for "Cause", as defined in the agreement, and all rights under the agreement will terminate with the exception of the arbitration clause. The agreement automatically terminates if Mr. Rasmussen terminates his employment for "Good Reason", as defined in the agreement. If the agreement terminates for "Good Reason", Mr. Rasmussen will receive two (2) times his salary and benefits for two (2) years. The agreements automatically terminate upon his disability, as defined in the agreement, and Mr. Rasmussen will receive employee benefits and 75% of his compensation until (a) he returns to work, (b) reaches age sixty-five (65), (c) dies, or (d) the employment period under the agreement ends. The agreement automatically terminates if Mr. Rasmussen voluntarily terminates employment and/or the agreement. If within two (2) years of a change in control, Mr. Rasmussen is terminated without cause or within one hundred eighty (180) days of a "Change in Control", he terminates employment for "Good Reason", then he will be entitled to 2.99 times his then current compensation and to continue to receive benefits for two (2) years. In the event this payment would result in the imposition of an excise tax under Section 4999 of the Code, the payment will be reduced to the extent necessary to avoid the tax. The Agreement also contains restrictive covenants precluding him from engaging in competitive activities in a certain area and provisions preventing him from disclosing proprietary information about the Corporation and ACNB Bank.

Lisa Monthley Release Agreement and Change in Control Agreement

        Ms. Monthley has agreed to the termination of her existing change in control agreement, effective as of the effective time of the merger, and has entered into a new two year change in control agreement, which in the event of a change in control of ACNB and termination of her employment without cause during the term of the agreement, would provide her with a payment of two times her base salary, initially $127,878 per year. The agreement under which Ms. Monthley waived her rights under her change in control agreement with New Windsor also provides that if she is terminated without cause within two years after the effectiveness of the merger, she will be entitled to a payment of 1.0 times her base annual salary and average bonus paid during the calendar year of her termination and the two preceding calendar years. Ms. Monthley is also entitled to a $10,000 bonus upon closing of the merger. Ms. Monthley has also entered into a noncompetition agreement with ACNB which has a two year term, and will limit her ability to compete with ACNB for a period of two years following her termination of employment. Ms. Monthley is expected to continue in the employ of ACNB as a Senior Vice President in Maryland, but will not be considered an "executive officer" of ACNB.

Split Dollar Life Insurance

        Each of the executive officers, other than Mr. Alessi, are parties to split dollar life insurance plans whereby upon a change in control each will be vested in a life insurance policy which provides for $15,000 of death benefits unless they are provided a similar policy from ACNB.

Supplemental Executive Retirement Plans

        Messrs. Rasmussen and Paholsky are each parties to supplemental executive retirement plans dated May 1, 2016. Upon a change in control and a subsequent termination of employment, each will be entitled to his vested account balance, of approximately $71,521 and $41,006, respectively as of January 3, 2017. There is no acceleration of vesting of the benefits under the agreements.

Indemnification and Insurance of Directors and Officers

        For a period of six (6) years after the effective time of the merger, ACNB shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each person entitled to indemnification from and of New Windsor and/or New Windsor State Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the effective time, under ACNB's articles of incorporation and bylaws. However, (i) ACNB shall not be required to indemnify such persons against civil monetary penalties, or fines, imposed or levied by any bank regulator, including but not limited to payments prohibited under 12 CFR Part 359, and (ii) if the indemnified party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to ACNB such advances if it is ultimately determined that such indemnified person is not entitled to indemnification, ACNB shall advance expenses to the fullest extent permitted in accordance with its articles of incorporation and bylaws.

        ACNB shall make an application for and purchase, to the extent a policy can be obtained, a directors' and officers' liability insurance policy providing coverage amounts not less than the coverage amounts provided under the New Windsor directors' and officers' liability insurance policy in effect as of November 21, 2016 and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the New Windsor directors' and officers' liability insurance policies for a period of four (4) years after the effective time of the merger. However, ACNB shall not be obligated to make annual premium payments for such four (4) year period which exceed 200% of the annual premium payment as the date of the reorganization agreement (the "maximum amount"). If the amount of the premiums necessary to procure such insurance coverage exceeds the maximum amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the maximum amount.

Voting Agreements

        As a condition to entering into the reorganization agreement, each of the directors and certain executive officers of New Windsor and New Windsor State Bank entered into an agreement pursuant to which each such director or executive officer agreed to vote all of his or her shares of New Windsor common stock in favor of the reorganization agreement. The forms of voting agreement, which are substantially the same, are attached as Exhibit A to Annex A of this document. The voting agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving New Windsor. The following is a brief summary of the material provisions of the voting agreements:

  •
  The directors and executive officers agreed, among other things, to vote, or cause to be voted, (a) for approval and adoption of the reorganization agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the reorganization agreement, all shares over which they exercise sole or shared voting power, including those held in a voting trust jointly with other persons, to be voted in the same manner; and

  •
  The directors and executive officers agreed not to sell, transfer, or otherwise dispose of their New Windsor common stock, as applicable, subject to certain exceptions.

Accounting Treatment

        The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 ("ASC 805") provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date, c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquire; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

        The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, ACNB will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Material U.S. Federal Income Tax Consequences of the Merger

        Subject to the limitations, assumptions, and qualifications as discussed herein, in the opinion of each of Bybel Rutledge LLP and Miles & Stockbridge P.C., the following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of New Windsor common stock. This discussion is based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations which could affect the accuracy of this discussion.

        This discussion assumes that U.S. holders of New Windsor common stock hold their shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not address aspects of U.S. federal income taxation that may be applicable to U.S. holders subject to special treatment under the federal income tax laws (including banks; financial institutions; tax-exempt organizations; insurance companies; dealers or brokers in securities; traders in securities that elect to use a mark-to-market method of accounting; investors or owners of pass-through entities; mutual funds; holders subject to the alternative minimum tax provisions of the Code; regulated investment companies, real estate investment trusts, controlled foreign corporations; passive foreign investment companies; persons who hold their respective shares of New Windsor common stock as part of a hedge, straddle, constructive sale, conversion or other integrated securities transaction; expatriates;

or persons who acquired their New Windsor common stock as compensation or through a tax qualified retirement plan, or who held or acquired their New Windsor common stock through an employee stock ownership plan or dividend reinvestment plan). In addition, this discussion does not address the tax consequences to holders of New Windsor common stock who exercise appraisal and/or dissenter's rights. Further, this discussion does not consider any aspect of state, local, or foreign taxation or any aspects of U.S. federal tax law (such as the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010) other than federal income tax law.

        This discussion is not intended to be tax advice to any particular holder of New Windsor common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation. New Windsor stockholders are urged to consult their tax advisors with respect to the particular U.S. federal, state, local, and foreign tax consequences to them of the merger.

        For purposes of this discussion, you are a "U.S. holder" if you beneficially own New Windsor common stock and you are:

  •
  a citizen or resident of the United States for federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        If an entity classified as a partnership for U.S. federal income tax purposes holds New Windsor common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding New Windsor common stock should consult their own tax advisors.

        It is a condition to the closing of the merger that ACNB receive the opinion of its special counsel, Bybel Rutledge LLP, and that New Windsor receive the opinion of its special counsel, Miles & Stockbridge P.C., substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ACNB and New Windsor), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, ACNB and New Windsor will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material. The tax opinions are not binding on the IRS or the courts, and neither ACNB nor New Windsor intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

        ACNB has received an opinion from Bybel Rutledge LLP and New Windsor has received an opinion from Miles & Stockbridge P.C. to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based on the opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger are as follows:

Exchange of New Windsor common stock for ACNB common stock

        A U.S. holder that exchanges shares of New Windsor common stock for shares of ACNB common stock in the merger generally will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of ACNB common stock (as discussed below). The aggregate adjusted tax basis of the shares of ACNB common stock received by the U.S. holder in the merger will be equal to the aggregate adjusted tax basis of the shares of New Windsor common stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share of ACNB common stock for which cash is received. The holding period of the ACNB common stock received by a U.S. holder will include the holding period of the shares of New Windsor common stock surrendered in exchange therefor. If a U.S. holder acquired different blocks of New Windsor common stock at different times or at different prices, the holder should consult his or her tax advisor with regard to identifying the bases or holding periods of the particular shares of ACNB common stock received in the exchange.

Exchange of New Windsor common stock solely for cash

        In general, if, pursuant to the merger, a New Windsor shareholder exchanges all of his or her shares of New Windsor common stock solely for cash, such holder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of New Windsor common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the shareholder's holding period with respect to the New Windsor common stock surrendered is more than one year. The deductibility of capital loss is subject to limitations.

Exchange of New Windsor common stock for ACNB common stock and cash

        If, pursuant to the merger, a New Windsor shareholder exchanges all of his or her shares of New Windsor common stock for a combination of ACNB common stock and cash, the shareholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the ACNB common stock received pursuant to the merger over such shareholder's adjusted tax basis in the shares of New Windsor common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of New Windsor shares. Any recognized gain generally will be long-term capital gain if the New Windsor shareholder's holding period with respect to the New Windsor common stock surrendered is more than one year. However, the cash received may be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes (under Sections 302 and 356 of the Code).

        The aggregate tax basis of New Windsor common stock received by a New Windsor shareholder that exchanges his or her shares of New Windsor common stock for a combination of ACNB common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of New Windsor common stock surrendered for ACNB common stock and cash, reduced by the amount of cash received by the New Windsor shareholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the New Windsor shareholder on the exchange. The holding period of the ACNB common stock will include the holding period of the shares of New Windsor common stock surrendered. If a New Windsor shareholder has differing bases or holding periods in respect of his or her shares of New Windsor common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of ACNB common stock received in the exchange.

Cash received in lieu of a fractional share

        Cash received by a U.S. holder in lieu of a fractional share of ACNB common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of New Windsor common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of New Windsor common stock surrendered therefor) is more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

        If a U.S. holder receives cash in the merger (including cash received in lieu of a fractional share), the holder may be subject to information reporting and backup withholding at a rate of 28%. You generally will not be subject to backup withholding if you: (1) provide an accurate taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with the backup withholding rules; or (2) provide proof that you are exempt from backup withholding. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder's federal income tax liability provided that the holder furnishes the required information to the IRS.

Information Reporting

        All New Windsor stockholders who receive ACNB common stock as a result of the merger will be required to retain records pertaining to the merger and certain "significant holders" of New Windsor common stock who hold at least 1% of the outstanding New Windsor common stock (by vote or by value) immediately before the merger, or who own New Windsor common stock with a basis of $1 million or more, will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

        The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and is not intended to be, and should not be construed as, tax advice. New Windsor stockholders are strongly urged to consult with their tax advisors to determine the particular U.S. federal, state, local, and foreign tax consequences to them of the merger.

Resales of ACNB Common Stock

        The shares of ACNB stock to be issued to stockholders of New Windsor under the reorganization agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of ACNB after the merger.

        Certain directors and executive officers of New Windsor will be considered affiliates of ACNB after the merger. They may resell shares of ACNB common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate will enter into an agreement with ACNB providing that the person will not transfer any shares of ACNB stock received in the merger, except in compliance with the Securities Act. ACNB encourages any such person to obtain advice of securities counsel before reselling any ACNB stock.

Appraisal Rights

        Any New Windsor shareholder who objects to the merger and follows the specific procedures set forth in Title 3, Subtitle 2 of the MGCL will be entitled to receive payment in cash of the fair value of their shares of New Windsor common stock. If you want to demand payment of the fair value of your common stock, you must fully comply with the procedures set out in the MGCL. A copy of Title 3, Subtitle 2 of the MGCL is included as Annex C to this proxy statement/prospectus. The required procedures are summarized below.

  •
  First, you must submit a written notice to the Corporate Secretary of New Windsor at or before the special meeting of New Windsor stockholders, stating that you object to the proposed merger. You should send your notice to:

      New Windsor Bancorp, Inc.
      Attention: Corporate Secretary
      222 E. Baltimore Street
      Taneytown, MD 21787

  •
  You must not vote your New Windsor common stock in favor of the merger. This means that you should either return a proxy card or voting instruction card (if your shares are held in "street name") with the "Against" box or "Abstain" box checked, or not return a proxy card or voting instructions card at all. Merely voting against the merger or not voting will not constitute notice of objection, and will not entitle you to payment in cash of the fair value of your shares.

  •
  After the effectiveness of the merger, ACNB, as the successor to New Windsor, will write to objecting stockholders, notifying them of the date on which the articles of merger were accepted for record. This notice will be sent by certified mail, return receipt requested, to the address you provide in your notice, or if no address is indicated, to the address which appears on ACNB's records.

  •
  Within 20 days of the date on which the articles of merger were accepted for record, objecting stockholders must make a written demand for payment of the fair value of their New Windsor common stock, stating the number and class of shares for which payment is demanded. The written demand for payment should be sent to:

      ACNB Corporation
      Lynda L. Glass
      Executive Vice President/Secretary & Chief Governance Officer
      16 Lincoln Square
      Gettysburg, PA 17325

        Our notice of the date on which the articles of merger were accepted may contain an offer of payment of the amount which we believe is the fair value of your New Windsor common stock along with certain financial disclosures. If you have followed all of the procedural steps required to demand payment of fair value and have not received payment for your New Windsor common stock, you may, or we may, within 50 days of the acceptance of the articles of merger, petition the court of equity in the county of New Windsor's registered agent for appraisal of the fair value of your New Windsor common stock as of the date stockholders receive notice of the proposed transaction, without including any appreciation or depreciation resulting directly or indirectly from the merger or its proposal.

        Any stockholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner, will be bound by the vote of the New Windsor stockholders and will not be entitled to receive payment in cash as an objecting stockholder.

        If you demand payment for your New Windsor common stock, you have no right to the ACNB common stock or cash into which your New Windsor common stock would be converted after the merger is approved, except the payment of fair value. If you demand payment for your New Windsor common stock, your rights as a New Windsor stockholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded. A demand for payment may be withdrawn only with our consent.

        If the court finds that the objecting stockholder is entitled to an appraisal of his or her stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Within 60 days after appointment, or longer as the court may direct, the appraisers must file with the court and mail to each stockholder who is a party to the proceeding their report stating their conclusion as to the fair value of the common stock. Within 15 days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which the payment must be made. If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date fair value was determined, unless the court finds that stockholders' refusal to accept a written offer to purchase the shares was arbitrary and vexatious or not in good faith.

        The cost of the appraisal proceedings, including compensation and expenses of the appraisers, will be ACNB's responsibility, except that all or any part of the expenses may be assessed against any and all of the objecting stockholders to whom an offer to pay for common stock has been made, if the court finds the failure to accept the offer was arbitrary, vexatious or not in good faith. Costs of the proceedings will not include fees and expenses of counsel. Costs of the proceedings may include fees and expenses of experts only if we did not make an offer of payment for your common stock or if the value of the common stock as determined in the appraisal proceeding materially exceeds the amount offered by us.

        The preceding is a summary of the material aspects of Title 3, Subtitle 2 of the MGCL, and is qualified by reference to the text of the statute. We urge you to read the full text of the statute which is included as Annex C to this proxy statement/prospectus.

Information about New Windsor Designees to the ACNB and ACNB Bank Boards

        Information, as of December 31, 2016, about each current director of New Windsor who is expected to be appointed to the boards of directors of ACNB and ACNB Bank upon consummation of the merger is provided below under "Information About New Windsor—Information about New Windsor Designees to ACNB Board and ACNB Bank Board".

INFORMATION ABOUT NEW WINDSOR

General Information

        New Windsor is a Maryland chartered corporation and a bank holding company registered with and supervised by the Federal Reserve Board. New Windsor holds all of the issued and outstanding shares of common stock of New Windsor State Bank. New Windsor was incorporated on October 15, 1996 under the general corporation law of Maryland for the purpose of becoming a bank holding company for New Windsor State Bank. The only other direct subsidiary of New Windsor is New Windsor Capital Trust I (formed for the purpose of issuing trust preferred securities). New Windsor has one indirect subsidiary, New Windsor Holdings, LLC (formed for the purpose of owning real estate occupied by New Windsor State Bank and currently directly owned by New Windsor State Bank). Since commencing operations, New Windsor's business has consisted primarily of managing and supervising New Windsor State Bank and its principal source of income has been revenues generated by New Windsor State Bank.

        The principal executive office of New Windsor is located at 222 East Baltimore Street, Taneytown, Maryland 21787.

        New Windsor State Bank, a community oriented financial institution, traces its history to 1864, when the First National Bank of New Windsor was organized as Charter 747. In 1932, New Windsor

State Bank was organized as a state chartered bank to acquire the assets of the First National Bank of New Windsor. New Windsor State Bank provides a broad range of commercial and consumer banking services to individuals, small and medium-sized businesses and professionals in Carroll County, Maryland and the Baltimore regional area. New Windsor State Bank currently operates seven full service banking offices, located in New Windsor, Mt. Airy, Westminster, Taneytown, Hampstead and Eldersburg, Maryland, along with seven automated teller machines ("ATMs"). New Windsor State Bank's main office is located at 213 Main Street, New Windsor, Maryland 21776.

        New Windsor State Bank offers traditional lines of business in commercial and retail banking from its seven retail offices. New Windsor State Bank defines its primary marketplace as Carroll County with the surrounding counties and south-central Pennsylvania considered secondary markets. New Windsor State Bank offers a broad range of financial products, including full service securities brokerage activities through a partnership with Cetera Investment Services, a registered broker-dealer and member of FINRA/SIPC. New Windsor State Bank distributes its products through multiple channels, which include branches, direct sales, and electronic delivery. New Windsor State Bank differentiates itself from its competitors through superior customer service and responsiveness with accountability to a local management team, board of directors and advisory board.

Security Ownership of Certain Beneficial Owners

Principal Owners

        The following table sets forth as of January 13, 2017 the name and address of each person who owns of record or who is known by New Windsor's board of directors to be the beneficial owner of more than five percent (5%) of New Windsor's outstanding common stock, the number of shares beneficially owned by such persons, and the percentage of New Windsor's outstanding common stock so owned. Footnote disclosure is set forth under the section titled, "Beneficial Ownership by Directors and Executive Officers."

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Barry J. Renbaum	60,000		6.0%
3921 Butler Rd
Reisterstown, MD 21136
Carroll Yingling	57,722	(2)	5.7%
70 Ridge Rd
Westminster, MD 21157
Frall Developers, Inc.	56,309		5.6%
PO Box 659
Mt Airy, MD 21771

(1)
Represents percentage of 1,006,670 shares issued and outstanding as of January 13, 2017.

(2)
Includes 6,300 shares held by spouse and 35,249 shares held in an IRA.

Beneficial Ownership by Directors and Executive Officers

        The following table sets forth as of January 13, 2017 the amount and percentage of the common stock of New Windsor beneficially owned by each director, each named executive officer and all directors and executive officers of New Windsor as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors
Stephen E. Bohn	1,450		*	%
Mark E. Bollinger	14,113	(2)	1.4%
Holly J. Harrison	1,751		*	%
Willard L. Hawkins, Jr.	8,368	(3)	*	%
Todd L. Herring	6,125	(4)	*	%
Georgia S. Hoff	7,870	(5)	*	%
William G. Jones	2,459	(6)	*	%
E. Susan Miller, J.D.	2,617	(7)	*	%
G. Melvin Mills, Jr.	2,711	(8)	*	%
Tom. N. Rasmussen	7,329	(9)	*	%
D. Arthur Seibel, Jr.	35,957	(10)	3.6%
Executive Officers who are not Directors
Louna S. Primm	5,945	(11)	*	%
Executive Vice President & Chief Lending Officer
Thomas E. Alessi	3,441	(12)	*	%
Senior Vice President & Chief Credit Officer
Lisa A. Monthley	4,850	(13)	*	%
Senior Vice President & Chief Deposit Officer
Thomas J. Paholsky	751	(14)	*	%
Senior Vice President & Chief Financial Officer
All Directors and Executive Officers as a Group (15 persons)	105,737		10.5%

(1)
Represents percentage of 1,006,670 shares issued and outstanding as of January 13, 2017.

(2)
Includes 10,420 shares owned jointly with spouse and 3,693 shares held in New Windsor's Deferred Compensation Plan.

(3)
Includes 105 shares held by spouse and 646 shares held in New Windsor's Deferred Compensation Plan.

(4)
Includes 1,167 shares held in an IRA, 4,157 shares held in spouse's and children's IRAs and 801 shares held in New Windsor's Deferred Compensation Plan.

(5)
Includes 4,410 shares held by spouse and 625 shares held in an IRA.

(6)
Includes 1,358 shares held in an IRA and 983 shares held in New Windsor's Deferred Compensation Plan.

(7)
Includes 689 shares owned jointly with spouse and 1,928 shares held in New Windsor's Deferred Compensation Plan.

(8)
Includes 315 shares held in an IRA and 749 shares held in New Windsor's Deferred Compensation Plan.

(9)
Includes 199 shares jointly owned with spouse, 379 shares held in an IRA, and 1,561 shares held in New Windsor's Deferred Compensation Plan.

(10)
Includes 27,194 shares held in an IRA and 8,711 shares held in New Windsor's Deferred Compensation Plan.

(11)
Includes 2,176 shares owned jointly with spouse and 644 shares held in New Windsor's Deferred Compensation Plan.

(12)
Includes 1,594 shares owned jointly with spouse, 1,250 shares held in an IRA and 597 shares held in New Windsor's Deferred Compensation Plan.

(13)
Includes 794 shares owned jointly with spouse, 3,425 shares held in an IRA and 631 shares held in New Windsor's Deferred Compensation Plan.

(14)
Includes 573 shares held in New Windsor's Deferred Compensation Plan.

Information about New Windsor Designees to ACNB Board and ACNB Bank Board

        The following provides information as of December 31, 2016, about Todd L. Herring and D. Arthur Seibel, Jr. current directors of New Windsor, each of who is anticipated to be appointed to the boards of directors of ACNB and ACNB Bank upon consummation of the merger. The information presented includes information each director has given us about his age, all positions he holds, and his principal occupation for the past five years. The following also includes certain individual qualifications and skills that are expected to contribute to ACNB's board's effectiveness as a whole. New Windsor believes that each director has a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. None of the directors below is a director of any other publically-traded company.

        Todd L. Herring, PT, 55, a director of New Windsor and New Windsor State Bank since 2013; is the Market Director for Pivot Physical Therapy, a provider of physical rehabilitation and sports medicine services with more than 200 clinics along the east coast since 2015. He was Owner and President of Central Maryland Rehabilitation Services, Inc. ("CMRS") from its inception in 2006 until its acquisition by Pivot Physical Therapy in 2015. CMRS had more than 120 employees and provided hospital, home health, assisted living facility based and outpatient clinic rehabilitation services in Maryland. He was also Owner and President of Carroll County Physical Therapy, Inc., which had more than 65 employees from its inception in 1988 until its sale to publically traded NovaCare in 1997. He is also Owner and President of numerous residential and commercial real estate partnerships since 1985 including Herring Property Management, LLC. He served on the Westminster Bank board of directors from 1997 through its acquisitions of Union National Bank, Farmers & Mechanics Bank and eventual sale to PNC Bank in 2007. He serves on hospital, economic development, and educational institution boards & committees. His professional and personal contacts in Carroll County and surrounding markets, experience in operation and management of small businesses, knowledge of the Carroll County market and board experience at New Windsor and Westminster Bank support his service on ACNB and ACNB Bank's boards of directors.

        D. Arthur Seibel, Jr., CPA, MBA, 58, owner of Seibel Consulting LLC, currently serves as Chairman of the board of directors of New Windsor and New Windsor State Bank, which he joined in 2001. From 2011 until his retirement in 2014, he was Managing Director of CIC Switzerland, Ltd., the international sales operation of Cristal Inorganic Chemicals ("CIC"), located in Zug, Switzerland. He previously served as Chief Financial Officer of CIC, a manufacturing company with operations in five countries and revenues of $2.0 billion, from 2007 to 2011, and a senior executive in financial and strategic planning positions at a predecessor company, from 1997 to 2001. Mr. Seibel also served as Controller at Jos. A. Bank Clothiers, Inc., from 2004 to 2007, as Director of Internal Audit and in financial reporting roles at Lyondell Petrochemical Company from 1992 to 1997, and as a Strategic Planning Consultant from 2001 to 2004. He began his career as a Certified Public Accountant at Price

Waterhouse, serving in roles of increasing responsibility from 1980 to 1992. His long experience in accounting, auditing, internal controls, and strategic planning, knowledge of public companies and the community banking industry, active community service activities, as well as his knowledge of the Maryland marketplace in which New Windsor operates, support his membership on the ACNB and ACNB Bank boards of directors.

        The information below summarizes the compensation paid during the fiscal year ended December 31, 2016 to Messrs. Herring and Seibel by New Windsor.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Todd L. Herring	$13,650	—	—	—	$13,650
D. Arthur Seibel	$34,925	—	—	—	$34,925

Information about New Windsor's Executive Officer who will become an Executive Officer of ACNB

        Mr. Rasmussen is expected to be appointed as an executive officer of ACNB upon consummation of the merger. Mr. Rasmussen, 56, has served as President and Chief Executive Officer and as a Director of New Windsor and New Windsor State Bank since 2001. He previously served at FCNB Bank, from 1992 until 2001, when it was acquired by BB&T, including as Senior Vice President—Commercial Loan Manager. He began his banking career at 1st National Bank of Maryland, where he served as a commercial lending manager from 1984-1992. Upon effectiveness of the Merger, he will serve as Executive Vice President and Market President of NWSB Bank, a division of ACNB Bank.

        The table below sets forth the compensation awarded to, earned by, or paid to Mr. Rasmussen by New Windsor, specifically, for the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Tom N. Rasmussen	2016	$188,478	—	$12,663	—	$25,327	$35,000	$13,453	$272,921
President and CEO	2015	$177,598	—	$12,594	—	$17,327	—	$13,177	$220,696

(1)
Represents grant date fair value of awards of restricted stock (801 shares in 2016 and 937 shares in 2015) pursuant to New Windsor's 2005 Deferred Compensation Plan.

(2)
Represents car allowance and matching contributions to 401(k) plan.

        Mr. Rasmussen does not hold any options to acquire shares of New Windsor common stock, and other than an aggregate of 1,988 shares under New Windsor's deferred compensation plan, does not hold or have any rights to any shares of restricted stock or other equity based compensation.

        Please refer to "Proposal 1—The Merger—Interests of Directors and Executive Officers in the Merger" at page 89 for a description of Mr. Rasmussen's employment agreement with New Windsor and his new employment agreement with ACNB.

 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
	Number of Shares that have not vested	Market value of Shares that have not vested(1)
Tom N. Rasmussen	1,988	$61,510

(1)
The amount listed in this column sets forth the value of the non-vested restricted stock awards under New Windsor's 2005 Deferred Compensation Plan that will become vested, assuming a per share price of $ 30.9406, which is the average closing price per New Windsor share over the first five business days following announcement of the reorganization agreement.

Management's Discussion and Analysis of Financial Condition and Results of Operations
of New Windsor Bancorp, Inc.

        This discussion presents the analysis of New Windsor's financial condition and results of operations as of December 31, 2015 and December 31, 2014 and for the years in the three year period ended December 31, 2015 and as of the nine months ended September 30, 2016 and 2015. This discussion is designed to provide a more comprehensive review of the operating results and financial position of New Windsor than could be obtained from reading the financial statements alone. This discussion should be read in conjunction with the financial statements of New Windsor and the notes related thereto which appear elsewhere in this proxy statement/prospectus. See "Index to Consolidated Financial Statements of New Windsor Bancorp, Inc." beginning on page F-1.

        Statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including New Windsor's expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this proxy statement/prospectus are based on information available to New Windsor as of the date of this proxy statement/prospectus and New Windsor assumes no obligation to update any such forward-looking statements. It is important to note that New Windsor's actual results could materially differ from those in such forward-looking statements. Factors that could cause actual results to differ materially from those in such forward-looking statements include fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which New Windsor conducts its operations. See "A Warning About Forward-Looking Information" beginning on page 41.

Years Ended December 31, 2015 and December 31, 2014

Overview

        The following discussion compares the financial condition of New Windsor as of December 31, 2015 to the financial condition at December 31, 2014 and the results of operations for each of the three years ended December 31, 2015, 2014 and 2013. This discussion should be read in conjunction with the accompanying audited Consolidated Financial Statements for the year ended December 31, 2015 and the related notes as well as the statistical information included in this discussion.

        New Windsor earned net income of $1,515,921 in 2015, an increase of $320,620 or 26.8% compared to 2014. Earnings per share increased to $2.19 in 2015 from $1.95 in 2014. The most noteworthy factors impacting the 2015 results were as follows:

  •
  Improved net interest income of $995,000 while net interest margin increased to 3.64% from 3.32%.

  •
  The further reduction in the level of nonperforming assets and problem loans that resulted in no loss provision for credit losses.

  •
  Increased noninterest income from a number of activities helping to offset increases in noninterest expense.

        Net interest income increased 11.0% due to growth in loans, a shift in the deposit mix and maturing of high-cost time deposits. Loans increased in 2015 by 8.3% while deposits increased 3.7% for the year. With respect to noninterest income, growth was seen in deposit service charges, asset management income and mortgage banking activities. Noninterest expense increased by 9.9%.

        Commencing on June 1, 2015, New Windsor conducted a common stock offering to Maryland residents who were existing holders of New Windsor's common stock, holders of the 8% Fixed Rate Unsecured Subordinated Notes due in 2020 and to other "accredited investors". The purpose of the offering was to strengthen New Windsor's core equity capital, reduce future interest expense by redeeming the subordinated notes and support growth and expansion of New Windsor State Bank. The offering was concluded on December 31, 2015. A total of 382,999 shares were issued, increasing stockholders' equity by $5,942,000 after costs related to the offering. This included 61,485 shares related to the conversion of the subordinated notes into common stock. The net proceeds of the offering were used to fully redeem the remaining subordinated notes and the remainder contributed to New Windsor State Bank in the form of Tier I capital to support future growth.

Financial Condition

        Total assets were $294,764,754 at December 31, 2015, reflecting growth of $12.1 million or 4.3% from year-end 2014. The net increase in assets was funded by growth in deposits and stockholders' equity. Loans increased $19.1 million or 8.3% from December 31, 2014 to December 31, 2015. This net increase resulted primarily from growth in construction loans and residential real estate—mortgage loans. The growth in loans was partially funded by cash flows from the investment portfolio. Investment securities decreased $7.3 million over the course of the year as a result of maturities, calls and principal payments. Deposits increased $9.0 million or 3.7% with growth in noninterest-bearing demand deposits and savings accounts. Stockholders' equity increased $7.5 million in 2015 as a result of a stock offering conducted in 2015 along with the retention of earnings.

Investment Securities

        The investment securities portfolio provides earnings and liquidity, as well as an effective tool in managing interest rate risk. New Windsor's investment activities are governed internally by a board-approved policy. The policy is carried out by New Windsor's Asset/Liability Management Committee, which meets regularly to review the economic environment and establish investment and borrowing strategies. Investment strategies are determined in consideration of the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and the overall interest rate sensitivity and liquidity position of New Windsor. Excluding the U.S. government sponsored agencies, there was no concentration in securities of any single issuer that exceeded 10% of stockholders' equity.

        Available-for-sale securities are carried at their estimated fair value. At year-end 2015, available-for-sale securities totaled $25,368,828, a net decrease of $7.3 million compared to year-end 2014. U.S. Treasury securities and obligations of U.S. government agencies decreased $6.4 million.

        Proceeds from maturities, calls and principal payments totaled $8.5 million and $9.0 million in 2015 and 2014, respectively. There were no sales of investment securities in 2015. Proceeds from sales totaled $8.4 million in 2014 and resulted in net losses of $37,000. Purchases of $1.0 million were completed in 2015. There were no purchases in 2014. The activity in 2015 and 2014 reflected a strategy to fund loan growth with cash flow and sale proceeds while continuing to meet pledging requirements.

        New Windsor does not have any exposure to subprime mortgage-backed securities.

        The following table sets forth New Windsor's investment securities portfolio as of December 31:

	2015		2014		2013
	Estimated Fair Value	% of Portfolio	Estimated Fair Value	% of Portfolio	Estimated Fair Value	% of Portfolio
U.S. Treasury securities and obligations of U.S. government agencies	$16,185,578	64%	$22,625,954	69%	$35,824,798	72%
Obligations of states and political subdivisions	2,508,464	10%	2,539,574	8%	3,737,403	8%
Residential mortgage-backed securities	6,528,083	25%	7,403,813	23%	10,019,939	20%

Total debt securities	25,222,125		32,569,341		49,582,140
Other equity securities	146,703	1%	127,368	0%	102,396	0%

Total investment securities	$25,368,828	100%	$32,696,709	100%	$49,684,536	100%

        The amortized cost and yield of debt securities at December 31, 2015 by contractual maturity is shown in the following chart:

	1 Year or Less		Over 1 - 5 Years		Over 5 - 10 Years		Over 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury securities and obligations of U.S. government agencies	$2,501,419	0.96%	$13,139,200	1.30%	$513,761	1.54%	$100,116	0.72%	$16,254,496	1.25%
Obligations of states and political subdivisions	755,762	1.21%	1,734,202	1.69%	—	—	—	—	2,489,964	1.54%
Residential mortgage-backed securities	—	—	2,056	6.31%	708,279	1.78%	5,769,592	1.81%	6,479,927	1.81%

Total debt securities	$3,257,181	1.02%	$14,875,458	1.34%	$1,222,040	1.68%	$5,869,708	1.79%	$25,224,387	1.42%

Loan Portfolio

        New Windsor has established policies and procedures designed to mitigate credit risk and to maintain the quality of the loan portfolio. These policies include underwriting standards for new credit as well as continuous monitoring and reporting policies for asset quality and the adequacy of the allowance for credit losses. These policies, coupled with ongoing training efforts, have provided effective checks and balances for the risks associated with the lending process. Lending authority is based on the type of loan, the loan amount requested and the experience of the lending officer.

        As of December 31, 2015, New Windsor's gross loan portfolio totaled $250,890,449, representing 85% of its total assets. Gross loans increased by $19.1 million or 8.3% from December 31, 2014.

        New Windsor State Bank's emphasis on meeting the market's growing demand for construction residential mortgage loans was reflected in the growth in construction and land development loans of $7.4 million and residential real estate—mortgage loans of $4.1 million.

        The commercial real estate segment increased by $5.9 million in 2015. This growth reflects New Windsor's success in building relationships in its market and expansion into adjacent markets, continuing a trend of growth from prior years.

        In addition to the residential real estate portfolio activity noted above, in order to offer customers a full range of fixed-rate residential mortgage products, the Bank partners with other companies that specialize in this area, selling a large portion of residential mortgages that are originated. This approach allows New Windsor to recognize noninterest income while mitigating interest rate risk. While New Windsor recognizes risks associated with some types of commercial loans, commercial borrowers' financial condition is closely monitored by management through the analysis of financial statements and income tax returns.

        New Windsor does not have any direct or indirect exposure to subprime loans.

        The following table sets forth New Windsor's loan portfolio by general categories at December 31:

	2015	% of Total	2014	% of Total	2013	% of Total	2012	% of Total	2011	% of Total
Construction and land development	$17,751,269	7%	$10,378,415	4%	$6,857,887	3%	$5,571,188	3%	$10,687,527	5%
Residential real estate—mortgage	93,020,674	37%	88,953,470	39%	90,060,368	42%	87,715,309	44%	78,667,216	40%
Commercial real estate—mortgage	126,213,738	51%	120,360,006	52%	92,428,428	43%	82,951,980	42%	79,103,157	41%
Commercial and industrial	10,806,746	4%	9,028,058	4%	21,450,632	10%	18,377,798	9%	21,366,468	11%
Consumer	3,098,022	1%	3,030,697	1%	3,865,404	2%	4,370,794	2%	5,674,823	3%

Total loans	$250,890,449	100%	$231,750,646	100%	$214,662,719	100%	$198,987,069	100%	$195,499,191	100%

        The repricing range of the loan portfolio at December 31, 2015, and the amounts of loans with predetermined and fixed rates are presented in the following tables:

LOANS MATURING

	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Construction and land development	$10,973,124	$3,688,925	$3,089,220	$17,751,269
Residential real estate—mortgage	6,268,986	9,166,621	77,585,067	93,020,674
Commercial real estate—mortgage	5,874,322	12,578,342	107,761,074	126,213,738
Commercial and industrial	1,442,483	6,275,145	3,089,118	10,806,746

Total	$24,558,915	$31,709,033	$191,524,479	$247,792,427

LOANS BY REPRICING OPPORTUNITY

	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Construction and land development	$11,706,071	$4,401,680	$1,643,518	$17,751,269
Residential real estate—mortgage	47,280,026	19,758,553	25,982,095	93,020,674
Commercial real estate—mortgage	9,295,699	53,353,151	63,564,888	126,213,738
Commercial and industrial	2,440,058	6,439,384	1,927,304	10,806,746

Total	$70,721,854	$83,952,768	$93,117,805	$247,792,427

Loan with a fixed interest rate	18,801,076	24,394,457	66,362,130	109,557,663
Loans with a variable interest rate	51,920,778	59,558,311	26,755,675	138,234,764

Total	$70,721,854	$83,952,768	$93,117,805	$247,792,427

Provision for Credit Losses

        There was no provision for credit losses in 2015 compared to $110,000 in 2014 and $145,000 in 2013. The decrease in the provision for credit losses generally reflects the declining volume of non-performing loans, along with the assessment of the related collateral values and the change in the loan portfolio outstandings. The provision for credit losses charged against earnings is based, in part, upon the experience of credit losses and an estimation of inherent risks in the current loan portfolio as well as industry trends and economic conditions that impact the collectability of loans. New Windsor places an emphasis on asset quality and performs a thorough analysis and assessment of the adequacy of the allowance for credit losses relative to the risks in the loan portfolio. See further discussion in "Allowance for Credit Losses" and Note 4 of the audited Consolidated Financial Statements for the year ended December 31, 2015.

Allowance for Credit Losses

        New Windsor maintains the allowance for credit losses at a level that management believes is adequate to absorb potential losses inherent in the loan portfolio and is established through a provision for credit losses charged to earnings. Management regularly conducts an analysis of the adequacy of the allowance based on its knowledge of its loans, loss history and qualitative risk factors existing in its market. An outside firm is engaged to independently assess the methodology and perform various loan review functions.

        New Windsor prepares the analysis of the allowance with the objective of quantifying portfolio risk into a dollar amount of inherent losses. For impaired loans, the related allowance is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if repayment is expected to be provided by the collateral. The allowance associated with the remaining loan portfolio is based on the analysis of historical loan loss ratios, delinquency trends, and previous collection experience along with an assessment of the effects of external economic conditions and other qualitative factors.

        Based on the above, management believes that the allowance for credit losses is adequate to absorb potential losses in the loan portfolio as of December 31, 2015. However, there can be no assurance that adjustments to the provision for credit losses will not be required in the future. Changes in the economic assumptions underlying management's estimates and judgments, adverse developments in the economy or market area, or changes in the circumstances of particular borrowers are criteria that could change and result in adjustments to the provision for credit losses. Management closely monitors problem loans, employs intensive collection efforts for loans previously charged-off and continually attempts to improve underwriting quality.

        The allowance for credit losses was $2,982,328 or 1.19% of loans outstanding at December 31, 2015. This compares to an allowance for credit losses at December 31, 2014 of $3,486,895 or 1.50% of loans outstanding. The decrease in the reserve coverage generally reflects the continued reduction of problem loans, overall improved credit quality of the portfolio and the stabilization of collateral values.

        The following chart summarizes activity in New Windsor's allowance for credit losses during the periods indicated:

	2015	2014	2013	2012	2011
Allowance balance, beginning	$3,486,895	$3,464,811	$3,618,367	$4,322,086	$2,309,661
Recoveries:
Construction and land development	—	149,512	—	—	—
Residential real estate—mortgage	4,120	8,610	4,727	60	—
Commercial real estate—mortgage	—	500	—	—	—
Commercial and industrial	30,655	15,347	12,263	31,622	22,711
Consumer	4,574	15,668	15,357	23,854	26,555

Total gross recoveries	39,349	189,637	32,347	55,536	49,266

Charge-offs:
Construction and land development	—	—	—	(351,425)	(171,238)
Residential real estate—mortgage	(536,299)	(85,282)	(218,566)	(460,196)	(968,753)
Commercial real estate—mortgage	—	(101,740)	—	(165,388)	(27,964)
Commercial and industrial	(661)	(76,163)	(106,309)	(490,063)	(294,457)
Consumer	(6,956)	(14,368)	(6,028)	(23,183)	(39,429)

Total gross charge-offs	(543,916)	(277,553)	(330,903)	(1,490,255)	(1,501,841)

Net charge-offs	(504,567)	(87,916)	(298,556)	(1,434,719)	(1,452,575)
Provision for credit losses	—	110,000	145,000	731,000	3,465,000

Allowance balance, ending	$2,982,328	$3,486,895	$3,464,811	$3,618,367	$4,322,086

Ratio of net charge-offs to average loans outstanding	0.21%	0.04%	0.15%	0.73%	0.73%

        Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

        Net charge-offs amounted to $504,567 in 2015 or 0.21% of average loans compared to $87,916 or 0.04% in 2014. The majority of the charge-offs in 2015 related to residential real estate—mortgage loans in conjunction with foreclosure proceedings. Nearly all of the charge-offs in 2015 and 2014 were on loans for which specific reserves were established.

        The allocation of the allowance, presented in the following table, is based primarily on the factors discussed above in evaluating the adequacy of the allowance as a whole. Since all of those factors are subject to change, the allocation is not necessarily indicative of the category of future loan losses, and does not restrict the use of the allowance to absorb losses in any category.

	2015	% of Total	2014	% of Total	2013	% of Total	2012	% of Total	2011	% of Total
Construction and land development	$57,349	7%	$111,308	4%	$166,430	3%	$185,999	3%	$546,054	5%
Residential real estate—mortgage	974,659	37%	999,865	39%	1,250,755	42%	1,455,413	44%	1,452,157	40%
Commercial real estate—mortgage	815,709	51%	835,948	52%	831,371	43%	827,227	42%	865,720	41%
Commercial and industrial	237,087	4%	310,952	4%	732,776	10%	777,141	9%	1,297,926	11%
Consumer	2,498	1%	1,918	1%	4,526	2%	23,600	2%	62,267	3%
Unallocated	895,026	n/a	1,226,904	n/a	478,953	n/a	348,987	n/a	97,962	n/a

Total loans	$2,982,328	100%	$3,486,895	100%	$3,464,811	100%	$3,618,367	100%	$4,322,086	100%

        See Note 4 of the audited Consolidated Financial Statements for the year ended December 31, 2015 for additional information regarding the provision and allowance for loan losses.

Nonperforming Assets

        Nonperforming assets, which consist of loans past due 90 days or more and still accruing, nonaccrual loans, other real estate owned and repossessed assets, totaled $1,497,715 at December 31, 2015, compared to $2,722,391 at year-end 2014. After experiencing increases in the level of nonperforming assets in previous years, reflective of the general economic conditions, the bank has experienced declines every year since peaking in 2011 as a result of concerted efforts by management to work out problem loan situations. This was achieved principally by the payoff of loans through refinancings or the sale of underlying collateral, the charge-off of uncollectible amounts, the sale of other real estate owned properties and loans returning to performing status after a prolonged period of current payments. In addition, the bank experienced a significant decline in the volume of loans moving into nonperforming status in 2014 and 2015.

        The following table provides a summary of New Windsor's nonperforming assets at December 31 of the years indicated:

	2015	2014	2013	2012	2011
Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans:
Construction and land development	—	—	—	—	1,061,240
Residential real estate—mortgage	929,934	2,360,125	2,191,833	3,270,909	3,394,183
Commercial real estate—mortgage	362,403	—	836,726	1,790,628	2,518,566
Commercial and industrial	24,761	241,041	619,222	756,182	1,986,990
Consumer	418	—	4,153	—	12,841

Total	1,317,516	2,601,166	3,651,934	5,817,719	8,973,820

Other real estate owned	180,199	121,225	269,243	164,937	1,842,587
Repossessed assets	—	—	—	11,070	40,448

Total nonperforming assets	$1,497,715	$2,722,391	$3,921,177	$5,993,726	$10,856,855

Nonperforming loans to total loans	0.53%	1.12%	1.70%	2.92%	4.59%
Nonperforming assets to total assets	0.51%	0.96%	1.40%	2.23%	4.14%

        New Windsor generally places loans, except for consumer loans, on non-accrual when it becomes 90 days past due. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, consumer installment loans are not placed on nonaccrual, but are charged off when they are 90 days past due. Payments on nonaccrual loans are applied against the principal balance outstanding. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        The following presents impaired loans that are troubled debt restructurings as of December 31 of the years indicated:

	2015		2014		2013		2012		2011
	Number of Loans	Recorded Investment at Year-End	Number of Loans	Recorded Investment at Year-End	Number of Loans	Recorded Investment at Year-End	Number of Loans	Recorded Investment at Year-End	Number of Loans	Recorded Investment at Year-End
Accruing
Construction and land development	—	$—	—	$—	—	$—	—	$—	—	$—
Residential real estate—mortgage	28	4,138,013	22	2,869,114	18	2,223,493	20	1,817,552	15	1,391,170
Commercial real estate—mortgage	10	2,914,645	11	3,433,427	12	5,871,794	6	4,727,033	6	5,019,903
Commercial and industrial	4	813,684	4	592,400	1	529,009	3	549,268	5	848,587
Consumer	1	7,038	2	5,144	4	17,081	7	33,307	9	55,280

Total	43	$7,873,380	39	$6,900,085	35	$8,641,377	36	$7,127,160	35	$7,314,940

Nonaccruing
Construction and land development	—	$—	—	$—	—	$—	—	$—	3	$1,061,240
Residential real estate—mortgage	2	333,488	10	1,220,487	10	1,319,543	10	1,431,649	9	1,481,496
Commercial real estate—mortgage	—	—	—	—	1	836,726	4	1,612,238	—	—
Commercial and industrial	—	—	1	241,041	7	619,223	6	633,493	7	1,673,535
Consumer	—	—	—	—	—	—	—	—	—	—

Total	2	$333,488	11	$1,461,528	18	$2,775,492	20	$3,677,380	19	$4,216,271

        For further information on nonperforming assets, refer to Note 4 of the audited Consolidated Financial Statements for the year ended December 31, 2015.

Deposits

        Customer deposits, because of their stability, are the largest source of funds used to support New Windsor's growth. "Core" deposits are deposits that tend to remain with New Windsor despite the change in the market's interest rate environment.

        New Windsor offers a broad selection of deposit instruments to individuals and businesses including noninterest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and service charge schedules.

        Total deposits were $249,036,320 as of December 31, 2015, an increase of $9.0 million or 3.7% when compared to 2014. Noninterest-bearing demand deposits grew $5.1 million and savings accounts grew $3.9 million. This growth reflects positive results from efforts to develop new relationships and grow existing relationships, both personal and business. It also reflects New Windsor's efforts to shift the funding mix away from single-service, "rate-shopping" time deposit customers. Time deposits decreased year-over-year by $1.4 million. At December 31, 2015, time deposits comprised 30% of total deposits, down from 31% at December 31, 2014 and over 50% in prior years.

        The following table presents the composition of deposits as of December 31 of the years indicated:

	2015	% of portfolio	2014	% of portfolio	2013	% of portfolio
Noninterest-bearing demand deposits	$65,204,933	26%	$60,066,858	25%	$52,381,910	21%
Interest-bearing deposits:
Interest-bearing demand deposits	17,585,842	7%	16,805,372	7%	17,471,245	7%
Passbook and statement savings	42,297,100	17%	38,384,999	16%	36,817,011	15%
Money market savings	50,293,392	20%	49,781,689	21%	50,184,811	21%
Time deposits:
$250,000 or more	14,082,498	6%	14,157,683	6%	33,800,076	14%
Less than $250,000	59,572,555	24%	60,867,866	25%	54,810,096	22%

Total interest-bearing deposits	183,831,387	74%	179,997,609	75%	193,083,239	79%

Total deposits	$249,036,320	100%	$240,064,467	100%	$245,465,149	100%

        The following table sets forth the average deposit balances by major category as of December 31:

	2015		2014		2013
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$63,643,068	—	$55,200,166	—	$51,211,635	—
Interest-bearing demand deposits	15,965,697	0.04%	17,012,434	0.04%	13,822,939	0.05%
Savings deposits	90,373,316	0.10%	89,354,356	0.10%	83,117,983	0.12%
Time deposits	76,604,451	1.28%	79,832,663	1.58%	101,132,419	2.04%

	$246,586,532		$241,399,619		$249,284,976

        The following table provides information regarding the scheduled maturities of time deposits of $250,000 and more as of December 31, 2015:

Three months or less	$3,525,943
Over three through six months	1,184,239
Over six through twelve months	—
Over twelve months	9,372,316

Total	$14,082,498

Short-Term Debt

        Short-term debt consists of securities sold under repurchase agreements, federal funds purchased, secured lines with correspondent banks and short-term borrowings from the Federal Home Loan Bank of Atlanta (FHLB). At various times New Windsor utilizes federal funds purchased, secured lines with correspondent banks and short-term FHLB borrowings due to fluctuations in loan demand and deposit balances. At December 31, 2015, New Windsor had outstanding an $18 million short-term advance with the FHLB.

        Information relating to short-term debt is as follows for the years ended December 31 of the years indicated:

	2015		2014		2013
	Amount	Rate	Amount	Rate	Amount	Rate
At Year-End:
Retail repurchase agreements	$—	—	$680,154	0.10%	$631,853	0.25%
Other short-term debt	18,000,000	0.41%	16,000,000	0.23%	9,000,000	0.29%

	$18,000,000		$16,680,154		$9,631,853

Average for the Year:
Retail repurchase agreements	$487,777	0.10%	$573,555	0.18%	$509,869	0.25%
Other short-term debt	12,508,356	0.25%	15,650,780	0.24%	143,904	0.42%
Maximum Month-End Balance:
Retail repurchase agreements	$754,779	0.10%	$680,154	0.10%	$631,853	0.25%
Other short-term debt	25,000,000	0.22%	21,000,000	0.22%	9,000,000	0.29%

Long-Term Debt

        On June 23, 2005, New Windsor Capital Trust I (the "Trust I"), a Delaware business trust formed, funded and all of the voting securities of which are owned by New Windsor, issued $5,000,000 of 6.39% fixed rate capital securities to institutional investors in a private pooled transaction. The proceeds were transferred to New Windsor in exchange for junior subordinated debt ("2035 junior subordinated debentures") under the same terms and conditions. New Windsor then contributed the full amount to New Windsor State Bank in the form of Tier I capital. New Windsor has, through various contractual arrangements, fully and unconditionally guaranteed all of Trust I's obligations with respect to the capital securities.

        Under applicable regulatory guidelines, a portion of the capital securities qualify as Tier I capital, and the remaining portion qualify as Tier II capital. Under applicable regulatory guidelines, the entire $5,000,000 of the outstanding capital securities qualified as Tier I capital at December 31, 2015.

        The 2035 junior subordinated debentures are the sole assets of the Trust I and carry a fixed rate of 6.39%. Both the capital securities of the Trust I and the junior subordinated debentures are scheduled to mature on June 23, 2035, unless called by New Windsor at 100% of the principal amount.

        Commencing June 1, 2010, New Windsor offered $5,500,000 of 8.00% fixed rate subordinated notes ("2020 subordinated notes") in a private placement offering. New Windsor completed the issuance on December 29, 2010 and contributed the majority of the proceeds to New Windsor State Bank in the form of Tier I capital.

        Under applicable regulatory guidelines, the 2020 subordinated notes qualify as Tier II capital but a portion (20%) would be excluded each year starting in 2015, the fifth year prior to the maturity date.

        From September 30, 2015 through December 31, 2015, $983,758 of the 2020 subordinated debentures were converted into common stock as part of New Windsor's stock offering and the remaining $4,516,242 was fully redeemed by New Windsor.

Off-Balance Sheet Arrangements

        Through the normal course of business, New Windsor enters into certain contractual obligations and other commitments. Commitments to extend credit and letters of credit are legally binding conditional agreements generally having fixed expiration or termination dates. These commitments generally require customers to maintain certain credit standards and are established based on management's credit assessment of the customer. The commitments may expire without being drawn upon. With the exception of New Windsor's obligations in connection with its irrevocable letters of credit and loan commitments, and in connection with its trust preferred securities, New Windsor has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on New Windsor's financial condition, changes in financial condition, income or expense, results of operations, liquidity, capital expenditures or capital resources, that is material to investors. For further discussion, refer to Note 11 of the audited Consolidated Financial Statements for the year ended December 31, 2015.

Capital Resources

        The authorized stock of New Windsor consists of 10,000,000 shares of common stock with $.01 par value. There were 1,000,711 and 583,772 shares outstanding as of December 31, 2015 and December 31, 2014, respectively. Average shares outstanding have been restated to reflect the 5% stock dividend, declared on January 20, 2015 to shareholders of record on January 30, 2015 and paid on February 13, 2015.

        Stockholders' equity ended 2015 at $21,802,952, a net increase of $7,477,078 from December 31, 2014. Commencing on June 1, 2015, New Windsor conducted a common stock offering to Maryland residents who were existing holders of New Windsor's common stock, holders of the 8% Fixed Rate Unsecured Subordinated Notes due in 2020 and to other "accredited investors". The purpose of the offering was to strengthen New Windsor's core equity capital, reduce future interest expense by redeeming the subordinated notes and support growth and expansion of New Windsor State Bank. The offering was concluded on December 31, 2015. A total of 382,999 shares were issued, increasing stockholders' equity by $5,942,000 after costs related to the offering. This included 61,485 shares related to the conversion of the subordinated notes into common stock. The net proceeds of the offering were used to fully redeem the remaining subordinated notes and the remainder contributed to New Windsor State Bank in the form of Tier I capital to support future growth. Net income in 2015 was $1,515,921. New Windsor paid $146,862 in cash dividends in 2015.

        Tangible book value per share was $21.79, $24.54 and $22.01 at December 31, 2015, 2014 and 2013, respectively. Per share data has been restated to reflect the 5% stock dividend declared in 2015 as noted above. The decrease in tangible book value from 2014 to 2015 is reflective of the dilutive effect of the 2015 stock offering offset in part by the increase in retained earnings.

        Capital is classified as Common Equity Tier 1 (common stock, related surplus and retained earnings), Tier 1 capital (Common Equity Tier 1 capital less certain intangible assets plus a portion of the trust preferred securities) and Total Capital (Tier 1 capital plus the allowed portion of the allowance for credit losses, the portion of trust preferred securities not included in Tier 1 capital and qualified subordinated debentures).

        The Basel III Capital Rules became effective on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined by regulations) to risk-weighted assets and of Tier 1 capital to adjusted quarterly average assets.

        The following table presents actual and required capital ratios as of December 31, 2015 for New Windsor and New Windsor State Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2015 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

	Consolidated	Bank	Minimum Requirement— Basel III Phase-In Schedule	Minimum Requirement— Basel III Fully Phased-In	Requirement to be Considered Well Capitalized
Common equity tier 1 capital to risk-weighted assets	8.91%	11.21%	4.50%	7.00%	6.50%
Tier 1 capital to risk-weighted assets	10.96%	11.21%	6.00%	8.50%	8.00%
Total capital to risk-weighted assets	12.18%	12.43%	8.00%	10.50%	10.00%
Tier 1 capital to average assets (leverage ratio)	9.12%	9.33%	4.00%	4.00%	5.00%

        New Windsor did not participate in either the Troubled Asset Relief Program (TARP) or Small Business Lending Fund (SBLF) programs.

        Further information about the capital ratios of New Windsor and New Windsor State Bank may be found in Note 13 of the audited Consolidated Financial Statements for the year ended December 31, 2015.

Results of Operations

Net Interest Income

        The primary source of New Windsor's earnings is net interest income. Net interest income is the difference between interest and fees earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Earning assets include loans, securities and federal funds sold. Interest-bearing liabilities include deposits and borrowed funds. To compare tax-exempt yields to taxable yields, amounts are adjusted to pretax equivalents based on a 34% federal corporate income tax rate and the 8.25% state corporate income tax rate. For yield calculation purposes, nonaccruing loans are included in average loan balances. Loan fees are included in interest income.
        Net interest income is affected by changes in interest rates, the volume of interest-bearing assets and liabilities and the composition of those assets and liabilities (mix). The "net interest spread" and "net interest margin" are two common statistics related to the evaluation of net interest income. The net interest rate spread represents the difference between the yields earned on interest-earning assets and the rates paid for interest-bearing liabilities. The net interest margin is defined as the ratio of net interest income to average earning assets. Due primarily to funding provided by noninterest-bearing deposits and stockholders' equity, the net interest margin exceeds the net interest rate spread. Both net interest spread and net interest margin are stated as a percentage with each .01% often referred to as one basis point.

        The following table presents daily average balances, net interest income on a fully taxable-equivalent ("FTE") basis, net interest rate spread and net interest margin for the years ending December 31, 2015, 2014 and 2013.

	2015			2014			2013
	Average balance	Interest	Yield / Rate	Average balance	Interest	Yield / Rate	Average balance	Interest	Yield / Rate
Assets
Interest-bearing deposits in other banks	$3,359,527	$4,902	0.15%	$3,699,242	$5,381	0.15%	$8,861,201	$18,833	0.21%
Federal funds sold and other overnight investments	—	—	—	—	—	—	4,146,506	9,190	0.22%
Investment securities and restricted stock	30,597,215	449,502	1.47%	42,568,525	601,798	1.41%	45,150,010	594,840	1.32%
Loans held for sale	1,589,523	47,121	2.96%	773,908	25,132	3.25%	954,700	27,741	2.91%
Loans	240,243,904	11,314,642	4.71%	225,564,491	10,572,377	4.69%	201,474,774	9,898,052	4.91%

Total interest-earning assets	275,790,169	11,816,167	4.28%	272,606,166	11,204,688	4.11%	260,587,191	10,548,656	4.05%

Allowance for credit losses	(3,209,190)			(3,555,161)			(3,655,173)
Cash and due from banks	2,470,653			2,373,533			5,292,328
Other non-interest earning assets	11,021,845			11,082,604			11,529,682

TOTAL ASSETS	$286,073,477			$282,507,142			$273,754,028

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$15,965,697	5,902	0.04%	$17,012,434	6,360	0.04%	$13,822,939	6,999	0.05%
Savings deposits	90,373,316	91,647	0.10%	89,354,356	89,310	0.10%	83,117,983	101,062	0.12%
Time deposits	76,604,451	977,237	1.28%	79,832,663	1,263,504	1.58%	101,132,419	2,065,533	2.04%
Short-term debt	12,996,134	32,307	0.25%	16,224,336	37,853	0.23%	653,500	1,955	0.30%
Long-term debt	9,375,484	671,565	7.16%	10,500,000	759,504	7.23%	10,500,000	759,504	7.23%

Total interest-bearing liabilities	205,315,082	1,778,658	0.87%	212,923,789	2,156,531	1.01%	209,226,841	2,935,053	1.40%

Noninterest-bearing demand deposits	63,643,068			55,200,166			51,211,635
Other noninterest-bearing liabilities	816,263			755,289			583,106
Stockholders' equity	16,299,064			13,627,898			12,732,446

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$286,073,477			$282,507,142			$273,754,028

Net interest rate spread			3.41%			3.10%			2.65%
Net interest income (FTE) /
Net interest margin		10,037,509	3.64%		9,048,157	3.32%		7,613,603	2.92%
Taxable-equivalent adjustment		(26,888)			(32,990)			(38,198)

Net interest income		$10,010,621			$9,015,167			$7,575,405

        Net interest income, on a taxable-equivalent basis, totaled $10,037,509 in 2015, an increase of $989,352 or 10.9% compared to 2014. The increase was a result of a 1.2% increase in the average balance of interest-earning assets while net interest margin increased by 32 basis points.

        The increase in interest-earning assets of $3.2 million also included a continued change in the mix of earning assets that enhanced the overall yield earned. Year-over-year, average loans increased $14.7 million or 6.5% with growth in commercial and residential real estate loans. Loans at year-end were up $19.1 million or 8.3% from the prior year-end. The majority of the growth in average loans was funded by cash flows from the investment portfolio. Average investment securities and restricted stock decreased $12.0 million resulting from maturities, calls and principal payments.

        The net growth in earning assets was funded with an increase in deposits. Average deposits increased by $5.2 million or 2.2% with an increase in average the average balance of demand deposits offset in part by a decrease in time deposits.

        Net interest margin increased to 3.64% from 3.32% resulting from a number of factors:

  •
  The extended period of "all-time" low interest rates continued through 2015, although periods of volatility were experienced. This environment has presented significant challenges in managing the balance sheet and the pricing of both loans and deposits.

  •
  The yield on earning assets increased 17 basis points from 2014 to 2015. The increase in the yield on earning assets was primarily due to a positive change in the mix of earning assets as loan growth was primarily funded by cash flow from the investment portfolio. This offset the continued low level of interest rates, which impacted the rate on new loan originations and continued to result in the downward repricing of, and renegotiation of lower rates on, existing loans.

  •
  The rate paid on interest-bearing liabilities decreased 14 basis points from 2014 to 2015, a lesser amount than experienced in the previous year. This decrease reflected growth in low rate deposits and the downward repricing of maturing time deposits. The shift in the deposit mix away from time deposits achieved in prior years stabilized in 2015 with time deposits to total deposits settling in at approximately 30%. The redemption and payoff of the 8.00% fixed rate subordinated debentures during the fourth quarter of 2015 also reduced interest expense.

  •
  The contribution of net "free funds" was unchanged from 2014 to 2015.

        For the year ended December 31, 2014, net interest income was $9,048,157, an increase of $1,434,554 or 18.8% from net interest income of $7,613,603 for the year ended December 31, 2013.

        In 2014, average earning assets increased 4.6% to $272,606,166, up from $260,587,191 in 2013.

        The net interest margin was 3.32% in 2014 compared to 2.92% in 2013. The yield on earning assets increased 6 basis points from 2013 to 2014. The rate paid on interest-bearing liabilities decreased 39 basis points from 2013 to 2014. The continued low level of interest rates impacted the rate on new loan originations and continued to result in downward repricing of, and renegotiation of lower rates on, existing loans. This was offset by the deployment of low-yielding interest-bearing deposits to fund loan growth, the downward repricing of maturing time deposits and the shift in funding mix away from time deposits.

        The preceding discussion on the changes in net interest margin is further supported by the following "volume / rate" table. As noted, changes in net interest income occur from year to year due to changes in both the levels of earning assets and interest-bearing liabilities, as well as the average rates received on earning assets and average rates paid on deposits and debt. Changes in the levels of earning assets and interest-bearing liabilities are referred to as volume-related variances, while changes in average rates received on earning assets and average rates paid on deposits and debt are referred to as rate-related variances.

        The volume / rate analysis demonstrates changes in taxable-equivalent interest income and interest expense for significant assets and liabilities. The following table summarizes those changes in interest income and interest expense due to volume and rate variances:

	2015 Compared to 2014			2014 Compared to 2013
	Due to Change in:			Due to Change in:
			Net increase/ (decrease)			Net increase/ (decrease)
	Volume	Rate		Volume	Rate
Interest income:
Interest-bearing deposits	$(494)	$15	$(479)	$(10,971)	$(2,481)	$(13,452)
Federal funds sold and other overnight investments	—	—	—	(9,190)	—	(9,190)
Investment securities and
restricted stock	(169,240)	16,944	(152,296)	(34,010)	40,968	6,958
Loans held for sale	26,486	(4,497)	21,989	(5,253)	2,644	(2,609)
Loans	688,035	54,230	742,265	1,183,480	(509,155)	674,325

Total interest income	544,787	66,692	611,479	1,124,055	(468,024)	656,032

Interest expense:
Interest-bearing demand deposits	(391)	(67)	(458)	1,615	(2,254)	(639)
Savings deposits	1,018	1,319	2,337	7,583	(19,335)	(11,752)
Time deposits	(51,093)	(235,174)	(286,267)	(435,027)	(367,002)	(802,029)
Short-term debt	(7,532)	1,986	(5,546)	46,581	(10,683)	35,898
Long-term debt	(81,340)	(6,599)	(87,939)	—	—	—

Total interest expense	(139,338)	(238,535)	(377,873)	(379,248)	(399,274)	(778,522)

Net interest income	$684,125	$305,227	$989,352	$1,503,304	$(68,750)	$1,434,554

Noninterest Income

        Details of noninterest income for the years ended December 31, 2015, 2014 and 2013 are as follows:

				% Change
	2015	2014	2013	2015 vs. 2014	2014 vs. 2013
Service charges on deposit accounts	$799,873	$683,906	$863,522	17.0%	–20.8%
Gain (loss) on sale of investment securities	102	(37,406)	908	—	—
Asset management income	311,744	290,663	263,371	7.3%	10.4%
Mortgage banking revenue	480,134	360,686	410,307	33.1%	–12.1%
VISA Check Card fee income	462,781	440,630	423,120	5.0%	4.1%
Net gain on sale of ORE	9,030	40,200	17,699	–77.5%	127.1%
Other income	346,672	280,885	288,302	23.4%	–2.6%

Total noninterest income	$2,410,336	$2,059,564	$2,267,229	17.0%	–9.2%

        The level of service charges on deposits increased in 2015 after declining in 2014. The increase in large part was the result of the consolidation and restructuring of personal deposit accounts which offered greater features to customers and included new or revised fee structures. The decrease in service charges in 2014 was due to lower NSF/overdraft income and fees on uncollected funds reflecting customers' greater awareness of service charges and changes in behavior to avoid such fees.

        During 2014, a strategy to sell investment securities to provide funding for loan growth was implemented. Proceeds from sales totaled $8.4 million and net losses of $37 thousand resulted.

        Windsor Investment Services is New Windsor's asset management division that offers mutual funds, annuities, bonds, stocks, insurance products and financial planning as a compliment to New Windsor's traditional financial services. This revenue source continued to grow in 2015 with income increasing 7.3% reflecting greater assets under management. As of December 31, 2015, Windsor Investments had $79.6 million of assets under management, an increase of 10% from year-end 2014.

        Mortgage banking experienced another good year in 2015, reflecting continued low mortgage rates and a strategic emphasis on this line of business. The sale of loans held for sale totaled $21.5 million in 2015 versus $13.4 million in 2014 and $14.1 million in 2013.

        VISA Check Card fee income continued the trend of annual increases in 2015 and provides an important source of revenue for New Windsor. Ongoing efforts to promote the usage of the card are expected to positively impact this revenue going forward.

        Net gain on sale of other real estate owned ("ORE") properties were realized on the sale of two properties in 2015, three in 2014 and one in 2013. Another sale in 2015 resulted in a deferred gain as the Bank provided financing to the buyers. None of this deferred gain was recognized as income in 2015. A balance of $54,950 remained as of December 31, 2015 and will be recognized in the future as loan payments are received. Included in 2013 was the recognition of deferred gains on properties sold in previous years where the Bank provided financing to the buyers.

        Other income is primarily comprised of ATM fees, other loan income, safe deposit box rent, wire transfer fees, check commissions, merchant services fees and rental income including rental of ORE properties. The increase from 2014 to 2015 primarily resulted from increased merchant services and wire transfer fees.

Noninterest Expense

        Details of noninterest expense for the years ended December 31, 2015, 2014 and 2013 are as follows:

				% Change
	2015	2014	2013	2015 vs. 2014	2014 vs. 2013
Salaries and employee benefits	$5,343,021	$4,571,574	$4,466,359	16.9%	2.4%
Net occupancy expense	984,754	950,892	861,492	3.6%	10.4%
Equipment expense	664,753	668,218	749,042	–0.5%	–10.8%
Marketing	82,078	82,347	79,334	–0.3%	3.8%
Operating supplies	80,006	59,397	67,390	34.7%	–11.9%
Outside services and data processing fees	1,407,449	1,282,896	1,184,731	9.7%	8.3%
Telecommunications	183,248	219,378	186,178	–16.5%	17.8%
Directors' fees	141,250	121,409	99,150	16.3%	22.4%
Net loss on other real estate owned	—	27,907	47,124	–100.0%	–40.8%
Other loan expense	248,300	159,212	91,413	56.0%	74.2%
FDIC insurance assessment	184,957	356,534	368,124	–48.1%	–3.1%
Other expense	544,092	474,317	489,045	14.7%	–3.0%

Total noninterest expense	$9,863,908	$8,974,081	$8,689,382	9.9%	3.3%

        Total noninterest expense increased $889,827 or 9.9% from 2014 to 2015. Total noninterest expense increased 3.3% from 2013 to 2014.

        Salaries and employee benefits is the largest component of noninterest expense. The increase in 2015 resulted from greater salaries, due to additions of sales, branch, operations and compliance positions, greater commissions, reflective of the growth in asset management fees and residential lending activity, and greater medical insurance expense. The increase in 2014 was due to incentive plan payouts net of lower salaries. The number of full-time equivalent employees as of December 31, 2015 was 82 as compared to 71 at December 31, 2014 and 72 at December 31, 2013.

        Net occupancy expense is primarily comprised of building depreciation, real estate property taxes, building repairs, maintenance and utilities. The increase in 2015 was in large part due to greater rent expense related to the loan production office and Eldersburg branch, both opened during 2015. The increase in 2014 was due to greater repairs and maintenance expense, which includes snow and ice removal costs.

        Equipment expense includes furniture and equipment depreciation, computer hardware depreciation and software amortization as well as maintenance contracts, equipment rental costs and personal property taxes. These costs declined further in 2015 as purchased computer hardware and software has been replaced under lower cost leases. In addition, in 2015, New Windsor State Bank transitioned its network to the "cloud", eliminating the cost of servers and other network costs and is now being reflected in "outside services" for the related costs. However, upgrades to New Windsor State Bank's ATMs increased depreciation and maintenance costs.

        Marketing expense pertains to costs associated with advertising and public relations. After decreases in previous years, New Windsor State Bank increased its advertising and public relations efforts to more normal levels during the last three years.

        Components of outside services include data processing services, ATM processing, legal and professional fees, audit and accounting fees, and correspondent bank fees. The increase in 2015 reflected greater costs related to providing internet and mobile banking to customers, third party compliance consulting and audit services, shareholder relations activities, legal services and third-party provision of new features offered on personal deposit accounts. The increase in 2014 resulted from the cost of third party consultants contracted for special projects and increased compliance services.

        Telecommunication expenses decreased in 2015 resulting from the transition to a new, full service telecommunications provider. Costs were higher in 2014 due to the duplication of costs related to the aforementioned transition.

        The increase in directors' fees in 2015 and 2014 reflected increases in director meeting and committee fees for the first time in ten years during 2014. In addition, a greater number of committee meetings were held in 2015 to deal with compensation, corporate governance and strategic planning topics.

        The net loss on other real estate owned properties in 2014 and 2013 resulted from declines in the market values of these foreclosed properties after New Windsor had taken possession.

        Other loan expense includes costs incurred for collection and foreclosure activities, costs related to other real estate owned properties and third party processing and underwriting of residential mortgage loans. The increase in 2015 resulted from increased use of a third party for processing and underwriting of residential mortgage loans whereas the increase in 2014 resulted from collection and foreclosure activities and expenses related to ORE properties.

        The decline in FDIC insurance assessments in 2015 reflects the transition to an "asset based" calculation that commenced under Dodd-Frank.

        Other expense is comprised principally of postage, bank security, travel, customer development, contributions, state banking commission assessment, employee education and training and losses related to deposit accounts as well as electronic banking. The increase in 2015 reflects a strategic focus on employee education and training as well as greater losses on deposit accounts and electronic banking. The decrease in 2014 generally reflected a fluctuation in losses related to deposit accounts and electronic banking.

Income Tax Expense

        New Windsor recorded income tax expense of $1,041,128 in 2015, $795,349 in 2014 and $405,976 in 2013. The effective tax rate for the years ended 2015, 2014 and 2013 were 40.7%, 40.0% and 40.3%, respectively. New Windsor is subject to federal corporate income tax on a consolidated basis. New Windsor State Bank is subject to state corporate income tax, currently 8.25% for the state of Maryland.

Nine Months Ended September 30, 2016 and September 30, 2015

Overview

        The following discussion compares the financial condition of New Windsor as of September 30, 2016 to the financial condition at December 31, 2015 and the results of operations for the nine month periods ended September 30, 2016 and 2015. This discussion should be read in conjunction with the accompanying unaudited Consolidated Financial Statements for the nine months ended September 30, 2016 and related notes as well as the statistical information included in this discussion.

        New Windsor earned net income of $1,156,052 in the nine months ended September 30, 2016, an increase of $33,668 or 3.0% compared to the same period in 2015. Earnings per share was $1.15 in 2016 versus $1.81 in 2015. The most noteworthy factors impacting the 2016 results were as follows:

  •
  Improved net interest income of $658,000 while net interest margin increased to 3.75% from 3.58%.

  •
  The further reduction in the level of nonperforming assets and problem loans that resulted in no loss provision.

  •
  Increased noninterest expense in large part due to the opening of the new Eldersburg branch.

        Net interest income increased 9.0% due to growth in loans along with a shift in the earning asset mix and the retirement of subordinated debt. Loans increased in 2016 by 4.5% while deposits increased 9.6% year-to-date. Noninterest expense increased by $865,000 or 12.0%.

        Commencing on June 1, 2015, New Windsor conducted a common stock offering to Maryland residents who were existing holders of New Windsor's common stock, holders of the 8% Fixed Rate Unsecured Subordinated Notes due in 2020 and to other "accredited investors". The purpose of the offering was to strengthen New Windsor's core equity capital, reduce future interest expense by redeeming the subordinated notes and support growth and expansion of the bank. The offering was concluded on December 31, 2015. A total of 382,999 shares were issued, increasing stockholders' equity by $5,942,000 after costs related to the offering. This included 61,485 shares related to the conversion of the subordinated notes into common stock. The net proceeds of the offering were used to fully redeem the remaining subordinated notes and the remainder contributed to the Bank in the form of Tier I capital to support future growth.

Financial Condition

        Total assets were $311,063,540 at September 30, 2016, reflecting growth of $16.3 million or 5.5% from year-end 2015. The net increase in assets was funded by growth in deposits. Loans increased $11.3 million or 4.5% from December 31, 2015. Deposits increased $23.9 million or 9.6% with growth in noninterest-bearing demand deposits, savings accounts and time deposits. As a result, short-term debt was reduced by $8.5 million. Stockholders' equity increased $1.1 million in 2016 as a result of net retained earnings.

Investment Securities

        The investment securities portfolio provides earnings and liquidity, as well as an effective tool in managing interest rate risk. New Windsor's investment activities are governed internally by a board-approved policy. The policy is carried out by New Windsor's Asset/Liability Management Committee, which meets regularly to review the economic environment and establish investment and borrowing strategies. Investment strategies are determined in consideration of the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and the overall interest rate sensitivity and liquidity position of New Windsor. Excluding the U.S. government sponsored agencies, there was no concentration in securities of any single issuer that exceeded 10% of stockholders' equity.

        Available-for-sale securities are carried at their estimated fair value. At September 30, 2016, available-for-sale securities totaled $24,573,211, a net decrease of $796,000 compared to year-end 2015. U.S. Treasury securities and obligations of U.S. government agencies decreased $7.4 million while residential mortgage-backed securities increased $7.2 million. This change in portfolio mix resulted from a strategy to extend the maturity of the portfolio in cash flowing securities while also realizing gains.

        Proceeds from maturities, calls and principal payments totaled $4.5 million and $5.6 million in the nine months ended September 30, 2016 and 2015, respectively. Proceeds from sales totaled $9.0 million in 2016 and resulted in net gains of $126,000. There were no sales of investment securities in 2015. Purchases of $12.5 million were completed in 2016 and $1.0 million in 2015. The activity in 2016 and 2015 reflected, in addition to the strategy noted above, a general approach to fund loan growth with cash flow and sale proceeds while continuing to meet pledging requirements.

        New Windsor does not have any exposure to subprime mortgage-backed securities.

        The following table sets forth New Windsor's investment securities portfolio at the dates indicated:

	September 30, 2016		December 31, 2015
	Estimated Fair Value	% of Portfolio	Estimated Fair Value	% of Portfolio
U.S. Treasury securities and obligations of U.S. government agencies	$8,745,874	35%	$16,185,578	64%
Obligations of states and political subdivisions	1,983,939	8%	2,508,464	10%
Residential mortgage-backed securities	13,708,498	56%	6,528,083	25%

Total debt securities	24,438,310		25,222,125
Other equity securities	134,901	1%	146,703	1%

Total investment securities	$24,573,211	100%	$25,368,828	100%

Loan Portfolio

        New Windsor has established policies and procedures designed to mitigate credit risk and to maintain the quality of the loan portfolio. These policies include underwriting standards for new credit as well as continuous monitoring and reporting policies for asset quality and the adequacy of the allowance for credit losses. These policies, coupled with ongoing training efforts, have provided effective checks and balances for the risks associated with the lending process. Lending authority is based on the type of loan, the loan amount requested and the experience of the lending officer.

        As of September 30, 2016, New Windsor's gross loan portfolio totaled $262,168,235, representing 84% of its total assets. Gross loans increased by $11.3 million or 4.5% from December 31, 2015.

        The commercial real estate segment increased by $10.1 million in 2016. This growth reflects New Windsor's success in building relationships in its market and expansion into adjacent markets, continuing a trend of growth from prior years.

        The bank's continued emphasis on meeting the market's growing demand for construction residential mortgage loans was reflected in the net growth in construction and land development loans of $1.0 million.

        In addition to the residential real estate portfolio activity noted above, in order to offer customers a full range of fixed-rate residential mortgage products, New Windsor State Bank partners with other companies that specialize in this area, selling a large portion of residential mortgages that are originated. This approach allows New Windsor to recognize noninterest income while mitigating interest rate risk. While New Windsor recognizes risks associated with some types of commercial loans, commercial borrowers' financial condition is closely monitored by management through the analysis of financial statements and income tax returns.

        New Windsor does not have any direct or indirect exposure to subprime loans.

        The following table sets forth New Windsor's loan portfolio at the dates indicated, by general categories:

	September 30, 2016	% of Portfolio	December 31, 2015	% of Portfolio
Construction and land development	$18,768,673	7%	$17,751,269	7%
Residential real estate—mortgage	93,127,553	36%	93,020,674	37%
Commercial real estate—mortgage	136,343,696	52%	126,213,738	51%
Commercial and industrial	10,529,800	4%	10,806,746	4%
Consumer	3,398,513	1%	3,098,022	1%

Total loans	$262,168,235	100%	$250,890,449	100%

        The repricing range of the loan portfolio at September 30, 2016, and the amounts of loans with predetermined and fixed rates are presented in the following tables:

LOANS MATURING

	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Construction and land development	$11,117,581	$4,632,688	$3,018,404	$18,768,673
Residential real estate—mortgage	7,267,410	9,434,528	76,425,615	93,127,553
Commercial real estate—mortgage	5,257,232	16,586,236	114,500,228	136,343,696
Commercial and industrial	1,634,912	5,765,086	3,129,802	10,529,800

Total	$25,277,135	$36,418,538	$197,074,049	$258,769,722

LOANS BY REPRICING OPPORTUNITY

	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Construction and land development	$12,110,904	$5,285,189	$1,372,580	$18,768,673
Residential real estate—mortgage	48,567,437	21,843,663	22,716,453	93,127,553
Commercial real estate—mortgage	9,240,503	64,136,652	62,966,541	136,343,696
Commercial and industrial	2,131,566	6,002,410	2,395,824	10,529,800

Total	$72,050,410	$97,267,914	$89,451,398	$258,769,722

Loan with a fixed interest rate	17,672,067	28,853,750	57,992,233	104,518,050
Loans with a variable interest rate	54,378,343	68,414,164	31,459,165	154,251,672

Total	$72,050,410	$97,267,914	$89,451,398	$258,769,722

Provision for Credit Losses

        There was no provision for credit losses for the nine months ended September 30, 2016 or 2015. The lack of a provision for credit losses generally reflects the volume of non-performing loans, along with the assessment of the related collateral values and the change in the loan portfolio outstandings. The provision for credit losses charged against earnings is based, in part, upon the experience of credit losses and an estimation of inherent risks in the current loan portfolio as well as industry trends and economic conditions that impact the collectability of loans. New Windsor places an emphasis on asset quality and performs a thorough analysis and assessment of the adequacy of the allowance for credit losses relative to the risks in the loan portfolio. See further discussion in "Allowance for Credit Losses" and Note 4 of the unaudited Consolidated Financial Statements for the nine months ended September 30, 2016.

Allowance for Credit Losses

        New Windsor maintains the allowance for credit losses at a level that management believes is adequate to absorb potential losses inherent in the loan portfolio and is established through a provision for credit losses charged to earnings. Management regularly conducts an analysis of the adequacy of the allowance based on its knowledge of its loans, loss history and qualitative risk factors existing in its market. An outside firm is engaged to independently assess the methodology and perform various loan review functions.

        New Windsor prepares the analysis of the allowance with the objective of quantifying portfolio risk into a dollar amount of inherent losses. For impaired loans, the related allowance is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if repayment is expected to be provided by the collateral. The allowance associated with the remaining loan portfolio is based on the analysis of historical loan loss ratios, delinquency trends, and previous collection experience along with an assessment of the effects of external economic conditions and other qualitative factors.

        Based on the above, management believes that the allowance for credit losses is adequate to absorb potential losses in the loan portfolio as of September 30, 2016. However, there can be no assurance that adjustments to the provision for credit losses will not be required in the future. Changes in the economic assumptions underlying management's estimates and judgments, adverse developments in the economy or market area, or changes in the circumstances of particular borrowers are criteria that could change and result in adjustments to the provision for credit losses. Management closely monitors problem loans, employs intensive collection efforts for loans previously charged-off and continually attempts to improve underwriting quality.

        The allowance for credit losses was $2,825,911 or 1.08% of loans outstanding at September 30, 2016. This compares to an allowance for credit losses at December 31, 2015 of $2,982,328 or 1.19% of loans outstanding. The decrease in the reserve coverage generally reflects the continued reduction of problem loans, overall improved credit quality of the portfolio and the stabilization of collateral values.

        The following chart summarizes activity in New Windsor's allowance for credit losses for the periods indicated:

	Nine Months ended September 30,
	2016	2015
Allowance balance, beginning of period	$2,982,328	$3,486,895
Recoveries:
Construction and land development	—	—
Residential real estate—mortgage	3,671	3,220
Commercial real estate—mortgage	—	—
Commercial and industrial	14,140	18,019
Consumer	4,671	3,103

Total gross recoveries	22,482	24,342

Charge-offs:
Construction and land development	—	—
Residential real estate—mortgage	—	(411,298)
Commercial real estate—mortgage	(169,396)	—
Commercial and industrial	(6,322)	—
Consumer	(3,181)	(6,956)

Total gross charge-offs	(178,899)	(418,254)

Net charge-offs	(156,417)	(393,912)
Provision for credit losses	—	—

Allowance balance, end of period	$2,825,911	$3,092,983

Ratio of net charge-offs to average loans outstanding	0.08%	0.22%

        Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

        Net charge-offs amounted to $156,417 for the first nine months of 2016 or 0.08% of average loans compared to $393,912 or 0.22% for the same period in 2015. One credit accounted for the majority of the charge-offs in 2016 and was related to a commercial real estate—mortgage loan in conjunction with an ongoing foreclosure proceeding. Nearly all of the charge-offs in 2016 and 2015 were on loans for which specific reserves were established.

        The allocation of the allowance, presented in the following table, is based primarily on the factors discussed above in evaluating the adequacy of the allowance as a whole. Since all of those factors are subject to change, the allocation is not necessarily indicative of the category of future loan losses, and does not restrict the use of the allowance to absorb losses in any category.

	September 30, 2016	% of Portfolio	December 31, 2015	% of Portfolio
Construction and land development	$68,990	7%	$57,349	7%
Residential real estate—mortgage	1,154,280	36%	974,659	37%
Commercial real estate—mortgage	1,065,762	52%	815,709	51%
Commercial and industrial	112,622	4%	237,087	4%
Consumer	8,368	1%	2,498	1%
Unallocated	415,889	n/a	895,026	n/a

Total loans	$2,825,911	100%	$2,982,328	100%

        The reduction in the unallocated portion of the allowance during 2016 reflects the ongoing evaluation of various factors posing additional risk of loss in the portfolio. These included increasing volume of investment real estate and participations in the commercial real estate—mortgage category as well as the continued implementation of technology used in the underwriting and servicing of loans. For further information on the allowance for credit losses refer to Note 4 of the unaudited Consolidated Financial Statements for the nine months ended September 30, 2016.

Nonperforming Assets

        Nonperforming assets, which consist of loans past due 90 days or more and still accruing, nonaccrual loans, other real estate owned and repossessed assets, totaled $2,315,788 at September 30, 2016, compared to $1,497,715 at year-end 2015. After experiencing increases in the level of nonperforming assets in previous years, reflective of the general economic conditions, the bank has experienced a steady decline since peaking in 2011 as a result of concerted efforts by management to work out problem loan situations. This was achieved principally by the payoff of loans through refinancings or the sale of underlying collateral, the charge-off of uncollectible amounts, the sale of other real estate owned properties and loans returning to performing status after a prolonged period of current payments. In addition, the bank experienced a significant decline in the volume of loans moving into nonperforming status in 2015 and 2016.

        The following table provides a summary of New Windsor's nonperforming assets at the dates indicated:

	September 30, 2016	December 31, 2015
Loans past due 90 days or more and still accruing	$—	$—
Nonaccrual loans	2,220,886	1,317,516
Other real estate owned	75,400	180,199
Repossessed assets	19,502	—

Total nonperforming assets	$2,315,788	$1,497,715

Nonperforming loans to total loans	0.85%	0.53%
Nonperforming assets to total assets	0.74%	0.51%

        New Windsor generally places loans, except for consumer loans, on non-accrual when it becomes 90 days past due. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, consumer installment loans are not placed on nonaccrual, but are charged off when they are 90 days past due. Payments on nonaccrual loans are applied against the principal balance outstanding. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        For further information on nonperforming assets refer to Note 4 of the unaudited Consolidated Financial Statements for the nine months ended September 30, 2016.

Deposits

        Customer deposits, because of their stability, are the largest source of funds used to support New Windsor's growth. "Core" deposits are deposits that tend to remain with New Windsor despite the change in the market's interest rate environment.

        New Windsor offers a broad selection of deposit instruments to individuals and businesses including noninterest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and service charge schedules.

        Total deposits were $272,937,946 as of September 30, 2016, an increase of $23.9 million or 9.6% when compared to year-end 2015. Growth was experienced in noninterest-bearing demand deposits ($6.8 million), savings accounts ($6.2 million) and time deposits ($13.8 million). This growth reflects positive results from efforts to develop new relationships and grow existing relationships, both personal and business. It also reflects success in providing solutions to local municipalities and municipal authorities.

        The following table presents the composition of deposits at the dates indicated:

	September 30, 2016	% of portfolio	December 31, 2015	% of portfolio
Noninterest-bearing demand deposits	$72,005,633	26%	$65,204,933	26%
Interest-bearing deposits:
Interest-bearing demand deposits	13,415,943	5%	17,585,842	7%
Passbook and statement savings	43,617,761	16%	42,297,100	17%
Money market savings	56,457,052	21%	50,293,392	20%
Time deposits:
$250,000 or more	19,482,892	7%	14,082,498	6%
Less than $250,000	67,958,665	25%	59,572,555	24%

Total interest-bearing deposits	200,932,313	74%	183,831,387	74%

Total deposits	$272,937,946	100%	$249,036,320	100%

        The following table sets forth the average deposit balances by major category for the period indicated:

	Nine months ended September 30,
	2016		2015
	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$68,754,496	—	$63,510,591	—
Interest-bearing demand deposits	15,283,700	0.04%	16,326,101	0.04%
Savings deposits	96,480,309	0.11%	89,629,207	0.10%
Time deposits	77,092,855	1.23%	77,304,526	1.28%

	$257,611,360		$246,770,425

        The following table provides information regarding the scheduled maturities of time deposits of $250,000 and more as of September 30, 2016:

Three months or less	$—
Over three through six months	1,974,936
Over six through twelve months	—
Over twelve months	17,507,956

Total	$19,482,892

Short-Term Debt

        Short-term debt consists of securities sold under repurchase agreements, federal funds purchased, secured lines with correspondent banks and short-term borrowings from the Federal Home Loan Bank of Atlanta (FHLB). At various times New Windsor utilizes federal funds purchased, secured lines with correspondent banks and short-term FHLB borrowings due to fluctuations in loan demand and deposit balances. At September 30, 2016, New Windsor had outstanding a $9.5 million short-term advance with the FHLB.

        For further information on short-term debt refer to Note 7 of the unaudited Consolidated Financial Statements for the nine months ended September 30, 2016.

Long-Term Debt

        On June 23, 2005, New Windsor Capital Trust I (the "Trust I"), a Delaware business trust formed, funded and wholly owned by New Windsor, issued $5,000,000 of 6.39% fixed rate capital securities to institutional investors in a private pooled transaction. The proceeds were transferred to New Windsor as junior subordinated debt ("2035 junior subordinated debentures") under the same terms and conditions. New Windsor then contributed the full amount to New Windsor State Bank in the form of Tier I capital. New Windsor has, through various contractual arrangements, fully and unconditionally guaranteed all of Trust I's obligations with respect to the capital securities.

        Under applicable regulatory guidelines, a portion of the capital securities qualify as Tier I capital, and the remaining portion will qualify as Tier II capital. Under applicable regulatory guidelines, the entire $5,000,000 of the outstanding capital securities qualify as Tier I capital at September 30, 2016 and December 31, 2015.

        The 2035 junior subordinated debentures are the sole assets of the Trust I and carry a fixed rate of 6.39%. Both the capital securities of the Trust I and the junior subordinated debentures are scheduled to mature on June 23, 2035, unless called by New Windsor at 100% of the principal amount.

        Commencing June 1, 2010, New Windsor offered $5,500,000 of 8.00% fixed rate subordinated debentures ("2020 subordinated debentures") in a private placement offering. New Windsor completed the issuance on December 29, 2010 and contributed the majority of the proceeds to New Windsor State Bank in the form of Tier I capital.

        Under applicable regulatory guidelines, the 2020 subordinated debentures qualify as Tier II capital but a portion (20%) would be excluded each year starting in 2015, the fifth year prior to the maturity date.

        From September 30, 2015 through December 31, 2015, $983,758 of the 2020 subordinated debentures were converted into common stock as part of New Windsor's stock offering and the remaining $4,516,242 was fully redeemed by New Windsor.

Off-Balance Sheet Arrangements

        Through the normal course of business, New Windsor enters into certain contractual obligations and other commitments. Commitments to extend credit and letters of credit are legally binding conditional agreements generally having fixed expiration or termination dates. These commitments generally require customers to maintain certain credit standards and are established based on management's credit assessment of the customer. The commitments may expire without being drawn upon. With the exception of New Windsor's obligations in connection with its irrevocable letters of credit and loan commitments and New Windsor's obligations relating to the trust preferred securities issued by New Windsor Capital Trust I, New Windsor has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on New Windsor's financial condition, changes in financial condition, income or expense, results of operations, liquidity, capital expenditures or capital resources, that is material to investors For further information on Off-Balance Sheet Arrangements refer to Note 11 of the unaudited Consolidated Financial Statements for the nine months ended September 30, 2016.

Capital Resources

        The authorized stock of New Windsor consists of 10,000,000 shares of common stock with $.01 par value. There were 1,004,391 and 1,000,711 shares outstanding as of September 30, 2016 and December 31, 2015, respectively.

        Stockholders' equity was $22,878,954 at September 30, 2016, a net increase of $1,076,002 from December 31, 2015 reflective of net retained earnings.

        Commencing on June 1, 2015, New Windsor conducted a common stock offering to Maryland residents who were existing holders of New Windsor's common stock, holders of the 8% Fixed Rate Unsecured Subordinated Notes due in 2020 and to other "accredited investors". The purpose of the offering was to strengthen New Windsor's core equity capital, reduce future interest expense by redeeming the subordinated notes and support growth and expansion of New Windsor State Bank. The offering was concluded on December 31, 2015. A total of 382,999 shares were issued, increasing stockholders' equity by $5,942,000 after costs related to the offering. This included 61,485 shares related to the conversion of the subordinated notes into common stock. The net proceeds of the offering were used to fully redeem the remaining subordinated notes and the remainder contributed to the Bank in the form of Tier I capital to support future growth.

        Tangible book value per share was $22.78 and $21.79 at September 30, 2016 and December 31, 2015, respectively. The increase in tangible book value from 2015 to 2016 is reflective of the net increase in retained earnings.

        Capital is classified as Common Equity Tier 1 (common stock, related surplus and retained earnings), Tier 1 capital (Common Equity Tier 1capial less certain intangible assets plus a portion of the trust preferred securities) and Total Capital (Tier 1 capital plus the allowed portion of the allowance for credit losses, the portion of trust preferred securities not included in Tier 1 capital and qualified subordinated debentures).

        The Basel III Capital Rules became effective on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined by regulations) to risk-weighted assets and of Tier 1 capital to adjusted quarterly average assets.

        The following table presents actual and required capital ratios as of September 30, 2016 for New Windsor and New Windsor State Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of September 30, 2016 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

	Consolidated	Bank	Minimum Requirement— Basel III Phase- In Schedule	Minimum Requirement Basel III Fully Phased-In	Requirement to be Considered Well Capitalized
Common equity tier 1 capital to risk-weighted assets	8.70%	10.93%	5.125%	7.00%	6.50%
Tier 1 capital to risk-weighted assets	10.61%	10.93%	6.625%	8.50%	8.00%
Total capital to risk-weighted assets	11.69%	12.01%	8.625%	10.50%	10.00%
Tier 1 capital to average assets (leverage ratio)	9.12%	9.39%	4.000%	4.00%	5.00%

        New Windsor did not participate in either the Troubled Asset Relief Program (TARP) or Small Business Lending Fund (SBLF) programs.

        Further information about the capital ratios of New Windsor and New Windsor State Bank may be found in Note 13 of the unaudited Consolidated Financial Statements for the nine months ended September 30, 2016.

Results of Operations

Net Interest Income

        The primary source of New Windsor's earnings is net interest income. Net interest income is the difference between interest and fees earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Earning assets include loans, securities and federal funds sold. Interest-bearing liabilities include deposits and borrowed funds. To compare tax-exempt yields to taxable yields, amounts are adjusted to pretax equivalents based on a 34% federal corporate income tax rate and the 8.25% state corporate income tax rate. For yield calculation purposes, nonaccruing loans are included in average loan balances. Loan fees are included in interest income.

        Net interest income is affected by changes in interest rates, the volume of interest-bearing assets and liabilities and the composition of those assets and liabilities (mix). The "net interest spread" and "net interest margin" are two common statistics related to the evaluation of net interest income. The net interest rate spread represents the difference between the yields earned on interest-earning assets and the rates paid for interest-bearing liabilities. The net interest margin is defined as the ratio of net interest income to average earning assets. Due primarily to funding provided by noninterest-bearing deposits and stockholders' equity, the net interest margin exceeds the net interest rate spread. Both net interest spread and net interest margin are stated as a percentage with each .01% often referred to as one basis point.

        The following table presents daily average balance, net interest income on a fully taxable-equivalent ("FTE") basis, net interest rate spread and net interest margin.

	Nine months ended September 30,
	2016			2015
	Average balance	Interest	Yield / Rate	Average balance	Interest	Yield / Rate
Assets
Interest-bearing deposits in other banks	$3,559,997	$8,846	0.33%	$3,283,129	$3,677	0.15%
Federal funds sold and other overnight investments	—	—		—	—
Investment securities and restricted stock	24,347,562	305,385	1.67%	31,440,770	340,409	1.44%
Loans held for sale	1,355,248	23,448	2.31%	1,837,351	39,083	2.84%
Loans	255,668,214	8,742,666	4.56%	236,927,322	8,367,297	4.71%

Total interest-earning assets	284,931,021	9,080,345	4.25%	273,488,572	8,750,466	4.27%

Allowance for credit losses	(2,894,496)			(3,259,808)
Cash and due from banks	2,806,465			2,419,070
Other non-interest earning assets	12,880,723			10,927,133

TOTAL ASSETS	$297,723,713			$283,574,967

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$15,283,700	4,530	0.04%	$16,326,101	4,467	0.04%
Savings deposits	96,480,309	78,838	0.11%	89,629,207	66,738	0.10%
Time deposits	77,092,855	712,408	1.23%	77,304,526	743,621	1.28%
Short-term debt	12,153,686	41,536	0.46%	10,510,877	17,965	0.23%
Long-term debt	5,000,000	239,625	6.39%	10,487,408	569,628	7.24%

Total interest-bearing liabilities	206,010,550	1,076,937	0.70%	204,258,119	1,402,419	0.92%

Noninterest-bearing demand deposits	68,754,496			63,510,591
Other noninterest-bearing liabilities	642,131			800,146
Stockholders' equity	22,316,536			15,006,111

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$297,723,713			$283,574,967

Net interest rate spread			3.55%			3.35%
Net interest income (FTE) / Net interest margin		8,003,408	3.75%		7,348,047	3.58%
Taxable-equivalent adjustment		(17,468)			(20,305)

Net interest income		$7,985,940			$7,327,742

        Net interest income, on a taxable-equivalent basis, totaled $8,003,408 for the first nine months of 2016, an increase of $655,361 or 8.9% compared to 2015. The increase was a result of a 4.2% increase in the average balance of interest-earning assets while net interest margin increased by 17 basis points.

        The increase in interest-earning assets of $11.4 million also included a continued change in the mix of earning assets that enhanced the overall yield earned. Average loans increased $18.7 million or 7.9% with growth in commercial and residential real estate loans. A portion of the growth in average loans was funded by cash flows from the investment portfolio. Average investment securities and restricted stock decreased $7.1 million resulting from maturities, calls and principal payments.

        The remaining net growth in earning assets was funded with an increase in deposits. Average deposits increased by $10.8 million or 4.4% with increases in average the average balance of demand and savings deposits.

        Net interest margin increased to 3.75% from 3.58% resulting from a number of factors:

  •
  The extended period of "all-time" low interest rates continued through 2016 despite the increase in the fed funds rate by the Federal Reserve in December 2015. This environment has presented significant challenges in managing the balance sheet and the pricing of both loans and deposits.

  •
  The yield on earning assets declined 2 basis points from 2015 to 2016. In 2015, an interest recovery of $129,000 was recognized, increasing the yield on earning assets for that period by 5 basis points. Excluding this item, the increase in the yield on earning assets was primarily due to a positive change in the mix of earning assets as loan growth was funded in part by cash flow from the investment portfolio. This offset the continued low level of interest rates, which impacted the rate on new loan originations and continued to result in the downward repricing of, and renegotiation of lower rates on, existing loans.

  •
  The rate paid on interest-bearing liabilities decreased 16 basis points from 2015 to 2016. This decrease reflected growth in low rate deposits and the redemption and payoff of the 8.00% fixed rate subordinated debentures during the fourth quarter of 2015.

Noninterest Income

        Details of noninterest income are as follows:

	Nine months ended Sept 30,
			% change
	2016	2015
Service charges on deposit accounts	$584,857	$557,772	4.9%
Gain on sale of investment securities	126,393	102	N/M
Asset management income	190,685	227,368	–16.1%
Mortgage banking revenue	370,946	407,989	–9.1%
VISA Check Card fee income	366,256	342,164	7.0%
Net gain on sale of ORE	61,820	9,030	N/M
Earnings on investment in bank-owned life insurance	42,724	—	—
Other income	272,642	255,000	6.9%

Total noninterest income	$2,016,323	$1,799,425	12.1%

        The level of service charges on deposits increased in large part as the result of the consolidation and restructuring of personal deposit accounts which offered greater features to customers and included new or revised fee structures in mid-2015.

        During 2016, a strategy to extend the maturity of the investment portfolio with cash flowing securities while realizing gains was implemented. Proceeds from sales totaled $9.04 million and net gains of $126,393 resulted.

        Windsor Investment Services is New Windsor's asset management division that offers mutual funds, annuities, bonds, stocks, insurance products and financial planning as a compliment to New Windsor's traditional financial services. This revenue source declined in 2016 resulting from the initial efforts to transition to regulations to be implemented regarding asset management services despite continued growth in assets under management. As of September 30, 2016, Windsor Investments had $88.6 million of assets under management, an increase of 11% from year-end 2015.

        Mortgage banking was also impacted by newly enacted regulations, diverting resources and lengthening the closing process. The sale of loans held for sale totaled $15.6 million in 2016 versus $19.8 million in 2015.

        VISA Check Card fee income continued the trend of annual increases in 2016 and provides an important source of revenue for New Windsor. Ongoing efforts to promote the usage of the card are expected to impact this revenue going forward.

        Net gain on sale of ORE properties were realized on the sale of three properties in 2016 and two in 2015. Another sale in 2015 resulted in a deferred gain as the bank provided financing to the buyers. A portion of this deferred gain was recognized as income in 2016. A balance of $53,443 remained as of September 30, 2016 and will be recognized in the future as loan payments are received.

        Earnings from the investment in bank-owned life insurance reflects the purchase of $3.0 million in 2016.

        Other income is primarily comprised of ATM fees, other loan income, safe deposit box rent, wire transfer fees, check commissions, merchant services fees and rental income including rental of ORE properties. The increase from 2015 to 2016 primarily resulted from increased merchant services fees.

Noninterest Expense

        Details of noninterest expense are as follows:

	Nine months ended Sept 30,
			% change
	2016	2015
Salaries and employee benefits	$4,482,502	$3,911,511	14.6%
Net occupancy expense	737,037	757,120	–2.7%
Equipment expense	544,395	484,255	12.4%
Marketing	148,796	51,818	187.2%
Operating supplies	60,591	56,936	6.4%
Outside services and data processing fees	1,161,069	995,149	16.7%
Telecommunications	156,077	134,285	16.2%
Directors' fees	114,655	111,925	2.4%
Net loss on other real estate owned	1,150	—	—
Other loan expense	130,960	182,048	–28.1%
FDIC insurance assessment	134,659	138,529	–2.8%
Other expense	420,265	403,832	4.1%

Total noninterest expense	$8,092,156	$7,227,408	12.0%

        Total noninterest expense increased $864,748 or 12.0% from 2015 to 2016.

        Salaries and employee benefits is the largest component of noninterest expense. The increase in 2016 resulted from greater salaries, due to the new Eldersburg branch as well as operations and compliance positions, and greater medical insurance expense offset in part by lower commissions reflective of the lower volume of asset management fees and residential lending activity. The number of full-time equivalent employees as of September 30, 2016 was 84 as compared to 82 at December 31, 2015.

        Net occupancy expense is primarily comprised of building depreciation, real estate property taxes, building repairs, maintenance and utilities. The decrease in 2016 was the result of lower depreciation as well as building repairs and maintenance costs offsetting the costs of the new Eldersburg branch.

        Equipment expense includes furniture and equipment depreciation, computer hardware depreciation and software amortization as well as maintenance contracts, equipment rental costs and personal property taxes. These costs increased in 2016 due to the new Eldersburg branch.

        Marketing expense pertains to costs associated with advertising and public relations. After decreases in previous years, the Bank increased its advertising and public relations efforts primarily in the new Eldersburg market.

        Components of outside services include data processing services, ATM processing, legal and professional fees, audit and accounting fees, and correspondent bank fees. The increase in 2016 reflected greater costs related to providing internet and mobile banking to customers and third party compliance consulting and audit services.

        Telecommunication expenses increased in 2016 resulting from the new branch location as well as disaster recovery plan considerations.

        Other loan expense includes costs incurred for collection and foreclosure activities, costs related to other real estate owned properties and third party processing and underwriting of residential mortgage loans. The decrease in 2016 resulted from decreased use of a third party for processing and underwriting of residential mortgage loans.

        FDIC insurance assessment reflects an "asset based" calculation that commenced under Dodd-Frank.

        Other expense is comprised principally of postage, bank security, travel, customer development, contributions, state banking commission assessment, employee education and training and losses related to deposit accounts as well as electronic banking. The increase in 2016 reflects a strategic focus on employee education and training as well as a reserve for off-balance sheet exposures offset in part by lower postage expense.

Income Tax Expense

        New Windsor recorded income tax expense during the nine months ended September 30th of $754,055 in 2016 and $777,375 in 2015, respectively. The effective tax rate for the same periods were 39.5% and 40.9%, respectively. The decrease in the effective tax rate was in part due to the investment in bank-owned life insurance during 2016. New Windsor is subject to federal corporate income tax on a consolidated basis. New Windsor State Bank is subject to state corporate income tax, currently 8.25% for the state of Maryland.

DESCRIPTION OF ACNB CAPITAL SECURITIES

        Under its articles of incorporation, ACNB is authorized to issue 20,000,000 shares of common stock, par value of $2.50 per share, and 20,000,000 shares of preferred stock, par value $2.50 per share. As of December 31, 2016, 6,126,738 shares of ACNB common stock were issued, 6,064,138 shares of ACNB common stock were outstanding and no shares of ACNB preferred stock issued or outstanding.

        ACNB has no options, warrants or other rights authorized, issued or outstanding other than rights granted under ACNB's various stock compensation and benefits plans.

Description of ACNB's Common Stock

        Dividends.    The holders of ACNB common stock share ratably in dividends when and if declared by ACNB's board of directors from legally available funds. Declaration and payment of cash dividends by ACNB depends upon cash dividend payments to it by ACNB Bank, which is ACNB's primary source of revenue and cash flow. ACNB is a legal entity separate and distinct from ACNB Bank. Accordingly, the right of ACNB, and consequently the right of creditors and shareholders of ACNB, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary except to the extent that claims of ACNB in its capacity as a creditor may be recognized.

        Voting Rights.    The holders of common stock of ACNB have exclusive voting rights in ACNB. They elect ACNB's Board of Directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If ACNB issues shares of preferred stock, holders of the preferred stock may also possess voting rights.

        Pre-Emptive Rights, Redemption.    Holders of ACNB common stock do not have pre-emptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

        Liquidation Rights.    In the event of liquidation, dissolution or winding up of ACNB, the holders of ACNB common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ACNB available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        Description of ACNB's Preferred Stock.    Preferred stock may be issued with preferences and designations as the Board of Directors may from time to time determine. The board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

        Anti-Takeover Article and Bylaw Provisions.    ACNB's articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions may also render the removal of the Board of Directors or management of ACNB more difficult. Among other things, these provisions:

  •
  Require that 75% of the outstanding shares of ACNB common stock approve a merger, consolidation, liquidation, or dissolution of ACNB, without prior board approval;

  •
  Empower ACNB's board of directors, without shareholder approval, to issue shares of ACNB preferred stock the terms of which, including voting power, are set by ACNB's board of directors;

  •
  Divide ACNB's board of directors into three classes serving staggered three-year terms;

  •
  Require that shares with at least 75% of total voting power approve the repeal or amendment of certain provisions of ACNB's articles of incorporation;

  •
  Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders;

  •
  Restrictions on the ability of shareholders to call special meetings;

  •
  Eliminate cumulative voting in the election of directors; and

  •
  Permit the board to consider pertinent issues when opposing a tender, or other offer for ACNB's securities.

COMPARISON OF SHAREHOLDERS' RIGHTS

        Upon completion of the merger, New Windsor stockholders will become ACNB shareholders, and their rights will be governed by the Pennsylvania Business Corporation Law (the "PBCL"). ACNB is, and following completion of the merger will continue to be, a Pennsylvania business corporation governed by the PBCL. New Windsor is a Maryland business corporation governed by the MGCL. Certain differences in the rights of shareholders arise from differences between ACNB's and New Windsor's articles of incorporation and bylaws.

        The following is a summary of material differences in the rights of ACNB's shareholders and New Windsor's stockholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the PBCL, MGCL, and the respective articles of incorporation and bylaws of ACNB and New Windsor.

Number of Authorized Shares of Capital Stock

        ACNB.    ACNB's articles of incorporation authorize 20,000,000 shares of common stock, par value $2.50 per share and 20,000,000 shares of preferred stock, par value $2.50 per share.

        New Windsor.    New Windsor's articles of incorporation authorize 10,000,000 shares of common stock, par value $0.01 per share.

Preferred Stock

        ACNB.    ACNB's articles of incorporation authorize that preferred stock may be issued from time to time by the board of directors as provided in ACNB's articles of incorporation in one or more series. The designations, relative rights, preferences and limitations of the preferred stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series.

        New Windsor.    New Windsor's articles of incorporation do not authorize preferred stock.

Annual Meeting of Shareholders

        ACNB.    ACNB's bylaws provide that the annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at the registered corporate office, or any convenient place duly authorized by the board of directors, at such time as the board of directors shall fix; but if no such election is held on that day, it may be held at any regular adjournment of the meeting or at a subsequent special meeting called in accordance with the provisions of the laws of the Commonwealth of Pennsylvania. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable law.

        New Windsor.    New Windsor's bylaws provide that the annual meeting of stockholders shall be held each year at 222 E. Baltimore Street, Taneytown, Maryland 21787, at 10:00 a.m., on the third Tuesday in April of each year, or at such other places or times as the board of directors may designate from time to time by resolution. The bylaws further provide that appropriate for consideration at such meetings shall be the election of directors to succeed those whose terms have expired as of the date of the meeting, and such other corporate business as may come before the meeting. If the day fixed for the annual meeting is a legal holiday in the State of Maryland, the annual meeting shall be held on the next succeeding business day. If the election of directors is not held on the day designated for an annual meeting, or at any adjournment of such a meeting, the board of directors shall cause the election to be held at a special meeting of stockholders conducted as soon as may be convenient.

Special Meeting of Shareholders

        ACNB.    ACNB's bylaws provide that special meetings of the shareholders may be called at any time by the board of directors, or by the shareholders entitled to cast at least one-third (1/3) of the vote which all shareholders are entitled to cast at the particular meeting.

        New Windsor.    New Windsor's bylaws provide that special meetings of stockholders may be called by the president, a majority of the board of directors, or upon the written request of the holders of a majority of all outstanding stock entitled to vote on the business to be transacted at such meeting. Any request for a special meeting of the stockholders shall state the purpose of the meeting and shall be delivered to the president, vice president, and secretary of New Windsor.

Meeting of Shareholders—Voting by Mail

        ACNB.    ACNB's bylaws and articles of incorporation do not contain a provision regarding voting by mail.

        New Windsor.    New Windsor's bylaws provide that where directors are to be elected by stockholders, or where any other action is to be put to vote, such election or voting may be conducted by electronic or first-class mail, or both, in such manner as the board of directors shall determine.

Voting Rights and Cumulative Voting

        ACNB.    Each holder of ACNB common stock generally has the right to cast one vote for each share of ACNB common stock held of record on all matters submitted to a vote of shareholders of ACNB. ACNB's articles of incorporation prohibit cumulative voting with respect to the election of directors.

        New Windsor.    Each holder of New Windsor common stock generally has the right to cast one vote for each share of New Windsor common stock held of record on all matters submitted to a vote of shareholders of New Windsor. All matters shall be decided by a majority of the votes cast at a meeting at which a quorum is present unless New Windsor's articles of incorporation, New Windsor's bylaws, or a statute provide otherwise. New Windsor's articles of incorporation do not authorize cumulative voting.

Informal Action by Shareholders

        ACNB.    PBCL provides that unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of a business corporation may be taken without a meeting if a consent or consents to the action in record form are signed, before, on or after the effective date of the action by all of the shareholders who would be entitled to vote at a meeting for such purpose. The consent or consents must be filed with the minutes of the proceedings of the shareholders.

        New Windsor.    New Windsor's bylaws provide that any action required or permitted to be taken at any meeting of stockholders may be taken without such meeting if a consent in writing, setting forth the action to be taken, shall be signed by all stockholders entitled to vote with respect to such action.

Notice Requirement for New Business to be Conducted at Annual Meeting

        ACNB.    The PBCL provides that if the bylaws of a corporation impose a fair and reasonable requirement of advance notice of proposals to be made by a shareholder at an annual meeting, only proposals for which advance notice has been properly given may be acted upon at the meeting. Shareholders who wish to include their proposal in the proxy materials of ACNB must comply with the timing and information requirements of the Securities & Exchange Commission Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

        New Windsor.    New Windsor's bylaws provide that at any annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before the meeting, proposals for new business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder of New Windsor. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of New Windsor. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive office of New Windsor not less than thirty (30) nor more than ninety (90) days before the date of the annual meeting of stockholders; provided, however, that if less than forty-five (45) days' notice of the date of the meeting is given to stockholders, notice by a stockholder must be received by the secretary not later than the close of business on the fifteenth (15th) day following the day on which notice of the date of the meeting was mailed to stockholders or two (2) days before the date of the meeting, whichever is earlier. Each such notice given by a stockholder to the secretary with respect to any new business to be brought before a meeting shall set forth (a) a brief description of the business and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on New Windsor's books, of the stockholder proposing such business, (c) the class and number of shares of New Windsor that are owned by the stockholder, and (d) any material interest of the shareholder in such business. Stockholder proposals that do not satisfy New Windsor's bylaw requirements may be considered and discussed but not acted upon at an annual meeting.

Nomination of Directors

        ACNB.    ACNB's bylaws provide that nominations for election to the board of directors of ACNB may be made by the board of directors or by any shareholder of any outstanding class of capital stock of ACNB entitled to vote for the election of directors. Any shareholder who intends to nominate or cause to have nominated any candidate for election to the board of directors, other than any candidate nominated by the board of directors of ACNB, shall so notify the secretary of ACNB in writing not less than fourteen (14) days prior to the date of any meeting of the shareholders of ACNB called for the election of directors. In such notification, the class of directors to which each proposed nominee is nominated must be specified, if more than one class of directors is to be elected at any meeting of the shareholders called for the election of directors.

        In addition, such notification shall contain the following information to the extent known by the notifying shareholder: (a) the name and residence address of each proposed nominee; (b) the age of each proposed nominee; (c) the principal occupation of each proposed nominee; (d) the number of shares of stock of ACNB beneficially owned by each proposed nominee; (e) the total number of shares of stock of ACNB that to the knowledge of the notifying shareholder will be voted for each proposed nominee; (f) the name and residence address of the notifying shareholder; and, (g) the number of shares of stock of ACNB beneficially owned by the notifying shareholder.

        Any nomination for director not made in accordance with ACNB's bylaws shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one (1) shareholder, if at least one (1) nomination for such person complies with ACNB's bylaws the nomination shall be honored and all votes cast for such nominee shall be counted.

        New Windsor.    New Windsor's bylaws provide that nominations for election to the board of directors may be made by the board of directors or by a stockholder entitled to vote for the election of directors. Nominations not made in accordance with New Windsor's bylaws may be disregarded by the chair of the meeting. Nominations made by a stockholder must be made in writing and delivered to the secretary not later than ninety (90) days prior to the month and day one (l) year following the date that the proxy materials regarding the preceding year's annual meeting of the stockholders were mailed to the stockholders. Each such notice of nomination by a stockholder must set forth (a) the full name, age, and date of birth of each nominee proposed in the notice, (b) the business and residence addresses and telephone numbers of each such nominee, (c) the educational background and business experience of each such nominee, including a list of positions held for at least the preceding five (5) years, and (d) a signed representation by each such nominee that the nominee will timely provide any other information reasonably requested by New Windsor for the purpose of preparing its disclosures in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting of the stockholders by a stockholder present in person and the nominee must be present in person at the meeting for the election of directors. Any vote cast for a person who has not been duly nominated pursuant to New Windsor's bylaws shall be void.

Number of Directors

        ACNB.    ACNB'S articles of incorporation provide that the board of directors shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the shareholders at any annual or special meeting thereof.

        New Windsor.    New Windsor's bylaws provide that the authorized number of New Windsor directors is twelve (12). The authorized number of directors may be increased or decreased by majority vote of the directors then in office, but shall never be less than the number of directors required by Maryland law. New Windsor's articles of incorporation further provide that the number of directors may be increased or decreased from time to time by majority vote of the entire board of directors then in office, but shall not be less than three (3).

Director Qualifications

        ACNB.    ACNB's bylaws provide that every director must be a shareholder of ACNB and, during the full term of his directorship, shall own a minimum of five hundred (500) shares of common stock of ACNB. Any director shall cease to be a director when he no longer holds such shares, which fact shall be reported to the board of directors by the secretary, whereupon the board of directors shall declare the seat of such director vacated.

        Further, the bylaws provide that no director or nominee shall stand for election, if as of the date of election, he or she shall have attained the age of seventy-two (72) years old. Any director who attains the age of seventy-two (72) years old during his or her term of office shall resign as a director and cease to be a director effective the end of the calendar year in which he or she attains the age of seventy-two (72) years old; unless at the time, such director's class is serving the final year of its three (3)-year term, then such director may serve until the annual meeting at which the term of such class of directors expires and their successors are duly elected.

        New Windsor.    New Windsor's bylaws provide that directors shall be citizens of the United States, shall own stock in New Windsor with an aggregate fair market value of at least $500.00, and shall strive actively to promote the purposes of New Windsor.

        Furthermore, there shall be no mandatory retirement age for the directors of New Windsor. However, on reaching the age of seventy-five (75), the director shall tender an irrevocable letter of resignation which shall take effect upon the acceptance by the board of directors (excluding the director tendering his or her resignation). A committee designated by the board (also excluding the director tendering his resignation) shall evaluate the best interests of New Windsor and its shareholders and shall recommend to the board of directors the action to be taken with respect to the tendered irrevocable letter of resignation.

Class and Election of Directors

        ACNB.    ACNB's bylaws provide that the shareholders shall, at each meeting for the election of directors, determine, by resolution of a majority of the shareholders at such meeting, how many directors shall be elected to serve in each class of directors to be elected at such meeting.

        Further ACNB's articles of incorporation provide that the directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, consisting of not more than eight (8) directors; Class 2, consisting of not more than eight (8) directors, and Class 3, consisting of not more than nine (9) directors. Each director in a class serves a three-year term such that only the terms of directors in a single class expire in a given year. Each director shall serve until his/her successor shall have been elected and shall qualify, even though his/her term of office as herein provided has otherwise expired, except in the event of his/her earlier resignation, removal or disqualification.

        New Windsor.    New Windsor's bylaws and articles of incorporation provide that the directors are divided into three (3) classes of approximately equal number. The directors in each class are elected to serve three (3) year terms, and the election of each class of directors is staggered so that only one class of directors is elected in any one year. The directors in each class shall hold office until the third annual meeting of the stockholders following the election of the directors in that class and until the qualification of a successor in office. New Windsor's bylaws provide that the candidates for director receiving the highest number of votes up to the number of directors to be elected will be deemed to be elected.

Removal of Directors

        ACNB.    PBCL provides that the entire board of directors, or any class of the board, or any individual director of a corporation having a board classified as permitted by section 1724(b) of the PBCL, may be removed from office by vote of the shareholders entitled to vote thereon only for cause, if such classification has been effected in the articles or a bylaw adopted by the shareholders.

        New Windsor.    New Windsor's bylaws provide that any director may be removed, with or without cause, by the vote of two-thirds (2/3) of the stockholders at a special meeting called for that purpose. At such meeting, any vacancy caused by the removal may be filled as provided in New Windsor's bylaws. New Windsor's bylaws also provide that any director who fails to attend at least fifty percent (50%) of the regular board meetings held during the director's term in office shall be disqualified from serving as director for any succeeding term.

Filling Vacancies on the Board of Directors

        ACNB.    ACNB's bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the remaining members of the board even though less than a quorum. Any director elected to fill a vacancy in the board of directors shall become a member of the same class of directors in which the vacancy existed; but if the vacancy is due to an increase in the number of directors, a majority of the members of the board of directors shall designate such directorship as belonging to Class 1, Class 2 or Class 3 so as to maintain the three (3) classes of directors as nearly equal in number as possible. Each director so elected shall be a director until his successor is elected by the shareholders, who may make such election at the next annual meeting of the shareholders or at any special meeting duly called for that purpose and held prior thereto.

        New Windsor.    New Windsor's bylaws provide that whenever a vacancy exists on the board of directors, whether by death, resignation, or otherwise, the vacancy shall be filled by appointment of a new director by the president of New Windsor with the approval of a majority of the remaining directors, and, if that power is not exercised within thirty (30) days after the president receives notice of the vacancy, by appointment by a majority of the remaining directors at a regular or special meeting of the board. Any person appointed or elected to fill the vacancy of a director shall have the same qualifications as were required of the director whose office was vacated. Any person appointed or elected to fill a vacancy in the board of directors shall hold office for the unexpired term of his or her predecessor in office, subject to the power of removal as provided in New Windsor bylaws.

Limitation of Liability for Directors and Officers

        ACNB.    ACNB's bylaws provide that a director of ACNB shall stand in a fiduciary relation to ACNB and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of ACNB, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

        A director of ACNB shall not be personally liable for monetary damages as such for any action taken or for any failure to take any action, unless:

          a.     the director has breached or failed to perform the duties of his office in good faith under the bylaws, and

          b.     the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        Further, the indemnification provisions of ACNB's bylaws shall not apply to:

          a.     the responsibility or liability of a director pursuant to a criminal statute, or

          b.     the liability of a director for the payment of taxes pursuant to local, state or federal law.

        New Windsor.    New Windsor's articles of incorporation provide that no director or officer of New Windsor shall be liable to New Windsor or its stockholders for money damages except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. New Windsor's bylaws also provide that the directors of New Windsor shall not be personally liable for its debts, liabilities, or other obligations. Further, New Windsor's bylaws provide that each director, when elected, shall take an oath that he or she will diligently and honestly perform the duties of a director of New Windsor, and will not knowingly violate or willingly permit to be violated any provision of law applicable to New Windsor, and that he or she is the owner in good faith, and in his or her own right, of stock ownership in New Windsor as required by New Windsor's bylaws, and that the same is not hypothecated, or in any way pledged, as security for any loan or debt.

Indemnification of Directors

        ACNB.    ACNB's bylaws require ACNB to indemnify any director, or any former director, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ACNB) by reason of the fact that such person is or was a director of ACNB, or is or was serving at the request of ACNB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of ACNB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        ACNB's bylaws also require ACNB to indemnify any director, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with, any threatened, pending or completed action or suit by or in the right of ACNB to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of ACNB and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to ACNB.

        ACNB's bylaws also provide that, except as may be otherwise ordered by a court, there shall be a presumption that any director is entitled to indemnification under ACNB's bylaws unless either a majority of the directors who are not involved in such proceedings ("disinterested directors") or, if there are less than three (3) disinterested directors, then the holders of one-third (1/3) of the outstanding shares of ACNB determine that the person is not entitled to such presumption by certifying such determination in writing to the secretary of ACNB. In such event the disinterested director(s) or, in the event of certification by shareholders, the secretary of ACNB shall request of independent counsel, who may be the outside general counsel of ACNB, a written opinion as to whether or not the parties involved are entitled to indemnification under ACNB's bylaws.

        Indemnification under ACNB's bylaws shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        New Windsor.    New Windsor's articles of incorporation require to the maximum extent permitted by Maryland law in effect from time to time, New Windsor to indemnify and, without requiring a preliminary determination as to the ultimate entitlement of the individual to be indemnified, to advance expenses, costs for, and attorney fees prior to the final disposition of a proceeding, to (i) any individual who is a present or former director, officer, employee or agent of New Windsor or (ii) any individual who serves or has served another corporation, partnership, joint venture, trust, or employee benefit plan at the request of New Windsor.

        New Windsor's bylaws require to the fullest extent permitted by law, and subject to any restrictions therein, New Windsor to indemnify and defend any person, or anyone serving in said person's representative capacity, who was or is a party or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of New Windsor) by reason of the fact that said person is or was a director, officer, partner, employee, trustee, or agent of New Windsor, or is or was serving at the request of New Windsor as a director, officer, employee, fiduciary, trustee, or agent of another domestic or foreign bank, corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including but not limited to attorneys' fees and costs), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by said person or the person's executors or administrators in connection with such action, suit, or proceeding, or in connection with any appeal therein. No provision of New Windsor's bylaws is intended to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Maryland law, upon New Windsor to furnish, or upon any court to award, such indemnification or indemnification as otherwise authorized pursuant to the Maryland law or any other law now or hereinafter in effect.

Dividends

        ACNB.    PBCL provides that, unless otherwise restricted in the bylaws, the board of directors may authorize and a business corporation may make distributions. A distribution may not be made if, after giving effect thereto:

          a.     the corporation would be unable to pay its debts as they become due in the usual course of its business; or

          b.     the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the articles) the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

        New Windsor.    New Windsor's bylaws provide that dividends and other distributions may be authorized by the board of directors, subject to the provisions of Maryland law and New Windsor's articles of incorporation. Dividends and other distributions may be paid in cash, property, or stock. Before payment of dividends or other distributions, there may be set aside out of any assets of New Windsor otherwise available for dividends or other distributions such sum or sums as the board of directors may from time to time, in its absolute discretion, deem proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of New Windsor, or for such other purpose as the board of directors shall determine to be in the best interests of New Windsor.

Preemptive Rights

        ACNB.    ACNB's articles of incorporation provide that no holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of

ACNB, whether now of hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of ACNB, or any options or rights to purchase any such shares or securities, issued or sold by ACNB for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the board of directors to such persons and on such terms as the board in its discretion shall deem advisable.

        New Windsor.    The MGCL provides that New Windsor stockholders do not have any preemptive right to subscribe to any additional issue of stock or any security convertible into an additional issue of stock.

Appraisal Rights

        ACNB.    Under the PBCL, ACNB shareholders have dissenters appraisal rights in connection with certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business and special treatment of a class or series of shares.

        Dissenters appraisal rights generally are not available if the shares are listed on a national securities exchange or if the corporation's shares are held beneficially or of record by more than 2,000 persons. Additionally, dissenters appraisal rights are not available in certain mergers where shareholder approval is not required.

        New Windsor.    Under the MGCL, New Windsor stockholders have the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

          a.     New Windsor consolidates or merges with another corporation;

          b.     The stockholder's stock is to be acquired in a share exchange;

          c.     New Windsor transfers its assets in a manner requiring action under § 3-105(e) of the MGCL;

          d.     New Windsor amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation;

          e.     The transaction is governed by § 3-602 of the MGCL or exempted by § 3-603(b) of the MGCL; or

          f.      New Windsor is converted to another type of entity in accordance with § 3-901 of the MGCL.

Fundamental Changes to Corporation

        ACNB.    ACNB's articles of incorporation provide that no merger, consolidation, liquidation or dissolution of ACNB, or any action that would result in the sale or other disposition of all or substantially all of the assets of ACNB shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of common stock of ACNB or the holders of at least fifty-one percent (51%) of the outstanding shares of common stock of ACNB, provided that such transaction has received the prior approval of at least seventy-five (75%) of the board of directors. Article 9 of ACNB's articles of incorporation shall not be amended unless first approved by the affirmative vote of the holders of at least seventy-five (75%) of the outstanding shares of common stock of ACNB.

        New Windsor.    Both New Windsor's articles of incorporation and bylaws provide that no merger, consolidation, share exchange, transfer of assets, liquidation, or dissolution of New Windsor, nor any action that would result in the sale or disposition of all or substantially all of the assets of New Windsor, shall be valid unless such transaction has received the approval of at least seventy-five percent (75%) of the members of the board of directors. All action by New Windsor requiring shareholder approval shall be decided by a majority of the votes cast at a meeting at which a quorum is present unless New Windsor's articles of incorporation, New Windsor's bylaws, or a statute provide otherwise. The MGCL provides that the proposed consolidation, merger, share exchange, or transfer shall be approved by the stockholders of each corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Evaluation of Offers

        ACNB.    ACNB's articles of incorporation provide that the board of directors may, if it deems advisable, oppose a tender, or other offer for ACNB's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the board of directors may, but shall not be legally obligated to, consider any and all of the following:

          a.     Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation.

          b.     Whether a more favorable price could be obtained for the corporation's securities in the future.

          c.     The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

          d.     The reputation and business practices of the offeror and its management and affiliates as they would affect the employee, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock.

          e.     The value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

          f.      Any antitrust or other legal and regulatory issues that are raised by the offer.

        Further, ACNB's articles of incorporation provide that if the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an anti-trust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

        New Windsor.    The MGCL provides that the board of directors of each corporation proposing to consolidate, merge, transfer its assets, or have its stock acquired in a share exchange shall:

          a.     Adopt a resolution which declares that the proposed transaction is advisable on substantially the terms and conditions set forth or referred to in the resolution; and

          b.     Direct that the proposed transaction be submitted for consideration at either an annual or a special meeting of the stockholders.

Amendments to the Bylaws

        ACNB.    ACNB's bylaws provide that ACNB's bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the board of directors at any regular or special meeting of the board duly convened. The PBCL provides that the shareholders entitled to vote shall have the power to adopt, amend and repeal the bylaws of a business corporation.

        New Windsor.    New Windsor's bylaws provide that New Windsor's bylaws may be amended, repealed, or added to, or new bylaws may be adopted, either by vote of a majority of the board of directors at any board meeting at which a quorum is present or by the vote of stockholders holding a majority of the stock issued and outstanding at a meeting of the stockholders duly called for that purpose according to New Windsor's bylaws.

Amendments to the Articles of Incorporation

        ACNB.    Under the PBCL, the affirmative vote of a majority of total votes eligible to be cast at a meeting on a proposal submitted by the board of directors may amend the articles of incorporation.

        New Windsor.    New Windsor's articles of incorporation provide that New Windsor reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the rights, as expressly set forth in the charter, of any shares of outstanding stock, and stockholders whose rights may be affected thereby will not be entitled to demand payment of the fair value of their stock. Further, New Windsor's articles provide that the board of directors may authorize the issuance from time to time of shares of New Windsor's stock, whether now or hereafter authorized, or securities convertible into shares of its stock, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in New Windsor's bylaws.

Record Date

        ACNB.    ACNB's bylaws provide that the board of directors may fix a time, not more than ninety (90) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares.

        New Windsor.    New Windsor's bylaws provide that the board may fix the period, not exceeding twenty (20) days, during which time the books of New Windsor shall be closed against transfers of stock, or, in lieu thereof, the board may fix a date not less than ten (10) days nor more than sixty (60) days preceding the date of any meeting of stockholders or any dividend payment date or any date for the allotment of rights, as a record date for the determination of the stockholders entitled to notice of and to vote at such meeting or to receive such dividends or rights, as the case may be; and only stockholders of record on that date shall be entitled to notice of and to vote at such meeting or to receive such dividends or rights.

PROPOSAL 2:
ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

        In the event that New Windsor does not have sufficient votes to approve and adopt the reorganization agreement at the special meetings of stockholders, it intends to adjourn or postpone the special meeting to permit further solicitation of proxies. New Windsor can only use proxies it receives at the time of the special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to stockholders as a separate matter for consideration.

        The board of directors of New Windsor recommends that stockholders vote FOR the adjournment or postponement proposal so that their proxies may be used to vote for adjournment or postponement if necessary. If New Windsor adjourns or postpones the special meeting, it will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at the special meeting.

EXPERTS

        The consolidated financial statements of New Windsor, as of December 31, 2015 and 2014, and for the three years then ended, appearing elsewhere in this proxy statement/prospectus and in the registration statement, have been included in reliance upon the report of Stegman & Company, independent registered public accounting firm, which is included herein upon authority of Stegman & Company as experts in accounting and auditing.

        The consolidated financial statements of ACNB as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference in this proxy statement/prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the ACNB common stock to be issued in the merger and certain other legal and certain tax matters relating to the merger are being passed upon for ACNB by Bybel Rutledge LLP, Lemoyne, Pennsylvania. Certain tax matters relating to the merger are being passed upon for New Windsor by Miles & Stockbridge P.C., Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

        ACNB files annual, quarterly or current reports, proxy and information statements, or other information with the SEC. ACNB files these reports with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. That site is http://www.sec.gov. ACNB's SEC filings are also available on its website at http://www.acnb.com in the Investor Relations section. The information on ACNB's website is not incorporated into this proxy statement/prospectus.

        ACNB filed a registration statement with the SEC under the Securities Act of 1933, as amended, relating to the ACNB common stock offered to the New Windsor shareholders in connection with the merger. The registration statement contains additional information about the ACNB common stock. You may read and copy the registration statement at the SEC's reference facilities described above.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        This document incorporates by reference important business and financial information about ACNB that is not included in or delivered with these materials. The following documents, filed with the SEC by ACNB, are incorporated by reference in this document:

  •
  ACNB's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 4, 2016.

  •
  ACNB's Proxy Statement for its 2016 annual meeting of shareholders, filed with the SEC on March 29, 2016, to the extent incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2015.

  •
  ACNB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, filed with the SEC on April 29, 2016, June 30, 2016, filed with the SEC on July 29, 2016, and September 30, 2016, filed with the SEC on October 28, 2016.

  •
  ACNB's Current Reports on Form 8-K, filed with the SEC on May 5, June 21, November 22, November 23, and December 28, 2016 and January 26 and March 2, 2017.

        ACNB also incorporates by reference in these materials additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the earlier of the date of New Windsor's special meeting or the termination of the reorganization agreement; provided, however, that ACNB is not incorporating any information deemed "furnished" but not "filed." The incorporated documents are deemed part of this proxy statement/prospectus as of the date of filing of each document.

        Any statement contained in these materials or in a document incorporated by reference in these materials will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document that also is incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded should not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. You should read all information appearing in this proxy statement/prospectus in conjunction with the information and financial statements, including notes thereto, appearing in the documents incorporated by reference, except to the extent stated in this paragraph. All information in this proxy statement/prospectus is qualified in its entirety by the information in those documents.

        You may obtain copies of the information incorporated by reference in this document. (See "How to Obtain More Information" in this document for information on how to make a request for information.)

        All information contained or incorporated by reference in these materials about ACNB was supplied or verified by ACNB. All information contained in these materials about New Windsor was supplied or verified by New Windsor.

        You should rely only on the information contained in this proxy statement/prospectus when evaluating the reorganization agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                        , 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders of New Windsor nor the issuance of shares of ACNB common stock as contemplated by the reorganization agreement shall create any implication to the contrary.

 OTHER BUSINESS

        As of the date of this document, New Windsor's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter ancillary to the conduct of the meeting properly comes before the special meeting or any adjournments or postponements thereof and is voted upon, the form of proxy confers authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to the recommendation of New Windsor's management.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NEW WINDSOR BANCORP, INC.

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
New Windsor Bancorp, Inc.
New Windsor, Maryland

        We have audited the accompanying consolidated financial statements of New Windsor Bancorp, Inc. (the "Company") which comprise the consolidated statements of condition as of December 31, 2015 and 2014, and for the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Windsor Bancorp, Inc. as of December 31, 2015 and 2014, and the results of their operations and its cash flows for each of the three years ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America

Baltimore, Maryland March 15, 2016

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Condition

	December 31,
	2015	2014
ASSETS
Cash and due from banks	$7,415,776	$2,386,775
Interest-bearing deposits in other banks	510,002	4,810,394
Federal funds sold and other overnight investments	—	—
Investment securities available-for-sale, at fair value	25,368,828	32,696,709
Restricted stock	1,158,502	1,110,402
Loans held for sale	648,532	1,907,080
Loans	250,890,449	231,750,646
Less: Allowance for credit losses	(2,982,328)	(3,486,895)

Loans, net	247,908,121	228,263,751
Premises and equipment, net	8,444,658	8,087,391
Other real estate owned	180,199	121,225
Deferred income taxes	1,213,421	1,459,587
Accrued interest receivable and other assets	1,916,715	1,799,765

Total assets	$294,764,754	$282,643,079

LIABILITIES
Noninterest-bearing deposits	$65,204,933	$60,066,858
Interest-bearing deposits	183,831,387	179,997,609

Total deposits	249,036,320	240,064,467
Short-term debt	18,000,000	16,680,154
Long-term debt	5,000,000	10,500,000
Accrued interest payable and other liabilities	925,482	1,072,584

Total liabilities	272,961,802	268,317,205
STOCKHOLDERS' EQUITY
Common stock—$.01 par value; 10,000,000 shares authorized; 1,000,711 and 583,772 shares issued and outstanding as of 2015 and 2014, respectively	10,009	5,840
Surplus	15,591,265	9,176,891
Retained earnings	6,150,778	5,190,359
Accumulated other comprehensive income (loss)	50,900	(47,216)

Total stockholders' equity	21,802,952	14,325,874

Total liabilities and stockholders' equity	$294,764,754	$282,643,079

See accompanying notes to consolidated financial statements.

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2015	2014	2013
INTEREST INCOME
Interest and fees on loans	$11,361,763	$10,597,509	$9,925,793
Interest on deposits in other banks	4,902	5,381	18,833
Interest on federal funds sold and other overnight investments	—	—	9,190
Interest on investment securities:
Taxable	389,403	530,704	512,740
Tax-exempt	33,211	38,104	43,902

Total interest income	11,789,279	11,171,698	10,510,458

INTEREST EXPENSE
Interest on deposits	1,074,786	1,359,174	2,173,594
Interest on short-term debt	32,307	37,853	1,955
Interest on long-term debt	671,565	759,504	759,504

Total interest expense	1,778,658	2,156,531	2,935,053

Net interest income	10,010,621	9,015,167	7,575,405
Provision for credit losses	—	110,000	145,000

Net interest income after provision for credit losses	10,010,621	8,905,167	7,430,405

NONINTEREST INCOME
Service charges on deposit accounts	799,873	683,906	863,522
Gain (loss) on sale of AFS investment securities	102	(37,406)	908
Asset management income	311,744	290,663	263,371
Mortgage banking revenue	480,134	360,686	410,307
VISA Check Card fee income	462,781	440,630	423,120
Net gain on sale of ORE	9,030	40,200	17,699
Other income	346,672	280,885	288,302

Total noninterest income	2,410,336	2,059,564	2,267,229

NONINTEREST EXPENSE
Salaries and employee benefits	5,343,021	4,571,574	4,466,359
Net occupancy expense	984,754	950,892	861,492
Equipment expense	664,753	668,218	749,042
Marketing	82,078	82,347	79,334
Operating supplies	80,006	59,397	67,390
Outside services and data processing fees	1,407,449	1,282,896	1,184,731
Telecommunications	183,248	219,378	186,178
Directors' fees	141,250	121,409	99,150
Net loss on other real estate owned	—	27,907	47,124
Other loan expense	248,300	159,212	91,413
FDIC insurance assessment	184,957	356,534	368,124
Other expense	544,092	474,317	489,045

Total noninterest expense	9,863,908	8,974,081	8,689,382

Income before income tax expense	2,557,049	1,990,650	1,008,252
Income tax expense	1,041,128	795,349	405,976

NET INCOME	$1,515,921	$1,195,301	$602,276

Per Share Data:
Net income—basic and diluted	$2.19	$1.95	$0.98
Cash dividends paid	$0.21	$—	$—
Average shares outstanding	692,250	612,950	611,754

See accompanying notes to consolidated financial statements.

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Comprehensive Income

	For the Years Ended December 31,
	2015	2014	2013
Net Income	$1,515,921	$1,195,301	$602,276
Other comprehensive income (loss), before tax:
Securities available for sale:
Unrealized holding gains (losses) arising during period	162,130	428,973	(433,832)
Reclassification adjustment for net gains (losses) included in net income	102	(37,406)	908

Other comprehensive income (loss), before tax:	162,028	466,379	(434,740)
Income tax effect	63,912	183,963	153,730

Other comprehensive income (loss), net of tax	98,116	282,416	(588,470)

TOTAL COMPREHENSIVE INCOME	$1,614,037	$1,477,717	$13,806

See accompanying notes to consolidated financial statements

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Changes in Stockholders' Equity

	For the Years Ended December 31, 2015, 2014 and 2013
	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balances at January 1, 2013	$5,821	$9,141,840	$3,392,782	$258,838	$12,799,281
Net income			602,276		602,276
Net change in other comprehensive income (loss)				(588,470)	(588,470)
Issuance of additional shares	11	21,720			21,731

Balances at December 31, 2013	5,832	9,163,560	3,995,058	(329,632)	12,834,818
Net income			1,195,301		1,195,301
Net change in other comprehensive income (loss)				282,416	282,416
Issuance of additional shares	8	13,331			13,339

Balances at December 31, 2014	5,840	9,176,891	5,190,359	(47,216)	14,325,874
Net income			1,515,921		1,515,921
Net change in other comprehensive income (loss)				98,116	98,116
Cash dividend of $0.21 per share			(146,862)		(146,862)
5% stock dividend	290	406,592	(406,882)		—
Cash paid in lieu of fractional shares			(1,758)		(1,758)
Issuance of additional shares	3,879	6,007,782			6,011,661

Balances at December 31, 2015	$10,009	$15,591,265	$6,150,778	$50,900	$21,802,952

See accompanying notes to consolidated financial statements.

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2015	2014	2013
Cash Flows from Operating Activities:
Net income	$1,515,921	$1,195,301	$602,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	443,299	423,320	499,752
Provision for credit losses	—	110,000	145,000
Deferred income taxes	183,995	(97,802)	70,269
Originations of loans held for sale	(19,857,138)	(13,773,350)	(13,926,921)
Proceeds from sales of loans held for sale	21,523,357	13,430,840	14,131,438
Net gain on sale of loans held for sale	(407,671)	(308,569)	(349,017)
Net (gain) loss on disposal/sale of premises and equipment	(1,500)	37	555
Net (gain) loss on sale of AFS investment securities	(102)	37,406	(908)
Net (gain) loss on sale/writedown of other real estate owned	(9,030)	(12,225)	46,590
Net deferred gain on sale of other real estate owned	(54,950)	—	—
Net loss on sale/writedown of repossessed assets	—	—	4,629
Net changes in:
Accrued interest receivable and other assets	(116,951)	(203,767)	383,228
Accrued interest payable and other liabilities	(147,102)	310,799	52,631

Net cash provided by operating activities	3,072,128	1,111,990	1,659,522

Cash Flows from Investing Activities:
Proceeds from maturities, calls and principal payments of investment securities—AFS	8,518,672	8,987,214	8,144,732
Proceeds from sales of investment securities—AFS	—	8,427,342	—
Purchases of investment securities—AFS	(1,030,401)	0	(17,460,506)
Decrease (increase) in interest bearing deposits in other banks	4,300,392	(2,533,762)	5,298,964
Decrease in federal funds sold and other overnight investments	—	—	4,459,274
Increase in restricted stock, net	(48,100)	(422,200)	(204,300)
Increase in loans, net	(19,989,508)	(17,465,874)	(16,243,449)
Proceeds from sales of other real estate owned	350,144	450,274	118,347
Purchase of premises and equipment	(800,566)	(351,507)	(160,287)
Proceeds from sales of premises and equipment	1,500	—	—

Net cash used in investing activities	(8,697,867)	(2,908,513)	(16,047,225)

Cash Flows from Financing Activities:
Increase (decrease) in deposits	8,971,853	(5,400,682)	793,971
Repayments of long-term debt	(4,516,242)	—	—
Increase in short-term debt, net	1,319,846	7,048,301	9,094,667
Issuance of additional shares of common stock	5,027,903	13,339	21,731
Cash dividends paid	(148,620)	—	—

Net cash provided by financing activities	10,654,740	1,660,958	9,910,369

Net increase (decrease) in Cash and Due from Banks	5,029,001	(135,565)	(4,477,334)
Cash and Due from Banks at Beginning of Year	2,386,775	2,522,340	6,999,674

Cash and Due from Banks at End of Year	$7,415,776	$2,386,775	$2,522,340

Supplemental Cash Information:
Cash payments for interest	$1,684,591	$2,129,884	$2,899,093
Cash payments for income taxes	1,112,280	930,710	514,000
Loans transferred to other real estate owned	345,138	290,031	269,243
Subordinated debt converted to common stock	983,758	—	—

See accompanying notes to consolidated financial statements.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The financial statements include the accounts of New Windsor Bancorp, Inc. (the "Bancorp") and its wholly owned subsidiaries, New Windsor State Bank (the "Bank") and New Windsor Capital Trust I, as well as one indirect subsidiary, New Windsor Holdings, LLC (a subsidiary of the Bank), referred collectively as the "Company". All significant intercompany balances and transactions between the parent corporation and its subsidiaries have been eliminated. The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and to general practices within the banking industry. We have evaluated subsequent events for potential recognition or disclosure through the date of the audit report date.

Nature of Operations

        The Company, through its bank subsidiary, conducts full service commercial banking operations in Carroll County, Maryland. The primary financial services provided include real estate, commercial and consumer lending as well as offering demand deposits and savings products. The Company, through a broker/dealer relationship, also offers full service brokerage products such as mutual funds, annuities, insurance as well as stocks and bonds.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for credit losses, other than temporary impairment of investment securities and deferred tax assets.

Cash and Cash Equivalents

        For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks.

Investment Securities

Available-for-Sale:

        Marketable equity securities and debt securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand or deposit balances, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value reported as accumulated other comprehensive income (loss), a separate component of stockholders' equity, net of deferred tax. Realized gains and losses, using the specific identification

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

method, are included as a separate component of noninterest income. Related interest and dividends are included in interest income. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank:

        The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (the "FHLB") in varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted fair value, the Bank's investment in this stock is carried at cost.

Restricted Stock

        Restricted stock is stock from the Federal Home Loan Bank ("FHLB") of Atlanta, Atlantic Central Banker's Bank, Community Bankers Bank and Maryland Financial Bank, which are restricted as to their marketability. Because no ready market exists for these investments and they have no quoted market value, the Bank's investment in these stocks are carried at cost.

Loans Held for Sale

        The Company engages in sales of residential mortgage loans and loans guaranteed by the Small Business Administration that are originated by the Bank. Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments. Gains and losses on sales of these loans are recorded as a component of noninterest income in the Consolidated Statements of Operations.

        When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Company's current practice is to sell loans on a servicing released basis, and, therefore, it has no intangible asset recorded for the value of such servicing at either December 31, 2015 or December 31, 2014.

Loans

        Loans are stated at their principal balance outstanding, net of unearned income. Interest income on most loans is accrued at the contractual rate based on the principal outstanding. The Company generally places loans, except for consumer loans, on non-accrual when payments are 90 days past due. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, consumer installment loans are not placed on nonaccrual, but are charged off when they are 90 days past due.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once payments become 90 days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate, consumer installment loans, and commercial leases, which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimal delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Company's impairment on such loans is measured by reference to the fair value of the collateral. Payments on nonaccrual loans are first applied against the principal balance outstanding. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loans whose terms are modified are classified as troubled debt restructured loans if the Company grants such borrowers concessions that it would not otherwise consider and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a trouble debt restructuring generally involve a temporary reduction in interest rate, a below market interest rate given the risk associated with the loan, or an extension of a loan's stated maturity date. Nonaccrual troubled debt restructurings may be restored to accrual status if principal and interest payments, under the modified terms, are current for a sustained period of time and, based on a well-documented credit evaluation of the borrower's financial condition, there is reasonable assurance of repayment. Loans classified as trouble debt restructurings are generally designated as impaired.

Allowance for Credit Losses

        The allowance for credit losses represents an amount which, in management's opinion, is sufficient to absorb probable losses on existing loans. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience; current economic conditions; volume, growth and composition of the loan portfolio; financial condition of the borrowers; and other relevant factors that, in management's judgment, warrant recognition in providing an adequate allowance. Determination of the allowance is inherently subjective, as it requires significant estimates, including the amounts and timing of expected future cash flows and collateral values on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience and consideration of economic trends, all of which may be susceptible to significant change. The allowance is increased by provisions for credit losses charged against income and decreased by charge-offs (net of recoveries). Changes in the allowance are recorded periodically as conditions change or as more information becomes available. Such future changes could result in material adjustments to future results of operations.

        The allowance for credit losses consists of a specific component and a nonspecific component. The components of the allowance for credit losses represent an estimation done pursuant to either Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 450

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

"Contingencies" or ASC Topic 310 "Receivables". The specific component of the allowance for credit losses reflects expected losses resulting from analysis developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans where the internal credit rating is at or below a predetermined classification. The historical credit loss element is determined statistically using a loss migration analysis that examines loss experience. The factors used to adjust the historical loss experience address various risk characteristics of the Company's loan portfolio including (1) trends in delinquencies and other nonperforming loans, (2) results of independent loan reviews, (3) changes in the categories of loans comprising the loan portfolio, (4) concentrations of loans to specific industry segments, (5) changes in economic conditions on both a local and national level, (6) changes in the Company's credit administration and loan portfolio management processes, and (7) quality of the Company's credit risk identification processes.

        The nonspecific portion of the allowance is determined based on management's assessment of general economic conditions, as well as specific economic factors in the individual markets in which the Company operates. This determination inherently involves a higher risk of uncertainty and considers current risk factors that may not have yet manifested themselves in the Company's historical loss factors used to determine the allocated component of the allowance and it recognizes knowledge of the portfolio may be incomplete.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method. Premises and equipment are depreciated over the useful lives of the assets. The costs of major renewals and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred. The following are the general guidelines for useful lives:

Buildings and building improvements	39 - 50 years
Leasehold improvements	lesser of useful life or lease term
Furniture, fixtures and equipment	5 - 7 years
Computer hardware and software	3 - 5 years

Other Real Estate Owned

        Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value less estimated costs of disposal at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of the property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Repossessed Assets

        Assets acquired through repossession are initially recorded at fair value less estimated costs of disposal at the date of repossession. Costs related to the repair of the asset are capitalized whereas

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

costs relating to the holding of the asset are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of the asset exceeds its estimated fair value less estimated costs to sell.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

        The Company files a consolidated federal income tax return with its bank subsidiary. Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Deferred income taxes are reflected at currently enacted income tax rates applicable to the period in which deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred income taxes are adjusted through the provision for income taxes. Any deferred tax asset is reduced by the amount of any tax benefit that more likely than not will not be realized.

        Management considers the likelihood of changes by taxing authorities in its filed income tax returns and recognizes a liability for or discloses potential changes that management believes are more likely than not to occur upon examination by taxing authorities. Management has not identified any uncertain tax positions in filed income tax returns that require recognition or disclosure in the accompanying financial statements. The Company's income tax returns for the past three years are subject to examination by tax authorities, and may change upon examination.

Income Per Common Share

        Basic net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year including any potential dilutive common stock equivalents outstanding, such as options and warrants.

        All previously reported items have been restated to reflect the 5% stock dividend, in the form of a stock split, declared on January 20, 2015 to shareholders of record on January 30, 2015 and payable on February 13, 2015.

Recent Accounting Pronouncements

        In January 2014, the Financial Accounting Standards Board (the "FASB") issued ASU No. 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40)—Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU 2014-04 is effective for interim and annual periods beginning after December 15, 2014. Adoption of ASU 2014-04 did not have a significant impact on the Company's financial statements.

        In May 2014, the FASB and the international Accounting Standards Board (the "IASB") jointly issued a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under Generally Accepted Accounting Principles ("GAAP") and International Financial Reporting Standards ("IFRS"). Previous revenue recognition guidance in GAAP comprised broad revenue recognition concepts together with numerous revenue requirements for particular industries or transactions, which sometimes resulted in different accounting for economically similar transactions. In contrast, IFRS provided limited revenue recognition guidance and, consequently, could be difficult to apply to complex transactions. Accordingly, the FASB and IASB initiated a joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and IFRS that would : (1) Remove inconsistencies and weaknesses in revenue requirements; (2) Provide a more robust framework for addressing revenue issues; (3) Improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets: (4) Provide more useful information to users of financial statements through improved disclosure requirements; and (5) Simplify the preparation of financial statements by reducing the number of requirements to which an entity must refer. To meet those objectives, The FASB issued ASU No. 2014-09 Revenue from Contracts with Customers. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies generally will be required to use more judgment and make more estimates than under current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The standard is effective for public entities for interim and annual periods beginning after December 15, 2016; early adoption is not permitted. For financial reporting purposes, the standard allows for either full retrospective adoption, meaning the standard is applied only to the most current period presented in the financial statements with the cumulative effect of initially applying the standard recognized at the date of initial application. The Company is currently evaluating the provisions of ASU No. 2014-09 and will be closely monitoring developments and additional guidance to determine the potential impact the new standard will have on the Company's financial statements.

        In August 2014, the FASB issued ASU No. 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. The objective of this guidance is to reduce diversity in practice related to how creditors classify government-guaranteed mortgage loans, including FHA and

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

VA guaranteed loans, upon foreclosure. Some creditors reclassify those loans to real estate consistent with other foreclosed loans that do not have guarantees; others reclassify the loans to other receivables. The amendments in this guidance require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) The loan has a government guarantee that is not separable from the loan before foreclosure; (2) At the time of foreclosure, the creditor has the intent to convey the real property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and (3) At the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. ASU No. 2014-14 is effective for the interim and annual reporting periods beginning after December 15, 2014. The adoption of ASU No. 2014-14 did not have a material impact on the Company's financial statements.

        The Financial Accounting Standards Board (the "FASB") issued ASU No. 2015-03, "Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." The update simplifies the presentation of debt issuance costs by requiring that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. This update will be effective for interim and annual periods beginning after December 15, 2015, and is to be applied retrospectively. The Company does not expect the guidance to have a material impact on its financial statements.

        ASU 2015-16, "Business Combinations (Topic 805)—Simplifying the Accounting for Measurement-Period Adjustments." ASU 2015-16 requires that adjustments to provisional amounts that are identified during the measurement period of a business combination be recognized in the reporting period in which the adjustment amounts are determined. Furthermore, the income statement effects of such adjustments, if any, must be calculated as if the accounting had been completed at the acquisition date. The amendments under this guidance require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. Under previous guidance, adjustments to provisional amounts identified during the measurement period are to be recognized retrospectively. ASU 2015-16 will be effective for the Company on January 1, 2016 and is not expected to have a significant impact on its financial statements.

2. FAIR VALUE MEASUREMENTS

        ASC Topic 820, Fair Value Measurements clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC Topic 820, fair value measurements are not adjusted for transaction costs. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

2. FAIR VALUE MEASUREMENTS (Continued)

priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are described below.

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities, liquid mortgage products, active listed equities and most money market securities. Such instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy. As required by ASC Topic 820, the Company does not adjust the quoted price for such instruments.

        The types of instruments valued based on quoted prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency include most investment-grade and high-yield corporate bonds, less liquid mortgage products, less liquid equities, state, municipal and provincial obligations, and certain physical commodities. Such instruments are generally classified within Level 2 of the fair value hierarchy.

        Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used.

        Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Market value is measured based on the value of the collateral securing these loans and is classified as Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Company. The value of business equipment, inventory and accounts receivable collateral is based on the net book value on the business' financial statements and, if necessary, discounted based on management's review and analysis. Appraised and reported values may be discounted based on management's historical knowledge, changes in market conditions from the time of valuation, and/or management's expertise and knowledge of the client and client's business. Impaired loans are reviewed and evaluated on at

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

2. FAIR VALUE MEASUREMENTS (Continued)

least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

        Other real estate owned ("OREO") is adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value. The estimated fair value for other real estate owned included in Level 3 is determined by independent market based appraisals and other available market information, less cost to sell, that may be reduced further based on market expectations or an executed sales agreement. If the fair value of the collateral deteriorates subsequent to initial recognition, the Company records the OREO as a non-recurring Level 3 adjustment. Valuation techniques are consistent with those techniques applied in prior periods.

        The following table sets forth the Company's financial assets and liabilities that were accounted for or disclosed at fair value on a recurring basis as of December 31, 2015 and 2014.

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015:
Investment securities, available-for-sale:
U.S. Treasury securities and obligations of U.S. government agencies	$16,185,578	$—	$16,185,578	$—
Obligations of states and political subdivisions	2,508,464	—	2,508,464	—
Residential mortgage-backed securities	6,528,083	—	6,528,083	—
Other equity securities	146,703	146,703	—	—

Total investment securities available-for-sale	$25,368,828	$146,703	$25,222,125	$—

December 31, 2014:
Investment securities, available-for-sale
U.S. Treasury securities and obligations of U.S. government agencies	$22,625,954	$—	$22,625,954	$—
Obligations of states and political subdivisions	2,539,574	—	2,539,574	—
Residential mortgage-backed securities	7,403,813	—	7,403,813	—
Other equity securities	127,368	127,368	—	—

Total investment securities available-for-sale	$32,696,709	$127,368	$32,569,341	$—

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

2. FAIR VALUE MEASUREMENTS (Continued)

        The following table sets forth the Company's financial assets and liabilities that were accounted for or disclosed at fair value on a nonrecurring basis as of December 31, 2015 and 2014.

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015:
Other real estate owned	$180,199	$—	$—	$180,199
Repossessed assets	—	—	—	—
Impaired loans, net:
Construction and land development	—	—	—	—
Residential real estate—mortgage	5,084,189	—	—	5,084,189
Commercial real estate—mortgage	3,044,716	—	—	3,044,716
Commercial and industrial	707,261	—	—	707,261
Consumer	7,034	—	—	7,034

Total impaired loans, net	$8,843,200	$—	$—	$8,843,200

December 31, 2014:
Other real estate owned	$121,225	$—	$—	$121,225
Repossessed assets	—	—	—	—
Impaired loans, net:
Construction and land development	—	—	—	—
Residential real estate—mortgage	5,158,171	—	—	5,158,171
Commercial real estate—mortgage	3,635,856	—	—	3,635,856
Commercial and industrial	713,336	—	—	713,336
Consumer	4,639	—	—	4,639

Total impaired loans, net	$9,512,002	$—	$—	$9,512,002

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

3. INVESTMENT SECURITIES

        The amortized cost and estimated fair values of investment securities available-for-sale at December 31 are as follows:

2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities and obligations of U.S. government agencies	$16,254,496	$28,380	$97,298	$16,185,578
Obligations of states and political subdivisions	2,489,964	18,500	—	2,508,464
Residential mortgage-backed securities	6,479,927	60,931	12,775	6,528,083

Total debt securities	25,224,387	107,811	110,073	25,222,125
Other equity securities	68,640	78,063	—	146,703

Total investment securities available-for-sale	$25,293,027	$185,874	$110,073	$25,368,828

2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities and obligations of U.S. government agencies	$22,843,540	$38,298	$255,884	$22,625,954
Obligations of states and political subdivisions	2,519,740	20,959	1,126	2,539,574
Residential mortgage-backed securities	7,349,276	63,231	8,694	7,403,813

Total debt securities	32,712,555	122,488	265,703	32,569,341
Other equity securities	68,640	58,728	—	127,368

Total investment securities available-for-sale	$32,781,195	$181,216	$265,703	$32,696,709

        The amortized cost and fair value of debt securities at December 31, 2015 by contractual maturity are shown in the following chart. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized Cost	Estimated Fair Value
Due in one year or less	$3,257,181	$3,263,735
Due after one year through five years	14,873,404	14,828,340
Due after five years through ten years	513,759	501,968
Due after ten years	100,116	99,999
Residential mortgage-backed securities	6,479,927	6,528,083

Total debt securities	$25,224,387	$25,222,125

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

3. INVESTMENT SECURITIES (Continued)

        Gross unrealized losses and fair value by length of time that the individual available-for-sale debt securities have been in a continuous unrealized loss position at December 31 are as follows:

		Continuous Unrealized Losses Existing for:
2015	Estimated Fair Value	Less Than 12 Months	More Than 12 Months	Total Unrealized Losses
U.S. Treasury securities and obligations of U.S. government agencies	$10,144,533	$44,639	$52,659	$97,298
Obligations of states and political subdivisions	—	—	—	—
Residential mortgage-backed securities	1,657,781	12,775	—	12,775

	$11,802,314	$57,414	$52,659	$110,073

		Continuous Unrealized Losses Existing for:
2014	Estimated Fair Value	Less Than 12 Months	More Than 12 Months	Total Unrealized Losses
U.S. Treasury securities and obligations of U.S. government agencies	$12,922,384	$16,302	$239,582	$255,884
Obligations of states and political subdivisions	264,150	1,126	—	1,126
Residential mortgage-backed securities	895,183	8,694	—	8,694

	$14,081,717	$26,122	$239,582	$265,704

        There were twenty-five securities with unrealized losses as of December 31, 2015 and twenty-nine securities as of December 31, 2014. The unrealized losses on debt securities are the result of market changes in interest rates since the original purchase. This factor coupled with the fact the Company has both the intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the available-for-sale portfolio are temporary. The Company does not believe it is more likely than not that it will be required to sell these securities before the anticipated recovery in value.

        There were no sales of investment securities in 2015. Sales of investment securities in 2014 resulted in proceeds of $8,427,000 with gross gains of $35,000 and gross losses of $73,000. There were no sales of investment securities in 2013.

        At December 31, 2015 and 2014, investments available-for-sale with a carrying value of $16,415,000 and $22,533,000, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. government and U.S. government agency securities, exceeded ten percent of stockholders' equity at December 31, 2015 and 2014.

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES

        The Company's loan portfolio is broken down into segments to an appropriate level of disaggregation to allow management to monitor the performance by the borrower and to monitor the

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

yield on the portfolio consistent with the provisions of ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Loan Losses. At December 31, loans were as follows:

	2015	2014
Construction and land development	$17,751,269	$10,378,415
Residential real estate—mortgage	93,020,674	88,953,470
Commercial real estate—mortgage	126,213,738	120,360,006
Commercial and industrial	10,806,746	9,028,058
Consumer	3,098,022	3,030,697

Total loans	$250,890,449	$231,750,646

        The risks associated with lending activities differ among the various loan types and are subject to the impact of changes in interest rates, market conditions of collateral securing the loans, and general economic conditions. All of these factors may adversely impact the borrower's ability to repay its loans and impact the associated collateral.

        Construction and land development loans consist of 1-4 family residential and commercial construction and land development loans. The risk of loss on these loans is largely dependent on the Company's ability to assess the property's value at the completion of the project which should exceed the property's construction costs. During the construction phase, a number of factors could potentially negatively impact the collateral value, including cost overruns, delays in completing the project, competition and real estate market conditions which may change based on the supply of similar properties in the area. In the event the collateral value at the completion of the project is not sufficient to cover the outstanding loan balance, the Company must rely upon other repayment sources, including the guarantors of the project or other collateral securing the loan. The Company attempts to mitigate credit risk through strict underwriting standards including evaluation of the credit worthiness of the borrower and their success in other projects, release fees, adequate loan-to-value ratios and continual monitoring of the project during its construction phase to determine the impact that overruns and delays may have on the project.

        Residential real estate—mortgage includes mortgage loans with the underlying 1-4 family or multifamily residential property (primarily owner-occupied) securing the credit. The Company's risk exposure is minimized in these types of loans through the evaluation of the credit worthiness of the borrower, including credit scores and debt-to-income ratios and underwriting standards which limits the loan-to-value ratio to generally no more than 80% unless the borrower obtains private mortgage insurance. The Company sells the majority of its fixed rate residential mortgage originations in the secondary market and does not retain the servicing.

        Residential real estate—mortgage also includes home equity loans and lines of credit. These present a slightly higher risk to the Company than 1-4 family first lien mortgages as they can be first or second liens on the underlying property. However, these loans are generally limited with respect to loan-to-value ratios and the credit worthiness of the borrower is considered including credit scores and debt-to-income ratios.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

        Commercial real estate—mortgage includes various types of loans which have differing levels of credit risk associated with them. Owner-occupied commercial real estate loans are generally dependent upon the successful operation of the borrower's business, with the cash flows generated from the business being the primary source of repayment of the loan. If the business suffers a downturn in sales or profitability, the borrower's ability to repay the loan could be in jeopardy. In order to minimize this credit risk, the Company has conservative underwriting standards which include the credit worthiness of the borrower, a limitation on loan amounts to the value of the property securing the loan, and strong debt service coverage ratios. Non-owner occupied commercial real estate loans present a different credit risk to the Company than owner-occupied commercial real estate, as the repayment of the loan is dependent upon the borrower's ability to generate a sufficient level of occupancy to produce rental income that exceeds debt service requirement and operating expenses. Lower occupancy or lease rates may result in reduction in cash flows, which hinder the ability of the borrower to meet debt service requirements, and may result in lower collateral values. The Company generally follows the same underwriting standards for these loans as with owner-occupied commercial real estate, but recognizes the greater risk inherent in these credit relationships in its loan pricing and loan-to-value requirements.

        Commercial and industrial loans include advances to local and regional businesses for general commercial purposes and include permanent and short-term working capital, machinery and equipment financing, and may be in the form of either lines of credit or term loans. Although commercial and industrial loans may be unsecured to the highest rated borrowers, the majority of these loans are secured by the borrower's accounts receivable, inventory and machinery and equipment. In a majority of these loans, the collateral also includes the business owner's personal guarantee as well as personal real estate and assets. Commercial and industrial loans present credit exposure to the Company as they are susceptible to risk of loss during a downturn in the economy, as the borrower may have greater difficulty in meeting their debt service requirements and the value of collateral may decline. The Company attempts to mitigate this risk through strict underwriting standards, including evaluation of the credit worthiness of the borrower. Additionally, monitoring of the loans through annual renewals and meetings with the borrowers are common. However, these procedures cannot eliminate the risk of losses associated with these loans.

        Consumer loans consist primarily of automobile loans made on a direct basis. The credit risk of these loans is mitigated through conservative underwriting standards, including evaluation of the credit worthiness of the borrower's credit scores and debt-to-income ratios, and the collateral value of the assets securing the loan. Though some loans are done on an unsecured basis, the majority are secured. However, the value of the collateral on these loans may depreciate quickly or may fluctuate and thus present a greater risk to the Company than 1-4 family residential loans.

        In order to monitor ongoing risk associated with its loan portfolio and specific credits within the segments, management uses an eight point internal grading system. Management generally follows regulatory definitions in assigning criticized ratings to loans, including substandard, doubtful or loss. The first four rating categories, representing the lowest risk to the Company, are combined and given a "Pass" rating. The "Special Mention" category includes loans that have potential weaknesses that may, if not monitored or corrected, weaken the asset or inadequately protect the Bank's position at some future date. These assets pose elevated risk, but their weakness does not yet justify a more severe, or criticized rating. "Substandard" loans are classified as they have a well-defined weakness, or weaknesses

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

that jeopardize liquidation of the debt. These loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. "Substandard" loans include loans that management has determined not to be impaired, as well as loans considered to be impaired. A "doubtful" loan has a high probability of total or substantial loss, but because of specific pending events that may strengthen the asset, its classification of loss is deferred. "Loss" assets are considered uncollectible, as the underlying borrowers are often in bankruptcy, have suspended debt repayments, or ceased business operations. Once a loan is classified as "Loss", there is little prospect of collecting the loan's principal or interest and it is generally written off.

        The Company has a loan review policy and program which is designed to reduce and control risk in the lending function. This includes the monitoring of the lending activities of all bank personnel with respect to underwriting and processing new loans and the timely follow-up and corrective action for loans showing signs of deterioration in quality. The loan review program provides the Company with an internal, independent review of the loan portfolio on an ongoing basis. Third-party loan reviews are completed annually and involve a representative sample of the Bank's entire loan portfolio. Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as extended delinquencies, bankruptcy, repossession or death of the borrower occurs, which heightens awareness as to a possible credit event.

        The following summarizes the Bank's ratings based on its internal risk rating system as of December 31:

2015	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Construction and land development	$17,751,269	$—	$—	$—	$—	$17,751,269
Residential real estate—mortgage	91,075,657	—	1,945,017	—	—	93,020,674
Commercial real estate—mortgage	124,247,679	—	1,966,059	—	—	126,213,738
Commercial and industrial	10,447,911	—	358,835	—	—	10,806,746
Consumer	3,088,219	—	9,803	—	—	3,098,022

Total	$246,610,735	$—	$4,279,714	$—	$—	$250,890,449

2014	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Construction and land development	$10,378,415	$—	$—	$—	$—	$10,378,415
Residential real estate—mortgage	85,978,942	252,175	2,722,353	—	—	88,953,470
Commercial real estate—mortgage	116,678,485	436,551	3,244,970	—	—	120,360,006
Commercial and industrial	8,639,337	—	388,721	—	—	9,028,058
Consumer	3,027,747	—	2,950	—	—	3,030,697

Total	$224,702,926	$688,726	$6,358,994	$—	$—	$231,750,646

        Classified loans may also be evaluated for impairment. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value,

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Nonaccrual loans and troubled debt restructures are, by definition, deemed to be impaired. Impairment is measured on a loan-by-loan basis by either the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. For loans that are deemed to be impaired for extended periods of time, periodic updates on fair values are obtained, which may include updated appraisals. The updated fair values will be incorporated into the impairment analysis as of the next reporting period. In the event an updated appraisal that requires a higher impairment reserve is received after a reporting period, but prior to the issuance of the financial statements, an evaluation is made as to the significance of the difference and whether the amounts need to be reflected in the financial statements not yet issued.

        Loan charge-offs, which may include, from time-to-time, a partial charge-off, are taken on an impaired loan that is collateral dependent if the loan's carrying balance exceeds its collateral's appraised value, the loan has been identified as uncollectible, and it is deemed to be a confirmed loss. Typically, impaired loans with a charge-off or partial charge-off will continue to be considered impaired, unless the note is split into two, and management expects the performing note to continue to perform and is adequately secured. The second, or non-performing note, would be charged-off. Further, an impaired loan with a partial charge-off may continue to have an impairment reserve on it after the partial charge-off, if factors warrant.

        As of December 31, 2015 and 2014, a majority of the Company's impaired loans' extent of impairment was measured based on the estimated fair value of the collateral securing the credit. Impairment on troubled debt restructurings that are following the revised terms of the loan are determined based on discounted cash flows. For real estate loans, collateral generally consists of commercial real estate, but in the case of commercial and industrial loans, it would also consist of accounts receivable, inventory, equipment or other business assets. Commercial and industrial loans may also have real estate collateral.

        At the time a real estate-secured loan is deemed impaired, management determines whether an updated valuation of the real estate is necessary to assist in determining the extent of an impairment reserve, if any. The decision, whether an updated appraisal is required, takes into consideration the age of the most recent appraisal, the loan-to-value ratio based on the original certified appraisal, the Company's recent experience and knowledge of market conditions, recent list prices or broker opinions, the condition of the property, and environmental factors. If market conditions have changed significantly from the date of the most recent appraisal, an updated appraisal will be obtained. The "as is value" provided in the appraisal is often used as the fair value of the collateral in determining impairment, unless circumstances, such as subsequent improvements, approvals, or other circumstances dictate that another value provided by the appraiser is more appropriate.

        Generally, impaired loans secured by real estate were measured at fair value using certified real estate appraisals that had been completed within the last year. Appraised values are further discounted for estimated costs to sell the property and other selling considerations to arrive at the properties' fair value.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

        Collateral on certain impaired loans is not limited to real estate, and may include accounts receivable, inventory, equipment or other business assets. Estimated fair values are determined based on borrowers' financial statements, inventory ledgers, accounts receivable agings or appraisals from individuals with knowledge in the business. Stated balances are generally discounted for the age of the financial information or the quality of the assets. In determining fair value, liquidation discounts are applied to this collateral based on existing loan evaluation policies.

        The Company distinguishes Substandard loans on both an impaired and non-impaired basis, as it places less emphasis on a loan's classification, and increased reliance on whether the loan was performing in accordance with the contractual terms. "Substandard" classification does not automatically meet the definition of "impaired". A substandard credit is one that is inadequately protected by current sound worth, paying capacity of the obligor or the collateral pledged, if any. Extensions of credit so classified have well-defined weaknesses which may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard credits, does not have to exist in individual extensions of credit classified substandard. The Company evaluates certain accruing commercial real estate, acquisition and development and commercial and industrial loans rated "substandard" collectively as opposed to evaluating these loans individually as impaired. Although these loans have well defined weaknesses and meet the definition of "substandard", they are generally performing and management has concluded that it is likely it will be able to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement.

        The following table presents information relating to impaired loans as of December 31:

2015	Construction and land development	Residential real estate— mortgage	Commercial real estate— mortgage	Commercial and industrial	Consumer	Total
Recorded investment at year end:
With specific reserve	$—	$2,959,591	$816,878	$382,738	$7,457	$4,166,664
With no specific reserve	—	2,497,350	2,460,169	505,340	—	5,462,859

Total	$—	$5,456,941	$3,277,047	$888,078	$7,457	$9,629,523

Allowance for credit losses relating to all impaired loans	$—	$372,752	$232,331	$180,817	$423	$786,323

Average recorded investment	$—	$5,927,650	$3,684,508	$1,006,304	$4,969	$10,623,431

Interest income recognized for time that loans were impaired	$—	$51,977	$43,631	$8,821	$78	$104,507

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

2014	Construction and land development	Residential real estate— mortgage	Commercial real estate— mortgage	Commercial and industrial	Consumer	Total
Recorded investment at year end:
With specific reserve	$—	$3,421,081	$1,418,669	$328,901	$1,278	$5,169,929
With no specific reserve	—	2,220,281	2,487,030	590,264	3,866	5,301,441

Total	$—	$5,641,362	$3,905,699	$919,165	$5,144	$10,471,370

Allowance for credit losses relating to all impaired loans	$—	$483,191	$269,843	$205,829	$505	$959,368

Average recorded investment	$—	$5,789,361	$7,268,721	$1,260,056	$11,217	$14,329,355

Interest income recognized for time that loans were impaired	$—	$167,793	$323,173	$44,607	$825	$536,398

        The following presents impaired loans that are troubled debt restructurings as of December 31:

	2015		2014
	Number of Loans	Recorded Investment at Year-End	Number of Loans	Recorded Investment at Year-End
Accruing
Construction and land development	—	$—	—	$—
Residential real estate—mortgage	28	4,138,013	22	2,869,114
Commercial real estate—mortgage	10	2,914,645	11	3,433,427
Commercial and industrial	4	813,684	4	592,400
Consumer	1	7,038	2	5,144

Total	43	$7,873,380	39	$6,900,085

Nonaccruing
Construction and land development	—	$—	—	$—
Residential real estate—mortgage	2	333,488	10	1,220,487
Commercial real estate—mortgage	—	—	—	—
Commercial and industrial	—	—	1	241,041
Consumer	—	—	—	—

Total	2	$333,488	11	$1,461,528

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

        Management further monitors the performance and credit quality of the loan portfolio by analyzing the length of time a portfolio is past due, by aggregating loans based on its delinquencies. The following table presents the loan portfolio summarized by aging categories of performing loans and nonaccrual loans as of December 31:

		Days Past Due
2015	Current	30 - 59	60 - 89	90+ (still accruing)	Total Past Due	Non- Accrual	Total Loans
Construction and land development	$17,751,269	$—	$—	$—	$—	$—	$17,751,269
Residential real estate—mortgage	91,946,179	144,561	—	—	144,561	929,934	93,020,674
Commercial real estate—mortgage	125,429,191	422,144	—	—	422,144	362,403	126,213,738
Commercial and industrial	10,550,436	33,314	198,235	—	231,549	24,761	10,806,746
Consumer	3,092,781	4,823	—	—	4,823	418	3,098,022

Total	$248,769,856	$604,842	$198,235	—	$803,077	$1,317,516	$250,890,449

		Days Past Due
2014	Current	30 - 59	60 - 89	90+ (still accruing)	Total Past Due	Non- Accrual	Total Loans
Construction and land development	$10,202,537	$175,878	$—	$—	$175,878	$—	$10,378,415
Residential real estate—mortgage	85,601,921	184,071	807,353	—	991,424	2,360,125	88,953,470
Commercial real estate—mortgage	120,360,006	—	—	—	—	—	120,360,006
Commercial and industrial	8,705,485	—	81,532	—	81,532	241,041	9,028,058
Consumer	3,004,920	24,499	1,278	—	25,777	—	3,030,697

Total	$227,874,869	$384,448	$890,163	$—	$1,274,611	$2,601,166	$231,750,646

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

        The following tables summarize the allowance for credit losses and recorded investment in loans:

	Construction and land development	Residential real estate— mortgage	Commercial real estate— mortgage	Commercial and industrial	Consumer	Unallocated	Total
December 31, 2015
Allowance for credit losses
Beginning balance	$111,308	$999,865	$835,948	$310,952	$1,918	$1,226,904	$3,486,895
Recoveries	—	4,120	—	30,655	4,574	—	39,349
Charge-offs	—	(536,299)	—	(661)	(6,956)	—	(543,916)
Provision for credit losses	(53,959)	506,973	(20,239)	(103,859)	2,962	(331,878)	—

Ending balance	$57,349	$974,659	$815,709	$237,087	$2,498	$895,026	$2,982,328

Ending balance: individually evaluated for impairment	$—	$372,752	$232,331	$180,817	$423	$—	$786,323

Ending balance: collectively evaluated for impairment	$57,349	$601,907	$583,378	$56,270	$2,075	$895,026	$2,196,005

Loans
Ending balance	$17,751,269	$93,020,674	$126,213,738	$10,806,746	$3,098,022	$—	$250,890,449

Ending balance: individually evaluated for impairment	$—	$5,456,941	$3,277,047	$888,078	$7,457	$—	$9,629,523

Ending balance: collectively evaluated for impairment	$17,751,269	$87,563,733	$122,936,691	$9,918,668	$3,090,565	$—	$241,260,926

December 31, 2014
Allowance for credit losses
Beginning balance	$166,430	$1,250,755	$831,371	$732,776	$4,526	$478,953	$3,464,811
Recoveries	149,512	8,610	500	15,347	15,668	—	189,637
Charge-offs	—	(85,282)	(101,740)	(76,163)	(14,368)	—	(277,553)
Provision for credit losses	(204,634)	(174,218)	105,817	(361,008)	(3,908)	747,951	110,000

Ending balance	$111,308	$999,865	$835,948	$310,952	$1,918	$1,226,904	$3,486,895

Ending balance: individually evaluated for impairment	$—	$483,937	$269,843	$205,828	$505	$—	$960,113

Ending balance: collectively evaluated for impairment	$111,308	$515,928	$566,105	$105,124	$1,413	$1,226,904	$2,526,782

Loans
Ending balance	$10,378,415	$88,953,470	$120,360,006	$9,028,058	$3,030,697	$—	$231,750,646

Ending balance: individually evaluated for impairment	$—	$5,641,263	$3,905,698	$919,165	$5,144	$—	$10,471,270

Ending balance: collectively evaluated for impairment	$10,378,415	$83,312,207	$116,454,308	$8,108,893	$3,025,553	$—	$221,279,376

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

	Construction and land development	Residential real estate— mortgage	Commercial real estate— mortgage	Commercial and industrial	Consumer	Unallocated	Total
December 31, 2013
Allowance for credit losses
Beginning balance	$185,999	$1,455,413	$827,227	$777,141	$23,600	$348,987	$3,618,367
Recoveries	—	4,727	—	12,263	15,357	—	32,347
Charge-offs	—	(218,566)	—	(106,309)	(6,028)	—	(330,903)
Provision for credit losses	(19,569)	9,181	4,144	49,681	(28,403)	129,966	145,000

Ending balance	$166,430	$1,250,755	$831,371	$732,776	$4,526	$478,953	$3,464,811

Ending balance: individually evaluated for impairment	$—	$604,744	$425,325	$369,878	$722	$—	$1,400,669

Ending balance: collectively evaluated for impairment	$166,430	$646,011	$406,046	$362,898	$3,804	$478,953	$2,064,142

Loans
Ending balance	$6,857,887	$90,060,368	$92,428,428	$21,450,632	$3,865,404	$—	$214,662,719

Ending balance: individually evaluated for impairment	$—	$5,365,770	$7,424,170	$1,290,807	$21,282	$—	$14,102,029

Ending balance: collectively evaluated for impairment	$6,857,887	$84,694,598	$85,004,258	$20,159,825	$3,844,122	$—	$200,560,690

5. PREMISES AND EQUIPMENT

        A summary of premises and equipment at December 31 is presented in the accompanying table:

	2015	2014
Land and land improvements	$2,658,196	$2,658,196
Buildings and improvements	7,416,364	7,153,481
Furniture, fixtures and equipment	5,186,495	4,702,838

	15,261,055	14,514,515
Less: Accumulated depreciation and amortization	6,816,397	6,427,124

Premises and equipment, net	$8,444,658	$8,087,391

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

5. PREMISES AND EQUIPMENT (Continued)

        The Company conducts a portion of its banking operations from three leased facilities. In addition, the leases include provisions for additional payments to cover taxes, insurance and maintenance. Rent expense was $269,525, $239,351 and $233,794 for 2015, 2014 and 2013, respectively.

        Future minimum rental commitments under noncancellable leases are as follows:

2016	$255,562
2017	249,768
2018	253,556
2019	160,972
2020	131,175
Thereafter	1,268,030

Total	$2,319,063

6. DEPOSITS

        Deposits are summarized as follows at December 31:

	2015	2014
Noninterest-bearing demand deposits	$65,204,933	$60,066,858

Interest-bearing deposits:
Demand	17,585,842	16,805,372
Passbook and statement savings	42,297,100	38,384,999
Money market savings	50,293,392	49,781,689
Time deposits:
$250,000 or more	14,082,498	14,157,683
Less than $250,000	59,572,555	60,867,866

Total interest bearing deposits	183,831,387	179,997,609

Total deposits	$249,036,320	$240,064,467

        Time deposit maturities for the Company at December 31 are as follows:

	2015		2014
	Amount	% of Total	Amount	% of Total
6 months and less	$17,658,293	24%	$14,649,581	20%
7 months to 12 months	4,595,816	6%	23,504,209	31%
13 months to 24 months	16,276,349	22%	14,807,502	20%
25 months to 36 months	9,893,604	14%	10,065,661	13%
37 months to 48 months	6,654,734	9%	4,032,864	5%
Over 48 months	18,576,257	25%	7,965,732	11%

Total time deposits	$73,655,053	100%	$75,025,549	100%

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

7. SHORT-TERM DEBT

        Information relating to short-term debt is as follows for the years ended December 31:

	2015		2014
	Amount	Rate	Amount	Rate
At Year-End:
Retail repurchase agreements	$—	—	$680,154	0.10%
Other short-term debt	18,000,000	0.41%	16,000,000	0.23%

	$18,000,000		$16,680,154

Average for the Year:
Retail repurchase agreements	$487,777	0.10%	$573,555	0.18%
Other short-term debt	12,508,356	0.25%	15,650,780	0.24%
Maximum Month-End Balance:
Retail repurchase agreements	$754,779	0.10%	$680,154	0.10%
Other short-term debt	25,000,000	0.22%	21,000,000	0.22%

        Repurchase agreements are bank-owned securities sold to a customer with the agreement that the same securities will be repurchased at a predetermined price. This agreement becomes an outstanding obligation and is considered a form of debt or borrowing. The product is offered only to commercial customers who meet certain criteria and are a relatively low-cost funding source for the Company. There were no repurchase agreements or securities pledged for repurchase agreements as of December 31, 2015.

        Other short-term debt includes federal funds purchased, which is overnight, unsecured debt from other banks with interest rates that change daily. At various times the Company borrows federal funds due to fluctuations in loan demand and deposit balances. The Company had federal funds lines with correspondent banks totaling $2,000,000 with no balance outstanding at year-end 2015 or 2014.

        The Company is also a member of the Federal Home Loan Bank of Atlanta (the "FHLB") and has credit availability up to $36,967,000 at interest rates based upon current market conditions. This facility is secured by $52,735,000 of one- to four-family residential mortgage loans held in the Company's portfolio. There were borrowings of $18,000,000 and $16,000,000 outstanding at December 31, 2015 and 2014, respectively, under the facility. In addition, the Company had a letter of credit of $5.6 million outstanding as of December 31, 2015 under the facility.

        The Company also had secured lines of credit available with correspondent banks of $9,500,000 with no balance outstanding at December 31, 2015 or 2014.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

8. LONG-TERM DEBT

        At December 31, the Company had long-term debt outstanding as follows:

	2015	2014
6.39% fixed rate junior subordinated debentures, issued June 2005, maturing June 2035	$5,000,000	$5,000,000
8.00% fixed rate subordinated debentures, issued 2010, maturing June 2020	—	5,500,000

	$5,000,000	$10,500,000

        On June 23, 2005, New Windsor Capital Trust I (the "Trust I"), a Delaware business trust formed, funded and wholly owned by the Company, issued $5,000,000 of 6.39% fixed rate capital securities to institutional investors in a private pooled transaction. The proceeds were transferred to the Company as junior subordinated debt ("2035 junior subordinated debentures") under the same terms and conditions. The Company then contributed the full amount to the Bank in the form of Tier I capital. The Company has, through various contractual arrangements, fully and unconditionally guaranteed all of Trust I's obligations with respect to the capital securities.

        Under applicable regulatory guidelines, a portion of the capital securities qualify as Tier I capital, and the remaining portion will qualify as Tier II capital. Under applicable regulatory guidelines, the entire $5,000,000 of the outstanding capital securities qualify as Tier I capital at December 31, 2015.

        The 2035 junior subordinated debentures are the sole assets of the Trust I and carry a fixed rate of 6.39%. Both the capital securities of the Trust I and the junior subordinated debentures are scheduled to mature on June 23, 2035, unless called by the Company at 100% of the principal amount.

        Commencing June 1, 2010, the Company offered $5,500,000 of 8.00% fixed rate subordinated debentures ("2020 subordinated debentures") in a private placement offering. The Company completed the issuance on December 29, 2010 and contributed the majority of the proceeds to the Bank in the form of Tier I capital.

        Under applicable regulatory guidelines, the 2020 subordinated debentures qualify as Tier II capital but a portion (20%) would be excluded each year starting in 2015, the fifth year prior to the maturity date.

        From September 30, 2015 through December 31, 2015, $983,758 of the 2020 subordinated debentures were converted into common stock as part of the Company's stock offering and the remaining $4,516,242 was fully redeemed by the Company.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

9. INCOME TAXES

        At December 31, income taxes were comprised of the following:

	2015	2014	2013
Current:
Federal	$633,146	$676,236	$243,315
State	231,073	208,423	93,393

Total current expense	864,219	884,659	336,708

Deferred:
Federal	140,202	(72,008)	53,294
State	36,707	(17,302)	15,974

Total deferred	176,909	(89,310)	69,268

Total income tax expense	$1,041,128	$795,349	$405,976

        Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below as of December 31:

	2015	2014
Deferred tax assets:
Allowance for credit losses	$843,895	$1,010,633
Unrealized loss on other real estate owned	—	11,035
Unrealized loss on investment securities—available-for-sale	—	45,014
Deferred compensation	132,264	117,737
Depreciation	83,532	96,914
Other	180,837	179,712

Gross deferred tax assets	1,240,528	1,461,045

Deferred tax liabilities:
Unrealized gain on investment securities—available-for-sale	25,649	—
Other	1,458	1,458

Gross deferred tax liabilities	27,107	1,458

Net deferred tax assets	$1,213,421	$1,459,587

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

9. INCOME TAXES (Continued)

        Reconciliation between income tax expense and taxes computed at the maximum statutory federal rate is as follows:

	2015	2014	2013
Federal statutory income tax rate	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
Tax-exempt interest income	(0.4)	(0.6)	(1.3)
State income taxes, net of federal income tax benefit	6.9	6.4	7.2
Other	0.2	0.2	0.4

Effective tax rate	40.7%	40.0%	40.3%

10. RELATED PARTY TRANSACTIONS

        During the ordinary course of business, the Company makes loans to its directors and their associates and several of its policy-making officers on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers.

        The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons:

	2015	2014
Balance at January 1	$5,801,860	$5,857,242
Additions	461,188	1,006,147
Repayments	(1,125,336)	(750,146)
Change in relationship with Company, net	—	(311,383)

Balance at December 31	$5,137,712	$5,801,860

11. COMMITMENTS AND CONTINGENCIES

        The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

        At December 31, 2015 and 2014, in addition to the undisbursed portion of loans receivable, the Company had outstanding loan commitments of $29,447,000 and $31,550,000, respectively. These commitments are normally met from deposit growth, loan payments, excess liquidity, or borrowed money.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

11. COMMITMENTS AND CONTINGENCIES (Continued)

the same as that involved in extending loan facilities to customers. The Company holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding at December 31, 2015 and 2014 were $4,953,000 and $1,962,000, respectively.

12. EMPLOYEE BENEFIT PLANS

(a) Profit Sharing Plan

        The Company has a 401(k) profit sharing plan, which covers substantially all employees with more than 90 days of service and at least 1,000 hours of service during the plan year. Employer contributions to the plan are at the discretion of the Board of Directors. Plan expense amounted to $91,690, $57,291 and $25,486 for 2015, 2014 and 2013, respectively.

(b) Deferred Compensation Plan

        On January 18, 2005, the Company established a deferred compensation plan. Under this plan, directors and certain key employees are allowed to defer their fees, income or incentives to purchase company stock. Up to 26,250 shares of stock may be issued under this plan and all shares are held in trust. Each director and employee may elect to defer up to 100% of the director fees and qualified income or incentive, respectively. Upon separation from service with the Company, a participant may elect to receive either shares of stock, cash or a combination thereof. As of December 31, 2015, 17,067 shares of common stock have been purchased under this plan, of which 14,545 were purchased from the Company.

(c) 2012 Employee Stock Purchase Plan

        On April 17, 2012, the Company's shareholders approved a proposal to adopt the 2012 Employee Stock Purchase Plan. The purpose of the plan is to provide employees of the Company with an additional employee benefit by providing them an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company's common stock. The plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The plan will purchase shares of the Company's common stock for participants either directly from the Company (either from its authorized and unissued shares of common stock or its issued but not outstanding shares of common stock), in the open market, or in privately negotiated transactions. The maximum number of shares of common stock that the plan may purchase directly from the Company will be 26,250. The plan can continue in effect for a term of ten years.

        An employee electing to participate in the plan may do so by authorizing deductions to be taken from his or her paycheck during an offering period up to a maximum of ten percent (10%) of his or her compensation. The plan is broken down into four periods called "offering periods" starting on January 1st, April 1st, July 1st and October 1st. The amount accumulated for each employee through payroll deduction during an offering period will be used to purchase shares of the Company's common stock at the end of the offering period. In determining the price of the shares sold, the Compensation Committee determines the fair market value of the Company's shares using a method allowed by the Internal Revenue Code. The Committee may, but is not required to, offer the shares at a discount not

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

12. EMPLOYEE BENEFIT PLANS (Continued)

to exceed fifteen percent (15%). No employee may purchase more than $25,000 worth of the Company's common stock under the plan during any one calendar year. The Company's board of directors may at any time amend or terminate the plan, except that no amendment may be made without the approval of the shareholders, if such amendment would (1) increase the maximum number of common stock that may be issued under the plan, or (2) amend the requirements as to the class of employees eligible to purchase stock under the plan.

        During 2015, the plan purchased 456 shares of the Company's stock from the Company. During 2014, the plan purchased 296 shares of the Company's stock, none of which was purchased from the Company. The Company held, as a liability of the Company, funds on behalf of employees participating in the plan of $1,782 at December 31, 2015 and $2,024 at December 31, 2013.

13. REGULATORY MATTERS

        Banks and holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

        The Basel III Capital Rules became effective on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table that follows) of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined by regulations) to risk-weighted assets (as defined) and of Tier 1 capital to adjusted quarterly average assets (as defined).

        The Company's and the Bank's Common Equity Tier 1 capital consists of common stock and related surplus and retained earnings. In connection with the adoption of the Basel III Capital Rules, the Bank elected to "opt-out" of the requirement to include most components of accumulated other comprehensive income in Common Equity Tier 1.

        Tier 1 capital includes Common Equity Tier 1 capital and additional Tier 1 capital. For the Company, additional Tier 1 capital includes the allowable portion of the trust preferred securities (as further outlined in Note 8). Under the Basel III Capital rules, trust preferred securities do not qualify as Tier 1 capital instruments for Companies with assets greater than $15 billion and must be phased-out of Tier 1 capital.

        Total capital includes Tier 1 capital plus the allowable portion of the subordinated debt (as further outlined in Note 8), a permissible portion of the allowance for credit losses and the portion of the trust preferred securities not allowed in Tier 1 capital.

        The Common Equity Tier 1 (beginning in 2015), Tier 1 and Total capital ratios are calculated by dividing the respective capital amounts by risk-weighted assets. Risk-weighted assets are calculated based on regulatory requirements and include total assets allocated by risk weight category and certain off-balance sheet items. The leverage ratio is calculated by dividing Tier 1 capital by adjusted quarterly average total assets.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

13. REGULATORY MATTERS (Continued)

        When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Company and Bank to maintain (1) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (which is added to the 4.5% Common Equity Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 7.0% upon full implementation), (2) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (3) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (4) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.

        The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a "countercyclical capital buffer" that is applicable to only certain covered institutions and does not have any current applicability to the Company or Bank.

        The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (combined with the countercyclical capital buffer where applicable) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

        The following table presents actual and required capital ratios as of December 31, 2015 for the Company and the Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2015 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

13. REGULATORY MATTERS (Continued)

        Regulatory capital amounts and ratios for the Company and the Bank are as follows:

	Actual		Minimum Capital Required— Basel III Phase-In Schedule		Minimum Capital Required— Basel III Fully Phased-In		Required to be Considered Well Capitalized
December 31, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital (to risk-weighted assets):
Consolidated	$21,752,000	8.91%
New Windsor State Bank	27,464,000	11.21%	11,025,000	4.50%	17,150,000	7.00%	15,925,000	6.50%
Tier 1 capital (to risk-weighted assets):
Consolidated	26,752,000	10.96%
New Windsor State Bank	27,464,000	11.21%	14,700,000	6.00%	20,825,000	8.50%	19,600,000	8.00%
Total capital (to risk-weighted assets):
Consolidated	29,734,000	12.18%
New Windsor State Bank	30,446,000	12.43%	19,595,000	8.00%	25,719,000	10.50%	24,494,000	10.00%
Tier 1 capital (to average assets):
Consolidated	26,752,000	9.12%
New Windsor State Bank	27,464,000	9.33%	11,774,000	4.00%	11,774,000	4.00%	14,718,000	5.00%

        The following table presents actual and required capital ratios under the regulatory capital rules then in effect:

	Actual		Minimum Requirements for Capital Adequacy Purposes		To be Well-Capitalized Under Prompt Corrective Action Provision
December 31, 2014	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk-weighted assets):
Consolidated	$19,035,000	8.46%
New Windsor State Bank	25,063,000	11.12%	$9,015,000	4.00%	$13,523,000	6.00%
Total capital (to risk-weighted assets):
Consolidated	27,570,000	12.25%
New Windsor State Bank	27,888,000	12.37%	18,036,000	8.00%	22,545,000	10.00%
Tier 1 capital (to average assets):
Consolidated	19,035,000	6.79%
New Windsor State Bank	25,063,000	8.93%	11,226,000	4.00%	14,033,000	5.00%

        As of December 31, 2015, capital levels of the Company and the Bank meet all capital adequacy requirements under the Basel III Capital Rules phase-in schedule. Based on the ratios presented above, capital levels as of December 31, 2015 at the Company and the Bank meet the minimum levels necessary to be considered "well capitalized".

        The Company and the Bank are subject to the regulatory capital requirements administered by the Federal Reserve, and, for the Bank, the Federal Deposit Insurance Corporation. Regulatory authorities

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

13. REGULATORY MATTERS (Continued)

can initiate certain mandatory actions if the Company or the Bank fail to meet the minimum capital requirements, which could have a direct material effect. Management believes, as of December 31, 2015, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

        Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the Bancorp. At December 31, 2015, the Bank could have paid dividends of approximately $26,564,000 to its parent company from undivided profits and, with the prior consent and approval of the Commissioner of Financial Regulation, from surplus in excess of $450,000, after providing for expenses, losses, interest and taxes accrued or due.

        On July 12, 2013, the Bancorp entered into a loan agreement with the Bank to refinance the remaining balances on existing loans with the bank. The loan was for $2,300,000 with a maturity date of July 1, 2038 and monthly payments of principal and interest. The interest rate was fixed for the first ten years at 5.00% and then a floating rate of interest equal to prime rate. The note was secured by the mortgage on 222 East Baltimore Street, Taneytown, Maryland, which is the Company's Taneytown branch location. The loan was paid in full in January 2015.

        Commencing on June 1, 2015, the Company conducted a common stock offering to Maryland residents who were existing holders of the Company's common stock, holders of the 8% Fixed Rate Unsecured Subordinated Notes due in 2020 and to other "accredited investors". The purpose of the offering was to strengthen the Company's core equity capital, reduce future interest expense by redeeming the subordinated notes and support growth and expansion of the Bank. The offering was concluded on December 31, 2015. A total of 382,999 shares were issued, increasing stockholders' equity by $5,942,000 after costs related to the offering. This included 61,485 shares related to the conversion of the subordinated notes into common stock. The net proceeds of the offering were used to fully redeem the remaining subordinated notes and the remainder contributed to the Bank in the form of Tier I capital to support future growth.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company discloses fair value information about financial instruments for which it is practicable to estimate the value, whether or not such financial instruments are recognized on the balance sheet. Financial instruments have been defined broadly to encompass 95.8% of the Company's assets and 92.3% of its liabilities. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on the amount and timing of future cash flows and estimated discount rates.

        Present value techniques used in estimating the fair value of many of the Company's financial instruments are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate cash settlement of the instrument. Additionally, the accompanying estimates of fair values are only representative of the fair values of the individual financial assets and liabilities and should not be considered an indication of the fair value of the Company.

        The estimated fair values of the Company's financial instruments are as follows:

	Carrying Amount	Fair Value	Quoted Prices (level 1)	Significant Other Observable Inputs (level 2)	Significant Unobservable Inputs (level 3)
At December 31, 2015
FINANCIAL ASSETS
Cash and temporary investments(1)	$7,925,778	$7,925,778	$—	$7,925,778	$—
Investments securities	25,368,828	25,368,828	146,703	25,222,125	—
Loans held for sale	648,532	648,532	—	648,532	—
Loans, net of allowance	247,908,121	239,338,121	—	—	239,338,121
Accrued interest receivable	645,093	645,093	—	645,093	—

Total financial assets	$282,496,352	$273,926,352	$146,703	$34,441,528	$239,338,121

FINANCIAL LIABILITIES
Deposits	$249,036,320	$248,704,320	$—	$248,704,320	$—
Short-term debt	18,000,000	18,000,000	—	18,000,000	—
Long-term debt	5,000,000	4,671,549	—	4,671,549	—
Accrued interest payable	80,561	80,561	—	80,561	—

Total financial liabilities	$272,116,881	$271,456,430	$—	$271,456,430	$—

(1)
Temporary investments include cash and due from banks and federal funds sold and other overnight investments.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	Carrying Amount	Fair Value	Quoted Prices (level 1)	Significant Other Observable Inputs (level 2)	Significant Unobservable Inputs (level 3)
At December 31, 2014
FINANCIAL ASSETS
Cash and temporary investments(1)	$7,197,169	$7,197,169	$—	$7,197,169	$—
Investments securities	32,696,709	32,696,709	127,368	32,569,341	—
Loans held for sale	1,907,080	1,907,080	—	1,907,080	—
Loans, net of allowance	228,263,751	220,939,751	—	—	220,939,751
Accrued interest receivable	605,555	605,555	—	605,555	—

Total financial assets	$270,670,264	$263,346,264	$127,368	$42,279,145	$220,939,751

FINANCIAL LIABILITIES
Deposits	$240,064,467	$239,277,467	$—	$239,277,467	$—
Short-term debt	16,680,154	16,680,154	—	16,680,154	—
Long-term debt	10,500,000	10,511,905	—	10,511,905	—
Accrued interest payable	174,628	174,628	—	174,628	—

Total financial liabilities	$267,419,249	$266,644,154	$—	$266,644,154	$—

(1)
Temporary investments include cash and due from banks and federal funds sold and other overnight investments.

        At December 31, 2015 and 2014, the Company had outstanding loan commitments and standby letters of credit of $34,400,000 and $33,512,000, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

        The following methods and assumptions were used to estimate the fair value of each category of financial instruments for which it is practicable to estimate that value:

        Cash, due from banks, federal funds sold and other overnight investments.    Carrying amount approximated fair value.

        Investment securities.    The fair value for U.S. Agency, state and municipal, and corporate debt securities was based upon quoted market bids; for mortgage-backed securities upon bid prices for similar pools of fixed and variable rate assets, considering current market spreads and prepayment speeds; and for equity securities upon quoted market prices.

        Loans held for sale.    Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        Loans net of allowance.    Fair value was estimated by computing the discounted value of estimated cash flows, adjusted for potential credit losses, for pools of loans having similar characteristics. The discount rate was based on the current loan origination rate for a similar loan.

        Accrued interest receivable.    Carrying amount approximated the fair value of accrued interest, considering the short-term nature of the receivable and its expected collection.

        Deposits.    The fair value of demand, money market savings and regular savings deposits, which have no stated maturity, were considered equal to their book value, representing the amount payable on demand. These estimated fair values do not include the intangible value of core deposit relationships, which comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source that has a substantial intangible value separate from the value of the deposit balances. The fair value of time deposits was based upon the discounted value of contractual cash flows at current rates for deposits of similar remaining maturity.

        Short-term debt.    The fair value of federal funds purchased, borrowings under secured lines of credit and securities sold under agreements to repurchase is approximated by the carrying value.

        Long-term debt.    The fair value of long-term debt is estimated by discounting the value of contractual cash flows using rates currently offered for instruments with similar terms and remaining maturities.

        Accrued interest payable.    The fair value is approximated by the carrying value.

        Off-balance sheet financial instruments.    The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial, and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

CONDENSED FINANCIAL STATEMENTS—PARENT COMPANY ONLY

        The condensed financial statements for New Windsor Bancorp, Inc. (parent company only) pertaining to the periods covered by the Company's consolidated financial statements are presented below:

STATEMENTS OF CONDITION

	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$170,678	$166,283
Investment securities available-for-sale, at fair value	146,703	127,368
Investment in wholly-owned subsidiaries	26,439,849	26,867,816
Other assets	262,300	179,137

Total assets	$27,019,530	$27,340,604

LIABILITIES
Junior subordinated debentures	$5,155,000	$—
Subordinated Debentures	—	5,500,000
Long-term debt	—	2,225,930
Other liabilities	61,578	133,800

Total liabilities	5,216,578	13,014,730

STOCKHOLDERS' EQUITY
Common stock	10,009	5,840
Surplus	15,591,265	9,176,891
Retained earnings	6,150,778	5,190,359
Accumulated other comprehensive income (loss)	50,900	(47,216)

Total stockholders' equity	21,802,952	14,325,874

Total liabilities and stockholders' equity	$27,019,530	$27,340,604

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

CONDENSED FINANCIAL STATEMENTS—PARENT COMPANY ONLY (Continued)

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2015	2014	2013
Income:
Cash dividends from subsidiaries	$125,000	$748,000	$417,000
Interest and dividend income	1,907	2,030	2,061
Gain on sale of subsidiary(1)	1,174,198	—	—

Total income	1,301,105	750,030	419,061
Expense:
Interest expense	683,999	870,838	872,442
Operating expense	49,712	23,155	43,116

Total expense	733,711	893,993	915,558
Gain (loss) before income taxes and equity in undistributed income of subsidiaries	567,394	(143,963)	(496,497)
Income tax benefit	(250,221)	(164,419)	(170,035)

Gain (loss) before equity in undistributed income of subsidiaries	817,615	20,456	(326,462)
Equity in undistributed income of subsidiaries	1,872,504	1,174,845	928,738

Net income—Parent only	2,690,119	1,195,301	602,276
Elimination of intercompany gain(1)	(1,174,198)	—	—

Consolidated net income	$1,515,921	$1,195,301	$602,276

(1)—Intercompany gain resulting from the sale of New Windsor Holdings, LLC to New Windsor State Bank.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

For the Years Ended December 31, 2015, 2014 and 2013

CONDENSED FINANCIAL STATEMENTS—PARENT COMPANY ONLY (Continued)

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2015	2014	2013
Cash Flows from Operating Activities:
Net income	$2,690,119	$1,195,301	$602,276
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed income of subsidiaries	(1,872,504)	(1,174,845)	(928,738)
Gain on sale of subsidiary(1)	(1,174,198)	—	—
Net change in other assets and other liabilities	(161,962)	3,766	(26,564)

Net cash (used in) provided by operating activities	(518,545)	24,222	(353,026)

Cash Flows from Investing Activities:
Additional investment in subsidiary	(400,000)	—	—
Sale of subsidiary(1)	2,785,829	—	—

Net cash provided by investing activities	2,385,829	—	—

Cash Flows from Financing Activities:
Proceeds from loan from subsidiary	—	—	2,300,000
Repayment of subordinated debentures	(5,500,000)	—	—
Repayment of long-term debt	(2,225,930)	(50,990)	(2,030,580)
Issuance of additional shares of common stock	6,011,661	13,339	21,731
Cash paid in lieu of fractional shares	(1,758)	—	—
Cash dividends paid	(146,862)	—	—

Net cash (used in) provided by financing activities	(1,862,889)	(37,651)	291,151

Net increase (decrease) in Cash and Cash Equivalents	4,395	(13,429)	(61,875)
Cash and Cash Equivalents at Beginning of Year	166,283	179,712	241,587

Cash and Cash Equivalents at End of Year	$170,678	$166,283	$179,712

(1)—Intercompany transaction / gain resulting from the sale of New Windsor Holdings, LLC to New Windsor State Bank.

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Condition (unaudited)

	September 30, 2016	September 30, 2015	December 31, 2015
ASSETS
Cash and due from banks	$3,434,480	$2,761,091	$7,415,776
Interest-bearing deposits in other banks	6,457,886	5,164,630	510,002
Federal funds sold and other overnight investments	—	—	—
Investment securities available-for-sale, at fair value	24,573,211	28,484,637	25,368,828
Restricted stock	808,602	1,371,002	1,158,502
Loans held for sale	2,545,462	589,322	648,532
Loans	262,168,235	246,974,358	250,890,449
Less: Allowance for credit losses	(2,825,911)	(3,092,983)	(2,982,328)

Loans, net	259,342,324	243,881,375	247,908,121
Premises and equipment, net	8,151,267	8,199,863	8,444,658
Other real estate owned	—	75,400	180,199
Deferred income taxes	1,195,476	1,266,106	1,213,421
Investment in bank-owned life insurance	3,042,724	—	—
Accrued interest receivable and other assets	1,512,108	1,776,499	1,916,715

Total assets	$311,063,540	$293,569,925	$294,764,754

LIABILITIES
Noninterest-bearing deposits	$72,005,633	$63,453,461	$65,204,933
Interest-bearing deposits	200,932,313	179,536,658	183,831,387

Total deposits	272,937,946	242,990,119	249,036,320
Short-term debt	9,500,000	23,533,565	18,000,000
Long-term debt	5,000,000	7,062,518	5,000,000
Accrued interest payable and other liabilities	746,640	932,969	925,482

Total liabilities	288,184,586	274,519,171	272,961,802
STOCKHOLDERS' EQUITY
Common stock—$.01 par value; 10,000,000 shares authorized; 1,004,391, 841,134 and 1,000,711 shares issued and outstanding , respectively	10,046	8,413	10,009
Surplus	15,646,264	13,072,986	15,591,265
Retained earnings	7,126,212	5,812,669	6,150,778
Accumulated other comprehensive income	96,432	156,686	50,900

Total stockholders' equity	22,878,954	19,050,754	21,802,952

Total liabilities and stockholders' equity	$311,063,540	$293,569,925	$294,764,754

See accompanying notes to consolidated financial statements.

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Operations (unaudited)

	Nine Months Ended September 30,
	2016	2015
INTEREST INCOME
Interest and fees on loans	$8,766,114	$8,406,380
Interest on deposits in other banks	8,844	3,677
Interest on federal funds sold and other
overnight investments	2	—
Interest on investment securities:
Taxable	264,302	295,176
Tax-exempt	23,615	24,928

Total interest income	9,062,877	8,730,161

INTEREST EXPENSE
Interest on deposits	795,776	814,826
Interest on short-term debt	41,536	17,965
Interest on long-term debt	239,625	569,628

Total interest expense	1,076,937	1,402,419

Net interest income	7,985,940	7,327,742
Provision for credit losses	—	—

Net interest income after provision for credit losses	7,985,940	7,327,742

NONINTEREST INCOME
Service charges on deposit accounts	584,857	557,772
Gain on sale of AFS investment securities	126,393	102
Asset management income	190,685	227,368
Mortgage banking revenue	370,946	407,989
VISA Check Card fee income	366,256	342,164
Net gain on sale of ORE	61,820	9,030
Earnings on investment in bank-owned life insurance	42,724	—
Other income	272,642	255,000

Total noninterest income	2,016,323	1,799,425

NONINTEREST EXPENSE
Salaries and employee benefits	4,482,502	3,911,511
Net occupancy expense	737,037	757,120
Equipment expense	544,395	484,255
Marketing	148,796	51,818
Operating supplies	60,591	56,936
Outside services and data processing fees	1,161,069	995,149
Telecommunications	156,077	134,285
Directors' fees	114,655	111,925
Net loss on other real estate owned	1,150	—
Other loan expense	130,960	182,048
FDIC insurance assessment	134,659	138,529
Other expense	420,265	403,832

Total noninterest expense	8,092,156	7,227,408

Income before income tax expense	1,910,107	1,899,759
Income tax expense	754,055	777,375

NET INCOME	$1,156,052	$1,122,384

Per Share Data:
Net income—basic and diluted	$1.15	$1.81
Cash dividends paid	$0.18	$0.15
Average shares outstanding	1,003,646	620,795

See accompanying notes to consolidated financial statements.

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Comprehensive Income (unaudited)

	Nine Months Ended September 30,
	2016	2015
Net Income	$1,156,052	$1,122,384
Other comprehensive income, before tax:
Securities available for sale:
Unrealized net holding gains arising during period	201,584	336,824
Reclassification adjustment for net gains included in net income	126,393	102

Other comprehensive income, before tax:	75,191	336,722
Income tax effect	29,659	132,820

Other comprehensive income, net of tax	45,532	203,902

TOTAL COMPREHENSIVE INCOME	$1,201,584	$1,326,286

See accompanying notes to consolidated financial statements

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Changes in Stockholders' Equity (unaudited)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balances at January 1, 2016	$10,009	$15,591,265	$6,150,778	$50,900	$21,802,952
Net income			1,156,052		1,156,052
Net change in other comprehensive income (loss)				45,532	45,532
Cash dividend of $0.18 per share			(180,618)		(180,618)
Issuance of additional shares	37	54,999			55,036

Balances at September 30, 2016	$10,046	$15,646,264	$7,126,212	$96,432	$22,878,954

Balances at January 1, 2015	$5,840	$9,176,891	$5,190,359	$(47,216)	$14,325,874
Net income			1,122,384		1,122,384
Net change in other comprehensive income (loss)				203,902	203,902
Cash dividend of $0.15 per share			(91,434)		(91,434)
5% stock dividend	290	406,592	(406,882)		—
Cash paid in lieu of fractional shares			(1,758)		(1,758)
Issuance of additional shares	2,283	3,489,503			3,491,786

Balances at September 30, 2015	$8,413	$13,072,986	$5,812,669	$156,686	$19,050,754

See accompanying notes to consolidated financial statements.

NEW WINDSOR BANCORP, INC.

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities:
Net income	$1,156,052	$1,122,384
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	376,539	324,384
Provision for credit losses	—	—
Deferred income taxes	(12,778)	64,203
Originations of loans held for sale	13,959,174	21,510,001
Proceeds from sales of loans held for sale	(15,588,516)	(19,841,331)
Net gain on sale of loans held for sale	(267,588)	(350,912)
Earnings on investment in bank-owned life insurance	(42,724)	—
Net gain on sale of AFS investment securities	(126,393)	(102)
Net gain on sale/writedown of other real estate owned	(59,163)	(9,030)
Net deferred gain on sale of other real estate owned	—	(54,950)
Net changes in:
Accrued interest receivable and other assets	404,605	23,267
Accrued interest payable and other liabilities	(178,842)	(139,615)

Net cash (used in) provided by operating activities	(379,634)	2,648,299

Cash Flows from Investing Activities:
Proceeds from maturities, calls and principal payments of investment securities—AFS	4,480,941	5,575,756
Proceeds from sales of investment securities—AFS	9,007,345	—
Purchases of investment securities—AFS	(12,490,022)	(1,030,401)
Increase in interest bearing deposits in other banks	(5,947,884)	(354,236)
Decrease (increase) in restricted stock	349,900	(260,600)
Increase in loans, net	(11,434,203)	(15,857,962)
Purchase of bank-owned life insurance	(3,000,000)	—
Proceeds from sales of other real estate owned	239,362	350,143
Purchase of premises and equipment	(168,911)	(436,856)
Proceeds from sales of premises and equipment	85,763	—

Net cash used in investing activities	(18,877,709)	(12,014,156)

Cash Flows from Financing Activities:
Increase in deposits	23,901,626	2,925,652
Repayments of long-term debt	—	(2,510,682)
(Decrease) increase in short-term debt, net	(8,500,000)	6,853,411
Issuance of additional shares of common stock	55,036	2,564,986
Cash dividends paid	(180,618)	(93,192)

Net cash provided by financing activities	15,276,044	9,740,175

Net (decrease) increase in Cash and Due from Banks	(3,981,299)	374,318
Cash and Due from Banks at Beginning of Year	7,415,776	2,386,775

Cash and Due from Banks at End of Year	$3,434,477	$2,761,093

Supplemental Cash Information:
Cash payments for interest	$1,069,373	$1,392,315
Cash payments for income taxes	505,279	814,940
Loans transferred to other real estate owned	—	240,338
Subordinated debt converted to common stock	—	926,800

See accompanying notes to consolidated financial statements.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The financial statements include the accounts of New Windsor Bancorp, Inc. (the "Bancorp") and its wholly owned subsidiaries, New Windsor State Bank (the "Bank") and New Windsor Capital Trust I, as well as one indirect subsidiary, New Windsor Holdings, LLC (a subsidiary of the Bank), referred collectively as the "Company". All significant intercompany balances and transactions between the parent corporation and its subsidiaries have been eliminated. The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Nature of Operations

        The Company, through its bank subsidiary, conducts full service commercial banking operations in Carroll County, Maryland. The primary financial services provided include real estate, commercial and consumer lending as well as offering demand deposits and savings products. The Company, through a broker/dealer relationship, also offers full service brokerage products such as mutual funds, annuities, insurance as well as stocks and bonds.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for credit losses, other than temporary impairment of investment securities and deferred tax assets.

Cash and Cash Equivalents

        For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks.

Investment Securities

Available-for-Sale:

        Marketable equity securities and debt securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand or deposit balances, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value reported as accumulated other comprehensive income (loss), a separate component of stockholders' equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

are included in interest income. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank:

        The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (the "FHLB") in varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted fair value, the Bank's investment in this stock is carried at cost.

Restricted Stock

        Restricted stock is stock from the Federal Home Loan Bank ("FHLB") of Atlanta, Atlantic Central Banker's Bank, Community Bankers Bank and Maryland Financial Bank, which are restricted as to their marketability. Because no ready market exists for these investments and they have no quoted market value, the Bank's investment in these stocks are carried at cost.

Loans Held for Sale

        The Company engages in sales of residential mortgage loans and loans guaranteed by the Small Business Administration that are originated by the Bank. Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments. Gains and losses on sales of these loans are recorded as a component of noninterest income in the Consolidated Statements of Operations.

        When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Company's current practice is to sell loans on a servicing released basis, and, therefore, it has no intangible asset recorded for the value of such servicing at either September 30, 2016 and December 31, 2015.

Loans

        Loans are stated at their principal balance outstanding, net of unearned income. Interest income on most loans is accrued at the contractual rate based on the principal outstanding. The Company generally places loans, except for consumer loans, on non-accrual when payments are 90 days past due. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, consumer installment loans are not placed on nonaccrual, but are charged off when they are 90 days past due.

        Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Generally,

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

loans are considered impaired once payments become 90 days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate, consumer installment loans, and commercial leases, which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimal delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Company's impairment on such loans is measured by reference to the fair value of the collateral. Payments on nonaccrual loans are first applied against the principal balance outstanding. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loans whose terms are modified are classified as troubled debt restructured loans if the Company grants such borrowers concessions that it would not otherwise consider and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a trouble debt restructuring generally involve a temporary reduction in interest rate, a below market interest rate given the risk associated with the loan, or an extension of a loan's stated maturity date. Nonaccrual troubled debt restructurings may be restored to accrual status if principal and interest payments, under the modified terms, are current for a sustained period of time and, based on a well-documented credit evaluation of the borrower's financial condition, there is reasonable assurance of repayment. Loans classified as trouble debt restructurings are generally designated as impaired.

Allowance for Credit Losses

        The allowance for credit losses represents an amount which, in management's opinion, is sufficient to absorb probable losses on existing loans. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience; current economic conditions; volume, growth and composition of the loan portfolio; financial condition of the borrowers; and other relevant factors that, in management's judgment, warrant recognition in providing an adequate allowance. Determination of the allowance is inherently subjective, as it requires significant estimates, including the amounts and timing of expected future cash flows and collateral values on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience and consideration of economic trends, all of which may be susceptible to significant change. The allowance is increased by provisions for credit losses charged against income and decreased by charge-offs (net of recoveries). Changes in the allowance are recorded periodically as conditions change or as more information becomes available. Such future changes could result in material adjustments to future results of operations.

        The allowance for credit losses consists of a specific component and a nonspecific component. The components of the allowance for credit losses represent an estimation done pursuant to either Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 450 "Contingencies" or ASC Topic 310 "Receivables". The specific component of the allowance for credit losses reflects expected losses resulting from analysis developed through specific credit allocations for

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans where the internal credit rating is at or below a predetermined classification. The historical credit loss element is determined statistically using a loss migration analysis that examines loss experience. The factors used to adjust the historical loss experience address various risk characteristics of the Company's loan portfolio including (1) trends in delinquencies and other nonperforming loans, (2) results of independent loan reviews, (3) changes in the categories of loans comprising the loan portfolio, (4) concentrations of loans to specific industry segments, (5) changes in economic conditions on both a local and national level, (6) changes in the Company's credit administration and loan portfolio management processes, and (7) quality of the Company's credit risk identification processes.

        The nonspecific portion of the allowance is determined based on management's assessment of general economic conditions, as well as specific economic factors in the individual markets in which the Company operates. This determination inherently involves a higher risk of uncertainty and considers current risk factors that may not have yet manifested themselves in the Company's historical loss factors used to determine the allocated component of the allowance and it recognizes knowledge of the portfolio may be incomplete.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method. Premises and equipment are depreciated over the useful lives of the assets. The costs of major renewals and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred. The following are the general guidelines for useful lives:

Buildings and building improvements	39 - 50 years
Leasehold improvements	lesser of useful life or lease term
Furniture, fixtures and equipment	5 - 7 years
Computer hardware and software	3 - 5 years

Other Real Estate Owned

        Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value less estimated costs of disposal at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of the property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Repossessed Assets

        Assets acquired through repossession are initially recorded at fair value less estimated costs of disposal at the date of repossession. Costs related to the repair of the asset are capitalized whereas costs relating to the holding of the asset are expensed. Valuations are periodically performed by

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

management and an allowance for losses is established by a charge to operations if the carrying value of the asset exceeds its estimated fair value less estimated costs to sell.

Bank-Owned Life Insurance

        The Bank has purchased single-premium life insurance ("BOLI") on certain employees of the Bank as a financing tool for employee benefits. The earnings on the BOLI are recorded as noninterest income. Since the Bank intends to hold the BOLI until the death of the insured, the Bank benefits from the tax-free nature of income generated from the life insurance policies. The value of the life insurance to the Bank is the tax preferred treatment of increases in life insurance cash values and the cash flow generated at the death of the insured. The largest risk to the BOLI program is credit risk of the insurance carriers. To mitigate this risk, annual financial condition reviews are completed on all carriers.

        ASC Topic 715, Compensation—Retirement Benefits requires a liability to be recorded during the service period when a split-dollar life insurance agreement continues after the participants' employment or retirement. The required accrued liability is based on either the post-employment benefit cost for continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. The Company's liability is based on the future death benefit.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

        The Company files a consolidated federal income tax return with its bank subsidiary. Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Deferred income taxes are reflected at currently enacted income tax rates applicable to the period in which deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred income taxes are adjusted through the provision for income taxes. Any deferred tax asset is reduced by the amount of any tax benefit that more likely than not will not be realized.

        Management considers the likelihood of changes by taxing authorities in its filed income tax returns and recognizes a liability for or discloses potential changes that management believes are more likely than not to occur upon examination by taxing authorities. Management has not identified any uncertain tax positions in filed income tax returns that require recognition or disclosure in the accompanying financial statements. The Company's income tax returns for the past three years are subject to examination by tax authorities, and may change upon examination.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Per Common Share

        Basic net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year including any potential dilutive common stock equivalents outstanding, such as options and warrants.

        All previously reported items have been restated to reflect the 5% stock dividend, in the form of a stock split, declared on January 20, 2015 to shareholders of record on January 30, 2015 and payable on February 13, 2015.

Recent Accounting Pronouncements

        In May 2014, the FASB issued an update (ASU No. 2014-09, Revenue from Contracts with Customers) creating FASB Topic 606, Revenue from Contracts with Customers. The guidance in this update affects any entity that either enters into contract with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides steps to follow to achieve the core principle. An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The amendments in this update are effective for interim and annual reporting periods beginning after December 15, 2016. In July 2015, the FASB voted to approve deferring the effective date by one year (i.e., interim and annual reporting periods beginning after December 15, 2017). We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

        In January 2016, FASB issued ASU 2016-1, "No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-1, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

asset on the balance sheet or the accompanying notes to the financial statements and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale. ASU 2016-1 will be effective for us on January 1, 2018 and is not expected to have a significant impact on our consolidated financial statements.

        In February 2016, FASB issued ASU-2016-02, "Leases (Topic 842)" The guidance requires that a lessee recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right of use asset representing its right to use the underlying asset for the lease term. For finance leases: the right-of-use asset and a lease liability will be initially measured at the present value of the lease payments, in the statement of financial position; interest on the lease liability will be recognized separately from amortization of the right-of-use asset in the statement of comprehensive income; and repayments of the principal portion of the lease liability will be classified within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases: the right-of-use asset and a lease liability will be initially measured at the present value of the lease payments, in the statement of financial position; a single lease cost will be recognized, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis; and all cash payments will be classified within operating activities in the statement of cash flows. Under Topic 842 the accounting applied by a lessor is largely unchanged from that applied under previous GAAP. The amendments in Topic 842 are effective for the Company beginning January 1, 2019, including interim periods within that fiscal year. We are currently evaluating the impact of adopting the new guidance of the Company's consolidated financial statements.

        In June 2016, the FASB issued ASU No. 2016-13, "Measurement of Credit Losses on Financial Instruments." This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. In issuing the standard, the FASB is responding to criticism that today's guidance delays recognition of credit losses. The standard will replace today's "incurred loss" approach with an "expected loss" model. The new model, referred to as the current expected credit loss ("CECL") model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale ("AFS") debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity's assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company is currently

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

evaluating the provisions of ASU No. 2016-13 to determine the potential impact the new standard will have on the Company's consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016-15, "Classification of Certain Cash Receipts and Cash Payments." Current GAAP is unclear or does not include specific guidance on how to classify certain transactions in the statement of cash flows. This ASU is intended to reduce diversity in practice in how eight particular transactions are classified in the statement of cash flows. ASU No. 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted, provided that all of the amendments are adopted in the same period. Entities will be required to apply the guidance retrospectively. If it is impracticable to apply the guidance retrospectively for an issue, the amendments related to that issue would be applied prospectively. As this guidance only affects the classification within the statement of cash flows, ASU No. 2016-15 is not expected to have a material impact on the Company's consolidated financial statements

2. FAIR VALUE MEASUREMENTS

        ASC Topic 820, Fair Value Measurements clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC Topic 820, fair value measurements are not adjusted for transaction costs. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are described below.

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities, liquid mortgage products, active listed equities and most money market securities. Such instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy. As required by ASC Topic 820, the Company does not adjust the quoted price for such instruments.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

2. FAIR VALUE MEASUREMENTS (Continued)

        The types of instruments valued based on quoted prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency include most investment-grade and high-yield corporate bonds, less liquid mortgage products, less liquid equities, state, municipal and provincial obligations, and certain physical commodities. Such instruments are generally classified within Level 2 of the fair value hierarchy.

        Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used.

        Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Market value is measured based on the value of the collateral securing these loans and is classified as Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Company. The value of business equipment, inventory and accounts receivable collateral is based on the net book value on the business' financial statements and, if necessary, discounted based on management's review and analysis. Appraised and reported values may be discounted based on management's historical knowledge, changes in market conditions from the time of valuation, and/or management's expertise and knowledge of the client and client's business. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

        Other real estate owned ("OREO") is adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value. The estimated fair value for other real estate owned included in Level 3 is determined by independent market based appraisals and other available market information, less cost to sell, that may be reduced further based on market expectations or an executed sales agreement. If the fair value of the collateral deteriorates subsequent to initial recognition, the Company records the OREO as a non-recurring Level 3 adjustment. Valuation techniques are consistent with those techniques applied in prior periods.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

2. FAIR VALUE MEASUREMENTS (Continued)

        The following table sets forth the Company's financial assets and liabilities that were accounted for or disclosed at fair value on a recurring basis.

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2016:
Investment securities, available-for-sale:
U.S. Treasury securities and obligations of U.S. government agencies	$8,745,874	$—	$8,745,874	$—
Obligations of states and political subdivisions	1,983,939	—	1,983,939	—
Residential mortgage-backed securities	13,708,498	—	13,708,498	—
Other equity securities	134,901	134,901	—	—

Total investment securities available-for-sale	$24,573,211	$134,901	$24,438,310	$—

December 31, 2015:
Investment securities, available-for-sale
U.S. Treasury securities and obligations of U.S. government agencies	$16,185,578	$—	$16,185,578	$—
Obligations of states and political subdivisions	2,508,464	—	2,508,464	—
Residential mortgage-backed securities	6,528,083	—	6,528,083	—
Other equity securities	146,703	146,703	—	—

Total investment securities available-for-sale	$25,368,828	$146,703	$25,222,125	$—

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

2. FAIR VALUE MEASUREMENTS (Continued)

        The following table sets forth the Company's financial assets and liabilities that were accounted for or disclosed at fair value on a nonrecurring basis.

	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2016:
Other real estate owned	$—	$—	$—	$—
Repossessed assets	19,502	—	—	19,502
Impaired loans, net:
Construction and land development	—	—	—	—
Residential real estate—mortgage	5,312,254	—	—	5,312,254
Commercial real estate—mortgage	4,311,779	—	—	4,311,779
Commercial and industrial	317,500	—	—	317,500
Consumer	20,835	—	—	20,835

Total impaired loans, net	$9,962,368	$—	$—	$9,962,368

December 31, 2015:
Other real estate owned	$180,199	$—	$—	$180,199
Repossessed assets	—	—	—	—
Impaired loans, net:
Construction and land development	—	—	—	—
Residential real estate—mortgage	5,084,189	—	—	5,084,189
Commercial real estate—mortgage	3,044,716	—	—	3,044,716
Commercial and industrial	707,261	—	—	707,261
Consumer	7,034	—	—	7,034

Total impaired loans, net	$8,843,200	$—	$—	$8,843,200

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

3. INVESTMENT SECURITIES

        The amortized cost and estimated fair values of investment securities available-for-sale are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2016
U.S. Treasury securities and obligations of U.S. government agencies	$8,691,781	$54,159	$66	$8,745,874
Obligations of states and political subdivisions	1,970,706	13,254	21	1,983,939
Residential mortgage-backed securities	13,690,031	26,706	8,239	13,708,498

Total debt securities	24,352,517	94,119	8,326	24,438,310
Other equity securities	68,640	66,261	—	134,901

Total investment securities available-for-sale	$24,421,157	$160,380	$8,326	$24,573,211

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2015
U.S. Treasury securities and obligations of U.S. government agencies	$16,254,496	$28,380	$97,298	$16,185,578
Obligations of states and political subdivisions	2,489,964	18,500	—	2,508,464
Residential mortgage-backed securities	6,479,927	60,931	12,775	6,528,083

Total debt securities	25,224,387	107,811	110,073	25,222,125
Other equity securities	68,640	78,063	—	146,703

Total investment securities available-for-sale	$25,293,027	$185,874	$110,073	$25,368,828

        The amortized cost of debt securities at September 30, 2016 by contractual maturity are shown in the following chart. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	1 Year or Less		Over 1 - 5 Years		Over 5 - 10 Years		Over 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury securities and obligations of U.S. government agencies	$500,000	1.03%	$8,097,589	1.19%	$—	—	$94,192	0.96%	$8,691,781	1.18%
Obligations of states and political subdivisions	508,483	1.74%	1,462,223	1.76%	—	—	—	—	1,970,706	1.76%
Residential mortgage-backed securities	—	—	—	—	2,079,942	1.45%	11,610,089	1.85%	13,690,031	1.79%

Total debt securities	$1,008,483	1.39%	$9,559,812	1.28%	$2,079,942	1.45%	$11,704,281	1.84%	$24,352,518	1.57%

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

3. INVESTMENT SECURITIES (Continued)

        Gross unrealized losses and fair value by length of time that the individual available-for-sale debt securities have been in a continuous unrealized loss position are as follows:

		Continuous Unrealized Losses Existing for:
	Estimated Fair Value	Less Than 12 Months	More Than 12 Months	Total Unrealized Losses
September 30, 2016
U.S. Treasury securities and obligations of U.S. government agencies	$146,589	$17	$49	$66
Obligations of states and political subdivisions	256,258	21	—	21
Residential mortgage-backed securities	4,630,398	8,137	102	8,239

	$5,033,245	$8,175	$151	$8,326

December 31, 2015
U.S. Treasury securities and obligations of U.S. government agencies	$10,144,533	$44,639	$52,659	$97,298
Obligations of states and political subdivisions	—	—	—	—
Residential mortgage-backed securities	1,657,781	12,775	—	12,775

	$11,802,314	$57,414	$52,659	$110,073

        There were eight securities with unrealized losses as of September 30, 2016 and twenty-five securities as of December 31, 2015. The unrealized losses on debt securities are the result of market changes in interest rates since the original purchase. This factor coupled with the fact the Company has both the intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the available-for-sale portfolio are temporary. The Company does not believe it is more likely than not that it will be required to sell these securities before the anticipated recovery in value.

        Sales of investment securities in the first nine months of 2016 resulted in proceeds of $9,007,000 with gross gains of $126,000 and no gross losses. There were no sales of investment securities in 2015.

        At September 30, 2016 and December 31, 2015, investments available-for-sale with a carrying value of $16,692,000 and $16,415,000, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. government and U.S. government agency securities, exceeded ten percent of stockholders' equity at September 30, 2016 and December 31, 2015.

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES

        The Company's loan portfolio is broken down into segments to an appropriate level of disaggregation to allow management to monitor the performance by the borrower and to monitor the

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

yield on the portfolio consistent with the provisions of ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Loan Losses. Loans were as follows:

	September 30, 2016	December 31, 2015
Construction and land development	$18,768,673	$17,751,269
Residential real estate—mortgage	93,127,553	93,020,674
Commercial real estate—mortgage	136,343,696	126,213,738
Commercial and industrial	10,529,800	10,806,746
Consumer	3,398,513	3,098,022

Total loans	$262,168,235	$250,890,449

        The risks associated with lending activities differ among the various loan types and are subject to the impact of changes in interest rates, market conditions of collateral securing the loans, and general economic conditions. All of these factors may adversely impact the borrower's ability to repay its loans and impact the associated collateral.

        Construction and land development loans consist of 1-4 family residential and commercial construction and land development loans. The risk of loss on these loans is largely dependent on the Company's ability to assess the property's value at the completion of the project which should exceed the property's construction costs. During the construction phase, a number of factors could potentially negatively impact the collateral value, including cost overruns, delays in completing the project, competition and real estate market conditions which may change based on the supply of similar properties in the area. In the event the collateral value at the completion of the project is not sufficient to cover the outstanding loan balance, the Company must rely upon other repayment sources, including the guarantors of the project or other collateral securing the loan. The Company attempts to mitigate credit risk through strict underwriting standards including evaluation of the credit worthiness of the borrower and their success in other projects, release fees, adequate loan-to-value ratios and continual monitoring of the project during its construction phase to determine the impact that overruns and delays may have on the project.

        Residential real estate—mortgage includes mortgage loans with the underlying 1-4 family or multifamily residential property (primarily owner-occupied) securing the credit. The Company's risk exposure is minimized in these types of loans through the evaluation of the credit worthiness of the borrower, including credit scores and debt-to-income ratios and underwriting standards which limits the loan-to-value ratio to generally no more than 80% unless the borrower obtains private mortgage insurance. The Company sells the majority of its fixed rate residential mortgage originations in the secondary market and does not retain the servicing.

        Residential real estate—mortgage also includes home equity loans and lines of credit. These present a slightly higher risk to the Company than 1-4 family first lien mortgages as they can be first or second liens on the underlying property. However, these loans are generally limited with respect to loan-to-value ratios and the credit worthiness of the borrower is considered including credit scores and debt-to-income ratios.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

        Commercial real estate—mortgage includes various types of loans which have differing levels of credit risk associated with them. Owner-occupied commercial real estate loans are generally dependent upon the successful operation of the borrower's business, with the cash flows generated from the business being the primary source of repayment of the loan. If the business suffers a downturn in sales or profitability, the borrower's ability to repay the loan could be in jeopardy. In order to minimize this credit risk, the Company has conservative underwriting standards which include the credit worthiness of the borrower, a limitation on loan amounts to the value of the property securing the loan, and strong debt service coverage ratios. Non-owner occupied commercial real estate loans present a different credit risk to the Company than owner-occupied commercial real estate, as the repayment of the loan is dependent upon the borrower's ability to generate a sufficient level of occupancy to produce rental income that exceeds debt service requirement and operating expenses. Lower occupancy or lease rates may result in reduction in cash flows, which hinder the ability of the borrower to meet debt service requirements, and may result in lower collateral values. The Company generally follows the same underwriting standards for these loans as with owner-occupied commercial real estate, but recognizes the greater risk inherent in these credit relationships in its loan pricing and loan-to-value requirements.

        Commercial and industrial loans include advances to local and regional businesses for general commercial purposes and include permanent and short-term working capital, machinery and equipment financing, and may be in the form of either lines of credit or term loans. Although commercial and industrial loans may be unsecured to the highest rated borrowers, the majority of these loans are secured by the borrower's accounts receivable, inventory and machinery and equipment. In a majority of these loans, the collateral also includes the business owner's personal guarantee as well as personal real estate and assets. Commercial and industrial loans present credit exposure to the Company as they are susceptible to risk of loss during a downturn in the economy, as the borrower may have greater difficulty in meeting their debt service requirements and the value of collateral may decline. The Company attempts to mitigate this risk through strict underwriting standards, including evaluation of the credit worthiness of the borrower. Additionally, monitoring of the loans through annual renewals and meetings with the borrowers are common. However, these procedures cannot eliminate the risk of losses associated with these loans.

        Consumer loans consist primarily of automobile loans made on a direct basis. The credit risk of these loans is mitigated through conservative underwriting standards, including evaluation of the credit worthiness of the borrower's credit scores and debt-to-income ratios, and the collateral value of the assets securing the loan. Though some loans are done on an unsecured basis, the majority are secured. However, the value of the collateral on these loans may depreciate quickly or may fluctuate and thus present a greater risk to the Company than 1-4 family residential loans.

        In order to monitor ongoing risk associated with its loan portfolio and specific credits within the segments, management uses an eight point internal grading system. Management generally follows regulatory definitions in assigning criticized ratings to loans, including substandard, doubtful or loss. The first four rating categories, representing the lowest risk to the Company, are combined and given a "Pass" rating. The "Special Mention" category includes loans that have potential weaknesses that may, if not monitored or corrected, weaken the asset or inadequately protect the Bank's position at some future date. These assets pose elevated risk, but their weakness does not yet justify a more severe, or criticized rating. "Substandard" loans are classified as they have a well-defined weakness, or weaknesses

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

that jeopardize liquidation of the debt. These loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. "Substandard" loans include loans that management has determined not to be impaired, as well as loans considered to be impaired. A "doubtful" loan has a high probability of total or substantial loss, but because of specific pending events that may strengthen the asset, its classification of loss is deferred. "Loss" assets are considered uncollectible, as the underlying borrowers are often in bankruptcy, have suspended debt repayments, or ceased business operations. Once a loan is classified as "Loss", there is little prospect of collecting the loan's principal or interest and it is generally written off.

        The Company has a loan review policy and program which is designed to reduce and control risk in the lending function. This includes the monitoring of the lending activities of all bank personnel with respect to underwriting and processing new loans and the timely follow-up and corrective action for loans showing signs of deterioration in quality. The loan review program provides the Company with an internal, independent review of the loan portfolio on an ongoing basis. Third-party loan reviews are completed annually and involve a representative sample of the Bank's entire loan portfolio. Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as extended delinquencies, bankruptcy, repossession or death of the borrower occurs, which heightens awareness as to a possible credit event.

        The following summarizes the Bank's ratings based on its internal risk rating system:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
September 30, 2016
Construction and land development	$18,768,673	$—	$—	$—	$—	$18,768,673
Residential real estate—mortgage	89,907,403	—	3,220,150	—	—	93,127,553
Commercial real estate—mortgage	135,634,453	—	709,243	—	—	136,343,696
Commercial and industrial	10,200,969	—	328,831	—	—	10,529,800
Consumer	3,376,563	—	21,950	—	—	3,398,513

Total	$257,888,061	$—	$4,280,174	$—	$—	$262,168,235

December 31, 2015
Construction and land development	$17,751,269	$—	$—	$—	$—	$17,751,269
Residential real estate—mortgage	91,075,657	—	1,945,017	—	—	93,020,674
Commercial real estate—mortgage	124,247,679	—	1,966,059	—	—	126,213,738
Commercial and industrial	10,447,911	—	358,835	—	—	10,806,746
Consumer	3,088,219	—	9,803	—	—	3,098,022

Total	$246,610,735	$—	$4,279,714	$—	$—	$250,890,449

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

        Classified loans may also be evaluated for impairment. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Nonaccrual loans and troubled debt restructures are, by definition, deemed to be impaired. Impairment is measured on a loan-by-loan basis by either the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. For loans that are deemed to be impaired for extended periods of time, periodic updates on fair values are obtained, which may include updated appraisals. The updated fair values will be incorporated into the impairment analysis as of the next reporting period. In the event an updated appraisal that requires a higher impairment reserve is received after a reporting period, but prior to the issuance of the financial statements, an evaluation is made as to the significance of the difference and whether the amounts need to be reflected in the financial statements not yet issued.

        Loan charge-offs, which may include, from time-to-time, a partial charge-off, are taken on an impaired loan that is collateral dependent if the loan's carrying balance exceeds its collateral's appraised value, the loan has been identified as uncollectible, and it is deemed to be a confirmed loss. Typically, impaired loans with a charge-off or partial charge-off will continue to be considered impaired, unless the note is split into two, and management expects the performing note to continue to perform and is adequately secured. The second, or non-performing note, would be charged-off. Further, an impaired loan with a partial charge-off may continue to have an impairment reserve on it after the partial charge-off, if factors warrant.

        As of September 30, 2016 and December 31, 2015, a majority of the Company's impaired loans' extent of impairment was measured based on the estimated fair value of the collateral securing the credit. Impairment on troubled debt restructurings that are following the revised terms of the loan are determined based on discounted cash flows. For real estate loans, collateral generally consists of commercial real estate, but in the case of commercial and industrial loans, it would also consist of accounts receivable, inventory, equipment or other business assets. Commercial and industrial loans may also have real estate collateral.

        At the time a real estate-secured loan is deemed impaired, management determines whether an updated valuation of the real estate is necessary to assist in determining the extent of an impairment reserve, if any. The decision, whether an updated appraisal is required, takes into consideration the age of the most recent appraisal, the loan-to-value ratio based on the original certified appraisal, the Company's recent experience and knowledge of market conditions, recent list prices or broker opinions, the condition of the property, and environmental factors. If market conditions have changed significantly from the date of the most recent appraisal, an updated appraisal will be obtained. The "as is value" provided in the appraisal is often used as the fair value of the collateral in determining impairment, unless circumstances, such as subsequent improvements, approvals, or other circumstances dictate that another value provided by the appraiser is more appropriate.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

        Generally, impaired loans secured by real estate were measured at fair value using certified real estate appraisals that had been completed within the last year. Appraised values are further discounted for estimated costs to sell the property and other selling considerations to arrive at the properties' fair value.

        Collateral on certain impaired loans is not limited to real estate, and may include accounts receivable, inventory, equipment or other business assets. Estimated fair values are determined based on borrowers' financial statements, inventory ledgers, accounts receivable agings or appraisals from individuals with knowledge in the business. Stated balances are generally discounted for the age of the financial information or the quality of the assets. In determining fair value, liquidation discounts are applied to this collateral based on existing loan evaluation policies.

        The Company distinguishes Substandard loans on both an impaired and non-impaired basis, as it places less emphasis on a loan's classification, and increased reliance on whether the loan was performing in accordance with the contractual terms. "Substandard" classification does not automatically meet the definition of "impaired". A substandard credit is one that is inadequately protected by current sound worth, paying capacity of the obligor or the collateral pledged, if any. Extensions of credit so classified have well-defined weaknesses which may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard credits, does not have to exist in individual extensions of credit classified substandard. The Company evaluates certain accruing commercial real estate, acquisition and development and commercial and industrial loans rated "substandard" collectively as opposed to evaluating these loans individually as impaired. Although these loans have well defined weaknesses and meet the definition of "substandard", they are generally performing and management has concluded that it is likely it will be able to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

        The following table presents information relating to impaired loans:

	Construction and land development	Residential real estate— mortgage	Commercial real estate— mortgage	Commercial and industrial	Consumer	Total
For the Nine Months ended September 30, 2016
Recorded investment at period end:
With specific reserve	$—	$2,834,708	$851,920	$98,757	$5,849	$3,791,234
With no specific reserve	—	2,909,175	3,497,082	274,814	15,151	6,696,222

Total	$—	$5,743,883	$4,349,002	$373,571	$21,000	$10,487,456

Allowance for credit losses relating to all impaired loans	$—	$431,629	$37,223	$56,071	$165	$525,088

Average recorded investment	$—	$5,654,328	$4,544,496	$386,369	$10,224	$10,595,417

Interest income recognized for time that loans were impaired	$—	$51,256	$47,659	$975	$97	$99,987

For the Year ended December 31, 2015
Recorded investment at year end:
With specific reserve	$—	$2,959,591	$816,878	$382,738	$7,457	$4,166,664
With no specific reserve	—	2,497,350	2,460,169	505,340	—	5,462,859

Total	$—	$5,456,941	$3,277,047	$888,078	$7,457	$9,629,523

Allowance for credit losses relating to all impaired loans	$—	$372,752	$232,331	$180,817	$423	$786,323

Average recorded investment	$—	$5,927,650	$3,684,508	$1,006,304	$4,969	$10,623,431

Interest income recognized for time that loans were impaired	$—	$51,977	$43,631	$8,821	$78	$104,507

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

The following presents impaired loans that are troubled debt restructurings:

	September 30, 2016		December 31, 2015
	Number of Loans	Recorded Investment at Period-End	Number of Loans	Recorded Investment at Year-End
Accruing
Construction and land development	—	$—	—	$—
Residential real estate—mortgage	27	3,614,944	28	4,138,013
Commercial real estate—mortgage	12	3,739,694	10	2,914,645
Commercial and industrial	4	319,477	4	813,684
Consumer	1	5,849	1	7,038

Total	44	$7,679,964	43	$7,873,380

Nonaccruing
Construction and land development	—	$—	—	$—
Residential real estate—mortgage	3	337,601	2	333,488
Commercial real estate—mortgage	1	416,301	—	—
Commercial and industrial	—	—	—	—
Consumer	—	—	—	—

Total	4	$753,902	2	$333,488

        Management further monitors the performance and credit quality of the loan portfolio by analyzing the length of time a portfolio is past due, by aggregating loans based on its delinquencies.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

The following table presents the loan portfolio summarized by aging categories of performing loans and nonaccrual loans:

		Days Past Due
	Current	30 - 59	60 - 89	90+ (still accruing)	Total Past Due	Non- Accrual	Total Loans
September 30, 2016
Construction and land development	$18,690,636	$78,037	$—	$—	$78,037	$—	$18,768,673
Residential real estate—mortgage	91,478,028	60,145	—	—	60,145	1,589,380	93,127,553
Commercial real estate—mortgage	135,319,915	414,474	—	—	414,474	609,307	136,343,696
Commercial and industrial	10,522,752	—	—	—	—	7,048	10,529,800
Consumer	3,378,222	5,140	—	—	5,140	15,151	3,398,513

Total	$259,389,553	$557,796	$—	$—	$557,796	$2,220,886	$262,268,235

December 31, 2015
Construction and land development	$17,751,269	$—	$—	$—	$—	$—	$17,751,269
Residential real estate—mortgage	91,946,179	144,561	—	—	144,561	929,934	93,020,674
Commercial real estate—mortgage	125,429,191	422,144	—	—	422,144	362,403	126,213,738
Commercial and industrial	10,550,436	33,314	198,235	—	231,549	24,761	10,806,746
Consumer	3,092,781	4,823	—	—	4,823	418	3,098,022

Total	$248,769,856	$604,842	$198,235	$—	$803,077	$1,317,516	$250,890,449

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

The following tables summarize the allowance for credit losses and recorded investment in loans:

	Construction and land development	Residential real estate— mortgage	Commercial real estate— mortgage	Commercial and industrial	Consumer	Unallocated	Total
September 30, 2016
Allowance for credit losses
Beginning balance	$57,349	$974,659	$815,709	$237,087	$2,498	$895,026	$2,982,328
Recoveries	—	3,671	—	14,140	4,671	—	22,482
Charge-offs	—	—	(169,396)	(6,322)	(3,181)	—	(178,899)
Provision for credit losses	11,641	175,950	419,449	(132,283)	4,380	(479,137)	—

Ending balance	$68,990	$1,154,280	$1,065,762	$112,622	$8,368	$415,889	$2,825,911

Ending balance: individually evaluated for impairment	$—	$431,629	$37,223	$56,071	$165	$—	$525,088

Ending balance: collectively evaluated for impairment	$68,990	$722,651	$1,028,539	$56,551	$8,203	$415,889	$2,300,823

Loans
Ending balance	$18,768,673	$93,127,553	$136,343,696	$10,529,800	$3,398,513	$—	$262,168,235

Ending balance: individually evaluated for impairment	$—	$5,743,883	$4,349,002	$373,571	$21,000	$—	$10,487,456

Ending balance: collectively evaluated for impairment	$18,768,673	$87,383,670	$131,994,694	$10,156,229	$3,377,513	$—	$251,680,779

December 31, 2015
Allowance for credit losses
Beginning balance	$111,308	$999,865	$835,948	$310,952	$1,918	$1,226,904	$3,486,895
Recoveries	—	4,120	—	30,655	4,574	—	39,349
Charge-offs	—	(536,299)	—	(661)	(6,956)	—	(543,916)
Provision for credit losses	(53,959)	506,973	(20,239)	(103,859)	2,962	(331,878)	—

Ending balance	$57,349	$974,659	$815,709	$237,087	$2,498	$895,026	$2,982,328

Ending balance: individually evaluated for impairment	$—	$372,752	$232,331	$180,817	$423	$—	$786,323

Ending balance: collectively evaluated for impairment	$57,349	$601,907	$583,378	$56,270	$2,075	$895,026	$2,196,005

Loans
Ending balance	$17,751,269	$93,020,674	$126,213,738	$10,806,746	$3,098,022	$—	$250,890,449

Ending balance: individually evaluated for impairment	$—	$5,456,941	$3,277,047	$888,078	$7,457	$—	$9,629,523

Ending balance: collectively evaluated for impairment	$17,751,269	$87,563,733	$122,936,691	$9,918,668	$3,090,565	$—	$241,260,926

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

5. PREMISES AND EQUIPMENT

        A summary of premises and equipment is presented in the accompanying table:

	September 30, 2016	December 31, 2015
Land and land improvements	$2,672,721	$2,658,196
Buildings and improvements	7,321,124	7,416,364
Furniture, fixtures and equipment	5,277,293	5,186,495

	15,271,138	15,261,055
Less: Accumulated depreciation and amortization	7,119,871	6,816,397

Premises and equipment, net	$8,151,267	$8,444,658

        The Company conducts a portion of its banking operations from three leased facilities. In addition, the leases include provisions for additional payments to cover taxes, insurance and maintenance. Rent expense was $219,229 and $202,292 for the nine month periods ended September 30, 2016 and 2015, respectively.

        Future minimum rental commitments under noncancellable leases are as follows:

2016 (3 months)	$61,391
2017	249,768
2018	253,556
2019	160,972
2020	131,175
Thereafter	1,268,030

Total	$2,124,892

6. DEPOSITS

        Deposits are summarized as follows:

	September 30, 2016	December 31, 2015
Noninterest-bearing demand deposits	$72,005,633	$65,204,933

Interest-bearing deposits:
Demand	13,415,943	17,585,842
Passbook and statement savings	43,617,761	42,297,100
Money market savings	56,457,052	50,293,392
Time deposits:
$250,000 or more	19,482,892	14,082,498
Less than $250,000	67,958,665	59,572,555

Total interest bearing deposits	200,932,313	183,831,387

Total deposits	$272,937,946	$249,036,320

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

6. DEPOSITS (Continued)

        Time deposit maturities for the Company are as follows:

	September 30, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total
6 months and less	$8,879,057	10%	$17,658,293	24%
7 months to 12 months	5,691,036	6%	4,595,816	6%
13 months to 24 months	31,275,199	36%	16,276,349	22%
25 months to 36 months	7,533,048	9%	9,893,604	14%
37 months to 48 months	18,177,116	21%	6,654,734	9%
Over 48 months	15,886,101	18%	18,576,257	25%

Total time deposits	$87,441,557	100%	$73,655,053	100%

7. SHORT-TERM DEBT

        Information relating to short-term debt is as follows:

	September 30, 2016		December 31, 2015
	Amount	Rate	Amount	Rate
At Period-End:
Retail repurchase agreements	$—		$—
Other short-term debt	9,500,000	0.39%	18,000,000	0.41%

	$9,500,000		$18,000,000

	Nine Months ended September 30,
	2016		2015
Average for the Period:
Retail repurchase agreements	$—		$624,980	0.10%
Other short-term debt	12,153,687	0.46%	9,885,897	0.24%
Maximum Month-End Balance for Period:
Retail repurchase agreements	$—		$754,779	0.10%
Other short-term debt	20,000,000	0.48%	23,000,000	0.23%

        Repurchase agreements are bank-owned securities sold to a customer with the agreement that the same securities will be repurchased at a predetermined price. This agreement becomes an outstanding obligation and is considered a form of debt or borrowing. The product is offered only to commercial customers who meet certain criteria and are a relatively low-cost funding source for the Company. There were no repurchase agreements or securities pledged for repurchase agreements as of September 30, 2016 or December 31, 2015.

        Other short-term debt includes federal funds purchased, which is overnight, unsecured debt from other banks with interest rates that change daily. At various times the Company borrows federal funds due to fluctuations in loan demand and deposit balances. The Company had federal funds lines with

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

7. SHORT-TERM DEBT (Continued)

correspondent banks totaling $2,000,000 with no balance outstanding at September 30, 2016 or December 31, 2015.

        The Company is also a member of the Federal Home Loan Bank of Atlanta (the "FHLB") and has credit availability up to $36,739,000 at interest rates based upon current market conditions. This facility is secured by $52,034.000 of one-to four-family residential mortgage loans held in the Company's portfolio. There were borrowings of $9,500,000 and $18,000,000 outstanding at September 30, 2016 and December 31, 2015, respectively, under the facility. In addition, the Company had a letters of credit of $6.6 million and $5.6 million outstanding as of September 30, 2016 and December 31, 2015, respectively, under the facility.

        The Company also had secured lines of credit available with correspondent banks of $9,500,000 with no balance outstanding at September 30, 2016 or December 31, 2015.

8. LONG-TERM DEBT

        The Company had long-term debt outstanding as follows:

	September 30, 2016	December 31, 2015
6.39% fixed rate junior subordinated debentures, issued June 2005, maturing June 2035	$5,000,000	$5,000,000
8.00% fixed rate subordinated debentures, issued 2010, maturing June 2020	—	—

	$5,000,000	$5,000,000

        On June 23, 2005, New Windsor Capital Trust I (the "Trust I"), a Delaware business trust formed, funded and wholly owned by the Company, issued $5,000,000 of 6.39% fixed rate capital securities to institutional investors in a private pooled transaction. The proceeds were transferred to the Company as junior subordinated debt ("2035 junior subordinated debentures") under the same terms and conditions. The Company then contributed the full amount to the Bank in the form of Tier I capital. The Company has, through various contractual arrangements, fully and unconditionally guaranteed all of Trust I's obligations with respect to the capital securities.

        Under applicable regulatory guidelines, a portion of the capital securities qualify as Tier I capital, and the remaining portion will qualify as Tier II capital. Under applicable regulatory guidelines, the entire $5,000,000 of the outstanding capital securities qualify as Tier I capital at September 30, 2106 and December 31, 2015.

        The 2035 junior subordinated debentures are the sole assets of the Trust I and carry a fixed rate of 6.39%. Both the capital securities of the Trust I and the junior subordinated debentures are scheduled to mature on June 23, 2035, unless called by the Company at 100% of the principal amount.

        Commencing June 1, 2010, the Company offered $5,500,000 of 8.00% fixed rate subordinated debentures ("2020 subordinated debentures") in a private placement offering. The Company completed

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

8. LONG-TERM DEBT (Continued)

the issuance on December 29, 2010 and contributed the majority of the proceeds to the Bank in the form of Tier I capital.

        Under applicable regulatory guidelines, the 2020 subordinated debentures qualify as Tier II capital but a portion (20%) would be excluded each year starting in 2015, the fifth year prior to the maturity date.

        From September 30, 2015 through December 31, 2015, $983,758 of the 2020 subordinated debentures were converted into common stock as part of the Company's stock offering and the remaining $4,516,242 was fully redeemed by the Company.

9. INCOME TAXES

        Income taxes were comprised of the following:

	Nine Months Ended September 30,
	2016	2015
Current:
Federal	$578,346	$498,713
State	186,109	185,734

Total current expense	764,455	684,447

Deferred:
Federal	(8,225)	73,492
State	(2,175)	19,436

Total deferred	(10,400)	92,928

Total income tax expense	$754,055	$777,375

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

9. INCOME TAXES (Continued)

        Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below:

	September 30, 2016	December 31, 2015
Deferred tax assets:
Allowance for credit losses	$809,889	$843,895
Employee benefits	14,541	—
Unrealized loss on investment securities—available-for-sale	—	—
Deferred compensation	160,615	132,264
Depreciation	84,203	83,532
Other	184,055	180,837

Gross deferred tax assets	1,253,303	1,240,528

Deferred tax liabilities:
Unrealized gain on investment securities—available-for-sale	56,370	25,649
Other	1,457	1,458

Gross deferred tax liabilities	57,827	27,107

Net deferred tax assets	$1,195,476	$1,213,421

        Reconciliation between income tax expense and taxes computed at the maximum statutory federal rate is as follows:

	Nine Months Ended September 30,
	2016	2015
Federal statutory income tax rate	34.0%	34.0%
Increase (decrease) resulting from:
Tax-exempt interest income	(0.4)	(0.4)
Earnings on investment in bank-owned life insurance	(0.8)	—
State income taxes, net of federal income tax benefit	6.4	7.1
Other	0.3	0.2

Effective tax rate	39.5%	40.9%

10. RELATED PARTY TRANSACTIONS

        During the ordinary course of business, the Company makes loans to its directors and their associates and several of its policy-making officers on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

10. RELATED PARTY TRANSACTIONS (Continued)

        The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons:

Balance at January 1, 2015	$5,801,860
Additions	461,188
Repayments	(1,125,336)
Change in relationship with Company, net	—

Balance at December 31, 2015	$5,137,712
Additions	535,374
Repayments	(646,534)
Change in relationship with Company, net	(897,152)

Balance at September 30, 2016	$4,129,400

11. COMMITMENTS AND CONTINGENCIES

        The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

        At September 30, 2016 and December 31, 2015, in addition to the undisbursed portion of loans receivable, the Company had outstanding loan commitments of $34,565,000 and $29,447,000, respectively. These commitments are normally met from deposit growth, loan payments, excess liquidity, or borrowed money.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding at September 30, 2016 and December 31, 2015 were $3,587,000 and $4,953,000, respectively.

12. EMPLOYEE BENEFIT PLANS

        The Company has a 401(k) profit sharing plan, which covers substantially all employees with more than 90 days of service and at least 1,000 hours of service during the plan year. Employer contributions to the plan are at the discretion of the Board of Directors. Plan expense amounted to $79,712 and $68,914 for the nine months ended September 30, 2016 and 2015, respectively.

        On January 18, 2005, the Company established a deferred compensation plan. Under this plan, directors and certain key employees are allowed to defer their fees, income or incentives to purchase company stock. Up to 26,250 shares of stock may be issued under this plan and all shares are held in

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

12. EMPLOYEE BENEFIT PLANS (Continued)

trust. Each director and employee may elect to defer up to 100% of the director fees and qualified income or incentive, respectively. Upon separation from service with the Company, a participant may elect to receive either shares of stock, cash or a combination thereof. As of September 30, 2016, 21,725 shares of common stock have been purchased under this plan, of which 19,203 were purchased from the Company.

        On April 17, 2012, the Company's shareholders approved a proposal to adopt the 2012 Employee Stock Purchase Plan. The purpose of the plan is to provide employees of the Company with an additional employee benefit by providing them an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company's common stock. The plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The plan will purchase shares of the Company's common stock for participants either directly from the Company (either from its authorized and unissued shares of common stock or its issued but not outstanding shares of common stock), in the open market, or in privately negotiated transactions. The maximum number of shares of common stock that the plan may purchase directly from the Company will be 26,250. The plan can continue in effect for a term of ten years.

        An employee electing to participate in the plan may do so by authorizing deductions to be taken from his or her paycheck during an offering period up to a maximum of ten percent (10%) of his or her compensation. The plan is broken down into four periods called "offering periods" starting on January 1st, April 1st, July 1st and October 1st. The amount accumulated for each employee through payroll deduction during an offering period will be used to purchase shares of the Company's common stock at the end of the offering period. In determining the price of the shares sold, the Compensation Committee determines the fair market value of the Company's shares using a method allowed by the Internal Revenue Code. The Committee may, but is not required to, offer the shares at a discount not to exceed fifteen percent (15%). No employee may purchase more than $25,000 worth of the Company's common stock under the plan during any one calendar year. The Company's board of directors may at any time amend or terminate the plan, except that no amendment may be made without the approval of the shareholders, if such amendment would (1) increase the maximum number of common stock that may be issued under the plan, or (2) amend the requirements as to the class of employees eligible to purchase stock under the plan.

        During the nine months ended September 30, 2016, the plan purchased 301 shares of the Company's stock of which 198 shares were purchased from the Company. During the nine months ended September 30, 2015, the plan purchased 380 shares of the Company's stock of which 309 shares were purchased from the Company. The Company held, as a liability of the Company, funds on behalf of employees participating in the plan of $1,922 at September 30, 2016 and $1,552 at September 30, 2015.

        The Bank has entered into agreements with certain employees to provide life insurance benefits payable in connection with policies of life insurance on those employees that are owned by the Bank. Each of the agreements provides for the amount of death benefits to be paid to beneficiaries of the insured. For this plan, the Bank expensed $6,275 in the nine months ended September 30, 2016.

        In 2016, the Bank adopted supplemental executive retirement plans for certain executives. The plans provide cash compensation to the executive officers under certain circumstances, including a

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

12. EMPLOYEE BENEFIT PLANS (Continued)

separation of service. The benefits vest over the period from adoption to a specified age for each executive. The Bank recorded expense, including interest, of $30,598 in the nine months ended September 30, 2016.

13. REGULATORY MATTERS

        Banks and holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

        The Basel III Capital Rules became effective on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table that follows) of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined by regulations) to risk-weighted assets (as defined) and of Tier 1 capital to adjusted quarterly average assets (as defined).

        The Company's and the Bank's Common Equity Tier 1 capital consists of common stock and related surplus and retained earnings. In connection with the adoption of the Basel III Capital Rules, the Bank elected to "opt-out" of the requirement to include most components of accumulated other comprehensive income in Common Equity Tier 1.

        Tier 1 capital includes Common Equity Tier 1 capital and additional Tier 1 capital. For the Company, additional Tier 1 capital includes the allowable portion of the trust preferred securities (as further outlined in Note 8). Under the Basel III Capital rules, trust preferred securities do not qualify as Tier 1 capital instruments for Companies with assets greater than $15 billion and must be phased-out of Tier 1 capital.

        Total capital includes Tier 1 capital plus the allowable portion of the subordinated debt, a permissible portion of the allowance for credit losses and the portion of the trust preferred securities not allowed in Tier 1 capital.

        The Common Equity Tier 1 (beginning in 2015), Tier 1 and Total capital ratios are calculated by dividing the respective capital amounts by risk-weighted assets. Risk-weighted assets are calculated based on regulatory requirements and include total assets allocated by risk weight category and certain off-balance sheet items. The leverage ratio is calculated by dividing Tier 1 capital by adjusted quarterly average total assets.

        When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Company and Bank to maintain (1) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (which is added to the 4.5% Common Equity Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 7.0% upon full implementation), (2) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (3) a minimum ratio of Total capital

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

13. REGULATORY MATTERS (Continued)

(that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (4) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.

        The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a "countercyclical capital buffer" that is applicable to only certain covered institutions and does not have any current applicability to the Company or Bank.

        The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (combined with the countercyclical capital buffer where applicable) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

        The following table presents actual and required capital ratios for the Company and the Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

	Actual		Minimum Capital Required—Basel III Phase-In Schedule		Minimum Capital Required—Basel III Fully Phased -In		Required to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2016
Common equity tier 1 capital (to risk-weighted assets):
Consolidated	$22,783,000	8.70%
New Windsor State Bank	28,711,000	10.93%	13,462,000	5.125%	18,388,000	7.00%	17,074,000	6.50%
Tier 1 capital (to risk-weighted assets):
Consolidated	27,783,000	10.61%
New Windsor State Bank	28,711,000	10.93%	17,403,000	6.625%	22,328,000	8.50%	21,015,000	8.00%
Total capital (to risk-weighted assets):
Consolidated	30,609,000	11.69%
New Windsor State Bank	31,567,000	12.01%	22,670,000	8.625%	27,598,000	10.50%	26,284,000	10.00%
Tier 1 capital (to average assets):
Consolidated	27,783,000	9.12%
New Windsor State Bank	28,711,000	9.39%	12,230,000	4.000%	12,230,000	4.00%	15,288,000	5.00%

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

13. REGULATORY MATTERS (Continued)

	Actual		Minimum Capital Required—Basel III Phase-In Schedule		Minimum Capital Required—Basel III Fully Phased -In		Required to be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2015
Common equity tier 1 capital (to risk-weighted assets):
Consolidated	$21,752,000	8.91%
New Windsor State Bank	27,464,000	11.21%	11,025,000	4.50%	17,150,000	7.00%	15,925,000	6.50%
Tier 1 capital (to risk-weighted assets):
Consolidated	26,752,000	10.96%
New Windsor State Bank	27,464,000	11.21%	14,700,000	6.00%	20,825,000	8.50%	19,600,000	8.00%
Total capital (to risk-weighted assets):
Consolidated	29,734,000	12.18%
New Windsor State Bank	30,446,000	12.43%	19,595,000	8.00%	25,719,000	10.50%	24,494,000	10.00%
Tier 1 capital (to average assets):
Consolidated	26,752,000	9.12%
New Windsor State Bank	27,464,000	9.33%	11,774,000	4.00%	11,774,000	4.00%	14,718,000	5.00%

        As of September 30, 2016, capital levels of the Company and the Bank meet all capital adequacy requirements under the Basel III Capital Rules phase-in schedule. Based on the ratios presented above, capital levels as of September 30, 2016 at the Company and the Bank meet the minimum levels necessary to be considered "well capitalized".

        The Company and the Bank are subject to the regulatory capital requirements administered by the Federal Reserve, and, for the Bank, the Federal Deposit Insurance Corporation. Regulatory authorities can initiate certain mandatory actions if the Company or the Bank fail to meet the minimum capital requirements, which could have a direct material effect. Management believes, as of September 30, 2016, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

13. REGULATORY MATTERS (Continued)

        Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the Bancorp. At September 30, 2016, the Bank could have paid dividends of approximately $27,811,000 to its parent company from undivided profits and, with the prior consent and approval of the Commissioner of Financial Regulation, from surplus in excess of $450,000, after providing for expenses, losses, interest and taxes accrued or due.

        On July 12, 2013, the Bancorp entered into a loan agreement with the Bank to refinance the remaining balances on existing loans with the bank. The loan was for $2,300,000 with a maturity date of July 1, 2038 and monthly payments of principal and interest. The interest rate was fixed for the first ten years at 5.00% and then a floating rate of interest equal to prime rate. The note was secured by the mortgage on 222 East Baltimore Street, Taneytown, Maryland, which is the Company's Taneytown branch location. The loan was paid in full in January 2015.

        Commencing on June 1, 2015, the Company conducted a common stock offering to Maryland residents who were existing holders of the Company's common stock, holders of the 8% Fixed Rate Unsecured Subordinated Notes due in 2020 and to other "accredited investors". The purpose of the offering was to strengthen the Company's core equity capital, reduce future interest expense by redeeming the subordinated notes and support growth and expansion of the Bank. The offering was concluded on December 31, 2015. A total of 382,999 shares were issued, increasing stockholders' equity by $5,942,000 after costs related to the offering. This included 61,485 shares related to the conversion of the subordinated notes into common stock. The net proceeds of the offering were used to fully redeem the remaining subordinated notes and the remainder contributed to the Bank in the form of Tier I capital to support future growth.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company discloses fair value information about financial instruments for which it is practicable to estimate the value, whether or not such financial instruments are recognized on the balance sheet. Financial instruments have been defined broadly to encompass 95.5% of the Company's assets and 92.4% of its liabilities. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

        Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on the amount and timing of future cash flows and estimated discount rates.

        Present value techniques used in estimating the fair value of many of the Company's financial instruments are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate cash settlement of the instrument. Additionally, the accompanying estimates of fair values are only representative of the fair values of the individual financial assets and liabilities and should not be considered an indication of the fair value of the Company.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The estimated fair values of the Company's financial instruments are as follows:

	Carrying Amount	Fair Value	In Active Markets for Identical Assets (level 1)	Significant Other Observable Inputs (level 2)	Significant Unobservable Inputs (level 3)
	Quoted Prices
At September 30, 2016
FINANCIAL ASSETS
Cash and temporary investments(1)	$9,892,366	$9,892,366	$—	$9,892,366	$—
Investments securities	24,573,211	24,573,211	134,901	24,438,310	—
Loans held for sale	2,545,462	2,545,462	—	2,545,462	—
Loans, net of allowance	259,342,324	255,362,324	—	—	255,362,324
Accrued interest receivable	599,838	599,838	—	599,838	—

Total financial assets	$296,953,201	$292,973,201	$134,901	$37,475,976	$255,362,324

FINANCIAL LIABILITIES
Deposits	$272,937,946	$273,479,946	$—	$273,479,946	$—
Short-term debt	9,500,000	9,500,000	—	9,500,000	—
Long-term debt	5,000,000	5,031,075	—	5,031,075	—
Accrued interest payable	72,997	72,997	—	72,997	—

Total financial liabilities	$287,510,943	$288,084,018	$—	$288,084,018	$—

(1)
Temporary investments include cash and due from banks and federal funds sold and other overnight investments.

	Carrying Amount	Fair Value	In Active Markets for Identical Assets (level 1)	Significant Other Observable Inputs (level 2)	Significant Unobservable Inputs (level 3)
	Quoted Prices
At December 31, 2015
FINANCIAL ASSETS
Cash and temporary investments(1)	$7,925,778	$7,925,778	$—	$7,925,778	$—
Investments securities	25,368,828	25,368,828	146,703	25,222,125	—
Loans held for sale	648,532	648,532	—	648,532	—
Loans, net of allowance	247,908,121	239,338,121	—	—	239,338,121
Accrued interest receivable	645,093	645,093	—	645,093	—

Total financial assets	$282,496,352	$273,926,352	$146,703	$34,441,528	$239,338,121

FINANCIAL LIABILITIES
Deposits	$249,036,320	$248,704,320	$—	$248,704,320	$—
Short-term debt	18,000,000	18,000,000	—	18,000,000	—
Long-term debt	5,000,000	4,671,549	—	4,671,549	—
Accrued interest payable	80,561	80,561	—	80,561	—

Total financial liabilities	$272,116,881	$271,456,430	$—	$271,456,430	$—

(1)
Temporary investments include cash and due from banks and federal funds sold and other overnight investments.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        At September 30, 2016 and December 31, 2015, the Company had outstanding loan commitments and standby letters of credit of $38,152,000 and $34,400,000, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

        The following methods and assumptions were used to estimate the fair value of each category of financial instruments for which it is practicable to estimate that value:

        Cash, due from banks, federal funds sold and other overnight investments.    Carrying amount approximated fair value.

        Investment securities.    The fair value for U.S. Agency, state and municipal, and corporate debt securities was based upon quoted market bids; for mortgage-backed securities upon bid prices for similar pools of fixed and variable rate assets, considering current market spreads and prepayment speeds; and for equity securities upon quoted market prices.

        Loans held for sale.    Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments.

        Loans net of allowance.    Fair value was estimated by computing the discounted value of estimated cash flows, adjusted for potential credit losses, for pools of loans having similar characteristics. The discount rate was based on the current loan origination rate for a similar loan.

        Accrued interest receivable.    Carrying amount approximated the fair value of accrued interest, considering the short-term nature of the receivable and its expected collection.

        Deposits.    The fair value of demand, money market savings and regular savings deposits, which have no stated maturity, were considered equal to their book value, representing the amount payable on demand. These estimated fair values do not include the intangible value of core deposit relationships, which comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source that has a substantial intangible value separate from the value of the deposit balances. The fair value of time deposits was based upon the discounted value of contractual cash flows at current rates for deposits of similar remaining maturity.

        Short-term debt.    The fair value of federal funds purchased, borrowings under secured lines of credit and securities sold under agreements to repurchase is approximated by the carrying value.

        Long-term debt.    The fair value of long-term debt is estimated by discounting the value of contractual cash flows using rates currently offered for instruments with similar terms and remaining maturities.

        Accrued interest payable.    The fair value is approximated by the carrying value.

        Off-balance sheet financial instruments.    The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial, and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

CONDENSED FINANCIAL STATEMENTS—PARENT COMPANY ONLY

        The condensed financial statements for New Windsor Bancorp, Inc. (parent company only) pertaining to the periods covered by the Company's consolidated financial statements are presented below:

STATEMENTS OF CONDITION

	September 30, 2016	September 30, 2015	December 31, 2015
ASSETS
Cash and cash equivalents	$29,640	$342,371	$170,678
Investment securities available-for-sale, at fair value	134,901	166,750	146,703
Investment in wholly-owned subsidiaries	27,745,402	25,665,743	26,439,849
Other assets	138,211	217,608	262,300

Total assets	$28,048,154	$26,392,472	$27,019,530

LIABILITIES
Junior subordinated debentures	$5,155,000	$5,155,000	$5,155,000
Subordinated debentures	—	2,062,518	—
Long-term debt	—	—	—
Other liabilities	14,200	124,200	61,578

Total liabilities	5,169,200	7,341,718	5,216,578

STOCKHOLDERS' EQUITY
Common stock	10,046	8,413	10,009
Surplus	15,646,264	13,072,986	15,591,265
Retained earnings	7,126,212	5,812,669	6,150,778
Accumulated other comprehensive income	96,432	156,686	50,900

Total stockholders' equity	22,878,954	19,050,754	21,802,952

Total liabilities and stockholders' equity	$28,048,154	$26,392,472	$27,019,530

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

CONDENSED FINANCIAL STATEMENTS—PARENT COMPANY ONLY (Continued)

STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,
	2016	2015
Income:
Cash dividends from subsidiaries	$125,000	$125,000
Interest and dividend income	1,847	1,537
Gain on sale of subsidiary(1)	—	1,174,198

Total income	126,847	1,300,735
Expense:
Interest expense	239,625	582,065
Operating expense	94,652	40,274

Total expense	334,277	622,339
Gain (loss) before income taxes and equity in undistributed income of subsidiaries	(207,430)	678,396
Income tax benefit	(111,254)	(212,347)

Gain (loss) before equity in undistributed income of subsidiaries	(96,176)	890,743
Equity in undistributed income of subsidiaries	1,252,228	1,405,839

Net income—Parent only	1,156,052	2,296,582
Elimination of intercompany gain(1)	—	(1,174,198)

Consolidated net income	$1,156,052	$1,122,384

(1)—Intercompany gain resulting from the sale of New Windsor Holdings, LLC to New Windsor State Bank.

NEW WINDSOR BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(unaudited)

CONDENSED FINANCIAL STATEMENTS—PARENT COMPANY ONLY (Continued)

STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities:
Net income	$1,156,052	$2,296,582
Adjustments to reconcile net income to net cash provided by (used in) by operating activities:
Equity in undistributed income of subsidiaries	(1,252,228)	(1,405,839)
Gain on sale of subsidiary(1)	—	(1,174,198)
Net change in other assets and other liabilities	80,720	(61,468)

Net cash used in operating activities	(15,456)	(344,923)

Cash Flows from Investing Activities:
Sale of subsidiary(1)	—	2,785,829

Cash provided by investing activities	—	2,785,829

Cash Flows from Financing Activities:
Repayment of subordinated debentures	—	(3,437,482)
Repayment of long-term debt	—	(2,225,930)
Issuance of additional shares of common stock	55,036	3,491,787
Cash paid in lieu of fractional shares	—	(1,758)
Cash dividends paid	(180,618)	(91,435)

Net cash used in financing activities	(125,582)	(2,264,818)

Net (decrease) increase in Cash and Cash Equivalents	(141,038)	176,088
Cash and Cash Equivalents at Beginning of Year	170,678	166,283

Cash and Cash Equivalents at End of Year	$29,640	$342,371

(1)—Intercompany transaction / gain resulting from the sale of New Windsor Holdings, LLC to New Windsor State Bank.

Exhibit A

Execution Copy

AGREEMENT AND PLAN
OF REORGANIZATION
By and Among
 ACNB CORPORATION,
ACNB SOUTH ACQUISITION SUBSIDIARY, LLC,
ACNB BANK,
NEW WINDSOR BANCORP, INC.,
And
NEW WINDSOR STATE BANK
November 21, 2016

A-ii

A-iii

A-iv

Execution Copy

AGREEMENT

        THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 21, 2016, is made by and among ACNB CORPORATION ("ACNB"), a Pennsylvania corporation, having its principal place of business in Gettysburg, Pennsylvania, ACNB SOUTH ACQUISITION SUBSIDIARY, LLC ("Acquisition Subsidiary"), a Pennsylvania limited liability company having its principal place of business in Gettysburg, Pennsylvania, ACNB BANK ("ACNB Bank"), a Pennsylvania state-chartered bank, having its principal place of business in Gettysburg, Pennsylvania, NEW WINDSOR BANCORP, INC. ("NW Bancorp"), a Maryland corporation, having its principal place of business in Taneytown, Maryland, and NEW WINDSOR STATE BANK ("NWS Bank"), a Maryland state-chartered bank, having its principal place of business in Taneytown, Maryland.

BACKGROUND

1.
The board of directors of each of ACNB, Acquisition Subsidiary, ACNB Bank, NW Bancorp and NWS Bank deems it advisable and in each of their respective best interests and consistent with and in furtherance of their respective business strategies and goals for NW Bancorp to merge with and into Acquisition Subsidiary (the "Merger"), with Acquisition Subsidiary surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania and the State of Maryland, and such boards of directors have unanimously approved this Agreement, declared it advisable, and recommended that this Agreement be adopted by the shareholders of NW Bancorp and Acquisition Subsidiary.

2.
ACNB, Acquisition Subsidiary and NW Bancorp intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

3.
ACNB is the sole member of Acquisition Subsidiary and the parent bank holding company and sole shareholder of ACNB Bank. NW Bancorp is the parent holding company and sole stockholder of NWS Bank.

4.
As an inducement to ACNB's willingness to enter into this Agreement, the directors of NW Bancorp, NW Bancorp's Chief Executive Officer, Treasurer, and certain other executive officers of NWS Bank have executed a NW Bancorp Letter Agreement in the form attached hereto as Exhibit A.

5.
As a condition and inducement to the parties' willingness to enter into this Agreement, ACNB and ACNB Bank, as applicable, have entered into: an Acknowledgement and Release in the form attached hereto as Exhibit B, with certain executive officers and certain employees of NWS Bank to be retained by ACNB Bank as identified on Schedule 1; an Acknowledgement and Release in the form attached hereto as Exhibit C with the executive identified on Schedule 1; an Employment Agreement in the form attached hereto as Exhibit D with the executive identified on Schedule 1; Change in Control Agreements with the executives identified on Schedule 1 in the form attached hereto as Exhibit E; and Noncompetition and Nonsolicitation Agreements with the executives identified on Schedule 1 in the form attached hereto as Exhibit F, all to be effective at the Effective Time (as defined herein).

6.
The respective board of directors of the parties has determined that it is in the best interests of their respective companies and their shareholders and members, respectively, to consummate the Merger provided for herein.

7.
Subject to the terms of this Agreement, the parties' desire to merge NWS Bank with and into ACNB Bank, as soon as practicable after the Effective Time (as hereinafter defined) and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit G.

8.
The parties desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    Definitions.     As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        ACNB Benefit Plans shall have the meaning set forth in Section 3.12(a) of this Agreement.

        ACNB Common Stock has the meaning given to that term in Section 3.03 of this Agreement.

        ACNB Disclosure Schedule means a disclosure schedule delivered by ACNB to NW Bancorp pursuant to Article III of this Agreement.

        ACNB Financials means (i) the audited consolidated statements of condition as of and for the fiscal years ending December 31, 2015, December 31, 2014, and December 31, 2013, and the audited consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for fiscal years ending December 31, 2015, December 31, 2014, and December 31, 2013, including the notes thereto and (ii) unaudited interim consolidated statements of condition, income, comprehensive income, changes in shareholders' equity, and cash flows, as of the end of each calendar quarter following September 30, 2016 and for the periods then ended including the notes thereto.

        ACNB Regulatory Reports means the annual and quarterly reports of ACNB filed with the SEC since December 31, 2013 through the Closing Date, and the financial reports of ACNB Bank and accompanying schedules for each calendar quarter filed with the FDIC, as applicable, since the quarter ended December 31, 2013 through the Closing Date.

        ACNB Subsidiaries means any corporation, limited liability company, partnership, or other entity 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by ACNB, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of ACNB Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

        Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons, except ACNB, Acquisition Subsidiary, or ACNB Bank, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving NW Bancorp or any NW Bancorp Subsidiaries, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of NW Bancorp; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any NW Bancorp Subsidiary and the capital stock of any entity surviving any merger or business combination involving any NW Bancorp Subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of

NW Bancorp or any of its NW Bancorp Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of NW Bancorp or any NW Bancorp Subsidiary where that NW Bancorp Subsidiary represents more than 20% of the consolidated assets or revenue of NW Bancorp, in each case other than the transactions contemplated by this Agreement.

        Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

        Bank Merger means the merger of NWS Bank with and into ACNB Bank.

        Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the PDB, the FDIC, FRB, and the MOCFR.

        BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

        BHCA means the Bank Holding Company Act of 1956, as amended.

        Closing shall have the meaning set forth in Section 1.02(a) of this Agreement.

        Closing Date shall have the meaning set forth in Section 1.02(a) of this Agreement.

        Confidentiality Agreements means (i) that certain confidentiality agreements, dated June 27, 2016, pursuant to which ACNB agrees, among other things, to maintain the confidentiality of certain information provided to it by NW Bancorp; and (ii) that certain confidentiality agreement, dated June 29, 2016, pursuant to which NW Bancorp agrees, among other things, to maintain the confidentiality of certain information provided to it by ACNB.

        Deposit Liabilities means all deposit liabilities (which shall include, but shall not be limited to, "deposits" as such term is defined in Section 3(l)(1) of the Federal Deposit Insurance Act, as amended) of NWS Bank including balances in money market and other accounts linked to accounts containing deposit liabilities under "sweep" or similar arrangements, together with NWS Bank's rights and obligations under any related customer agreement, and Individual Retirement Accounts ("IRAs") for which NWS Bank is custodian.

        Dissenting NW Bancorp Shares means shares of NW Bancorp Common Stock as to which appraisal rights are perfected under the MGCL.

        Effective Time shall have the meaning set forth in Section 1.02(c) of this Agreement.

        Election means a Cash Election, Stock Election, and/or Mixed Election, as the context shall require.

        Election Form means a form to be delivered to holders of NW Bancorp Common Stock by the Exchange Agent pursuant to Section 1.02(j) by which the holders of NW Bancorp Common Stock, may make an Election with respect to the Merger Consideration.

        Election Deadline means 5:00 p.m. on the 33rd day following the Mailing Date (or such other time and date as ACNB and NW Bancorp shall mutually agree).

        Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.

        Environmental Liability means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Law or relating to or arising from contamination or hazardous substances.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        ERISA Affiliate means (i) a member of any "controlled group" (as defined in Section 414(b) of the IRC) of which a party is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with a party, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which a party is a member, or (iv) an entity required to be aggregated with a party (as applicable pursuant to Section 414(o) of the IRC).

        ETL means of the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §311 et seq.

        Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        Exchange Agent shall have the meaning set forth in 1.02(m) of this Agreement.

        Exchange Agent Agreement means the agreement entered into between ACNB and the Exchange Agent in form and substance reasonably acceptable to ACNB setting forth the terms and conditions upon which the Exchange Agent will render the exchange services in connection with the Merger.

        FDIA means the Federal Deposit Insurance Act, as amended.

        FDIC means the Federal Deposit Insurance Corporation.

        FRB means the Board of Governors of the Federal Reserve System.

        GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

        Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator and the SEC.

        IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        IRS means the Internal Revenue Service.

        Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.

        Material Adverse Effect means with respect to a party hereto, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that (a) has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of NW Bancorp on a consolidated basis (when such term is used in Article II hereof) or ACNB on a consolidated basis (when such term is used in Article III hereof) or (b) would materially impair the ability of such party or its Subsidiary to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated hereby by this Agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect NW Bancorp or ACNB when compared to other banking institutions, (ii) any change in GAAP or applicable law, regulation or the interpretation thereof by courts or Governmental Entities that does not disproportionately affect such party and its Subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of this Agreement, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by NW Bancorp or ACNB in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order, except for an enforcement action related to or resulting from either party's management rating.

        MDAT means the Maryland Department of Assessments & Taxation.

        MGCL means the Maryland General Corporation Law.

        MOCFR means the Maryland Office of the Commissioner of Financial Regulation.

        NW Bancorp Appointed Officers means those officers of NW Bancorp who have been appointed as officers of ACNB Bank, effective after the Effective Time.

        NW Bancorp Benefit Plans shall have the meaning set forth in Section 2.14(a).

        NW Bancorp Common Stock means the common stock of NW Bancorp described in Section 2.03(a).

        NW Bancorp Disclosure Schedule means a disclosure schedule delivered by NW Bancorp to ACNB pursuant to Article II of this Agreement.

        NW Bancorp Financials means (i) the audited consolidated statements of condition, comprehensive income, income, changes in stockholders' equity and cash flows as of and for the fiscal years ending December 31, 2015, December 31, 2014, and December 31, 2013, including the notes and schedules thereto; (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter following September 30, 2016 and for the periods then ended including the notes thereto; and (iii) the NW Bancorp Regulatory Reports.

        NW Bancorp Regulatory Reports means the call reports of NWS Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended December 31, 2013 through the Effective Time and all reports filed with any Bank Regulator by NW Bancorp or NWS Bank from December 31, 2013 through the Effective Time.

        NW Bancorp Subsidiaries means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by NW Bancorp, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of NWS Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

        PAC means the Pennsylvania Associations Code.

        PDB means the Pennsylvania Department of Banking and Securities.

        PDS means the Department of State of the Commonwealth of Pennsylvania.

        Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

        Proxy Statement/Prospectus means the proxy statement/prospectus together with any amendments and supplements thereto, to be transmitted to holders of NW Bancorp Common Stock in connection with the transactions contemplated by this Agreement

        Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering shares of ACNB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

        Regulatory Agreement has the meanings given to that term in Sections 2.13(c) and 3.11(c) of this Agreement.

        Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

        Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

        Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

        SEC means the Securities and Exchange Commission.

        Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

        Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

        Statement of Merger means the statement of merger and/or the articles of merger to be executed by Acquisition Subsidiary and NW Bancorp and to be filed with PDS and MDAT, in accordance with the ETL and MGCL.

        Subsidiary means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

        Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker's compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.

        Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.

        Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

        Treasury Regulations means the regulations issued by the United States Internal Revenue Service, a bureau of the United States Department of Treasury.

        Section 1.02    The Merger.

  (a)
  Closing.    The closing of the Merger (the "Closing") will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article VI (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) (such date, the "Closing Date").

  (b)
  The Merger.    Subject to the terms and conditions of this Agreement, and in accordance with Article III of the PAC, also known as the ETL, and the MGCL, as required, at the Effective Time, NW Bancorp shall merge with and into Acquisition Subsidiary, the separate existence of NW Bancorp shall cease, and Acquisition Subsidiary shall be the surviving entity and continue to exist as a Pennsylvania limited liability company and all of the assets and liabilities of NW Bancorp shall become the assets and liabilities of Acquisition Subsidiary.

  (c)
  Effective Time; Effects of the Merger.    Subject to the provisions of this Agreement, the Statement of Merger shall be duly prepared, executed and delivered for filing with the PDS and the MDAT, as required, on the Closing Date. The Merger shall become effective at such time, on such date, as the Statement of Merger is filed with the PDS and the MDAT, as required, or at such date and time as may be specified in the Statement of Merger (such time being the "Effective Time"). At and after the Effective Time, the Merger shall have the effects set forth in Section 331 of the ETL, Section 3-114 of the MGCL, and this Agreement.

  (d)
  ACNB's Articles of Incorporation and Bylaws.    On and after the Effective Time, the articles of incorporation and bylaws of ACNB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of ACNB, until thereafter altered, amended, or replaced.

  (e)
  Acquisition Subsidiary's Certificate of Organization and Operating Agreement.    On and after the Effective Time, the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall automatically be and remain the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as the surviving limited liability company in the Merger, until thereafter altered, amended, or replaced in accordance with law and the Operating Agreement.

  (f)
  Board of Directors and Executive Officers of ACNB Bank and ACNB.    Subject to satisfaction or waiver of the conditions precedent of this Agreement, at the Effective Time, the total number of persons serving on the board of directors of ACNB Bank shall be increased to sixteen (16). Fourteen (14) of the sixteen (16) directors shall be the directors of ACNB Bank serving immediately prior to the Effective Time and two (2) of the sixteen (16) directors shall be the NW Bancorp Nominees as provided in Section 5.19 hereof.

    In accordance with the Amended and Restated Articles of Incorporation of ACNB in effect as of the date hereof, at the 2017 Annual Meeting of ACNB Shareholders (the "2017 Annual Meeting"), ACNB shall recommend to its Shareholders that the total number of persons that shall constitute the whole Board of Directors of ACNB be increased from thirteen (13) to sixteen (16). If such recommendation to increase the number of members that shall constitute the whole Board of Directors of ACNB is approved by the requisite majority of ACNB Shareholders at the 2017 Annual Meeting, then the total number of persons that shall constitute the whole Board of Directors of ACNB shall be increased from thirteen (13) to sixteen (16). At the Effective Time (subject to the terms and conditions hereof), thirteen (13) of the sixteen (16) directors shall be the directors of ACNB serving immediately prior to the Effective Time and two (2) of the sixteen (16) directors shall be the NW Bancorp Nominees as provided in Section 5.19 hereof to commence service after the Effective Time. One (1) seat shall be reserved for a future President of ACNB if not standing for election at the 2017 Annual Meeting. If so standing for election at the 2017 Annual Meeting the reference to thirteen (13) above shall be changed to fourteen (14) for purposes of this paragraph. If the recommendation to increase the number that shall constitute the whole of the Board of Directors of ACNB to sixteen (16) is approved by the requisite majority of ACNB Shareholders at the 2017 Annual Meeting, and if Closing shall then occur (subject to the terms and conditions hereof) then the NW Bancorp Nominees shall be appointed as Class 1 and Class 2 directors, respectively, by the ACNB Board of Directors, in accordance with Section 204 of the ACNB Bylaws such appointment to be effective at the Effective Time. The executive officers of ACNB immediately prior to the Effective Time shall be the executive officers of ACNB after the Effective Time. The executive officers of ACNB Bank immediately prior to the Effective Time and the NW Bancorp Appointed Officers shall be the executive officers of ACNB Bank after the Effective Time.

  (g)
  Liquidation and Dissolution.    As soon as practicable after the Effective Time, ACNB shall cause Acquisition Subsidiary to be liquidated and dissolved and all of its assets and liabilities distributed to and assumed by ACNB.

  (h)
  Bank Merger.

  (i)
  ACNB, Acquisition Subsidiary, and NW Bancorp shall use their commercially reasonable best efforts to cause NWS Bank to merge with and into ACNB Bank, with ACNB Bank surviving such merger, as soon as immediately practicable after the Effective Time. It is intended by the parties that the Bank Merger be effected immediately after the Merger. Concurrently with the execution and delivery of this Agreement, ACNB shall cause ACNB Bank, and NW Bancorp shall cause NWS Bank, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit G.

  (ii)
  Notwithstanding Section 1.02(h)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

  (i)
  Effect on Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of ACNB, NW Bancorp or the holders of any of the following securities, the following shall occur:

  (i)
  Outstanding ACNB Common Stock.    Each share of ACNB Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of ACNB Common Stock, except that shares of ACNB Common Stock owned by NW Bancorp (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of ACNB.

  (ii)
  Cancellation of Certain Common Stock.    Each share of NW Bancorp Common Stock that is owned by ACNB, or by any of its respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

  (iii)
  Conversion of NW Bancorp Common Stock.    Each share of NW Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(i)(ii) and Dissenting NW Bancorp Shares) shall be converted into the right to receive, at the election of the holder thereof as provided herein either (A) 1.10 shares of ACNB Common Stock, subject to adjustment as provided in Section 1.02(l) below (the "Stock Consideration") or (B) thirty dollars ($30.00) in cash (the "Cash Consideration"). The Stock Consideration and Cash Consideration are collectively referred to as the "Merger Consideration." Notwithstanding the foregoing, and giving effect to Section 1.02(i)(ii) hereof, (1) the number of shares of NW Bancorp Common Stock to be converted into the right to receive the Stock Consideration at the Effective Time shall be equal to eighty five percent (85%) of the total number of shares of NW Bancorp Common Stock issued and outstanding at the Effective Time and (2) the number of shares of NW Bancorp Common Stock to be converted into the right to receive the Cash Consideration at the Effective Time shall be equal to fifteen percent (15%) of the total number of shares of NW Bancorp Common Stock issued and outstanding at the Effective Time, minus (x) the number of Dissenting NW Bancorp

      Shares, if any, and (y) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(i)(iv).

    (iv)
    Cash in Lieu of Fractional Shares.    Notwithstanding anything herein to the contrary, no fraction of a whole share of ACNB Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former NW Bancorp stockholder who would otherwise be entitled to receive a fraction of a share of ACNB Common Stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) thirty dollars ($30.00) and (b) the fractional share, calculated to the nearest ten-thousandth of the share of ACNB Common Stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of NW Bancorp Common Stock owned by a NW Bancorp Stockholder shall be combined so as to calculate the maximum number of whole shares of ACNB Common Stock issuable to such NW Bancorp Stockholders, to the extent permissible.

    (v)
    Dissenting NW Bancorp Shares.    The Dissenting NW Bancorp Shares that have not effectively withdrawn or lost their dissenters' rights under the MGCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the MGCL. If any such holder of NW Bancorp Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting NW Bancorp Shares held by such holder shall thereupon be treated as No Election Shares.

  (j)
  Election Procedures.    Not less than forty-five (45) business days prior to the anticipated Effective Time or on such other date as ACNB and NW Bancorp shall mutually agree (the "Mailing Date"), ACNB shall cause the Exchange Agent to mail an Election Form in such form as ACNB and NW Bancorp shall mutually agree to each holder of record of NW Bancorp Common Stock as of the close of business on the fifth (5th) business day prior to the Mailing Date (the "Election Form Record Date"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

  (i)
  To elect to receive the Stock Consideration with respect to all of their shares of NW Bancorp Common Stock (the "Stock Election Shares"); or

  (ii)
  To elect to receive the Cash Consideration with respect to all of their shares of NW Bancorp Common Stock (the "Cash Election Shares"); or

  (iii)
  To elect to receive the Stock Consideration with respect to a specified number of their shares of NW Bancorp Common Stock and the Cash Consideration with respect to their remaining shares of NW Bancorp Common Stock (a "Mixed Election"). With respect to each holder of record of NW Bancorp Common Stock who makes a Mixed Election, their shares of NW Bancorp Common Stock to be converted into the right to receive the Stock Consideration shall be treated as Stock Election Shares and their shares of NW Bancorp Common Stock to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares, in each case subject to the allocation rules set forth in Section 1.02(l) of this Agreement.

    The Exchange Agent shall use reasonable efforts to make the Election Form available to all Persons who become holders of NW Bancorp Common Stock during the period between the Election Form Record Date and the Election Deadline. If holders of NW Bancorp Common Stock: (i) do not submit a properly completed Election Form before the Election Deadline; (ii) revoke an Election Form prior to the Election Deadline and do not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fail to perfect his, her or its dissenters' rights pursuant to Section 1.02(i)(v) of this Agreement, the shares of NW Bancorp Common Stock held by such holder shall be deemed "No Election Shares". Nominee record holders who hold NW Bancorp Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No Election Shares. For purposes of Section 1.02(j), any Dissenting NW Bancorp Shares shall be deemed to be Cash Election Shares, provided that Dissenting NW Bancorp Shares shall not under any circumstance be converted into Reallocated Stock Shares.

  (k)
  Effective Election.    Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by a holder of NW Bancorp Common Stock by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither ACNB, NW Bancorp, nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

  (l)
  Allocation.    All Elections shall be subject to the following allocation rules. The Exchange Agent shall effect the allocation of the aggregate Merger Consideration among the holders of NW Bancorp Common Stock in accordance with their respective Election Forms, but subject to the following allocation rules:

  (i)
  Aggregate Stock Consideration Over-elected.    If the number of Stock Election Shares exceeds eighty five percent (85%) of the total number of shares of NW Bancorp Common Stock issued and outstanding on the Effective Time, then:

  (A)
  All Cash Election Shares (subject to Section 1.02(i)(v) with respect to Dissenting NW Bancorp Shares) and No Election Shares shall be converted into the right to receive the Cash Consideration.

  (B)
  The Exchange Agent shall convert, on a pro rata basis described in Section 1.02(k)(iii) below, a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the number of Stock Election Shares, excluding the Reallocated Cash Shares, shall equal eighty five percent (85%) of the total number of shares of NW Bancorp Common Stock issued and outstanding at the Effective Time, and the Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

  (C)
  The Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

  (ii)
  Aggregate Cash Consideration Over-elected.    If the number of Cash Election Shares, (including for these purposes the number of any Dissenting NW Bancorp Shares), plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(i)(iv) exceeds fifteen percent (15%) of the total number of shares of NW Bancorp Common Stock issued and outstanding on the Effective Time, then:

  (A)
  All Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration.

      (B)
      The Exchange Agent shall convert, on a pro rata basis described in Section 1.02(l)(iii) below, a sufficient number of Cash Election Shares (excluding Dissenting NW Bancorp Shares) into Stock Election Shares ("Reallocated Stock Shares") such that the number of Cash Election Shares, excluding the Reallocated Stock Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, shall equal fifteen percent (15%) of the total number of shares of NW Bancorp Common Stock issued and outstanding on the Effective Time, and the Reallocated Stock Shares will be converted into the right to receive the Stock Consideration; and

      (C)
      The Cash Election Shares (subject to Section 1.02(i)(v) with respect to Dissenting NW Bancorp Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.

    (iii)
    Pro Rata Reallocations.    If the Exchange Agent is required pursuant to Section 1.02(l)(i)(B) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares in accordance with the number of Stock Election Shares held by such holder. If the Exchange Agent is required pursuant to Section 1.02(l)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares in accordance with the number of Cash Election Shares held by such holder.

    (iv)
    Exchange Agent Discretion.    In order to ensure that the limits specified with respect to the aggregate Merger Consideration are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth in Section 1.02(l) of this Agreement, shall have reasonable discretion to round calculations or otherwise adjust the results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.

  (m)
  Surrender and Exchange of NW Bancorp Stock Certificates.

  (i)
  Agent.    Prior to the Effective Time, ACNB shall appoint its transfer agent, Computershare Shareholders Services, or another agent experienced in providing such services, and which is independent of and unaffiliated with ACNB and NW Bancorp, as an exchange and paying agent (the "Exchange Agent") for the payment and exchange of the Merger Consideration.

  (ii)
  Fund.    Three (3) days prior to the Effective Time, ACNB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of NW Bancorp Common Stock, sufficient cash and certificates representing shares of ACNB Common Stock to make all payments and deliveries to stockholders of NW Bancorp pursuant to Section 1.02(i)(iii) and (iv). Any cash and certificates for ACNB Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

  (iii)
  Exchange Procedures.    As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), ACNB shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of NW Bancorp Common Stock (a "NW Bancorp Certificate") a letter of transmittal which shall specify that delivery of the NW Bancorp Certificates shall be effected, and risk of loss and title to the NW Bancorp Certificates shall pass, only upon delivery of the NW Bancorp Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as ACNB may reasonably specify and instructions for effecting the surrender of such NW Bancorp Certificates in exchange for the Merger Consideration.

      Upon surrender of a NW Bancorp Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such NW Bancorp Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of ACNB Common Stock that such holder has the right to receive pursuant to Section 1.02(i)(iii) and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(i)(iii) and (iv). No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(i)(iii) and (iv). In the event of a transfer of ownership of NW Bancorp Common Stock which is not registered in the transfer records of NW Bancorp, a certificate representing, in the aggregate, the proper number of shares of ACNB Common Stock pursuant to Section 1.02(i)(iii) and/or a check in the proper amount pursuant to Sections 1.02(i)(iii) and (iv) may be issued with respect to such NW Bancorp Common Stock, as the case may be, to such a transferee if the NW Bancorp Certificate formerly representing such shares of NW Bancorp Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    (iv)
    Distributions with Respect to Un-exchanged Shares.    No dividends or other distributions declared or made with respect to shares of ACNB Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered NW Bancorp Certificate with respect to the shares of ACNB Common Stock that such NW Bancorp Certificate holder would be entitled to receive upon surrender of such NW Bancorp Certificate until such holder shall surrender such NW Bancorp Certificate in accordance with Section 1.02(m)(iii). Subject to the effect of applicable laws, following surrender of any such NW Bancorp Certificate, there shall be paid to such holder of shares of ACNB Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ACNB Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ACNB Common Stock.

    (v)
    No Further Ownership Rights.    All shares of ACNB Common Stock issued and cash paid upon conversion of shares of NW Bancorp Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of NW Bancorp Common Stock.

    (vi)
    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of NW Bancorp Certificates for twelve (12) months after the Effective Time shall be delivered to ACNB or otherwise on the instructions of ACNB, and any holders of the NW Bancorp Certificates who have not previously complied with this Section 1.02(m) shall thereafter look only to ACNB for the Merger Consideration with respect to the shares of NW Bancorp Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(i)(iii), any cash in lieu of fractional shares of ACNB Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv) and any dividends or distributions with respect to shares of ACNB Common Stock to which such holders are entitled pursuant to Section 1.02(m)(iv).

    (vii)
    No Liability.    None of ACNB, NW Bancorp, any of their respective Subsidiaries or Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger

      Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (viii)
    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by ACNB; provided, however, that no holder of shares of NW Bancorp Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to ACNB.

    (ix)
    Lost Certificates.    If any NW Bancorp Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such NW Bancorp Certificate to be lost, stolen or destroyed and, if required by ACNB, the posting by such Person of a bond in such reasonable amount as ACNB may direct as indemnity against any claim that may be made against it with respect to such NW Bancorp Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed NW Bancorp Certificate the applicable Merger Consideration with respect to the shares of NW Bancorp Common Stock formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(m)(iv).

    (x)
    Withholding Rights.    ACNB shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of NW Bancorp Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by ACNB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of NW Bancorp Common Stock in respect of which such deduction and withholding was made by ACNB.

    (xi)
    Stock Transfer Books.    At the Effective Time, the stock transfer books of NW Bancorp with respect to NW Bancorp Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of NW Bancorp of shares of NW Bancorp Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of NW Bancorp Certificates shall cease to have any rights with respect to such shares of NW Bancorp Common Stock, formerly represented thereby, except as otherwise provided herein or by law. At or after the Effective Time, any NW Bancorp Certificates presented to the Exchange Agent or ACNB for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of NW Bancorp Common Stock, formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(m)(iv).

  (n)
  Treatment of NW Bancorp Employee Stock Purchase Plan.    The right to acquire shares of NW Bancorp Common Stock under the NW Bancorp Employee Stock Purchase Plan ("NW Bancorp ESPP") is not a stock option for purposes of this Agreement. As soon as practicable after the date of this Agreement, but no later than thirty (30) days after the date of this Agreement, NW Bancorp shall take all actions that are necessary to provide that the NW Bancorp ESPP shall terminate on the later of to occur of (a) the last day of the Offering

    Period (as defined in the NW Bancorp ESPP) in effect as of the date of this Agreement and (b) the date hereof and no further grants or options to purchase shares shall be allowed. In the case of a termination of the NW Bancorp ESPP pursuant to the immediately preceding clause (b), the Offering Period then in effect shall be deemed to have ended on the date that is the last trading day prior to such termination and any amounts credited to the account of any participant shall be paid to such participant in accordance with the NW Bancorp ESPP.

  (o)
  Treatment of NW Bancorp 2005 Deferred Compensation Plan.    The right to acquire shares of NW Bancorp Common Stock under the NW Bancorp 2005 Deferred Compensation Plan ("2005 Deferred Compensation Plan") is not a stock option for purposes of this Agreement. As soon as practicable after the date of this Agreement, but no later than thirty (30) days after the date of this Agreement, NW Bancorp shall take all actions to prohibit the election by a Participant to designate his or her deferral in shares of NW Bancorp Common Stock for the year 2017. NW Bancorp shall also take all actions necessary to terminate the 2005 Deferred Compensation Plan as of the Effective Time.

  (p)
  Treatment of NW Bancorp Advisory Director Fee Stock Purchase Plan.    The right to acquire shares of NW Bancorp Common Stock under the NW Bancorp Advisory Director Fee Stock Purchase Plan ("Advisory Stock Plan") is not a stock option for purposes of this Agreement. As soon as practicable after the date of this Agreement, but no later than thirty (30) days after the date of this Agreement, NW Bancorp shall take all actions to prohibit the election by an Advisory Director to designate his or her fee in shares of NW Bancorp Common Stock for the year 2017. NW Bancorp shall also take all actions necessary to terminate the Advisory Stock Plan as of the Effective Time.

  (q)
  Anti-Dilution Provisions.    If ACNB shall, at any time before the Effective Time, (A) declare a dividend in shares of ACNB Common Stock payable to shareholders of record before the Effective Time, (B) combine the outstanding shares of ACNB Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of ACNB Common Stock, or (D) reclassify the shares of ACNB Common Stock, then, in any such event, the number of shares of ACNB Common Stock to be delivered to NW Bancorp stockholders who are entitled to receive shares of ACNB Common Stock in exchange for shares of NW Bancorp Common Stock shall be adjusted so that each NW Bancorp stockholder shall be entitled to receive such number of shares of ACNB Common Stock as such stockholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event. In addition, in the event that, prior to the Effective Time, ACNB enters into an agreement pursuant to which shares of ACNB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each NW Bancorp stockholder entitled to receive shares of ACNB Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such stockholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

  (r)
  Possible Alternative Structures.    Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, ACNB, Acquisition Subsidiary or ACNB Bank shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging NW Bancorp with and into ACNB or by merging NWS Bank with and into another Subsidiary of ACNB or ACNB Bank, provided that (i) any such Subsidiary shall become party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse federal or state income tax or other adverse tax consequences to NW Bancorp stockholders as a result of the modification; (iii) the consideration to be paid to the holders of NW Bancorp Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of approvals from Governmental Entities or jeopardize the satisfaction of any condition to Closing set forth in Article VI or otherwise adversely affect NW Bancorp or the holders of NW Bancorp Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF NW BANCORP AND NWS BANK

        NW Bancorp and NWS Bank represents and warrants to ACNB, Acquisition Subsidiary, and ACNB Bank that the statements contained in this Article II are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the NW Bancorp Disclosure Schedule delivered by NW Bancorp and NWS Bank to ACNB, Acquisition Subsidiary, and ACNB Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. NW Bancorp and NWS Bank have made a good faith effort to ensure that the disclosure on each schedule of the NW Bancorp Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the NW Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

        Section 2.01    Standard.     No representation or warranty of NW Bancorp and NWS Bank contained in this Article II shall be deemed untrue or incorrect, and NW Bancorp and NWS Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article II, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 2.02(a), 2.02(b), 2.03(a), 2.03(b), 2.04 and 2.09 nor shall it apply to the representations and warranties contained in 2.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

        Section 2.02    Organization.

  (a)
  NW Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. NW Bancorp is a holding company duly registered under the BHCA. NW Bancorp has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. NW Bancorp is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on NW Bancorp.

  (b)
  NWS Bank is a state-chartered bank and is regulated by the FDIC and the MOCFR. NWS Bank is a duly organized and validly existing under the laws of the State of Maryland. NWS Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The location of the principal office and each branch of NWS Bank is set forth in NW Bancorp Disclosure Schedule 2.02(b).

  (c)
  NW Bancorp Disclosure schedule 2.02(c) sets forth each NW Bancorp Subsidiary. Each of NW Bancorp's Subsidiaries (i) is duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on NW Bancorp or NWS Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each NW Bancorp Subsidiary, copies of which have been delivered to ACNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

  (d)
  The respective minute books of NW Bancorp, NWS Bank, and each other NW Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of NW Bancorp and each such NW Bancorp Subsidiary.

  (e)
  Prior to the date of this Agreement, NW Bancorp has delivered to ACNB true and correct copies of the articles of incorporation and bylaws of NW Bancorp.

  (f)
  NWS Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.

  (g)
  NWS Bank has been operated in compliance with its policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except to the extent that it is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on NW Bancorp or NWS Bank.

        Section 2.03    Capitalization.

  (a)
  The authorized capital stock of NW Bancorp consists of ten million (10,000,000) shares of common stock, one-cent ($0.01) par value ("NW Bancorp Common Stock"), of which one million, five thousand, five hundred and six (1,005,506) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement. There is no preferred stock authorized, issued, or outstanding. There are no shares of NW Bancorp Common Stock held by NW Bancorp as treasury stock. Except as disclosed in NW Bancorp Disclosure Schedule 2.03(a), no trust preferred or subordinated debt securities of NW Bancorp are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which NW Bancorp's stockholders may vote have been issued by NW Bancorp and are outstanding. Except as disclosed in NW Bancorp Disclosure Schedule 2.03(a), neither NW Bancorp nor any NW Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of NW Bancorp Common Stock, or any other security of NW Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of NW Bancorp Common Stock or any other security of NW Bancorp.

  (b)
  The authorized capital stock of NWS Bank consists of two hundred and fifty thousand (250,000) shares of common stock, par value of ten dollars ($10.00) per share ("NWS Bank Common Stock"), of which forty-five thousand (45,000) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by NW Bancorp. Neither NWS Bank nor any NW Bancorp Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any NW Bancorp Subsidiary or any other security of any NW Bancorp Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any NW Bancorp Subsidiary. Either NW Bancorp or NWS Bank owns all of the outstanding shares of capital stock of each NW Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

  (c)
  Except as set forth in NW Bancorp Disclosure Schedule 2.03, neither NW Bancorp nor any other NW Bancorp Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of NW Bancorp and NW Bancorp Subsidiaries, and equity interests held by NW Bancorp Subsidiaries in a fiduciary capacity and equity investments held in connection with commercial loan activities of NW Bancorp's subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by NW Bancorp or NWS Bank with respect to any other company's capital stock or the equity of any other person.

  (d)
  To the Knowledge of NW Bancorp, except as disclosed in NW Bancorp Disclosure Schedule 2.03, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of NW Bancorp Common Stock.

        Section 2.04    Authority; No Violation.

  (a)
  NW Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the stockholders of NW Bancorp pursuant to the MGCL and NW Bancorp's articles of incorporation and bylaws (the "NW Bancorp Stockholder Approval"), to consummate the transactions contemplated hereby. NWS Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by NW Bancorp and the completion by NW Bancorp of the transactions contemplated hereby have been duly and validly approved by the board of directors of NW Bancorp and, except for approval and adoption by the stockholders of NW Bancorp as required under the MGCL, and NW Bancorp's articles of incorporation and bylaws, no other corporate proceedings on the part of NW Bancorp are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by NW Bancorp and, subject to (i) approval and adoption of the stockholders of NW Bancorp as required under the MGCL and NW Bancorp's articles of incorporation and bylaws, (ii) approval and adoption by NW Bancorp as the sole stockholder of NWS Bank, (iii) receipt of the required approvals from Bank Regulators, and (iv) the due and valid execution and delivery of this Agreement by ACNB, constitutes the valid and binding obligation of NW Bancorp, enforceable against NW Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

    The Bank Plan of Merger, upon its execution and delivery by NWS Bank subject to the due and valid execution and delivery of the Bank Plan of Merger by ACNB Bank, will constitute the valid and binding obligation of NWS Bank, enforceable against NWS Bank in accordance with its terms, subject to required approvals of Bank Regulators, and subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

  (b)
  The execution and delivery of this Agreement by NW Bancorp, subject to (i) the execution and delivery of the Bank Plan of Merger by NWS Bank, (ii) receipt of approvals from the Bank Regulators and NW Bancorp's and ACNB's compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by NW Bancorp or NWS Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of NW Bancorp or any NW Bancorp Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NW Bancorp or any NW Bancorp Subsidiary or any of their respective properties or assets; or (C) except as set forth in the NW Bancorp Disclosure Schedule 2.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NW Bancorp or any NW Bancorp Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which NW Bancorp or any NW Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on NW Bancorp or any NW Bancorp Subsidiary.

        Section 2.05    Deposit Liabilities.

  (a)
  The Deposit Liabilities of NWS Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and NWS Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the NWS Bank Disclosure Schedule 2.05(a) , the Deposit Liabilities of NWS Bank are not subject to any lien, including without limitation any liens in favor of NWS Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

  (b)
  All of the Deposit Liabilities of NWS Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of NWS Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("USA Patriot Act"), and has been operated in compliance with NWS Bank's policies and procedures. No Deposit Liabilities of NWS Bank are maintained by a "money service business" within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of NWS Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

  (c)
  NWS Bank has properly accrued interest on the Deposit Liabilities of NWS Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

  (d)
  NWS Bank has made available to ACNB a true and complete copy of each of the documents governing the Deposit Liabilities of NWS Bank for each of the types of Deposit Liabilities of NWS Bank offered at NWS Bank.

  (e)
  None of the Deposit Liabilities of NWS Bank are "brokered deposits" within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of NWS Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Deposit Liabilities of NWS Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

  (f)
  With respect to the Deposit Liabilities of NWS Bank, NWS Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of NWS Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. With respect to the Deposit Liabilities of NWS Bank opened, NWS Bank has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

        Section 2.06    Consents.     Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the stockholders of NW Bancorp under the MGCL, NW Bancorp's articles of incorporation and bylaws and by the NW Bancorp board of directors, (c) the approval of the Bank Plan of Merger by NW Bancorp as sole stockholder of NWS Bank under applicable law, and by the NWS Bank board of directors, and (d) except as disclosed in NW Bancorp Disclosure Schedule 2.06, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement by NW Bancorp or the Bank Plan of Merger by NWS Bank and (ii) the completion by NW Bancorp of the transactions contemplated hereby or by NWS Bank of the Bank Merger. As of the date hereof, NW Bancorp has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact NW Bancorp's or NWS Bank's ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 2.07    Regulatory Reports; Financial Statements; Undisclosed Liabilities.

  (a)
  NW Bancorp has previously made available to ACNB the NW Bancorp Regulatory Reports through September 30, 2016. The NW Bancorp Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in stockholders' equity of NW Bancorp or NWS Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

  (b)
  NW Bancorp has previously delivered to ACNB the NW Bancorp Financials as of the date hereof. The NW Bancorp Financials as of the date hereof have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of NW Bancorp as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

  (c)
  At the date of each balance sheet included in the NW Bancorp Financials or the NW Bancorp Regulatory Reports, neither NW Bancorp nor NWS Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such NW Bancorp Financials or NW Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to NW Bancorp or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

  (d)
  The records, systems, controls, data and information of NW Bancorp and the NW Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NW Bancorp or any NW Bancorp Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.07(d). NW Bancorp (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to NW Bancorp, including its consolidated NW Bancorp Subsidiaries, is made known to the chief executive officer and the chief financial officer of NW Bancorp by others within those entities, and (iii) has disclosed to the NW Bancorp or NWS Bank board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect NW Bancorp's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in NW Bancorp's internal control over financial reporting. These disclosures (if any) were made in writing by management to NW Bancorp's auditors and audit committee and a copy has previously been made available to ACNB.

  (e)
  Since September 30, 2014, (i) neither NW Bancorp nor any of the NW Bancorp Subsidiaries nor, to the Knowledge of NW Bancorp or NWS Bank, any director, officer, employee, auditor, accountant or representative of NW Bancorp or any of the NW Bancorp Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of NW Bancorp or any of the NW Bancorp Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NW Bancorp or any of the NW Bancorp Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing NW Bancorp or any of the NW Bancorp Subsidiaries, whether or not employed by NW Bancorp or any of the NW Bancorp Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by NW Bancorp or any of its officers, directors, employees or agents to the board of directors of NW Bancorp or any committee thereof or to any director or officer of NW Bancorp.

  (f)
  No agreement pursuant to which any loans or other assets have been or shall be sold by NW Bancorp or the NW Bancorp Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by NW Bancorp or the NW Bancorp Subsidiaries, to cause NW Bancorp or the NW Bancorp Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against NW Bancorp or the NW Bancorp Subsidiaries, and there has been no material breach by NW Bancorp or the NW Bancorp Subsidiaries of a representation or covenant in any such agreement. The NW Bancorp Regulatory Reports have disclosed, since September 2014, any cash, stock or other dividend or any other distribution with respect to the capital stock of NW Bancorp that has been declared, set aside or paid.

  (g)
  Except as set forth in the NW Bancorp Disclosure Schedules, since September 2014, each of NW Bancorp and the NW Bancorp Subsidiaries have timely filed all NW Bancorp Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of NW Bancorp or any of the NW Bancorp Subsidiaries. NW Bancorp has made available to ACNB the NW Bancorp Regulatory Reports and the NW Bancorp Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

        Section 2.08    Taxes.

  (a)
  All income and other material or material in the aggregate Tax Returns required to have been filed by NW Bancorp and the NW Bancorp Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by NW Bancorp and the NW Bancorp Subsidiaries (whether or not shown on any Tax Return) have been paid.

  (b)
  There is no action, audit, dispute or claim now pending or proposed or threatened in writing against NW Bancorp or any of the NW Bancorp Subsidiaries in respect of Taxes. Except as set forth in NW Bancorp Disclosure Schedule 2.08, neither NW Bancorp nor any of the NW Bancorp Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of NW Bancorp or the NW Bancorp Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of NW Bancorp with respect to Taxes other than for Taxes not yet due and payable.

  (c)
  Each of NW Bancorp and the NW Bancorp Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

  (d)
  NW Bancorp Disclosure Schedule 2.08 lists all Tax Returns filed by NW Bancorp or the NW Bancorp Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit. Except as set forth on NW Bancorp Disclosure Schedule 2.08, neither NW Bancorp nor any of the NW Bancorp Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

  (e)
  NW Bancorp is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC. None of NW Bancorp or any of the NW Bancorp Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which NW Bancorp is the parent.

  (f)
  None of NW Bancorp or any of the NW Bancorp Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC. None of NW Bancorp or any NW Bancorp Subsidiary has been the "distributing corporation" or the "controlled corporation" with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement. None of NW Bancorp nor any of the NW Bancorp Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. NW Bancorp has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC. None of NW Bancorp or any of the NW Bancorp Subsidiaries has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

  (g)
  None of NW Bancorp or any of the NW Bancorp Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of NW Bancorp or any NW Bancorp Subsidiary has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which NW Bancorp is the parent, or as a transferee or successor, by contract or otherwise.

  (h)
  None of NW Bancorp or any of the NW Bancorp Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

  (i)
  No bad debt reserve of NW Bancorp or any of the NW Bancorp Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

        Section 2.09    No Material Adverse Effect.     NW Bancorp has not suffered any Material Adverse Effect since December 31, 2014. Since December 31, 2014, NW Bancorp and the NW Bancorp Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

        Section 2.10    Contracts.

  (a)
  Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on NW Bancorp (i) none of NW Bancorp nor any of the NW Bancorp Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of NW Bancorp, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or giving of notice, or both, in breach or default in any material respect thereunder, and (iii) neither NW Bancorp nor any of the NW Bancorp Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of NW Bancorp or any of the NW Bancorp Subsidiaries.

  (b)
  Except as described in NW Bancorp Disclosure Schedule 2.10, neither NW Bancorp nor any NW Bancorp Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of NW Bancorp or any NW Bancorp Subsidiary or any other Person, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of NW Bancorp or any NW Bancorp Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of NW Bancorp or any NW Bancorp Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by NW Bancorp or any NW Bancorp Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which NW Bancorp or any NW Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ACNB; or (vi) any contract (other than this Agreement) limiting the freedom of any NW Bancorp Subsidiary to engage in any type of banking or bank-related business permissible under law.

  (c)
  True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.10(a) and (b) have been delivered to ACNB on or before the date hereof, are listed on NW Bancorp Disclosure Schedule 2.10 and are in full force and effect on the date hereof and neither NW Bancorp nor any NW Bancorp Subsidiary (nor, to the Knowledge of NW Bancorp, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to NW Bancorp. Except as set forth in NW Bancorp Disclosure Schedule 2.10, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in NW Bancorp Disclosure Schedule 2.10, none of the employees (including officers) of NW Bancorp or any NW Bancorp Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in NW Bancorp Disclosure Schedule 2.10, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which NW Bancorp or any NW Bancorp Subsidiary is a party or under which NW Bancorp or any NW Bancorp Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in NW Bancorp Disclosure Schedule 2.10, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of NW Bancorp or any NW Bancorp Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires NW Bancorp or any NW Bancorp Subsidiary to provide a benefit in the form of NW Bancorp Common Stock or determined by reference to the value of NW Bancorp Common Stock.

        Section 2.11    Ownership of Property; Insurance Coverage.

  (a)
  NW Bancorp and each of the NW Bancorp Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by NW Bancorp or any NW Bancorp Subsidiary in the conduct of their businesses ("Owned Properties"), whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the NW Bancorp Regulatory Reports and in the NW Bancorp Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a NW Bancorp Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the NW Bancorp Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in NW Bancorp Disclosure Schedule 2.11 (collectively the "NW Bancorp Permitted Encumbrances"). NW Bancorp and the NW Bancorp Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by NW Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Section NW Bancorp Disclosure Schedule 2.11, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the NW Bancorp Financials.

  (b)
  With respect to all agreements pursuant to which NW Bancorp or any NW Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, NW Bancorp or such NW Bancorp Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

  (c)
  A true and complete copy of each agreement pursuant to which NW Bancorp or any of the NW Bancorp Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the "Leases"), has heretofore been delivered to ACNB. Assuming due authorization, execution and delivery by each Party thereto other than NW Bancorp or an NW Bancorp Subsidiary party thereto, as the case may be, each Lease is enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by NW Bancorp or any of the NW Bancorp Subsidiaries or, to the Knowledge of NW Bancorp, any party thereto, or any event which with notice of lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in NW Bancorp Disclosure Schedule 2.04 have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on NW Bancorp.

  (d)
  The Owned Properties and the properties leased pursuant to the Leases (the "Leased Properties") constitute all of the real estate on which NW Bancorp and the NW Bancorp Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on NW Bancorp.

  (e)
  A true and complete copy of each agreement pursuant to which NW Bancorp or any of the NW Bancorp Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the "Third Party Leases") has heretofore been delivered to ACNB. Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the Knowledge of NW Bancorp, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on NW Bancorp.

  (f)
  NW Bancorp and the NW Bancorp Subsidiaries currently maintain insurance considered by NW Bancorp to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither NW Bancorp nor any NW Bancorp Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by NW Bancorp or any NW Bancorp Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last five (5) years NW Bancorp has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

        Section 2.12    Legal Proceedings.     Except as set forth in NW Bancorp Disclosure Schedule 2.12, neither NW Bancorp nor any NW Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of NW Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against NW Bancorp, any NW Bancorp Subsidiary or any NW Bancorp Subsidiary employee as an agent of NW Bancorp or any NW Bancorp Subsidiary, (ii) to which NW Bancorp or any NW Bancorp Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of NW Bancorp to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon NW Bancorp, any of the NW Bancorp Subsidiaries or the assets of NW Bancorp or any of the NW Bancorp Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on NW Bancorp.

        Section 2.13    Compliance with Applicable Law.

  (a)
  Except as set forth on NW Bancorp Disclosure Schedule 2.13, each of NW Bancorp and each NW Bancorp Subsidiary is, and since January 1, 2013 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither NW Bancorp nor any NW Bancorp Subsidiary has received any written notice to the contrary since January 1, 2014.

  (b)
  NW Bancorp and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA Patriot Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on NW Bancorp.

  (c)
  Except as set forth on NW Bancorp Disclosure Schedule 2.13, since January 1, 2014, neither NW Bancorp nor any NW Bancorp Subsidiary has received any notification or communication from any Governmental Entity: (i) asserting that NW Bancorp or any NW Bancorp Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to NW Bancorp or any NW Bancorp Subsidiary; (iii) requiring or threatening to require NW Bancorp or any NW Bancorp Subsidiary, or indicating that NW Bancorp or any NW Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of NW Bancorp or any NW Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NW Bancorp or any NW Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on NW Bancorp, any NW Bancorp Subsidiary, or any directors of NW Bancorp (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither NW Bancorp nor any NW Bancorp Subsidiary is currently subject to any Regulatory Agreement.

        Section 2.14    Employee and Director Benefit Plans.

  (a)
  NW Bancorp has previously made available to ACNB true and complete copies of all employee or director benefit plans which NW Bancorp, NWS Bank or any NW Bancorp Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are set forth in NW Bancorp Disclosure Schedule 2.14, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of NW Bancorp, NWS Bank or any NW Bancorp Subsidiary and any beneficiaries thereof or other person, or with respect to which NW Bancorp, NWS Bank or any NW Bancorp Subsidiary has or may have any obligation or liability, whether actual or contingent (the "NW Bancorp Benefit Plans"), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years.

  (b)
  Neither NW Bancorp, NWS Bank, any NW Bancorp Subsidiary nor any pension plan maintained by NW Bancorp or any NW Bancorp Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to NW Bancorp, NWS Bank, or NW Bancorp Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in NW Bancorp Disclosure Schedule 2.14, with respect to each of such plans that is subject to Title IV of ERISA or any NW Bancorp Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which NW Bancorp or any of its ERISA Affiliates has any liability. NW Bancorp has not provided nor is required to provide security to any plan maintained by NW Bancorp or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither NW Bancorp nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

  (c)
  All NW Bancorp Benefit Plans that are "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. All NW Bancorp Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

  (d)
  To the Knowledge of NW Bancorp, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by NW Bancorp or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to NW Bancorp.

  (e)
  NW Bancorp and the NW Bancorp Subsidiaries provide continuation coverage under existing group health plans for separating employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

  (f)
  There are no current or pending or, to the Knowledge of NW Bancorp, threatened audits or investigations by any governmental entity involving any NW Bancorp Benefit Plan, and there are no current or pending or, to the Knowledge of NW Bancorp, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the NW Bancorp Benefit Plans), suits or proceedings involving any NW Bancorp Benefit Plan and, to the Knowledge of NW Bancorp, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

  (g)
  NW Bancorp and NWS Bank have not contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA.

  (h)
  All contributions required to be made under the terms of any NW Bancorp Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on NW Bancorp's consolidated financial statements to the extent required and in accordance with GAAP. NW Bancorp has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To NW Bancorp's Knowledge, neither any pension plan nor any single-employer plan of NW Bancorp nor an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither NW Bancorp nor an ERISA Affiliate has an outstanding funding waiver.

  (i)
  None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Merger will, except as set forth in NW Bancorp Disclosure Schedule 2.14, (i) entitle any current or former employee, consultant or director of NW Bancorp, NWS Bank, or NW Bancorp Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the NW Bancorp Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the NW Bancorp Benefit Plans or (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the IRC.

  (j)
  All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each NW Bancorp Benefit Plan. All required Tax Returns with respect to each NW Bancorp Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

  (k)
  NW Bancorp does not maintain any NW Bancorp Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

  (l)
  Except as set forth in NW Bancorp Disclosure Schedule 2.14, to the Knowledge of NW Bancorp, each NW Bancorp Benefit Plan that constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

        Section 2.15    Labor Matters.     NW Bancorp is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NW Bancorp the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel NW

Bancorp to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of NW Bancorp, threatened, nor is NW Bancorp aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 2.16    Brokers, Finders and Financial Advisors.     Except for NW Bancorp's engagement of Sandler O'Neill & Partners, L.P. in connection with the transactions contemplated by this Agreement, neither NW Bancorp nor any NW Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in NW Bancorp Disclosure Schedule 2.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the NW Bancorp Financials. NW Bancorp Disclosure Schedule 2.16 shall contain as an exhibit the engagement letter between NW Bancorp and Sandler O'Neill & Partners, L.P.

        Section 2.17    Environmental Matters.

  (a)
  Neither NW Bancorp nor any NW Bancorp Subsidiary, nor any properties owned or occupied by NW Bancorp or any NW Bancorp Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to NW Bancorp. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of NW Bancorp threatened or any investigation pending relating to the liability of NW Bancorp or any NW Bancorp Subsidiary with respect to any property owned or operated by NW Bancorp or any NW Bancorp Subsidiary under any Environmental Law.

  (b)
  No property, now or formerly owned or operated by NW Bancorp or any NW Bancorp Subsidiary or on which NW Bancorp or any NW Bancorp Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List ("NPL") under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System ("CERCLIS"), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against NW Bancorp or any NW Bancorp Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

  (c)
  (i) NW Bancorp and the NW Bancorp Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by NW Bancorp or any of the NW Bancorp Subsidiaries, or on any property in which NW Bancorp or any of the NW Bancorp Subsidiaries has held a security interest, lien or a fiduciary or management role ("NW Bancorp Loan Property") that would reasonably be likely to result in a material Environmental Liability for NW Bancorp or the NW Bancorp Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for NW Bancorp or the NW Bancorp Subsidiaries, (iv) neither NW Bancorp nor any of the NW Bancorp Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither NW Bancorp nor any of the NW Bancorp Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of NW Bancorp or the NW Bancorp Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving NW Bancorp or any of the NW Bancorp Subsidiaries, on any currently or formerly owned or operated property, or any NW Bancorp Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against NW Bancorp or any of the NW Bancorp Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any NW Bancorp Loan Property, and (vii) NW Bancorp has listed in NW Bancorp Disclosure Schedule 2.17 and delivered to ACNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to NW Bancorp, the NW Bancorp Subsidiaries and any Owned Properties, Leased Properties or NW Bancorp Loan Property, which were prepared in the last five (5) years, and, solely with respect to NW Bancorp Loan Properties, are material to NW Bancorp.

        Section 2.18    Allowance for Loan Losses.     The allowances for loan losses reflected, and to be reflected, in the NW Bancorp Regulatory Reports and NW Bancorp Financials, and shown, and to be shown, on the balance sheets contained in the NW Bancorp Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither NW Bancorp nor NWS Bank has been notified in writing by any state or federal bank regulatory agency that NW Bancorp's reserves are inadequate or that the practices and policies of NW Bancorp in establishing its reserves for the years ended December 31, 2015, December 31, 2014 and the nine months ended September 30, 2016, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, NW Bancorp's and NWS Bank's respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

        Section 2.19    Related Party Transactions.     NW Bancorp is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of NW Bancorp (except any NW Bancorp Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in NW Bancorp Disclosure Schedule 2.19, no loan or credit accommodation to any Affiliate of NW Bancorp is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither NW Bancorp nor NWS Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by NWS Bank is inappropriate.

        Section 2.20    Loans.

  (a)
  Each loan reflected as an asset in the NW Bancorp Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on NW Bancorp.

  (b)
  NW Bancorp Disclosure Schedule 2.20 sets forth a listing, as of September 30, 2016, by account, of: (i) all loans (including loan participations) of NWS Bank or any other NW Bancorp Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of NWS Bank or any other NW Bancorp Subsidiary which have been terminated by NWS Bank or any other NW Bancorp Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified NWS Bank or any other NW Bancorp Subsidiary during the past twelve months of, or has asserted against NWS Bank or any other NW Bancorp Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of NWS Bank, each borrower, customer or other party which has given NWS Bank or any other NW Bancorp Subsidiary any oral notification of, or orally asserted to or against NWS Bank or any other NW Bancorp Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as "Other Assets Especially Mentioned, "Substandard," "Doubtful," "Loss," "Classified," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by NWS Bank or any NW Bancorp Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. All loans of NWS Bank have been classified in accordance with the loan policies and procedures of NWS Bank.

  (c)
  All loans receivable (including discounts) and accrued interest entered on the books of NW Bancorp and the NW Bancorp Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of NW Bancorp's or the appropriate NW Bancorp Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of NW Bancorp and the NW Bancorp Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by NW Bancorp or the appropriate NW Bancorp Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

  (d)
  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

  (e)
  NW Bancorp Disclosure Schedule 2.20 sets forth, as of September 30, 2016, a schedule of all executive officers and directors of NW Bancorp who have outstanding loans from NW Bancorp or NWS Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

  (f)
  To the Knowledge of NW Bancorp, no shares of NW Bancorp Common Stock were purchased with the proceeds of a loan made by NW Bancorp or any NW Bancorp Subsidiary.

  (g)
  All loans owned by NW Bancorp or any NW Bancorp Subsidiary, or in which NW Bancorp or any NW Bancorp Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  (h)
  NW Bancorp and each NW Bancorp Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by NW Bancorp and each NW Bancorp Subsidiary are with full recourse to the borrowers, and neither NW Bancorp nor any NW Bancorp Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. To the Knowledge of NW Bancorp, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

  (i)
  Each outstanding loan participation sold by NW Bancorp or any NW Bancorp Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to NW Bancorp or any NW Bancorp Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

        Section 2.21    NW Bancorp Information.

  (a)
  The information relating to NW Bancorp and NW Bancorp Subsidiaries to be provided by NW Bancorp in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to ACNB or the ACNB Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

  (b)
  The information, relating to NW Bancorp and NW Bancorp's Subsidiaries to be provided by NW Bancorp for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

        Section 2.22    "Well Capitalized".     NWS Bank is "well capitalized" and to NW Bancorp's Knowledge there has not been an event or occurrence since January 1, 2015 that could reasonably be expected to result in determination that NWS Bank is not "well capitalized" as determined by the Bank Regulators.

        Section 2.23    Investment Securities.     Except as set forth on NW Bancorp Disclosure Schedule 2.23, none of the investments reflected in the NW Bancorp Financials under the headings "Securities Available for Sale" and "Securities Held to Maturity" are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of NW Bancorp to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on NW Bancorp.

        Section 2.24    Equity Plans and Agreements.     Neither NW Bancorp nor any other NW Bancorp Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of NW Bancorp or any NW Bancorp Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in NW Bancorp or any other NW Bancorp Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in NW Bancorp Disclosure Schedule 2.24. NW Bancorp Disclosure Schedule 2.24 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

        Section 2.25    Tax Matters.     At the date hereof, NW Bancorp does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

        Section 2.26    Fairness Opinion.     The NW Bancorp board of directors has received a written opinion from Sandler O'Neill & Partners, L.P. (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by stockholders of NW Bancorp pursuant to this Agreement is fair, from a financial point of view, to such stockholders.

        Section 2.27    Intellectual Property.

  (a)
  NW Bancorp and each NW Bancorp Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of NW Bancorp's or each of the NW Bancorp Subsidiaries' business, and neither NW Bancorp nor any NW Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. NW Bancorp and each NW Bancorp Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To NW Bancorp's Knowledge, the conduct of the business of NW Bancorp and each NW Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

  (b)
  At all times, (i) NW Bancorp and each of the NW Bancorp Subsidiaries have taken commercially reasonable actions to protect and maintain (A) all NW Bancorp intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) NW Bancorp's and the NW Bancorp Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the "IT Assets") operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by NW Bancorp in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to the NW Bancorp's Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) NW Bancorp has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

  (c)
  NWS Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in NW Bancorp Disclosure Schedule 2.27(c) ("DP Contracts"). A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to ACNB. Other than the DP Contracts, NW Bancorp has no agreement with any other Person for data processing, ATM or other technology services.

        Section 2.28    Trust Accounts.     NWS Bank has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. NWS Bank has filed all Tax Returns required to be filed on behalf of all accounts for which it acts as a fiduciary. Neither NWS Bank, nor any of their respective officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        Section 2.29    State Takeover Statutes.     The approval of the Merger by the NW Bancorp board of directors constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, and compliance with the terms of this Agreement, (a) the restrictions on transactions with "interested stockholders" (as defined in Section 3-601(j) of the MGCL) set forth in Section 3-602 of the MGCL, and (b) the restrictions on "business combinations" (as defined in Section 3-601 of the MGCL) set forth in Subtitle 6 of Title 3 of the MGCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation, is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement.

        Section 2.30    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.     NWS Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to NWS Bank and the NWS Bank Subsidiaries, taken as a whole, NWS Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

        Section 2.31    Quality of Representations.     Except for the representations and warranties contained in this Article II, neither NW Bancorp, any NW Bancorp Subsidiary nor any other Person on behalf of NW Bancorp or any NW Bancorp Subsidiary makes any other express or implied representation or warranty with respect to NW Bancorp or any NW Bancorp Subsidiary or with respect to any other information provided to ACNB or any ACNB Subsidiary in connection with the transactions contemplated hereunder. Neither NW Bancorp, any NW Bancorp Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to ACNB or any ACNB Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts of other material made available to them in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II. ACNB, Acquisition Subsidiary and ACNB Bank acknowledge that neither NW Bancorp nor any NW Bancorp Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article II, and that they have not relied on any representation or warranty other than those set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACNB AND ACNB BANK

        ACNB and ACNB Bank represents and warrants to NW Bancorp and NWS Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the ACNB Disclosure Schedule delivered by ACNB Bancorp and ACNB Bank to NW Bancorp and NWS Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. ACNB and ACNB Bank have made a good faith effort to ensure that the disclosure on each schedule of the ACNB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the ACNB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

        Section 3.01    Standard.     No representation or warranty of ACNB and ACNB Bank contained in this Article III shall be deemed untrue or incorrect, and ACNB and ACNB Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.02(a), 3.02(b), 3.03(a), 3.03(b), 3.04 and 3.09, nor shall it apply to the representations and warranties contained in 3.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

        Section 3.02    Organization.

  (a)
  ACNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ACNB is a bank holding company duly registered under the BHCA. ACNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. ACNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on ACNB.

  (b)
  ACNB Bank is a Pennsylvania state-chartered bank and is regulated by the FDIC and the PDS. ACNB is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. ACNB Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

  (c)
  There are no ACNB Subsidiaries other than ACNB Bank, and those identified on ACNB Disclosure Schedule 3.02. Each of ACNB's Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on ACNB or ACNB Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ACNB. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of ACNB, copies of which have been made available to NW Bancorp, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

  (d)
  The respective minute books of ACNB and ACNB Bank and each other ACNB Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of ACNB and each such ACNB Subsidiary.

  (e)
  Prior to the date of this Agreement, ACNB has delivered to NW Bancorp true and correct copies of the articles of incorporation and bylaws of ACNB and the articles of incorporation and bylaws of ACNB Bank, each as in effect on the date hereof.

  (f)
  ACNB Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

        Section 3.03    Capitalization.

  (a)
  As of the date of this Agreement, the authorized capital stock of ACNB consists of twenty million (20,000,000) shares of common stock, $2.50 par value ("ACNB Common Stock"), of which 6,061,062 shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights and twenty million (20,000,000) shares of ACNB Preferred Stock, par value $2.50 per share ("ACNB Preferred Stock"), none of which are outstanding. There are sixty two thousand, six hundred (62,600) shares of ACNB Common Stock held by ACNB as treasury stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ACNB's shareholders may vote has been issued by ACNB and are outstanding. Except as disclosed in ACNB Disclosure Schedule 3.03(a), neither ACNB nor any ACNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ACNB Common Stock, or any other security of ACNB or any securities representing the right to vote, purchase or otherwise receive any shares of ACNB Common Stock or any other security of ACNB.

  (b)
  The authorized capital stock of ACNB Bank consists of five hundred thirty three thousand, one hundred fifty three (533,153) shares of common stock, par value of $9.00 per share ("ACNB Bank Common Stock"), of which five hundred thirty three thousand, one hundred fifty three (533,153) shares are outstanding, validly issued, fully paid, nonassessable, and free of preemptive rights and owned by ACNB. Except as set forth on ACNB Disclosure Schedule 3.03; neither ACNB Bank nor any ACNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any ACNB Subsidiary or any other security of any ACNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any ACNB Subsidiary. Except as set forth in ACNB Disclosure Schedule 3.03, ACNB and ACNB Bank owns all of the outstanding shares of capital stock of each ACNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

  (c)
  Except as set forth in ACNB Disclosure Schedule 3.03, neither (i) ACNB, nor (ii) any other ACNB Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of ACNB, ACNB Bank and ACNB Subsidiaries, equity interests held by ACNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of ACNB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by ACNB or ACNB Bank with respect to any other company's capital stock or the equity of any other person.

        Section 3.04    Authority; No Violation.

  (a)
  ACNB has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals, and the approval and adoption of this Agreement and the Merger by the affirmative vote required of shareholders pursuant to the PAC and ACNB's articles of incorporation and bylaws (the "ACNB Shareholder Approval"), to consummate the transactions contemplated hereby. ACNB Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by ACNB and the completion by ACNB of the transactions contemplated hereby have been duly and validly approved by the board of directors of ACNB, except for the approval and adoption by the shareholders of ACNB as required and under the PAC, and ACNB's articles of incorporation and bylaws, no other corporate proceedings on the part of ACNB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ACNB and, subject to (i) for the approval and adoption by the shareholders of ACNB as required and under the PAC, and ACNB's articles of incorporation and bylaws, (ii) approval and adoption by ACNB as the sole shareholder of ACNB Bank, (iii) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, and (iv) the due and valid execution and delivery of this Agreement by NW Bancorp, constitutes the valid and binding obligation of ACNB enforceable against ACNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

    The Bank Plan of Merger, upon its execution and delivery by ACNB Bank subject to the execution and delivery of the Bank Plan of Merger by NWS Bank, will constitute the valid and binding obligation of ACNB Bank, enforceable against ACNB Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

  (b)
  The execution and delivery of this Agreement by ACNB subject to, (i) the execution and delivery of the Bank Plan of Merger by ACNB Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and NW Bancorp's and ACNB's compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by ACNB with any of the terms or provisions hereof, will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of ACNB or any ACNB Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ACNB or any ACNB Subsidiary or any of their respective properties or assets; or (C) except as set forth on ACNB Disclosure Schedule 3.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ACNB or any ACNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which ACNB or any ACNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on ACNB or any ACNB Subsidiary.

        Section 3.05    Consents.     Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the shareholders of Acquisition Subsidiary and by the ACNB board of directors, (c) the approval and adoption of the Bank Plan of Merger by ACNB as sole shareholder of ACNB Bank under applicable law, and (d) except as disclosed in ACNB Disclosure Schedule 3.05, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by ACNB, or the Bank Plan of Merger by ACNB Bank, and (ii) the completion by ACNB of the transactions contemplated hereby or by ACNB Bank of the Bank Merger. As of the date hereof, ACNB and ACNB Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of ACNB or ACNB Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 3.06    Regulatory Reports; Financial Statements; Undisclosed Liabilities.

  (a)
  ACNB has previously made available to NW Bancorp the ACNB Regulatory Reports through September 30, 2016. Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of ACNB or ACNB Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

  (b)
  ACNB has previously delivered to NW Bancorp the ACNB Financials as of the date hereof and will deliver all the ACNB Financials after the date hereof. Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of ACNB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

  (c)
  At the date of each balance sheet included in the ACNB Financials or ACNB Regulatory Reports, neither ACNB nor ACNB Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ACNB Financials or ACNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to ACNB or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

  (d)
  Except as set forth on ACNB Disclosure Schedule 3.06, the records, systems, controls, data and information of ACNB and the ACNB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ACNB or any ACNB Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.06(d). ACNB (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to ACNB, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to ACNB, including its consolidated ACNB Subsidiaries, is made known to the chief executive officer and the controller of ACNB by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to ACNB's outside auditors and the audit committee of ACNB's board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect ACNB's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ACNB's internal control over financial reporting. These disclosures (if any) were made in writing by management to ACNB's auditors and audit committee and a copy has previously been made available to NW Bancorp.

  (e)
  Except as set forth in the ACNB Disclosure Schedules, since March 2016, each of ACNB and the ACNB Subsidiaries have timely filed all Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto (the "ACNB Regulatory Reports"), that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of ACNB or any of the ACNB Subsidiaries. ACNB has made available to ACNB Bank the

    ACNB Regulatory Reports and the ACNB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

  (f)
  Since December 31, 2015, (i) neither ACNB nor any of the ACNB Subsidiaries nor, to the Knowledge of ACNB, ACNB Bank, any director, officer, employee, auditor, accountant or representative of ACNB or any of the ACNB Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ACNB or any of the ACNB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ACNB or any of the ACNB Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing ACNB or any of the ACNB Subsidiaries, whether or not employed by ACNB or any of the ACNB Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by ACNB or ACNB Bank, or any of their respective officers, directors, employees or agents to the boards of directors of ACNB or ACNB Bank or any committee thereof or to any director or officer of ACNB or ACNB Bank.

  (g)
  No agreement pursuant to which any loans or other assets have been or shall be sold by ACNB or the ACNB Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by ACNB or the ACNB Subsidiaries, to cause ACNB or the ACNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against ACNB or the ACNB Subsidiaries, and there has been no agreement. The ACNB Regulatory Reports have disclosed, since March 31, 2016, any cash, stock or other dividend or any other distribution with respect to the capital stock of ACNB that has been declared, set aside or paid.

        Section 3.07    Taxes.

  (a)
  All income and other material or material in the aggregate Tax Returns required to have been filed by ACNB and the ACNB Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by ACNB and the ACNB Subsidiaries (whether or not shown on any Tax Return) have been paid.

  (b)
  There is no action, audit, dispute or claim now pending or proposed or threatened in writing against ACNB or any of the ACNB Subsidiaries in respect of Taxes. Except as set forth in ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of ACNB or the ACNB Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of ACNB with respect to Taxes other than for Taxes not yet due and payable.

  (c)
  Each of ACNB and the ACNB Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

  (d)
  ACNB Disclosure Schedule 3.07 lists all Tax Returns filed by ACNB or the ACNB Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit. Except as set forth on ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

        Section 3.08    Legal Proceedings.     Except as set forth in ACNB Disclosure Schedule 3.08, neither ACNB nor any ACNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of ACNB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or un-asserted), actions or governmental investigations or inquiries of any nature (i) against ACNB, any ACNB Subsidiary or any ACNB Subsidiary employee as an agent of ACNB or any ACNB Subsidiary, (ii) to which ACNB or any ACNB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of ACNB to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon ACNB, any of the ACNB Subsidiaries or the assets of ACNB or any of the ACNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on ACNB.

        Section 3.09    No Material Adverse Effect.     Except as set forth in ACNB Disclosure Schedule 3.09, ACNB has not suffered any Material Adverse Effect since December 31, 2015. Since December 31, 2015, ACNB and the ACNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

        Section 3.10    Ownership of Property; Insurance Coverage.

  (a)
  ACNB and each of the ACNB Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by ACNB or any ACNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ACNB Regulatory Reports and in the ACNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a ACNB Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the ACNB Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in ACNB Disclosure Schedule 3.10 (collectively the "ACNB Permitted Encumbrances"). ACNB and the ACNB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by ACNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in ACNB Disclosure Schedule 3.10, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the ACNB Financials.

  (b)
  ACNB and the ACNB Subsidiaries currently maintain insurance considered by ACNB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither ACNB nor any ACNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by ACNB or any ACNB Subsidiary under such policies.

        Section 3.11    Compliance with Applicable Law.

  (a)
  Each of ACNB and each ACNB Subsidiary is, and since January 1, 2013 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither ACNB nor any ACNB Subsidiary has received any written notice to the contrary since January 1, 2013.

  (b)
  ACNB and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA Patriot Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on ACNB.

  (c)
  Except as disclosed on ACNB Disclosure Schedule 3.11, since January 1, 2014, neither ACNB nor any ACNB Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that ACNB or any ACNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ACNB or any ACNB Subsidiary; (iii) requiring or threatening to require ACNB or any ACNB Subsidiary, or indicating that ACNB or any ACNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither ACNB nor any ACNB Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on ACNB Disclosure Schedule 3.11.

        Section 3.12    Employee and Director Benefit Plans.

  (a)
  ACNB Disclosure Schedule 3.12 sets forth all employee or director benefit plans which ACNB, ACNB Bank or any ACNB Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of ACNB,

    ACNB Bank or any ACNB Subsidiary and any beneficiaries thereof or other person, or with respect to which ACNB, ACNB Bank or any ACNB Subsidiary has or may have any obligation or liability, whether actual or contingent (the "ACNB Benefit Plans").

  (b)
  Neither ACNB, ACNB Bank, any ACNB Subsidiary nor any pension plan maintained by ACNB or any ACNB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB, ACNB Bank, or any ACNB Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in ACNB Disclosure Schedule 3.12, with respect to each of such plans that is subject to Title IV of ERISA or any ACNB Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which ACNB or any of its ERISA Affiliates has any liability. ACNB has not provided nor is required to provide security to any plan maintained by ACNB or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither ACNB nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

  (c)
  All ACNB Benefit Plans that are "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. Except as set forth in ACNB Disclosure Schedule 3.12, all ACNB Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

  (d)
  To the Knowledge of ACNB, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by ACNB or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB.

  (e)
  ACNB and the ACNB Subsidiaries provide continuation coverage under existing group health plans for separating employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

  (f)
  There are no current or pending or, to the Knowledge of ACNB, threatened audits or investigations by any governmental entity involving any ACNB Benefit Plan, and there are no current or pending or, to the Knowledge of ACNB, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the ACNB Benefit Plans), suits or proceedings involving any ACNB Benefit Plan and, to the Knowledge of ACNB, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

  (g)
  ACNB has not contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA.

  (h)
  All contributions required to be made under the terms of any ACNB Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on ACNB's consolidated financial statements to the extent required and in accordance with GAAP. ACNB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To ACNB's Knowledge, neither any pension plan nor any single-employer plan of ACNB nor an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither ACNB nor an ERISA Affiliate has an outstanding funding waiver.

        Section 3.13    Labor Matters.     ACNB is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ACNB the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel ACNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of ACNB, threatened, nor is ACNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 3.14    Brokers, Finders and Financial Advisors.     Except for ACNB's engagement of Commonwealth Advisors, Inc. in connection with the transactions contemplated by this Agreement, neither ACNB nor any ACNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in ACNB Disclosure Schedule 3.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the ACNB Financials. ACNB Disclosure Schedule 3.14 shall contain as an exhibit the engagement letters between ACNB and Commonwealth Advisors, Inc.

        Section 3.15    Environmental Matters.

  (a)
  Neither ACNB nor any ACNB Subsidiary, nor any properties owned or occupied by ACNB or any ACNB Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to ACNB. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of ACNB threatened or any investigation pending relating to the liability of ACNB or any ACNB Subsidiary with respect to any property owned or operated by ACNB or any ACNB Subsidiary under any Environmental Law.

  (b)
  No property, now or formerly owned or operated by ACNB or any ACNB Subsidiary or on which ACNB or any ACNB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against ACNB or any ACNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

  (c)
  (i) ACNB and the ACNB Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by ACNB or any of the ACNB Subsidiaries, or on any property in which ACNB or any of the ACNB Subsidiaries has held a security interest, lien or a fiduciary or management role ("ACNB Loan Property") that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iv) neither ACNB nor any of the ACNB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither ACNB nor any of the ACNB Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of ACNB or the ACNB Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving ACNB or any of the ACNB Subsidiaries, on any currently or formerly owned or operated property, or any ACNB Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against ACNB or any of the ACNB Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any ACNB Loan Property, and (vii) ACNB has listed in ACNB Disclosure Schedule 3.15 and made available to ACNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to ACNB, the ACNB Subsidiaries and any owned properties, leased properties or ACNB Loan Property, which were prepared in the last five (5) years, and, solely with respect to ACNB Loan Properties, are material to ACNB.

        Section 3.16    Related Party Transactions.     Neither ACNB nor any ACNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of ACNB or any ACNB Subsidiary, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features.

        Section 3.17    Loans.

  (a)
  Each loan reflected as an asset in the ACNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on ACNB.

  (b)
  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

  (c)
  All loans owned by ACNB or any ACNB Subsidiary, or in which ACNB or any ACNB Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

        Section 3.18    Deposit Liabilities.

  (a)
  The Deposit Liabilities of ACNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and ACNB Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the ACNB Bank Disclosure Schedule 3.18, the Deposit Liabilities of ACNB Bank are not subject to any lien, including without limitation any liens in favor of ACNB Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

  (b)
  All of the Deposit Liabilities of ACNB Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of ACNB Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and has been operated in compliance with ACNB Bank's policies and procedures. No Deposit Liabilities of ACNB Bank are maintained by a "money service business" within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of ACNB Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

  (c)
  ACNB Bank has properly accrued interest on the Deposit Liabilities of ACNB Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

  (d)
  None of the Deposit Liabilities of ACNB Bank are "brokered deposits" within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of ACNB Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Deposit Liabilities of ACNB Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

  (e)
  With respect to the Deposit Liabilities of ACNB Bank, ACNB Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of NWS Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest.

        Section 3.19    Allowance for Loan Losses.     The allowances for loan losses reflected, and to be reflected, in the ACNB Regulatory Reports and ACNB Financials, and shown, and to be shown, on the balance sheets contained in the ACNB Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither ACNB nor ACNB Bank has been notified in writing by any state or federal bank regulatory agency that ACNB's reserves are inadequate or that the practices and policies of ACNB in establishing its reserves for the years ended December 31, 2015, December 31, 2014 and the nine months ended September 30,

2016, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, ACNB's and ACNB Bank's respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

        Section 3.20    ACNB Information.

  (a)
  The information relating to ACNB and ACNB Subsidiaries to be provided by ACNB in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to NW Bancorp or the NW Bancorp Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

  (b)
  The information, relating to ACNB and ACNB's Subsidiaries to be provided by ACNB for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

        Section 3.21    "Well Capitalized".     ACNB Bank is "well capitalized" and to ACNB's Knowledge there has not been an event or occurrence since January 1, 2016 that could reasonably be expected to result in determination that ACNB Bank is not "well capitalized" as determined by the Bank Regulators.

        Section 3.22    Intellectual Property.     ACNB and each ACNB Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of ACNB's or each of the ACNB Subsidiaries' business, and neither ACNB nor any ACNB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. ACNB and each ACNB Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To ACNB's Knowledge, the conduct of the business of ACNB and each ACNB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

        Section 3.23    Financing.     As required by this Agreement, three (3) days prior to the Closing Date, ACNB will have available cash sufficient to pay the amounts required to be paid to NW Bancorp stockholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger.

        Section 3.24    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.     ACNB Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to ACNB Bank and the ACNB Bank Subsidiaries, taken as a whole, ACNB Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

        Section 3.25    Tax Matters.     At the date hereof, ACNB does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

        Section 3.26    Fairness Opinion.     ACNB has received a written opinion from Commonwealth Advisors Inc. to the effect that (subject to the terms, conditions, and qualifications set forth therein), as of the date hereof, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the ACNB shareholders.

        Section 3.27    Securities Documents.     The Securities Documents filed and to be filed by ACNB under the Exchange Act at any time since December 31, 2014 comply with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC. None of the Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the ACNB Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of ACNB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act.

        Section 3.28    Acquisition Subsidiary Ownership.     ACNB, at all times prior to the Effective Time, shall be the sole member of Acquisition Subsidiary. Acquisition Subsidiary shall be classified as a business entity that is disregarded as an entity for federal income tax purposes under the IRC.

        Section 3.29    Quality of Representations.     Except for the representations and warranties contained in this Article III, neither ACNB, any ACNB Subsidiary nor any other Person on behalf of ACNB or any ACNB Subsidiary makes any other express or implied representation or warranty with respect to ACNB or any ACNB Subsidiary or with respect to any other information provided to NW Bancorp or any NW Bancorp Subsidiary in connection with the transactions contemplated hereunder. Neither ACNB nor any other Person will have or be subject to any liability or indemnification obligation to NW Bancorp or any NW Bancorp Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts or other material made available to them in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. NW Bancorp and NWS Bank acknowledge that neither ACNB nor any ACNB Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article III, and that they have not relied on any representation or warranty other than those set forth in this Article III.

 ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF ACQUISITION SUBSIDIARY

        Acquisition Subsidiary herby represents and warrants to NW Bancorp and NWS Bank that:

        Section 4.01    Organization.     Acquisition Subsidiary will be a limited liability company duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. All membership interests of Acquisition Subsidiary will be validly issued, fully paid and non-assessable and will be owned directly by ACNB free and clear of any lien, charge or other encumbrance.

        Section 4.02    Authority.     Acquisition Subsidiary will have the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including, without limitation, shareholder action) in respect thereof on the part of Acquisition Subsidiary. This Agreement will be a valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor's rights or general principles of equity.

        Section 4.03    Approval.     ACNB will, as sole member of Acquisition Subsidiary, vote to approve this Agreement and the Merger.

        Section 4.04    Quality of Representations.     The representations made by Acquisition Subsidiary in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE V
COVENANTS OF THE PARTIES

        Section 5.01    Conduct of NW Bancorp's Business.

  (a)
  From the date of this Agreement to the Closing Date, NW Bancorp and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of ACNB. NW Bancorp will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.

  (b)
  From the date hereof to the Closing Date, except as otherwise consented to or approved by ACNB in writing or as permitted, or required, by this Agreement, or as set forth on NW Bancorp Disclosure Schedule 5.01(b), NW Bancorp will not, and will not permit any Subsidiary to:

  (i)
  amend or change any provision of its articles of incorporation or bylaws;

  (ii)
  sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities, except for issuances in connection with the vesting of stock awards to directors or employees of NW Bancorp or any NW Bancorp Subsidiary which are (a) disclosed in their entirety on NW Bancorp Disclosure Schedule 5.01(b), (b) granted or committed through the NW Bancorp Employee Stock Purchase Plan, the NW Bancorp Advisory Director Stock Purchase Plan, and the NW Bancorp deferred compensation plans as disclosed on Schedule 5.01(b), and

      (c) granted or committed prior to the date of this Agreement as disclosed on Schedule 5.01(b).

    (iii)
    issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

    (iv)
    declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock, except (a) that NW Bancorp may pay its ordinary regular quarterly cash dividend not to exceed $0.06 per share of common stock and (b) NWS Bank or any other NW Subsidiary shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions out of funds legally available therefore to the extent required to fund the payment by NW Bancorp of interest on NW Bancorp's junior subordinated debentures held by New Windsor Capital Trust I and New Windsor Capital Trust I shall be permitted to make distributions on its capital securities in accordance with the terms thereof;

    (v)
    except in connection with the payment of retention payments in accordance with the provisions of Section 5.25, grant any severance or termination pay or benefits to, or enter into any new, renew or amend any offer, employment, consulting, severance, "change in control" or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with NW Bancorp or any NW Bancorp Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any NW Bancorp Benefit Plan existing as of the date hereof and as disclosed on Schedule 5.01(b)(v);

    (vi)
    increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that NW Bancorp or any NW Bancorp Subsidiary may pay (w) as of or prior to the Effective Time, stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with ACNB, Acquisition Subsidiary, and ACNB Bank; (x) after the date of this Agreement, salary or wage increases for noncontract employees not to exceed 2.5% in the aggregate; and (y) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing) not in excess of $140,000 in the aggregate.

    (vii)
    merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

    (viii)
    sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) other than with respect to transactions involving investment securities, that do not exceed $50,000.00 in the aggregate, or sell, transfer or otherwise dispose of all or any portion of interest in any

      Loan (other than an SBA Loan) having an original principal value of more than $100,000.00;

    (ix)
    take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

    (x)
    change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;

    (xi)
    waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party;

    (xii)
    implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement;

    (xiii)
    materially amend any existing plan or arrangement, except in accordance with this Agreement or as required by law or regulation;

    (xiv)
    materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and NW Bancorp lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;

    (xv)
    enter into, renew, extend or modify any other transaction with any Affiliate;

    (xvi)
    change deposit or loan rates, other than in the ordinary course of business consistent with past practice of the NWS Bank policies;

    (xvii)
    enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

    (xviii)
    except for the execution of this Agreement and contracts existing as of the date of this Agreement and disclosed on NW Bancorp Disclosure Schedule 5.01(b), take any action that would give rise to a right of a continuing payment to any individual under any agreement.

    (xix)
    make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;

    (xx)
    enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or March 31, 2017;

    (xxi)
    enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit ("Loan") (a) which is in excess of five hundred thousand dollars ($500,000) or (b) which is not in accordance with applicable law, regulations, and NWS Bank's lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice;

    (xxii)
    take any action of knowingly failing to take any action, which action or failure to act could reasonably be expected to include the Merger from qualifying as a recognition with the meaning of Section 368(a) of IRC;

    (xxiii)
    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than NW Bancorp or any NW Bancorp Subsidiary, except for (A) borrowings having a maturity of not more than 90 days under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of NW Bancorp or any of the NW Bancorp Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice.

    (xxiv)
    make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

    (xxv)
    incur any capital expenditures in excess of $25,000.00 individually or $50,000.00 in the aggregate;

    (xxvi)
    pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by NW Bancorp or the NW Bancorp Subsidiaries (taking into account applicable insurance) not in excess of $50,000.00 individually or $150,000.00 in the aggregate;

    (xxvii)
    issue any broadly distributed communication regarding the Merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of ACNB (which approval will not be unreasonably delayed or withheld);

    (xxviii)
    take any action that would be reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions this Agreement contemplates;

    (xxix)
    engage in any new loan transaction with an officer or director or principal stockholder (as such terms are defined in 12 C.F.R. Part 215), it being acknowledged and agreed by NW Bancorp that each such loan transaction that NW Bancorp presents to ACNB for approval pursuant to this Section 5.02(b)(xxix) shall be required to comply with Regulation O (as interpreted and enforced by the FDIC);

    (xxx)
    purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of NW Bancorp as in effect as of the date hereof, for the purpose of providing collateral for FHLB borrowings, customer repurchase agreements, and municipal deposits in the ordinary course of NWS Bank's business consistent with past practice;

    (xxxi)
    convert the data processing and related information and/or accounting systems of NW Bancorp or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

    (xxxii)
    agree to do any of the foregoing.

        Section 5.02    Conduct of ACNB's, Acquisition Subsidiary's and ACNB Bank's Business.

        Except as expressly permitted by this Agreement or with the prior approval of NW Bancorp and NWS Bank, during the period from the date of this Agreement to the Effective Time, ACNB shall not, and shall not permit any of its Subsidiaries to, (i) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; (iii) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; (iv) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (v) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; or (vi) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.02.

        Section 5.03    Access; Confidentiality.

  (a)
  From the date of this Agreement through the Closing Date, to the extent permitted by law, NW Bancorp shall afford to, and shall cause each NW Bancorp Subsidiary to afford to, ACNB and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of NW Bancorp will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

  (b)
  ACNB agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of NW Bancorp. NW Bancorp shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

  (c)
  Except as specifically set forth herein, NW Bancorp and ACNB mutually agree to be bound by the terms of the Confidentiality Agreements previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding any termination of this Agreement.

        Section 5.04    Regulatory Matters and Consents.

  (a)
  For the purposes of (x) registering ACNB Common Stock to be offered to holders of NW Bancorp Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the NW Bancorp stockholder meeting, ACNB shall prepare the Registration Statement, and ACNB and NW Bancorp shall jointly draft and prepare a Proxy Statement/Prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act. ACNB and NW Bancorp shall obtain NW Bancorp Financial Statements and ACNB Financial Statements that meet the requirements of the Securities Act for use in the Registration Statement. The parties shall use their reasonable efforts to file the Registration Statement, including the Proxy Statement/Prospectus, with the SEC as soon as practicable after the date hereof. ACNB and NW Bancorp shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and NW Bancorp shall thereafter promptly mail the Proxy Statement/Prospectus to its stockholders. ACNB and NW Bancorp shall use commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.

  (b)
  Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC. No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement. ACNB and NW Bancorp agree to use commercially reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of NW Bancorp Common Stock entitled to vote at its stockholders meetings at the earliest practicable time.

  (c)
  ACNB and NW Bancorp shall promptly notify the other party if at any time it has Knowledge that the Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and ACNB shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

  (d)
  In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 5.04, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, publications and filings (the "Regulatory Materials"), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. ACNB and NW Bancorp shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to ACNB and NW Bancorp, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

  (e)
  Notwithstanding anything to the contrary in Section 5.04(d), in no event shall ACNB and NW Bancorp be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on ACNB and NW Bancorp (any of which, a "Materially Burdensome Regulatory Condition").

  (f)
  ACNB and NW Bancorp will use their commercially reasonable best efforts to ensure that the information relating to ACNB and NW Bancorp that is provided by ACNB and NW Bancorp, as applicable, for inclusion in the Proxy Statement/Prospectus or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        Section 5.05    Taking of Necessary Action.     ACNB and NW Bancorp shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party and (b) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

        Section 5.06    Indemnification; Insurance.

  (a)
  Indemnification.    For a period of six (6) years after the Effective Time, ACNB shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each person entitled to indemnification from and of NW Bancorp and/or NWS Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the Effective Time, under ACNB's articles of incorporation and bylaws. Provided, however, (i) ACNB shall not be required to indemnify such persons against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359, and (ii) if the indemnified party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to ACNB such advances if it is ultimately determined that such indemnified Person is not entitled to indemnification, ACNB shall advance expenses to the fullest extent permitted in accordance with its Articles and Bylaws.

  (b)
  Insurance.    ACNB shall make an application for and purchase, to the extent a policy can be obtained, a directors' and officers' liability insurance policy providing coverage amounts not less than the coverage amounts provided under the NW Bancorp directors' and officers' liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the NW Bancorp insurance policies for a period of four (4) years after the Effective Time; provided, however, that ACNB shall not be obligated to make annual premium payments for such four (4) year period which exceed 200% of the annual premium payment as the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

  (c)
  Assumption.    In the event that at or after the Effective Time, ACNB or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.06.

        Section 5.07    No Other Bids and Related Matters.     So long as this Agreement remains in effect, NW Bancorp shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than the other party to this Agreement or an Affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. NW Bancorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than ACNB and the ACNB Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 5.07. NW Bancorp will notify ACNB orally (within two days) and in writing (within five (5) days) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of NW Bancorp may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the NW Bancorp Board of Directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties. Nothing contained in this Agreement shall prevent NW Bancorp from complying with its obligation to pay the termination fee provided in Section 8.01.

        Section 5.08    Duty to Advise; Duty to Update Disclosure Schedule.     Each of ACNB and NW Bancorp shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. ACNB and NW Bancorp shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) or 6.02(c).

        Section 5.09    Current Information.

  (a)
  Ongoing Communications.    During the period from the date of this Agreement to the Effective Time, NW Bancorp and ACNB shall, cause one or more of its designated representatives to confer on a weekly or such other basis with representative of ACNB, as mutually determined, regarding their respective representations to each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Not later than the third Tuesday after the end of each month, NW Bancorp shall provide to ACNB a NWS Bank balance sheet and statement of operations, without related notes, and a NW Bancorp general ledger for the immediately preceding month. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, NW Bancorp will deliver to ACNB its quarterly report, and, as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, NW Bancorp will deliver to ACNB its annual report.

  (b)
  Board Minutes.    NW Bancorp shall provide to ACNB a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under law or as may be required by applicable Bank Regulators, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

  (c)
  During the period commencing on the date of this Agreement and ending at the Effective Time, NW Bancorp, not later than the third Tuesday after the end of each calendar month, shall provide to ACNB, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

  (d)
  During the period commencing on the date of this Agreement and ending at the Effective Time, NW Bancorp, not later than the third Tuesday after the end of each month, shall provide to ACNB a written list of (i) all loans classified by it or any regulatory authority as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List," or any other classification of similar import (ii) all commercial and mortgage loans classified as "non-accrual," and (iii) all commercial loans classified as "in substance foreclosed."

        Section 5.10    Phase I Environmental Audit.     NW Bancorp shall permit ACNB to the extent it so elects within ninety (90) days of the date of this Agreement, at its own expense, to cause a "Phase I Environmental Audit" to be performed at any physical location owned or occupied by NW Bancorp or any of its Subsidiaries on the date hereof.

        Section 5.11    Stockholders Meeting.

  (a)
  NW Bancorp shall promptly take all action necessary to properly call, convene and hold a special meeting of its stockholders as soon as practicable after the date on which the Registration Statement containing the Proxy Statement/Prospectus is declared effective, to consider and vote upon a proposal to approve and adopt this Agreement and the transactions contemplated hereby. The NW Bancorp board of directors will recommend that the stockholders of NW Bancorp approve and adopt this Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation; provided, however, that the board of directors of NW Bancorp may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so would result in a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

  (b)
  NW Bancorp may postpone or adjourn its stockholders meeting to the extent it reasonably believes is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is provided sufficiently in advance of a stockholder vote on this Agreement and the Merger.

        Section 5.12    Public Announcements.     Each of ACNB and NW Bancorp shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

        Section 5.13    Maintenance of Insurance.     From the date hereof until the Effective Time, ACNB and NW Bancorp shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

        Section 5.14    Maintenance of Books and Records.     From the date hereof until the Effective Time, ACNB and NW Bancorp shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

        Section 5.15    Taxes.     ACNB and NW Bancorp shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due. All agreements or arrangements the principal purpose of which is Tax sharing or allocation among NW Bancorp and its Subsidiaries, shall be terminated as of the Effective Time.

        Section 5.16    Employee Benefits.

  (a)
  ACNB or its Subsidiaries shall:    (i) provide NW Bancorp's and NWS Bank's employees who become employees of ACNB or its Subsidiaries credit for all years of service with NW Bancorp or any of its Subsidiaries and predecessors, prior to the Effective Time for the purpose of eligibility to participate and vesting and (ii) cause to be credited any deductibles incurred by NWS Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of ACNB after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. ACNB and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of NW Bancorp's current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). NW Bancorp or its Subsidiary shall amend, freeze, merge or terminate any NW Bancorp Benefit Plan effective before the Effective Time at the request of ACNB, provided any such action shall be in compliance with applicable laws.

  (b)
  Nothing in this Section 5.16, express or implied shall require ACNB to maintain any specific benefit plan of NW Bancorp or to guarantee employment of any employee for any period of time after the Effective Time.

        Section 5.17    System Conversion.     NW Bancorp shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the Effective Time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with ACNB.

        Section 5.18    Former NWS Bank Branches.     After the Effective Time, and for at least two (2) years thereafter, ACNB will operate the former NWS Bank branches as "New Windsor Bank, a division of ACNB Bank" unless the Board of Directors of ACNB shall determine otherwise upon approval of at least 80% of the Board of Directors of ACNB in connection with an acquisition of a Maryland bank, or the acquisition of ACNB.

        Section 5.19    ACNB and ACNB Bank Board.

  (a)
  ACNB Board.    No later than seven (7) days prior to the initial filing date of the Registration Statement by ACNB with the SEC, NW Bancorp shall propose two (2) Persons who (a) are approved by ACNB's Board of Directors, (b) meet the requirements of ACNB's Amended and Restated Articles of Incorporation and bylaws, (c) meet the eligibility requirements for a director of ACNB or requirements of any Regulatory Authority relating to ACNB, and (d) meet any NASDAQ listing and independence requirements ("the NW Bancorp Nominees"). NW Bancorp shall submit the names of the NW Bancorp Nominees no later than seven (7) days prior to the initial filing date of the Registration Statement by ACNB with the SEC. Such NW Bancorp Nominees shall have agreed to execute any consent required to be filed with the Registration Statement.

  (b)
  ACNB Bank Board.    On the Closing Date, the NW Bancorp Nominees proposed by NW Bancorp and approved by ACNB's Board of Directors and subject to (a) compliance with the ACNB Bank's Amended and Restated Articles of Incorporation and bylaws, (b) such Persons meeting the eligibility requirements for a director of ACNB Bank or any Regulatory Authority relating to ACNB and ACNB Bank, (c) approval of such Persons by ACNB (which approval will not otherwise be unreasonable withheld, determined in the ACNB's discretion), and (d) such Persons meeting any NASDAQ listing and independent requirements, shall be appointed as directors of ACNB Bank, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, and ACNB Bank's Amended and Restated Articles of Incorporation and bylaws.

        Section 5.20    Severance.     ACNB shall and shall cause ACNB Bank to use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, ACNB agrees to and agrees to cause ACNB Bank to provide severance pay, as set forth below, to any active employee of NW Bancorp or any NW Bancorp Subsidiary whose employment is terminated within twelve (12) months of the Effective Time if (i) such employee's position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay) with ACNB or any ACNB Subsidiary, excluding any employee (a) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement (other than the NW Bancorp Change in Control Protection Plan, as amended (the "Protection Plan")), (b) whose employment is terminated for cause, or (c) who voluntarily leaves employment with NW Bancorp or NWS Bank or ACNB Bank. ACNB shall honor the Protection Plan that existed as of July 1, 2016. Additionally, for those employees not subject to individual change in control or employment agreements and who are not entitled to twenty-six (26) weeks or more of severance under the Protection Plan, ACNB shall provide up to one (1) additional week of severance for each year of service, (in addition to the benefits under the existing Protection Plan) in order for the employee to receive the customary benefit of two (2) weeks of severance for each year of service up to twenty-six (26) weeks of severance in total, provided that the twenty-six (26) week limitation shall not result in the reduction of amounts payable under the Protection Plan based on years of service in excess of twenty-six (26) years. Employees not subject to NW Bancorp severance plans shall receive severance equal to two (2) weeks' pay for each full year of continuous service with a minimum severance benefit of four (4) weeks' pay and a maximum severance benefit of twenty-six (26) weeks' pay. Terminated employees will have the right to continue coverage under the respective group health plan in accordance with the terms of the plan and IRC 4980(f) or 40 P.S. § 756.2 et seq. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, ACNB or the ACNB Subsidiaries will continue to pay the employer's share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B or 40 P.S. § 756.2 shall run concurrently with the period that ACNB or ACNB's Subsidiaries pays the employer's share of health coverage.

        Section 5.21    Regulatory Conditions.     In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 6.01(d) that ACNB determines would materially reduce the benefits of the Merger as provided in Section 6.01(d), ACNB shall use its commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement and NW Bancorp shall use its commercially reasonable efforts to assist ACNB in this regard.

        Section 5.22    Affiliate Letters.     NW Bancorp shall use its best efforts to cause each person who may be deemed to be an Affiliate of NW Bancorp, to execute and deliver to ACNB as soon as practicable after the Date of this Agreement an Affiliate's letter in the form attached hereto as Exhibit H.

        Section 5.23    Dividends.     After the Date of this Agreement and prior to the Effective Time, ACNB and NW Bancorp shall coordinate with the other with respect to the declaration of any regular quarterly dividends in respect of NW Bancorp Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of NW Bancorp Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any quarter with respect to their shares of NW Bancorp Common Stock and any shares of ACNB Common Stock any such holder receives in exchange therefor in the Merger.

        Section 5.24    Additional Agreements.     In the case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of ACNB, on the one hand, and NW Subsidiary, on the other hand, or to vest ACNB with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such action as may be reasonably requested by, and at the sole expense of ACNB.

        Section 5.25    Retention.     ACNB and NW Bancorp acknowledge that it may be appropriate to provide certain employees of NWS Bank who will not be retained as employees of ACNB or ACNB Bank with an incentive, in the form of a "retention" or "stay" bonus, to remain in the employ of NW Bancorp and/or NWS Bank until the Effective Time or such other time after the Effective Time. NW Bancorp may adopt, in consultation with and approval of ACNB, a retention plan (the "Retention Plan"). NW Bancorp and ACNB shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus pursuant to this Section 5.25. No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on NW Bancorp.

        Section 5.26    Conforming Accounting.     Upon written confirmation from ACNB that all conditions to closing set forth in Article VI have been satisfied or waived, at the request of ACNB, NW Bancorp and NWS Bank, as applicable, shall immediately prior to Closing establish and take such accruals and expenses as ACNB reasonably shall request. In addition, prior to the Effective Time, at the request of ACNB, NW Bancorp shall (A) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under NW Bancorp or NWS Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (B) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against NW Bancorp or NWS Bank.

        Section 5.27    Control of Operations.     Nothing contained in this Agreement shall give either ACNB or NW Bancorp, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 5.28    Rule 16b-3.     Prior to the Effective Time, ACNB and NW Bancorp shall take all steps as may be necessary or appropriate to cause the transaction contemplated by Article I and any other dispositions of equity securities of NW Bancorp (including derivative securities) or acquisitions of equity securities of ACNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.29    Year-End Audited Financial Statements.     NW Bancorp shall obtain and provide to ACNB year-end audited financial statements for the year ended December 31, 2016 prepared in accordance with GAAP and containing no qualifications or limitations.

        Section 5.30    NASDAQ Listing.     ACNB shall take all commercially reasonable actions necessary for the shares of ACNB Common Stock to be issued to the holders of NW Bancorp Common Stock upon consummation of the Merger to have been authorized for listing on NASDAQ, subject to official notice of issuance, provided ACNB shall have used its reasonable best efforts to cause such authorization of listing on NASDAQ.

        Section 5.31    Assumption of NW Bancorp Debt.     ACNB acknowledges that New Windsor Capital Trust I hold junior subordinated debentures issued by NW Bancorp and has issued preferred securities which are intended to be "qualified trust preferred securities" as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities ("NW Bancorp Debt"). ACNB agrees to execute and deliver one or more supplemental indentures, guarantees, and other instruments required for the due assumption to the extent required by the terms of such debt, guarantees, securities and other agreements.

        Section 5.32    ACNB Board 2017 Annual Meeting Recommendation.     ACNB's Board of Director's undertakes to propose and recommend to its shareholders at the 2017 Annual Meeting of Shareholders an increase in the number of Directors that constitutes the whole Board of Directors of ACNB, in accordance with its Articles and Bylaws, by an amount sufficient for the appointment or election of the NW Bancorp Nominees immediately after the Effective Time.

        Section 5.33    ACNB Post 2017 Annual Meeting and Corporate Governance Matters.     If the Shareholders of ACNB do not approve the increase in the number of ACNB Board Members at the 2017 Annual Meeting as provided in Sections 1.02(f) and 5.32 hereof, and in an amount necessary to accommodate the NW Bancorp Nominees, then the Board of Directors of ACNB shall take commercially reasonable steps that are consistent with Pennsylvania law, and ACNB's Articles, Bylaws, and Nominating and Corporate Governance Committee Charter in order for the NW Nominees to be elected or appointed to the Board of Directors of ACNB as promptly as commercially possible under law in furtherance of the terms of this Agreement to commence as directors, immediately after the Effective Time.

ARTICLE VI
CONDITIONS

        Section 6.01    Conditions to Obligations of NW Bancorp under this Agreement.     The obligations of NW Bancorp and NWS Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by ACNB and ACNB Bank pursuant to Section 8.03 hereof:

  (a)
  Approval by Stockholders.    This Agreement shall have been approved and adopted by the stockholders of NW Bancorp by such vote as is required by the MGCL and NW Bancorp's articles of incorporation and bylaws.

  (b)
  Representations and Warranties.    The representations and warranties of ACNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. NW Bancorp shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and Chief Financial Officer of ACNB to the foregoing effect.

  (c)
  Performance of Obligations of ACNB, Acquisition Subsidiary and ACNB Bank.    ACNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NW Bancorp shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and the Chief Financial Officer of ACNB to the foregoing effect.

  (d)
  Approvals of Governmental Entities.    Procurement by NW Bancorp, NWS Bank, ACNB, Acquisition Subsidiary and ACNB Bank of all requisite approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of NW Bancorp determines in good faith would individually or in the aggregate materially and adversely affect the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of NW Bancorp, ACNB, NWS Bank, and ACNB Bank.

  (e)
  No Injunction.    There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

  (f)
  No Material Adverse Change.    No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of ACNB or the ACNB Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to ACNB.

  (g)
  Tax Opinion.    NW Bancorp shall have received an opinion of Miles & Stockbridge PC, special tax counsel to NW Bancorp, dated as of the Closing Date to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of NW Bancorp, ACNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

  (h)
  Registration Statement.    The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by NW Bancorp's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

  (i)
  Debt Assumption.    ACNB shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and other documents required to be executed prior to the Effective Time to effect the assumption of NW Bancorp's Debt.

  (j)
  NASDAQ Listing.    The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

  (k)
  Employment Agreement.    ACNB Bank and the individual delineated on Schedule 1 shall have entered into an Employment Agreement in the form attached as Exhibit D.

  (l)
  NW Bancorp Board Nominees.    All requisite corporate action shall have been taken by ACNB such that the NW Bancorp Nominees can commence as directors of ACNB immediately after the Effective Time.

        Section 6.02    Conditions to Obligations of ACNB under this Agreement.     The obligations of ACNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by ACNB pursuant to Section 8.03 hereof:

  (a)
  Approval by Shareholders.    This Agreement shall have been approved and adopted by the shareholders of NW Bancorp by such vote as is required by the MGCL and NW Bancorp's articles of incorporation and bylaws.

  (b)
  Representations and Warranties.    The representations and warranties of NW Bancorp set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. ACNB shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and Treasurer of NW Bancorp to the foregoing effect.

  (c)
  Performance of Obligations of NW Bancorp.    NW Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ACNB shall have received a certificate signed on behalf of NW Bancorp by the Chief Executive Officer and Treasurer of NW Bancorp to the foregoing effect.

  (d)
  Approvals of Governmental Entities.    Procurement by ACNB, Acquisition Subsidiary, ACNB Bank, NW Bancorp and NWS Bank of all requisite approvals and consents of all Governmental Entities, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of ACNB determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to ACNB of the transactions contemplated hereby, the business or financial conditions of ACNB on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of NW Bancorp, ACNB, NWS Bank, ACNB Bank, and any other ACNB or NW Bancorp Subsidiary.

  (e)
  No Injunction.    There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby or individually or in the aggregate, materially and adversely affects the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of NW Bancorp, ACNB, NWS Bank, and ACNB Bank.

  (f)
  Third Party Consents.    ACNB and ACNB Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger be consummated without the violation of any material agreement, except to the extent that the failure to receive any such consent would not have a Material Adverse Effect on ACNB.

  (g)
  No Material Adverse Change.    No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of NW Bancorp or the NW Bancorp Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

  (h)
  Tax Opinion.    ACNB shall have received an opinion of Bybel Rutledge LLP, special counsel to ACNB, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion such counsel may require and rely upon customary representations contained in certificates of officers of NW Bancorp, ACNB, and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

  (i)
  Dissenting Shares.    No more than eight percent (8%) of the issued and outstanding shares of NW Bancorp Common Stock shall be Dissenting Shares.

  (j)
  Penalties, Costs and Fines.    No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon NW Bancorp, NWS Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

  (k)
  Registration Statement.    The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by ACNB's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

  (l)
  Affiliates Letter.    ACNB shall have received an Affiliate letter from each of the NW Bancorp Nominees, which letter shall be in customary form and have such other provisions as ACNB may reasonably require, in the form attached hereto as Exhibit H.

  (m)
  Employee Matters.    ACNB shall have received an executed Acknowledgement and Release in the form of "Exhibit B" and in the form of "Exhibit C" from the respective executives delineated on Schedule 1; an Employment Agreement in the form of "Exhibit D" from the executive delineated on Schedule 1; Change in Control Agreements with the executives delineated on Schedule 1 in the form of Exhibit E; and Noncompetition Agreements with the executives delineated on Schedule 1 in the form of "Exhibit F.

  (n)
  NASDAQ Listing.    The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

  (o)
  Debt Assumption.    ACNB shall have received all executed counterpart documents necessary for the assumption of NW Bancorp Debt effective at Closing.

  (p)
  NW Bancorp Board Nominees.    All requisite corporate action shall have been taken by ACNB such that the NW Bancorp Nominees can commence as directors of ACNB immediately after the Effective Time. ACNB shareholders shall have taken all action required by law, the ACNB Articles and Bylaws, regulations and rules in connection with the transactions contemplated by this Agreement.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

        Section 7.01    Termination.     This Agreement may be terminated on or at any time prior to the Closing Date:

  (a)
  By the mutual consent, in writing, of the parties hereto if the Board of Directors at each so determine by vote of the majority of its entire Board;

  (b)
  By ACNB or NW Bancorp:

  (i)
  If the Closing Date shall not have occurred on or before November 30, 2017, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

  (ii)
  If either party has received a final un-appealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 6.01 or 6.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

  (c)
  by NW Bancorp in writing if ACNB has, or by ACNB in writing if NW Bancorp has, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by ACNB would have a Material Adverse Effect on ACNB or in the case of a breach by NW Bancorp would have a Material Adverse Effect on NW Bancorp, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;

  (d)
  by either ACNB or NW Bancorp if the NW Bancorp's stockholder meeting shall have occurred and the NW Bancorp's stockholders shall have not approved and adopted this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such stockholder vote the board of directors of NW Bancorp shall have withdrawn, modified or changed in a manner adverse to ACNB its approval or recommendation of this Agreement and the transactions contemplated thereby; or

  (e)
  by either ACNB or NW Bancorp if NW Bancorp's Board of Directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement would result in a breach of their fiduciary duties under applicable law; provided however, that this Agreement may be terminated pursuant to this Section 7.01(e) only after the fifth business day following written notice to ACNB (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising ACNB that NW Bancorp is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle NW Bancorp to terminate this Agreement pursuant to this Section 7.01(e) or any other provision of this Agreement) and only if (i) during such five (5) business day period, NW Bancorp has caused its financial and legal advisors to negotiate with ACNB in good faith (to the extent ACNB chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of NW Bancorp no longer believes it has to terminate this Agreement in order to comply with their fiduciary duties, and (ii) NW Bancorp has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by ACNB and further provided that such termination shall not be effective until NW Bancorp has paid the NW Bancorp Termination Fee to ACNB.

  (f)
  by NW Bancorp, if the NW Bancorp board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, ("Five Day Period") if both of the following conditions are satisfied:

  (i)
  the ACNB Ratio shall be less than 0.80; and

  (ii)
  the ACNB Ratio shall be less than the number obtained by subtracting 0.15 from the Index Ratio;

    subject to the following three sentences. If NW Bancorp elects to exercise its termination right pursuant to this Section 7.01(f), it shall give prompt written notice to ACNB; provided that such notice of election to terminate may be withdrawn at any time within the Five Day Period.

    For purposes of this Section 7.01(f), the following terms shall have the meanings indicated below:

    "ACNB Determination Date Market Share Price" shall be ACNB Market Share Price ending on the Determination Date.

    "ACNB Ratio" means the quotient obtained by dividing ACNB Determination Date Market Share Price by the Initial ACNB Market Share Price.

    "Determination Date" shall mean the seventh calendar day immediately preceding the Closing Date, or if such date is not a trading day, the last trading day immediately preceding such calendar day.

    "Final Index Price" means the closing price of the KBW Nasdaq Bank Index as of the Determination Date.

    "Index Group" means the KBW Nasdaq Bank Index.

    "Index Ratio" means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

    "Initial Index Price" means the closing price of the KBW Nasdaq Bank Index as of the Starting Date.

    "Initial ACNB Market Share Price" means $27.30 per share.

    "Starting Date" means the last trading day before the date of this Agreement.

        Section 7.02    Effect of Termination.     If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.03 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of ACNB or NW Bancorp to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.

ARTICLE VIII
MISCELLANEOUS

        Section 8.01    Expenses.

  (a)
  Except as set forth in Section 8.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

  (b)
  If (i) this Agreement is terminated by either party pursuant to Section 7.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"); provided, however, liability of the non-terminating party for Expenses pursuant to this Section 8.01(b) shall not exceed Four Hundred Thousand Dollars ($400,000.00). The payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to the Agreement.

  (c)
  If NW Bancorp fails to complete the Merger after the occurrence of one of the following events, and ACNB shall not be in material breach of this Agreement, NW Bancorp shall within one (1) business day of the event, pay ACNB by wire transfer of immediately available funds a fee of $1,300,000.00 (the "NW Bancorp Termination Fee"):

  (i)
  NW Bancorp terminates this Agreement pursuant to Section 7.01(e) hereof;

  (ii)
  a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, enters into an agreement, letter of intent or memorandum of understanding with NW Bancorp or any NW Bancorp Subsidiary which relates to an Acquisition Proposal;

  (iii)
  NW Bancorp authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;

  (iv)
  the NW Bancorp stockholders vote but fail to approve and adopt this Agreement at the NW Bancorp meeting of stockholders or the NW Bancorp meeting of stockholders is cancelled, if prior to the stockholder vote or cancellation:

  (A)
  the NW Bancorp Board of Directors shall have recommended that the stockholders of NW Bancorp approve or accept an Acquisition Proposal with any Person other than ACNB, Acquisition Subsidiary, ACNB Bank or an Affiliate of ACNB; or

  (B)
  NW Bancorp shall have materially breached its obligation under Section 5.11 by failing to call, give notice of, convene and hold the NW Bancorp meeting of stockholders in accordance with Section 5.11;

  And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, and (2) in the instance where the NW Bancorp stockholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the NW Bancorp stockholders meeting.

        Section 8.02    Non-Survival.     All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c),(d),(e),(f),(g),(h),(i),(j),(k),(l),(m),(r), 5.06, 5.07, 5.16 through 5.21, 5.32 and 8.01, hereof which shall survive the Merger, shall terminate at the Effective Time.

        Section 8.03    Amendment, Extension and Waiver.     Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise, provided that any amendment, extension or waiver granted or executed after stockholders of NW Bancorp have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of NW Bancorp Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of NW Bancorp or ACNB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of ACNB and NW Bancorp and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 8.04    Entire Agreement.     This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, except for Section 5.06 is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

        Section 8.05    No Assignment.     Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

        Section 8.06    Notices.     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

  (a)
  If to ACNB, ACNB Bank, or Acquisition Subsidiary to:

    ACNB Corporation
    16 Lincoln Square
    P.O. Box 3129
    Gettysburg, PA 17325

    Attention: Thomas A. Ritter, President and Chief Executive Officer
    Telecopy No.: 717-338-2130
    E-mail: tritter@acnb.com

    With copy to:

    Bybel Rutledge LLP
    1017 Mumma Road, Suite 302
    Lemoyne, PA 17043

    Attention: Nicholas Bybel, Jr., Esquire
    Telecopy No.: 717-731-8205
    E-mail: bybel@bybelrutledge.com

  (b)
  If to NW Bancorp or NWS Bank, to:

    New Windsor Bancorp, Inc.
    222 E. Baltimore Street
    Taneytown, MD 21787

    Attention: Tom N. Rasmussen, President and Chief Executive Officer
    Telecopy No.: 410-751-1018
    E-mail: trasmussen@newwindsorbank.com

    With copy to:

    BuckleySandler LLP
    1250 24th Street NW, Suite 700
    Washington, DC 20037

    Attention: Noel M. Gruber, Esquire
    Telecopy No.: 202-349-8080
    E-mail: ngruber@buckleysandler.com

        Section 8.07    Captions.     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 8.08    Counterparts.     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

        Section 8.09    Severability.     If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

        Section 8.10    Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB CORPORATION
/s/ CELESTE M. MILLER	BY:	/s/ THOMAS A. RITTER Thomas A. Ritter, President and Chief Executive Officer
ATTEST:	ACNB SOUTH ACQUISITION SUBSIDIARY, LLC
/s/ CELESTE M. MILLER	BY:	/s/ THOMAS A. RITTER Thomas A. Ritter ACNB Corporation, Member
ATTEST:	ACNB BANK
/s/ CELESTE M. MILLER	BY:	/s/ JAMES P. HELT James P. Helt President
ATTEST:	NEW WINDSOR BANCORP, INC.
/s/ DEBRA L. SHAUGHNEY	BY:	/s/ TOM N. RASMUSSEN Tom N. Rasmussen, President and Chief Executive Officer
ATTEST:	NEW WINDSOR STATE BANK
/s/ DEBRA L. SHAUGHNEY	BY:	/s/ TOM N. RASMUSSEN Tom N. Rasmussen, President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

 SCHEDULE 1

1.
The following executives shall execute Exhibit B:

          [Non-executive officer lender]

          Lisa Monthley

2.
The following executives shall execute Exhibit C:

          Tom N. Rasmussen

3.
The following executives shall execute Exhibit D:

          Tom N. Rasmussen

4.
The following executives shall execute Exhibit E:

          [Non-executive officer lender]

          Lisa Monthley

5.
The following executives shall execute Exhibit F:

          [Non-executive officer lender]

          Lisa Monthley

Exhibit A

FORM OF NEW WINDSOR BANCORP, INC.
LETTER AGREEMENT

November     , 2016

ACNB Corporation
16 Lincoln Square
P.O. Box 3129
Gettysburg, PA17325

Ladies and Gentlemen:

        ACNB Corporation ("ACNB"), ACNB South Acquisition Subsidiary LLC ("Acquisition Subsidiary"), and New Windsor Bancorp, Inc. ("NW Bancorp") and New Windsor State Bank ("NWS Bank") are entering into concurrently herewith an Agreement and Plan of Reorganization to be dated as of November     , 2016 (the "Agreement").

        Pursuant to the proposed Agreement, whereby, among other things, and subject to the terms and conditions set forth therein NW Bancorp will merge with and into Acquisition Subsidiary, with Acquisition Subsidiary surviving the merger (the "Merger").

        ACNB has requested, as a condition to its willingness to enter into the Agreement, that each of the undersigned, being a director or executive officer of NW Bancorp, executes and delivers to ACNB this Letter Agreement.

        I understand that ACNB is requiring, as an inducement to its execution and delivery to NW Bancorp of the Agreement, that I execute and deliver to ACNB this Letter Agreement.

        The undersigned, solely in his or her individual capacity as a stockholder, (and not as a fiduciary, trustees, financial advisor, or advisor, including as a director or executive officer of NW Bancorp), in order to induce ACNB to execute and deliver to NW Bancorp the Agreement, and intending to be legally bound, hereby irrevocably agrees as follows:

  1.
  I agree to be present (in person or by proxy) at all meetings of stockholders of NW Bancorp called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all shares of NW Bancorp common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, (collectively, my "Covered Shares") will be counted for the purpose of determining the presence of a quorum at such meetings.

  2.
  I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise voting power, and I will use my best efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

  3.
  I hereby revoke any and all previous proxies granted with respect to the Covered Shares.

  4.
  Through the earlier of (a) the receipt of the requisite approval and adoption of the Agreement and the transactions contemplated thereby by the stockholders of NW Bancorp, or (b) termination of the Agreement in accordance with its terms, I agree not to directly or indirectly offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar

A-A-1

    purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

  5.
  I hereby agree that any shares of NW Bancorp common stock or other voting securities of NW Bancorp with respect to which beneficial ownership is acquired by the undersigned, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such NW Bancorp common stock or upon exercise or conversion of any securities of NW Bancorp, if any, after the date hereof shall automatically become subject to the terms of this Letter Agreement;

  6.
  I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

  7.
  ACNB recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

  8.
  I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

  9.
  Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore ACNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

        The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of NW Bancorp, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of NW Bancorp or NWS Bank. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of NW Bancorp or NWS Bank.

        This Letter Agreement shall be effective upon acceptance by ACNB. Nothing herein shall be deemed to vest in ACNB any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of NW Bancorp.

        If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, ACNB and the undersigned shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        The undersigned agrees that, in the event of his or her breach of this Letter Agreement, ACNB shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate ACNB for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law,

A-A-2

any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

        This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to ACNB's rights arising out of any willful breach of any covenant or representation contained herein.

        This Letter Agreement shall be effective upon acceptance by ACNB and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

[Signature Page Follows]

A-A-3

The undersigned intends to be legally bound hereby.

Sincerely,
Name
Title
Number of pledged Covered Shares (if any):
Accepted:
ACNB CORPORATION
BY:	Thomas A. Ritter, President and Chief Executive Officer

A-A-4

Exhibit B

ACKNOWLEDGEMENT AND RELEASE

        This Amendment ("Amendment") is made as of November     , 2016, by and among New Windsor Bancorp ("NW Bancorp"), New Windsor State Bank ("NWS Bank"), ACNB Corporation ("ACNB"), and ACNB Bank, and                    [("Executive"/ "Employee")].

WITNESSETH:

        WHEREAS, [Executive/Employee] is now serving as                    of NWS Bank; and

        WHEREAS, Bank and [Executive/Employee] [are parties to that certain                    Agreement dated as of                    ("CIC Agreement") and] have entered into a Participation Agreement ("Participation Agreement") under the New Windsor State Bank Amended and Restated Change in Control Protection Plan ("CCPP Plan") [(collectively the "Executive Agreements")] pursuant to which, among other things, [Executive/Employee] would be entitled to benefits upon a "Change in Control" as defined therein; and

        WHEREAS, NW Bancorp, NWS Bank, ACNB, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary") are entering into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and NWS Bank will merge with and into ACNB Bank with ACNB Bank surviving ("Merger");

        WHEREAS, the Merger will constitute a "Change in Control" of NW Bancorp and NWS Bank under the [Executive Agreements/CCPP];

        WHEREAS, upon consummation of the Merger, [Executive/Employee] is to be employed in the position of                by ACNB Bank; and

        WHEREAS, NW Bancorp, NWS Bank, ACNB, ACNB Bank, and [Executive/Employee] desire to enter into this Amendment in light of the pending Merger, which Amendment shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, [Executive/Employee], NW Bancorp, ACNB, NWS Bank, and ACNB Bank agree as follows:

          1.     At the Effective Time, [Executive/Employee] is to be employed in the position of                by ACNB Bank.

          2.     [Executive/Employee] hereby agrees that the Merger shall not constitute a Change in Control for purposes of the [Executive Agreements/CCPP] and [Executive/Employee] shall not be entitled to any payment under the [Executive Agreements/CCPP], including for a termination for Good Reason as defined in the respective agreements. [Notwithstanding the previous sentence, in the event that Executive is terminated without Cause (as defined in the respective Executive Agreement) within                (    ) year(s) of the Effective Date of the Merger, the Executive shall be entitled to be paid a lump sum cash payment within thirty (30) days of the date of termination equal to                times the Executive's then current annual salary plus          (    ) time(s) the average bonus paid to Executive during the calendar year of Executive's date of termination and the two (2) calendar years immediately preceding Executive's date of termination.]

          3.     [Effective with the consummation of the Merger, the CIC Agreement is hereby amended so that all references therein to Bancorp and Bank shall be deemed references to ACNB

A-B-1

  Corporation and ACNB Bank, and ACNB and ACNB Bank as successor to NW Bancorp and NWS Bank respectively shall be responsible for all of the obligations of NW Bancorp and NWS Bank.]

          4.     Effective with the consummation of the Merger, the [Executive's/Employee's] rights under the CCPP shall terminate and cease and the Participation Agreement shall be null and void and of no further legal force or effect.

          5.     [Except as amended by this Amendment, the CIC Agreement shall continue in full force and effect and shall continue after consummation of the Merger and after the Effective Time.] This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. The Amendment shall constitute an Amendment under the Executive Agreement.

          6.     This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          7.     This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, and to the extent permitted, assigns.

          8.     This Amendment shall terminate upon a termination of the Merger Agreement in accordance with its terms.

A-B-2

        In Witness Whereof, the parties have executed this Amendment as of the day and year first above written.

ATTEST:	NEW WINDSOR BANCORP, INC.
	BY:	Tom N. Rasmussen President and Chief Executive Officer
ATTEST:	NEW WINDSOR STATE BANK
	BY:	Tom N. Rasmussen President and Chief Executive Officer
ATTEST:	ACNB CORPORATION
	BY:	Thomas A. Ritter Chief Executive Officer
ATTEST:	ACNB BANK
	BY:	James P. Helt President
WITNESS:	[EXECUTIVE/EMPLOYEE]

A-B-3

Exhibit C

ACKNOWLEDGEMENT AND RELEASE

        This Agreement ("Agreement") is made as of November                         , 2016, by and among New Windsor Bancorp ("NW Bancorp"), New Windsor State Bank ("NWS Bank"), ACNB Corporation ("ACNB"), ACNB Bank, and                                    ("Executive").

WITNESSETH:

        WHEREAS, Executive is now serving as                of NWS Bank; and

        WHEREAS, NWS Bank and Executive are parties to that certain Employment Agreement dated as of May 17, 2016 ("Employment Agreement") and has entered into a Participation Agreement ("Participation Agreement") under the New Windsor State Bank Amended and Restated Change in Control Protection Plan ("CCPP Plan") and a Participation Agreement under the New Windsor State Bank Supplemental Executive Retirement Plan dated May 1, 2016 ("SERP") (collectively the "Executive Agreements") pursuant to which, among other things, Executive would be entitled to benefits upon a "Change in Control" as defined therein; and

        WHEREAS, NW Bancorp, NWS Bank, ACNB, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary") are entering into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and NWS Bank will merge with and into ACNB Bank with ACNB Bank surviving ("Merger");

        WHEREAS, the Merger will constitute a "Change in Control" of NW Bancorp and NWS Bank under the Executive Agreements;

        WHEREAS, upon consummation of the Merger, Executive is to be employed in the position of                of New Windsor Bank, a division of ACNB Bank, by ACNB Bank; and

        WHEREAS, NW Bancorp, ACNB, NWS Bank, and ACNB Bank and Executive desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, NW Bancorp, NWS Bank, ACNB, and ACNB Bank agree as follows:

          1.     At the Effective Time, Executive is to be employed in the position of                of New Windsor Bank, a division of ACNB Bank, by ACNB Bank, in accordance with and pursuant to the terms of the Employment Agreement by and between ACNB Bank and                dated November     , 2016.

          2.     Executive hereby agrees that the Merger shall not constitute a Change in Control for purposes of the Employment Agreement and CCPP Plan and Executive shall not be entitled to any payment under the Employment Agreement and CCPP Plan, including for a termination for Good Reason as defined in the respective agreements.

          3.     Executive's current Account balance under the SERP shall be rolled over to another deferred compensation plan to the extent permitted by law.

          4.     Effective with the consummation of the Merger, the Executive's rights under the Executive Agreements shall terminate and cease and the Executive Agreements shall be null and

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  void and of no further legal force or effect. Executive hereby releases ACNB and ACNB Bank and their successors from any obligations under the Executive Agreements.

          5.     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          6.     This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, and to the extent permitted, assigns.

          7.     This Agreement shall terminate upon a termination of the Merger Agreement in accordance with its terms.

        In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	NEW WINDSOR BANCORP, INC.
	BY:	D. Arthur Seibel, Jr. Chairman of the Board
ATTEST:	NEW WINDSOR STATE BANK
	BY:	D. Arthur Seibel, Jr. Chairman of the Board
ATTEST:	ACNB CORPORATION
	BY:	Thomas A. Ritter Chief Executive Officer
ATTEST:	ACNB BANK
	BY:	James P. Helt President
WITNESS:	EXECUTIVE

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Exhibit D

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of the            day of November, 2016, between ACNB BANK ("Bank"), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and Tom N. Rasmussen ("Executive"), an individual residing in Maryland.

WITNESSETH:

        WHEREAS, the Bank is a subsidiary of ACNB Corporation ("Corporation");

        WHEREAS, Corporation, Bank, ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary"), New Windsor Bancorp, Inc. ("NW Bancorp), and New Windsor State Bank ("NWS Bank") are entering into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and NWS Bank will merge with and into Bank with Bank surviving ("Merger");

        WHEREAS, Executive is the President and Chief Executive Officer of NW Bancorp and NWS Bank, and is a party to an employment agreement with NWS Bank dated May 17, 2016 ("New Windsor Agreement") and the NWS Bank Amended and Restated Change-In-Control Protection Plan dated May 1, 2016 ("CCPP Plan"), pursuant to which Executive is entitled to certain benefits and compensation upon certain occurrences following a change of control of NWS Bank;

        WHEREAS, Executive is party to the New Windsor State Bank Supplemental Executive Retirement Plan dated May 1, 2016 ("SERP");

        WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Executive the position of Market President of New Windsor Bank, a division of ACNB Bank and the rights and benefits contained in this employment agreement;

        WHEREAS, as an inducement for Corporation, Bank, and Subsidiary to enter into the Merger Agreement, Executive agrees to terminate and waive any rights under the New Windsor Agreement, the CCPP Plan, and the SERP, and enter into this Agreement;

        WHEREAS, this Agreement is intended to supersede and replace in its entirety the New Windsor Agreement and the CCPP Plan; and

        WHEREAS, Executive desires to serve the Bank in an executive capacity under the terms and conditions set forth herein.

AGREEMENT:

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.
Employment.    The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement.

2.
Duties of Executive.    Executive shall serve as the Executive Vice President of the Bank and Market President of New Windsor Bank, a division of ACNB reporting only to the Board of Directors and the President of the Bank or his designee. Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors of the Bank.

3.
Engagement in Other Employment.    Executive shall devote all of his working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Executive shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Executive engages in any other business or commercial duties or

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  pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board's reasonable opinion, not in conflict with or detrimental to the Executive's rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive may serve on the civic, charitable, and professional associations or groups as delineated on Schedule I for three years after the Closing Date and thereafter subject to the prior written approval of the President of the Bank.

4.
Term of Agreement.

(a)
This Agreement shall be for a three (3) year period (the "Employment Period") beginning on the Closing Date of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the "Initial Term"). The Employment Period shall be extended automatically for one (1) additional year on the first annual anniversary date of the commencement of the Initial Term, and then on each anniversary date of this Agreement thereafter, unless the Bank or Executive gives contrary written notice to the other not less than one hundred eighty (180) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for a three (3) year period thereafter. References in the Agreement to "Employment Period" shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement. It is the intention of the parties that this Agreement be "Evergreen" unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

(b)
Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of the Bank to Executive. As used in this Agreement, "Cause" shall mean any of the following:

              (i)  Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

             (ii)  Executive's failure to follow the good faith lawful instructions of the Board of Directors of the Bank with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

            (iii)  Executive's willful failure to substantially perform Executive's duties to the Bank, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

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            (iv)  Executive's intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

             (v)  dishonesty or gross negligence of Executive in the performance of his duties;

            (vi)  Executive's (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Executive's employment, (b) objecting to or disapproving Executive's employment by the Bank, or (c) indicating that Executive is no longer an acceptable selection to serve in the capacity of the Executive Vice President of the Bank or Market President of New Windsor Bank, a division of ACNB Bank;

           (vii)  intentional or willful misconduct by Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which brings public discredit to the Corporation or the Bank and which results or may be reasonably expected to result in material financial or other harm to the Corporation or the Bank;

          (viii)  Executive's breach of fiduciary duty involving personal profit;

            (ix)  unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Executive, the Corporation and the Bank. If the Executive, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

             (x)  the willful violation by Executive of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

            (xi)  the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

           (xii)  theft or abuse by Executive of the Corporation's or the Bank's property or the property of the Corporation's or the Bank's customers, employees, contractors, vendors or business associates;

          (xiii)  any act of fraud, misappropriation or personal dishonesty;

          (xiv)  insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or

           (xv)  the existence of any material conflict between the interests of the Corporation or the Bank and Executive that is not disclosed in writing by Executive to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.

    Before taking any vote under subparagraphs (vii), (ix) or (xiv) above, all which require notice, Executive shall be entitled to appear before the Board and present Executive's position as to any issues about which Executive has been notified by the Board in writing. Such appearance

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    shall be within a reasonable period of time following written notice to Executive of the issues, but in no event longer than thirty (30) days after the date of said written notice.

    If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

  (c)
  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive's voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term "Good Reason" shall mean, unless agreed to in writing by Executive, (i) the assignment of duties and responsibilities inconsistent with Executive's status as the Executive Vice President of the Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than fifty (50) miles from the Bank's principal executive office immediately prior to this Agreement, (iii) any removal of Executive from office or any material adverse change in the terms and conditions of Executive's employment, except for any termination of Executive's employment for Cause, unless such change is applicable to all executive vice presidents, (iv) any reduction in Executive's Annual Base Salary as in effect on the date hereof, except in the case of extraordinary under or nonperformance as determined by the ACNB Compensation Committee; or (v) any failure of the Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all executives.

  Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice ("Notice of Termination") to the Bank.

  If such termination occurs for Good Reason prior to the second anniversary date of this Agreement, then the Bank shall pay Executive an amount equal to and no greater than 2.0 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

  If such termination occurs for Good Reason after the second anniversary date of this Agreement, then the Bank shall pay Executive an amount equal to and no greater than 1.0 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other

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    normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

  (d)
  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive's Disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than seventy-five percent (75%) of Executive's Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank, until the earliest of (i) Executive's return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his disability, or, if Bank cannot provide such benefits because Executive is no longer an employee, Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Executive shall have a Disability if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

  (e)
  In the event that Executive terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Executive's rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

  (f)
  Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

  (g)
  The term "Agreed Compensation" shall equal Executive's Annual Base Salary under the Agreement.

5.
Employment Period Compensation.

(a)
Annual Base Salary.    For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $230,000.00 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

(b)
Bonus.    For services performed by Executive under this Agreement, Bank shall pay Executive the bonuses as provided on Exhibit A. In addition, Bank may, from time to time, pay a bonus

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    or bonuses to Executive as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement.

  (c)
  Paid Time-Off.    During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan currently in effect. Executive shall be able to accumulate unused paid time-off from one (1) year to the next not to exceed forty-five (45) days in total. However, Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors of the Corporation and the Bank.

  (d)
  Employee Benefit Plans.    During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

  (e)
  Executive Life Insurance and Long Term Care.    During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of the executive life insurance plan and long term care program currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits.

  (f)
  Business Expenses.    During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank for its executive officers.

  (g)
  Executive Deferred Retirement Plan.    During the term of this Agreement, Executive may participate in ACNB's Executive Deferred Retirement Plan under the terms and conditions of the plan. In addition, the Bank shall contribute thirty-five thousand dollars ($35,000) per year to ACNB's Executive Deferred Retirement Plan on Executive's behalf.

6.
Termination of Employment Following Change in Control.

(a)
If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause within two (2) years of a Change in Control or (2) if Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

(b)
As used in this Agreement, "Change in Control" shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

              (i)  any "person" (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any "person" who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing

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    thirty (30%) percent or more of the total voting power of the Corporation's or the Bank's then outstanding securities;

             (ii)  any "person" or more than one "person" acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,

            (iii)  during any period of one (1) year during the term of Executive's employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

7.
Rights in Event of Termination Following a Change in Control.    In the event that Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Executive is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

  The Bank shall pay Executive a lump sum amount equal to and no greater than 2.99 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

  However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

8.
Rights in Event of Termination of Employment Absent Change in Control.    In the event that Executive's employment is involuntarily terminated by the Bank without Cause prior to the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive an amount equal to and no greater than 2.0 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures

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  substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

  In the event that Executive's employment is involuntarily terminated by the Bank without Cause after the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive an amount equal to and no greater than 1.0 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

9.
Covenant Not to Compete.

(a)
Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank:

              (i)  be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or the Bank is located during the Employment Period or in any county contiguous to such county (the "Non-Competition Area");

             (ii)  provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

            (iii)  directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, the Bank or their subsidiaries within six (6) months of Executive's termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries; or,

            (iv)  directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive's termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

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  (b)
  It is expressly understood and agreed that, although Executive and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

  (c)
  The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending on the second anniversary date of the effective date of termination of employment.

10.
Unauthorized Disclosure.    During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation's and the Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.
Work Made for Hire.    Any work performed by Executive under this Agreement should be considered a "Work Made for Hire" as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.
Return of Company Property and Documents.    Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment.

13.
Liability Insurance.    The Bank shall obtain liability insurance coverage for Executive under an insurance policy with similar terms as that which is currently covering officers and directors of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Executive to the fullest extent permitted by Pennsylvania law and the Bank's bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, executive or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, executive or

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  agent of another person or entity. The indemnification contemplated herein shall only be provided to Executive if there is no insurance coverage for the payment of expenses incurred by Executive, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Executive as the insured.

14.
Mitigation.    Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.
Survival.    The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13, and 22 shall survive the expiration or termination of this Agreement.

16.
Section 409A.

(a)
If when Executive's employment terminates, the Executive is a "specified employee," as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Executive's separation from service, as defined in Code Section 409A, for reasons other than Executive's death, (b) the date of Executive's death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)
Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the "short-term deferral" rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)
The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(d)
Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a "separation of service" as defined in Code Section 409A.

17.
Notices.    Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notices to the Bank.

18.
Waiver.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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19.
Assignment.    This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.
Entire Agreement.    This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank and/or the Corporation, including but not limited to the New Windsor Agreement, the SERP, and the CCPP Plan, except the Acknowledgement and Release dated November     , 2016. This Agreement contains all the covenants and agreements between the parties with respect to employment.

21.
Successors; Binding Agreement.

(a)
The Corporation or the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of the Corporation and the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Corporation and the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7 of this Agreement shall apply. As used in this Agreement, "Corporation" and "Bank" shall mean the Corporation and the Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)
This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

22.
Arbitration.    The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). The Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction or other relief.

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23.
Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.
Applicable Law.    This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation's or the Bank's regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.
Headings.    The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB BANK
	By	James P. Helt President
WITNESS:	EXECUTIVE
Tom N. Rasmussen

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EXHIBIT A

Bonus

1.
Bank shall pay Executive an Initial Sign On Bonus of $100,000 upon completion of the transaction (the Closing Date as defined in the Merger Agreement) and the systems conversion, payable within thirty (30) days of the later of the Closing Date as defined in the Merger Agreement or the systems conversion date, minus applicable taxes and standard deductions.

2.
Bank shall pay Executive a bonus of $50,000 on the second anniversary date of the Closing Date of the Merger provided he is employed by the Bank on such date.

3.
Bank shall pay Executive an annual bonus as follows:

a.
$30,000.00 per year, minus applicable taxes and standard deductions, for the first three years of this Agreement if

a)
NWS Bank's organic (non-M&A) loan growth increases by more than 5% per year, subject to Bank's loan and approval policies, pricing and underwriting standards; and

b)
Executive is employed on the date such bonus is paid.

4.
After the third anniversary date of this Agreement, Executive shall be eligible to participate in Senior Executive Management Bonus Performance Plan, subject to the terms and conditions of such plan.

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SCHEDULE I

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Exhibit E

CHANGE OF CONTROL AGREEMENT

        THIS AGREEMENT is made as of the      day of November, 2016, between ACNB BANK ("ACNB Bank") a state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325 and                ("Executive"), an individual (collectively the "Parties" and, individually, sometimes a "Party").

W I T N E S S E T H:

        WHEREAS, ACNB Bank is a subsidiary of ACNB Corporation ("ACNB");

        WHEREAS, ACNB, ACNB Bank, ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary"), New Windsor Bancorp, Inc. ("NW Bancorp), and New Windsor State ACNB Bank ("NWS Bank") are entering into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and NWS Bank will merge with and into ACNB Bank with ACNB Bank surviving ("Merger");

        WHEREAS, Executive is currently the                of NWS Bank;

        WHEREAS, Executive desires to serve ACNB Bank as                after the Merger;

        WHEREAS, this Agreement will become operative only upon a Change of Control (as defined herein); and

        WHEREAS, the purpose of this Agreement is to define certain severance benefits that will be paid by ACNB in the event of a Change of Control (as defined herein), but is not intended to affect, nor does it affect, the terms of the Executive's employment at will, in the absence of a Change of Control (as defined herein) of ACNB.

        NOW THEREFORE, in consideration of the Executive's service to ACNB Bank and entering into a Non-Competition and Non-Solicitation Agreement dated November     , 2016 and of the mutual covenants, undertakings and agreements set forth herein and intending to be legally bound hereby, the Parties agree as follows:

        1.    TERM.     The term of the Agreement shall be effective as of the Closing Date, as defined in the Merger Agreement, and shall continue until the earlier of (a) the second anniversary date of the Closing Date as defined in the Merger Agreement or (b) until either Executive or ACNB Bank gives the other written notice of termination of employment, with or without cause; provided, however, that during the period of time between the execution of an agreement to effect a Change of Control (as defined herein) and the actual Date of Change of Control (as defined herein), termination of the Executive's employment shall only be for Cause (as defined herein).

        2.    DEFINITION OF CAUSE.     The term "Cause" shall be defined, for purposes of this Agreement, as the occurrence of one or more of the following:

            (i)  Executive's failure to perform the duties assigned to him or her, other than a failure resulting from Executive's incapacity because of physical or mental illness;

           (ii)  Executive's failure to follow the good faith lawful instructions of the President of ACNB Bank or his designee with respect to its operations;

          (iii)  Executive's engagement in misconduct which is materially injurious to ACNB or ACNB Bank;

          (iv)  Executive's intentional violation of the provisions of this Agreement;

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           (v)  Executive's violation of any banking law or regulation, or any final cease and desist order issued by a bank regulatory authority;

          (vi)  Executive's charge with, conviction of, or entering into a plea of nolo contender to a felony, a crime of falsehood, or to a crime involving moral turpitude;

         (vii)  Executive's (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency or (2) communication from an appropriate banking agency having jurisdiction over ACNB Bank (a) instructing ACNB Bank to terminate Executive's employment, (b) objecting to or disapproving Executive's employment by ACNB Bank, or (c) indicating that Executive is no longer an acceptable selection to serve in the capacity of the                of ACNB Bank;

        (viii)  Executive's commission of any act of moral turpitude or other illicit or illegal conduct which brings public discredit or results in financial loss to ACNB or ACNB Bank;

          (ix)  Executive's dishonesty or gross negligence in the performance of his or her duties;

           (x)  Executive's breach of fiduciary duty involving personal profit;

          (xi)  unlawful harassment by the Executive against employees, customers, business associates, contractors, or vendors of ACNB or ACNB Bank which results or may be reasonably expected to result in material liability to ACNB or ACNB Bank;

         (xii)  theft or abuse by Executive of ACNB's or ACNB Bank's property or the property of ACNB's or ACNB Bank's customers, employees, contractors, vendors, or business associates;

        (xiii)  Executive's commission of any act of fraud, misappropriation, or personal dishonesty;

        (xiv)  insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of ACNB Bank; or

         (xv)  the existence of any material conflict between the interests of ACNB or ACNB Bank and the Executive that is not disclosed in writing by the Executive to ACNB and ACNB Bank and approved in writing by the Boards of Directors of ACNB and ACNB Bank.

        3.    DEFINITION OF CHANGE OF CONTROL.     As used in this Agreement, "Change in Control" shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder

  (a)
  any "person" (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than ACNB or ACNB Bank or any "person" who on the date hereof is a director or officer of ACNB or ACNB Bank, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of ACNB or ACNB Bank representing thirty (30%) percent or more of the total voting power of ACNB's or ACNB Bank's then outstanding securities;

  (b)
  any "person" or more than one "person" acting as a group acquires ownership of stock of ACNB or ACNB Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of ACNB or ACNB Bank; or,

  (c)
  during any period of one (1) year during the term of Executive's employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of ACNB or ACNB Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such

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    period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

        4.    DEFINITION OF DATE OF CHANGE OF CONTROL.     For purposes of this Agreement, the "Date of Change of Control" shall mean:

          (a)   the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire beneficial ownership of thirty percent (30%) or more of the voting securities of ACNB or ACNB Bank;

          (b)   the first date on which any person acquires more than fifty percent (50%) of the total fair market value or total voting power of the stock of ACNB or ACNB Bank; or

          (c)   the date on which individuals who formerly constituted a majority of the Board of Directors of ACNB Bank or ACNB ceased to be a majority within a one year period under Section 3(c) hereof.

        5.    PAYMENTS UPON TERMINATION.     In the event that a Change in Control as defined in Section 3 of this Agreement has occurred and Executive is terminated without Cause as defined in Section 2 of this Agreement, Executive shall be entitled to receive the compensation set forth below:

        ACNB Bank shall pay Executive an amount equal to and no greater than            times the Executive's Agreed Compensation as defined in subsection Paragraph 6, minus applicable taxes and withholdings, which shall be payable in                (      ) equal monthly installments beginning within thirty (30) days of Executive's termination. In the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his or her termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of ACNB Bank's independent auditors, Executive shall remit to ACNB Bank the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then ACNB Bank shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

        Notwithstanding any other provision, in the event that Executive is determined to be a key employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six months from the date of separation of service as that term is defined in Section 409A of the Code.

        6.    DEFINITION OF "EXECUTIVE'S AGREED COMPENSATION".     For purposes of this Agreement, "Executive's Agreed Compensation" shall be defined as the Executive's fixed, gross, base annual salary then in effect as determined by the Board from time to time and shall not include any benefits, bonuses, incentives or other compensation.

        7.    UNAUTHORIZED DISCLOSURE.     During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Boards of Directors of ACNB and ACNB Bank or a person authorized thereby, knowingly disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his or her duties as an Executive of ACNB and ACNB Bank, any material confidential information obtained by him or her while in the employ of ACNB and ACNB Bank with respect to any of ACNB's and ACNB Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to ACNB or ACNB Bank; provided, however, that confidential information

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shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by ACNB's and ACNB Bank or any information that must be disclosed as required by law.

        8.    RETURN OF COMPANY PROPERTY AND DOCUMENTS.     The Executive agrees that, at the time of termination of his or her employment, regardless of the reason for termination, he or she will deliver to ACNB, ACNB Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

        9.    NOTICES.     Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal Executive offices of ACNB and ACNB Bank, in the case of notices to ACNB and ACNB Bank.

        10.    WAIVER.     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an Executive officer specifically designated by the Boards of Directors of ACNB and ACNB Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        11.    ASSIGNMENT.     This Agreement shall not be assignable by any party, except by ACNB and ACNB Bank to any successor in interest to their respective businesses.

        12.    ENTIRE AGREEMENT.     This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by ACNB Bank and/or ACNB and this Agreement contains all the covenants and agreements between the parties with respect to employment, except for the Acknowledgment and Release by and among NW Bancorp, NWS Bank, ACNB, ACNB Bank, and                 dated November     , 2016.

        13.    NO EMPLOYMENT CONTRACT.     This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure Executive of continued employment by ACNB or ACNB Bank. Rather, ACNB Bank's obligations to Executive hereunder shall arise only if Executive continues to be employed by ACNB Bank in his or her present or in a higher capacity and, then, only in the event the conditions described herein for payment to Executive have been met.

        14.    SUCCESSORS; BINDING AGREEMENT.

  (a)
  ACNB and ACNB Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of ACNB and ACNB Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ACNB and ACNB Bank would be required to perform it if no such succession had taken place. Failure by ACNB and ACNB Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 5 of this Agreement shall apply. As used in this Agreement, "ACNB" and "ACNB Bank" shall mean ACNB and ACNB Bank, as defined previously and any successor to their respective businesses and/or assets as

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    aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

  (b)
  This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die following termination of Executive's employment without Cause after a change in control, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

        15.    VALIDITY.     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        16.    APPLICABLE LAW.     This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. This Agreement shall also be interpreted as is minimally required to qualify any payment hereunder as not triggering any penalty on the Executive, ACNB or ACNB Bank pursuant to Code Section 409A and the regulations promulgated thereunder.

        17.    HEADINGS.     The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB CORPORATION
	By	Thomas A. Ritter President & CEO
ACNB BANK
	By	James P. Helt President
WITNESS:	EXECUTIVE

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Exhibit F

NONCOMPETITION AND NONSOLICITATION AGREEMENT

        THIS AGREEMENT is made as of the                day of November, 2016, between ACNB BANK, a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and                 ("Executive"), an individual residing in Maryland.

WITNESSETH:

        WHEREAS, ACNB Bank is a subsidiary of ACNB Corporation ("Corporation");

        WHEREAS, Corporation, ACNB Bank, ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary"), New Windsor Bancorp, Inc. ("NW Bancorp), and New Windsor State Bank ("NWS Bank") are entering into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which NW Bancorp will merge with and into the Acquisition Subsidiary, with Acquisition Subsidiary surviving and NWS Bank will merge with and into ACNB Bank with ACNB Bank surviving ("Merger");

        WHEREAS, upon consummation of the Merger, Executive is to be employed in the position of                by ACNB Bank; and

        WHEREAS, ACNB Bank and Executive desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive and ACNB Bank agree as follows:

        1.    Consideration.    In addition to other consideration provided to Executive for entering into this Agreement, ACNB Bank agrees to employ Executive in the position of                at a base salary of $            , less applicable withholdings and deductions as required by law.

        2.    Covenant Not to Compete.

  (a)
  Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and ACNB Bank and accordingly agrees that, during and for the applicable period set forth in Section 2(c) hereof, Executive shall not, except as otherwise permitted in writing by ACNB Bank:

              (i)  be engaged, directly or indirectly, either for Executive's own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry,

            or

    (2) any other activity in which the Corporation or ACNB Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or ACNB Bank is located during the Employment Period or in any county contiguous to such county (the "Non-Competition Area");

             (ii)  provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or

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    (2) any other activity in which the Corporation or ACNB Bank or any of their subsidiaries are engaged during the Executive's employment, in the Non-Competition Area;

            (iii)  directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, ACNB Bank or their subsidiaries within six (6) months of Executive's termination of employment, to become a customer or referral source of a person or entity other than the Corporation, ACNB Bank or their subsidiaries; or,

            (iv)  directly or indirectly solicit employees of the Corporation, ACNB Bank or their subsidiaries who were employed within two (2) years of Executive's termination of employment to work for anyone other than the Corporation, ACNB Bank or their subsidiaries.

  (b)
  It is expressly understood and agreed that, although Executive and the Corporation and ACNB Bank consider the restrictions contained in Section 2(a) hereof reasonable for the purpose of preserving for the Corporation and ACNB Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 2(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 2(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

  (c)
  The provisions of this Section 2 shall be applicable, commencing on the date of this Agreement and ending on the second anniversary date of the effective date of this Agreement.

        3.    Unauthorized Disclosure.    During the term of Executive's employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of ACNB Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or ACNB Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive's duties as an Executive of ACNB Bank, any material confidential information obtained by Executive while in the employ of ACNB Bank with respect to any of the Corporation's and ACNB Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or ACNB Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and ACNB Bank or any information that must be disclosed as required by law.

        4.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB BANK
	By	James P. Helt President
WITNESS:	EXECUTIVE

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Exhibit G

FORM OF
BANK PLAN OF MERGER

between

ACNB BANK

and

NEW WINDSOR STATE BANK

        This Bank Plan of Merger (the "Bank Plan of Merger") is made as of this              day of November, 2016, between ACNB Bank, a Pennsylvania state-chartered banking institution having its principal banking office at 16 Lincoln Square, Gettysburg, Pennsylvania ("ACNB Bank") and New Windsor State Bank, a Maryland state-chartered banking institution having its principal banking office at 213 Main Street, New Windsor, Maryland ("NWS Bank") (the two parties sometimes collectively referred to as the "Constituent Banks").

        WHEREAS, NWS Bank is a wholly-owned subsidiary of New Windsor Bancorp, Inc., a Maryland corporation ("NW Bancorp") and ACNB Bank is a wholly-owned subsidiary of ACNB Corporation, a Pennsylvania corporation ("ACNB"); and

        WHEREAS, ACNB, ACNB Bank, ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary"), NW Bancorp, and NWS Bank have entered into an Agreement and Plan of Reorganization, dated as of November 21, 2016 (the "Agreement"), providing for, among other things, the execution of this Bank Plan of Merger and the merger of NWS Bank with and into ACNB Bank in accordance with the terms and conditions hereinafter set forth (the "Bank Merger") immediately following the merger of NW Bancorp into Acquisition Subsidiary pursuant to the Agreement.

        NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1. GENERAL.

        1.1    The Merger.    At the Effective Time, as hereinafter defined, NWS Bank shall be merged with and into ACNB Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code") and the Maryland Financial Institutions Code (the "MFIC"); the separate existence of NWS Bank shall cease; and ACNB Bank shall be the surviving bank (the "Surviving Bank"), in accordance with this Bank Plan of Merger. The "Effective Time" shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed with the Pennsylvania Department of State and the Maryland Department of Assessments and Taxation, or at such time as may be specified in such articles of merger. In no event, however, will the Bank Merger be effective until all of the following events, each of which is a condition to the Bank Merger, have taken place: (a) the merger of NW Bancorp into Acquisition Subsidiary shall have been consummated; (b) the sole shareholders of ACNB Bank and NWS Bank shall have adopted this Bank Plan of Merger; (c) the Bank Merger shall have been approved by the Pennsylvania Department of Banking and Securities, the MFIC and the Federal Deposit Insurance Corporation; and (d) the applicable waiting period under the Bank Merger Act shall have expired.

        1.2.    Name.    The name of the Surviving Bank shall be "ACNB Bank" and the location of its principal office shall be 16 Lincoln Square, Gettysburg, Pennsylvania.

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        1.3    Articles of Incorporation.    At the Effective Time, the articles of incorporation of ACNB Bank, as amended, shall remain in full force and effect as the articles of incorporation of the Surviving Bank, until amended in accordance with Law.

        1.4    Bylaws.    At the Effective Time, the bylaws of ACNB Bank, as amended, shall remain in full force and effect as the bylaws of the Surviving Bank, until amended in accordance with Law.

        1.5    Effect of Bank Merger.    At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code and the Maryland Financial Institutions Code. Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

        1.6    Continuation in Business.    The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank, with fiduciary and trust powers, organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of NWS Bank's and ACNB Bank's present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.

        1.7    Directors.    At the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be Sixteen (16) and shall be named in the Articles of Merger.

        1.8    Officers.    The officers of the Surviving Bank shall be:

President:	James P. Helt
Secretary:	Lynda L. Glass
Treasurer:	David W. Cathell

and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

        1.9    Employees.    At the Effective Time, all persons who are employees of the Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

SECTION 2. CONVERSION OF SHARES.

        The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

        2.1    Stock of ACNB Bank.    The authorized capital stock of ACNB Bank, as the successor institution, shall be 553,153 shares of common stock, $9.00 par value. ACNB Bank, as the successor institution, shall not be authorized to issue any class of preferred stock, and shall not issue any shares of preferred stock in connection with the Bank Merger. The shares of common stock of ACNB Bank, $9.00 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of ACNB Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.

        2.2    Stock of NWS Bank.    Each share of common stock, par value $10.00 per share, of NWS Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by

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virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

SECTION 3. MISCELLANEOUS.

        3.1    Conditions.    The obligations of NWS Bank and ACNB Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.

        3.2    Termination and Amendment.    This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

        3.3    Notices.    Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

        3.4    Captions.    The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

        3.5    Counterparts.    This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

        3.6    Severability.    If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        3.7    Governing Law.    This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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        IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:	ACNB BANK
	BY:	James P. Helt President
ATTEST:	NEW WINDSOR STATE BANK
	BY:	Tom N. Rasmussen, President and Chief Executive Officer

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Exhibit H

November    , 2016
ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325

        Re: Affiliate Agreement

Ladies and Gentlemen:

        Pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of November     , 2016 by and among ACNB Corporation ("ACNB"), ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary"), ACNB Bank, New Windsor Bancorp, Inc. ("NW Bancorp"), and New Windsor State Bank ("NW Bank") whereby NW Bancorp will merge with and into the Acquisition Subsidiary (the "Merger"), and all of the outstanding common stock of NW Bancorp (the "NW Bancorp Common Stock") will be converted into the right to receive cash and/or common stock of ACNB (the "ACNB Common Stock"), it is anticipated that I will be appointed or elected to the boards of directors of ACNB and ACNB Bank.

        I have been advised that, as a director of ACNB and ACNB Bank, I may be deemed an "affiliate" of ACNB, as that term is used for purposes of Rule 144 promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

        I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of ACNB Common Stock I own or will receive in connection with the Merger or otherwise except in compliance with the applicable provisions of SEC Rule 144.

        I hereby consent to the placement of a stop transfer order with ACNB's stock transfer agent and registrar and the endorsement on the certificates, if any, representing any shares of ACNB Common Stock owned by me, of a restrictive legend that will read, substantially, as follows:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THESE SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF A LETTER AGREEMENT FROM THE UNDERSIGNED TO ACNB CORPORATION AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 144."

        ACNB's stock transfer agent and registrar shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of ACNB Common Stock owned by me, unless the proposed transfer is effected in compliance with the terms of this letter agreement.

        I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed, and the related stop transfer restrictions will be lifted forthwith, if:

  (i)
  any shares of the ACNB Common Stock are sold within the limits, and in accordance with the applicable provisions, of SEC Rule 144 under the Securities Act or upon expiration of all restrictions set forth in SEC Rule 144 applicable to me; or

  (ii)
  ACNB shall have received a "no action" letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to ACNB, to the effect that the restrictions imposed by SEC Rule 144 are no longer applicable to me.

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        For so long as and to the extent necessary to permit the undersigned to sell the ACNB Common Stock that I own pursuant to SEC Rule 144, ACNB shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144(c) under the Securities Act.

Very truly yours,
Witness:	[Name]

A-H-2

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 24, 2017 (this "Amendment"), amends, supplements and modifies that certain Agreement and Plan of Reorganization, dated as of November 21, 2016 (the "Agreement"), and is made by and among ACNB CORPORATION ("ACNB"), ACNB SOUTH ACQUISITION SUBSIDIARY, LLC ("Acquisition Subsidiary"), ACNB BANK ("ACNB Bank"), NEW WINDSOR BANCORP, INC. ("NW Bancorp"), and NEW WINDSOR STATE BANK ("NWS Bank") (each a "Party", all parties are collectively referred to as the "Parties").

BACKGROUND

        A.    All capitalized terms used in this Amendment that are not otherwise defined shall have the same respective meanings as assigned to those terms in the Agreement.

        B.    The Parties are party to the Agreement, pursuant to which NW Bancorp will merge with and into Acquisition Subsidiary upon the terms and conditions of the Agreement.

        C.    The boards of directors of the Parties, have each duly, as required by law and the Agreement, approved and adopted the execution and delivery of this Amendment.

        NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties intending to be legally bound hereby, do agree as follows:

        1.    Amendment to Section 5.18.     Section 5.18 of the Agreement is hereby amended and modified to read in full and its entirety:

          Section 5.18    Former NWS Bank Branches.    After the Effective Time, and for at least two (2) years thereafter, ACNB will operate the former NWS Bank branches as "NWSB Bank, a division of ACNB Bank" unless the Board of Directors of ACNB shall determine otherwise upon approval of at least 80% of the Board of Directors of ACNB in connection with an acquisition of a Maryland bank, or the acquisition of ACNB.

        2.    Reaffirmation of Agreement as Amended.     The Agreement remains in full force and effect as amended, modified, and supplemented by this Amendment. This Amendment shall be an amendment and modification as contemplated in Section 8.03 of the Agreement.

        3.    Captions.     The captions contained in this Amendment are for reference purposes only and are not part of this Amendment.

        4.    Counterparts.     This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Amendment.

        5.    Severability.     If any provision of this Amendment or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provisions to other persons or circumstances shall not be affected thereby, so long

A-I-1

as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

        6.    Governing Law.     This Amendment shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

        7.    Entire Agreement; Amendments.     The Agreement and this Amendment (together with the Exhibits, Annexes and Schedules referenced herein) together embody the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof. The Agreement and this Amendment and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the Parties or their duly authorized agents.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:		ACNB CORPORATION
/s/ LYNDA L. GLASS	BY:	/s/ THOMAS A. RITTER Thomas A. Ritter, President and Chief Executive Officer
ATTEST:		ACNB SOUTH ACQUISITION SUBSIDIARY, LLC
/s/ LYNDA L. GLASS	BY:	/s/ THOMAS A. RITTER Thomas A. Ritter ACNB Corporation, Member
ATTEST:		ACNB BANK
/s/ LYNDA L. GLASS	BY:	/s/ JAMES P. HELT James P. Helt President
ATTEST:		NEW WINDSOR BANCORP, INC.
/s/ DEBRA L. SHAUGHNEY	BY:	/s/ TOM N. RASMUSSEN Tom N. Rasmussen, President and Chief Executive Officer
ATTEST:		NEW WINDSOR STATE BANK
/s/ DEBRA L. SHAUGHNEY	BY:	/s/ TOM N. RASMUSSEN Tom N. Rasmussen, President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Reorganization

A-I-3

Annex B

[Letterhead of Sandler O'Neill & Partners, L.P.]

November 21, 2016

Board of Directors
New Windsor Bancorp, Inc.
222 E. Baltimore Street
Taneytown, MD 21787

Ladies and Gentlemen:

        New Windsor Bancorp, Inc. (the "Company"), New Windsor State Bank, a wholly-owned subsidiary of the Company, ACNB Corporation ("ACNB"), ACNB Bank, a wholly-owned subsidiary of ACNB, and ACNB South Acquisition Subsidiary, LLC ("Acquisition Sub"), a newly-formed, wholly-owned subsidiary of ACNB, are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which the Company will merge with and into Acquisition Sub, with Acquisition Sub being the surviving entity (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof (subject to adjustment as described below), either: (i) 1.10 shares (the "Per Share Stock Consideration") of common stock, par value $2.50 per share, of ACNB ("ACNB Common Stock") or (ii) $30.00 in cash (the "Per Share Cash Consideration"); provided that the Agreement provides, generally, that shareholder elections will be adjusted as necessary to result in an overall ratio of 85% of Company Common Stock being converted into the right to receive the Per Share Stock Consideration and 15% of Company Common Stock being converted into the right to receive the Per Share Cash Consideration. The Per Share Stock Consideration and the Per Share Cash Consideration are collectively referred to herein as the "Merger Consideration." Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement, dated as November 21, 2016; (ii) certain financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of ACNB that we deemed relevant; (iv) certain internal financial projections for the Company as provided by the senior management of the Company; (v) certain internal financial projections for ACNB as provided by the senior management of ACNB; (vi) the pro forma financial impact of the Merger on ACNB based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ACNB; (vii) the publicly reported historical price and trading activity for Company Common Stock and ACNB Common Stock, including a comparison of certain stock market information for Company Common Stock and ACNB Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for the Company and ACNB with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and

(xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of ACNB regarding the business, financial condition, results of operations and prospects of ACNB.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or ACNB or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of the Company and ACNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or ACNB or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or ACNB. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or ACNB, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or ACNB. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and ACNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for the Company as provided by the senior management of the Company, as well as certain internal financial projections for ACNB as provided by the senior management of ACNB. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ACNB. With respect to the foregoing information, the respective senior managements of the Company and ACNB confirmed to us that such information reflected the best currently available estimates and judgments of those respective senior managements as to the future financial performance of the Company and ACNB, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or ACNB since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and ACNB will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, ACNB or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or ACNB Common Stock at any time or what the value of ACNB Common Stock will be once it is actually received by the holders of Company Common Stock.

        We have acted as the Company's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction with the Company from other parties. We have not provided any investment banking services to the Company or ACNB in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and its affiliates. We may also actively trade the equity and debt securities of ACNB and its affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger or what election to make regarding the Per Share Stock Consideration, the Per Share Cash Consideration or any combination thereof. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the allocation of the Merger Consideration between cash and ACNB Common Stock or the relative fairness of the Per Share Stock Consideration and the Per Share Cash Consideration. Our opinion does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or ACNB, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

Annex C

APPRAISAL RIGHTS

§ 3-201. Definitions.

        (a)   In general.—In this subtitle the following words have the meanings indicated.

        (b)   Affiliate.—"Affiliate" has the meaning stated in § 3-601 of this title.

        (c)   Associate.—"Associate" has the meaning stated in § 3-601 of this title.

        (d)   Beneficial owner.—"Beneficial owner", when used with respect to any voting stock, means a person that:

          (1)   Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

          (2)   Individually or with any of its affiliates or associates, has:

              (i)  The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

             (ii)  Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

          (3)   Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

        (e)   Executive officer.—"Executive officer" means a corporation's president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

        (f)    Successor.—

          (1)   "Successor", except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

          (2)   "Successor", when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

        (g)   Voting stock.—"Voting stock" has the meaning stated in § 3-601 of this title.

§ 3-202. Right to fair value of stock

        (a)   General rule.—Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

          (1)   The corporation consolidates or merges with another corporation;

          (2)   The stockholder's stock is to be acquired in a share exchange;

          (3)   The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

          (4)   The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

          (5)   The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

          (6)   The corporation is converted in accordance with § 3-901 of this title.

        (b)   Basis of fair value.—

          (1)   Fair value is determined as of the close of business:

              (i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

             (ii)  With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

          (2)   Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

          (3)   In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

        (c)   When right to fair value does not apply.—Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

          (1)   Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

              (i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

             (ii)  With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

          (2)   The stock is that of the successor in a merger, unless:

              (i)  The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

             (ii)  The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

          (3)   The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

          (4)   The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

          (5)   The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

        (d)   Merger, consolidation, or share exchange.—With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder's stock if:

          (1)   In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

              (i)  Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

             (ii)  Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

            (iii)  Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

          (2)   The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

              (i)  The day the stockholders voted on the transaction objected to; or

             (ii)  With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

          (3)   Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

        (e)   Beneficial owners.—If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Procedure by stockholder

        (a)   Specific duties.—A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

          (1)   Shall file with the corporation a written objection to the proposed transaction:

              (i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

             (ii)  With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

          (2)   May not vote in favor of the transaction; and

          (3)   Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

        (b)   Failure to comply with section.—A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

        A stockholder who demands payment for his stock under this subtitle:

          (1)   Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

          (2)   Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

        A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

        (a)   When rights restored.—The rights of a stockholder who demands payment are restored in full, if:

          (1)   The demand for payment is withdrawn;

          (2)   A petition for an appraisal is not filed within the time required by this subtitle;

          (3)   A court determines that the stockholder is not entitled to relief; or

          (4)   The transaction objected to is abandoned or rescinded.

        (b)   Effect of restoration.—The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholders

        (a)   Duty of successor.—

          (1)   The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

          (2)   The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

              (i)  A balance sheet as of a date not more than six months before the date of the offer;

             (ii)  A profit and loss statement for the 12 months ending on the date of the balance sheet; and

            (iii)  Any other information the successor considers pertinent.

        (b)   Manner of sending notice.—The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

        (a)   Petition for appraisal.—Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

        (b)   Consolidation of suits; joinder of objectors.—

          (1)   If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

          (2)   Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate

        (a)   Submission of certificate.—At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

        (b)   Transfer of stock bearing notation.—If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value

        (a)   Court to appoint appraisers.—If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock n terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

        (b)   Report of appraisers—Filing.—Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

        (c)   Report of appraisers—Contents.—The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

        (d)   Report of appraisers—Service; objection.—

          (1)   On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

          (2)   Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers' report

        (a)   Order of court.—The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

          (1)   Confirms, modifies, or rejects it; and

          (2)   If appropriate, sets the time for payment to the stockholder.

        (b)   Procedure after order.—

          (1)   If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

          (2)   If the appraisers' report is rejected, the court may:

              (i)  Determine the fair value of the stock and enter judgment for the stockholder; or

             (ii)  Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

        (c)   Judgment includes interest.—

          (1)   Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

          (2)   The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

              (i)  The price which the successor offered for the stock;

             (ii)  The financial statements and other information furnished to the stockholder; and

            (iii)  Any other circumstances it considers relevant.

        (d)   Costs of proceedings.—

          (1)   The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

              (i)  The price which the successor offered for the stock;

             (ii)  The financial statements and other information furnished to the stockholder; and

            (iii)  Any other circumstances it considers relevant.

          (2)   Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

              (i)  The successor did not make an offer for the stock under § 3-207 of this subtitle; or

             (ii)  The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

        (e)   Effect of judgment.—The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock

        The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

          (1)   The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

          (2)   Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock

        (a)   General rule.—A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

        (b)   Successor in transfer of assets.—After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

        (c)   Successor in consolidation, merger, or share exchange.—Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the Corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the Corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such actions or proceedings against expenses reasonably incurred.

        The Bylaws of the Corporation provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of the Corporation. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Corporation and its subsidiaries.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No	Description of Exhibits
2.1	Agreement and Plan of Reorganization by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, New Windsor Bancorp, Inc., and New Windsor State Bank dated as of November 21, 2016 (included as Annex A to the proxy statement/prospectus). Schedules are omitted; ACNB Corporation and New Windsor Bancorp, Inc. agree to furnish copies of Schedules to the Securities and Exchange Commission upon request.
3.1	Articles of Incorporation of ACNB Corporation, as amended. (Incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on June 2, 2009.)
3.2	Bylaws of ACNB Corporation, as amended. (Incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K, filed with the Commission on February 4, 2013.)
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent).*
8.1	Tax Matters Opinion of Bybel Rutledge LLP (including consent).
8.2	Tax Matters Opinion of Miles & Stockbridge P.C. (including consent)
10.1
ACNB Corporation, ACNB Acquisition Subsidiary LLC, and Russell Insurance Group, Inc. Stock Purchase Agreement. (Incorporated by reference to Exhibit 10.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 15, 2005.)

Exhibit No	Description of Exhibits
10.2	Salary Continuation Agreement—Applicable to Ronald L. Hankey. (Incorporated by reference to Exhibit 10.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 13, 2009.)
10.3
Amended and Restated Executive Supplemental Life Insurance Plan—Applicable to Thomas A. Ritter, David W. Cathell, Lynda L. Glass and James P. Helt. (Incorporated by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 6, 2015.)
10.4
Amended and Restated Director Supplemental Life Insurance Plan—Applicable to Richard L. Alloway II, Frank Elsner III, Scott L. Kelley, James J. Lott, Robert W. Miller, Donna M. Newell, J. Emmett Patterson, Daniel W. Potts, Marian B. Schultz, David L. Sites, Alan J. Stock and James E. Williams. (Incorporated by reference to Exhibit 10.4 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 6, 2015.)
10.5
Amended and Restated Director Deferred Fee Plan—Applicable to Richard L. Alloway II, Frank Elsner III, Scott L. Kelley, James J. Lott, Robert W. Miller, Donna M. Newell, J. Emmett Patterson, Marian B. Schultz, David L. Sites, Alan J. Stock and James E. Williams. (Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on January 6, 2012.)
10.6
ACNB Bank Salary Savings Plan. (Incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 12, 2010.)
10.7
Group Pension Plan for Employees of ACNB Bank. (Incorporated by reference to Exhibit 10.7 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 4, 2012.)
10.8
Complete Settlement Agreement and General Release made among ACNB Corporation, Adams County National Bank and John W. Krichten effective June 13, 2006. (Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on June 15, 2006.)
10.9
Employment Agreement between ACNB Corporation, Adams County National Bank and Thomas A. Ritter dated as of December 31, 2008. (Incorporated by reference to Exhibit 10.9 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 13, 2009.)
10.10
Employment Agreement between ACNB Corporation, Adams County National Bank and Lynda L. Glass dated as of December 31, 2008. (Incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 13, 2009.)
10.11
Employment Agreement between ACNB Corporation, Russell Insurance Group, Inc. and Frank C. Russell, Jr. dated as of January 13, 2011. (Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on January 19, 2011.)
10.12
Employment Agreement between ACNB Corporation, Adams County National Bank and David W. Cathell dated as of April 17, 2009. (Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 23, 2009.)

Exhibit No	Description of Exhibits
10.13	2009 Restricted Stock Plan. (Incorporated by reference to Appendix C of the Registrant's Proxy Statement on Schedule 14A, filed with the Commission on March 25, 2009.)
10.14
Salary Continuation Agreement by and between ACNB Bank and Thomas A. Ritter dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.15
Salary Continuation Agreement by and between ACNB Bank and Lynda L. Glass dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.16
Salary Continuation Agreement by and between ACNB Bank and David W. Cathell dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.17
Amended and Restated 2001 Salary Continuation Agreement by and between ACNB Bank and Thomas A. Ritter dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.4 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.18
Amended and Restated 1996 Salary Continuation Agreement by and between ACNB Bank and Lynda L. Glass dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.5 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.19
Employment Agreement between Adams County National Bank and James P. Helt dated as of April 15, 2009. (Incorporated by reference to Exhibit 10.19 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 7, 2014.)
10.20
Salary Continuation Agreement by and between ACNB Bank and James P. Helt dated as of March 28, 2012. (Incorporated by reference to Exhibit 10.20 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 7, 2014.)
10.21
ACNB Bank Variable Compensation Plan effective January 1, 2014 and amended July 1, 2016. (Incorporated by reference to Exhibit 10.21 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Commission on July 29, 2016.)
10.22
Form of ACNB Bank Variable Compensation Plan Restricted Stock Agreement. (Incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K, filed with the Commission on June 25, 2015.)
10.23
Form of ACNB Bank Variable Compensation Plan Restricted Stock Agreement. (Incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K, filed with the Commission on June 21, 2016.)
10.24
First Amendment to Employment Agreement by and between ACNB Corporation, ACNB Bank and James P. Helt dated as of December 27, 2016. (Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on December 28, 2016.)

Exhibit No	Description of Exhibits
10.25	First Amendment to the Amended and Restated Employment Agreement by and between ACNB Corporation, ACNB Bank and Lynda L. Glass dated as of December 27, 2016. (Incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K, filed with the Commission on December 28, 2016.)
10.26
First Amendment to Employment Agreement by and between ACNB Corporation, ACNB Bank and David W. Cathell dated as of December 27, 2016. (Incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K, filed with the Commission on December 28, 2016.)
23.1	Consent of BDO USA, LLP
23.2	Consent of Stegman & Company
23.3	Consent of Bybel Rutledge LLP (contained in Exhibits 5.1 and 8.1)
23.4	Consent of Miles & Stockbridge P.C. (contained in Exhibit 8.2)
24.1	Power of Attorney*
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	Form of Proxy for Special Meeting of Stockholders of New Windsor Bancorp, Inc.*
99.3	Consent of Todd L. Herring*
99.4	Consent of D. Arthur Seibel, Jr.*

*
Previously filed.
(b)
Financial Statement Schedules

        Not applicable.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)(1)  The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the borough of Gettysburg, Pennsylvania on March 6, 2017.

ACNB CORPORATION
By:	/s/ THOMAS A. RITTER Thomas A. Ritter President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

* Frank Elsner, III	Chairman and Director	March 6, 2017
* Alan J. Stock	Vice Chairman and Director	March 6, 2017
/s/ THOMAS A. RITTER Thomas A. Ritter	President and Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2017
/s/ DAVID W. CATHELL David W. Cathell	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	March 6, 2017
* Richard L. Alloway II	Director	March 6, 2017
* Scott L. Kelley	Director	March 6, 2017
* James J. Lott	Director	March 6, 2017

Name		Capacity	Date

* Robert W. Miller		Director	March 6, 2017
* Donna M. Newell		Director	March 6, 2017
* J. Emmett Patterson		Director	March 6, 2017
* Daniel W. Potts		Director	March 6, 2017
* Marian B. Schultz		Director	March 6, 2017
* David L. Sites		Director	March 6, 2017
* James E. Williams		Director	March 6, 2017
*By:	/s/ THOMAS A. RITTER Thomas A. Ritter Attorney-in-Fact